               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     Quizno's Corporation
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [Logo]


                                                                November 5, 2001


Dear Shareholder:


    You are cordially invited to attend a special meeting of shareholders of The Quizno's Corporation to be held at 10:00 a.m. local time, on November 30, 2001, at 10:00 a.m. (Denver time), at the Oxford Hotel, 1600 17th Street, Denver Colorado, 80202.


    As described in the enclosed proxy statement, at the special meeting, you will be asked to approve a merger of Firenze Corp. with and into us. In the merger, shares of our common stock issued and outstanding immediately prior to the merger, excluding shares beneficially owned by (1) Richard E. Schaden, chairman of our board of directors and our president and chief executive officer, (2) Richard F. Schaden, a member of our board of directors and our vice president and secretary, (3) affiliates and family members of the Schadens, and
(4) shareholders validly exercising their appraisal rights, will be converted into the right to receive $8.50 per share, in cash, without interest.

    The merger has been approved by our board of directors, upon receiving the recommendation of a special committee of independent members of the board. The special committee and the board concluded that the proposed merger is fair and in the best interests of our public shareholders, and therefore, the board recommends that you vote in favor of the merger and adopt the merger agreement.

    Details of the merger and other important information are described in the accompanying notice of special meeting and proxy statement. You are urged to read these important documents carefully before casting your vote.

    Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and promptly return the enclosed proxy card. The merger cannot be completed unless our shareholders approve the merger agreement.

    We thank you for your prompt attention to this matter and appreciate your support.

                                          Very truly yours,

                                          /s/ Richard E. Schaden
                                            President and CEO

    YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. AFTER THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

                            THE QUIZNO'S CORPORATION
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 30, 2001


To the Shareholders of
THE QUIZNO'S CORPORATION:


    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of THE QUIZNO'S CORPORATION ('Quizno's') will be held on November 30, 2001 beginning at 10:00 a.m. (Denver time) at the Oxford Hotel, 1600 17th Street, Denver,
Colorado 80202, to consider and vote on a proposal to approve and adopt the amended and restated merger agreement, dated as of July 2, 2001 between us and FIRENZE CORP., pursuant to which Firenze will be merged with and into us. A copy of the merger agreement is included in the attached proxy statement as Annex A and is incorporated in the attached proxy statement by reference.


    We will transact no other business at the special meeting.

    Any shareholder who does not wish to accept the merger consideration of $8.50 per share and who properly demands appraisal under Colorado law will have the right to have the fair value of his, her or its shares determined by a Colorado court. A copy of the relevant provisions of Colorado law is included in the attached proxy statement as Annex D. This appraisal right is subject to a number of restrictions and technical requirements described in the attached proxy statement.

    Only shareholders of record as of the close of business on October 5, 2001 will be entitled to notice of the special meeting and to vote at the special meeting and any adjournment of the meeting. Any shareholder will be able to examine a list of holders of record, for any purpose related to the special meeting, during the period beginning two days after the notice of the special meeting is given continuing through the meeting and any adjournment of the meeting. The list will be available at our corporate headquarters located at 1415 Larimer Street, Denver, Colorado 80202. Approval and adoption of the merger agreement requires the affirmative vote by at least a majority of the outstanding shares entitled to vote at the special meeting.

                                          By Order of the Board of Directors,

                                          /s/ Richard F. Schaden
                                            Corporate Secretary


Denver, Colorado
November 5, 2001


    EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE, SHE OR IT MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                            THE QUIZNO'S CORPORATION
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 30, 2001



    This proxy statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting of shareholders, and at any adjournment of the meeting, to be held at the Oxford Hotel, 1600 17th Street, Denver, Colorado 80202, on November 30, 2001 beginning at 10:00 a.m (Denver time). The special meeting has been called to consider and vote upon a proposal to approve and adopt the amended and restated merger agreement, dated as of July 2, 2001, between us and Firenze Corp., pursuant to which Firenze will be merged with and into us. A copy of the merger agreement is attached as Annex A.


    Only shareholders of record on October 5, 2001 are entitled to receive notice of and vote at the meeting. On that record date, there were 2,337,439 shares of our common stock outstanding held by approximately 85 record holders.

    Each share of our common stock will be entitled to one vote. Holders of shares of our preferred stock have no right to vote at the meeting. The merger must be approved by a vote of a majority of the outstanding shares of common stock. Of those shares, approximately 67% were beneficially owned by Richard E. Schaden and Richard F. Schaden. The Schadens have indicated they will vote for the merger, but are not obligated to do so. A quorum for the meeting requires that holders of a majority of the outstanding shares of common stock must be present in person or by proxy.

    The board of directors recommends that you vote 'FOR' approval of the merger agreement and the merger.

    Proxies will be voted in the manner you specify in the proxy card. If you return your proxy but do not specify how it should be voted, your shares will be voted for the merger. You must sign your proxy. The proxies will be voted in the discretion of the persons named therein regarding the merger and any matters relating to the conduct of the meeting. If your stock is held by a broker or other custodian in 'street name,' your shares will not be voted unless you provide specific instructions to the custodian. Proxies submitted by custodians who have not received voting instructions will be counted for the purposes of determining a quorum, but will not be voted for or against the merger. Because the merger must be approved by the holders of a majority of the outstanding shares, the failure to vote your shares, including the failure to provide instructions to a custodian, or a decision to abstain from voting, will have the same effect as a vote against the merger. You are urged to complete and return your proxy or, if your shares are held in street name, to provide voting instructions in accordance with the materials you receive from your broker or other custodian.


    This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about November 9, 2001.


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE INFORMATION IN THIS PROXY STATEMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROXY STATEMENT.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
SPECIAL FACTORS.............................................    8
    Background of the Merger................................    8
    Recommendations of the Special Committee and the Board
     of Directors...........................................   13
    Reasons for the Merger and Fairness of the Merger.......   13
    Purposes of the Merger and Plans or Proposals...........   16
    Opinion of Tucker Anthony...............................   17
    Our Management's Forecasts..............................   22
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   24
THE SPECIAL MEETING.........................................   25
    Matters to be Considered................................   25
    Required Votes..........................................   25
    Voting and Revocation of Proxies........................   25
    Record Date; Stock Entitled to Vote; Quorum; Voting at
     the Special Meeting....................................   25
    Appraisal Rights........................................   26
    Solicitation of Proxies.................................   26
CERTAIN INFORMATION CONCERNING THE COMPANY..................   26
    Recent Developments.....................................   26
    Certain Transactions....................................   27
    Price Range of Shares; Dividends and Stock
     Repurchases............................................   28
    Summary Unaudited Pro Forma Condensed Financial
     Information............................................   29
    Interests of Certain Persons in the Merger..............   32
THE MERGER AGREEMENT........................................   34
    The Merger..............................................   34
    Stock Options, Warrants and Preferred Stock.............   34
    Conversion of Common Stock..............................   35
    Representations and Warranties..........................   35
    Covenants...............................................   36
    Directors' and Officers' Indemnification................   36
    Conditions to the Merger................................   37
    Termination.............................................   37
    Effect of Termination...................................   38
    Amendment...............................................   38
    Expenses; Termination Fees..............................   38
    Fees and Expenses.......................................   38
CERTAIN BENEFICIAL OWNERSHIP OF SHARES......................   39
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............   41
    General.................................................   41
    Hart-Scott-Rodino.......................................   41
    Litigation..............................................   41
MERGER FINANCING............................................   41
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......   42
ASSET-LIABILITY ANALYSIS....................................   43
APPRAISAL RIGHTS............................................   44
INDEPENDENT AUDITORS........................................   45
SHAREHOLDER PROPOSALS.......................................   45
WHERE YOU CAN FIND MORE INFORMATION.........................   45
AVAILABLE INFORMATION.......................................   46
Annex A -- First Amended and Restated Merger Agreement
Annex B -- Opinion of Tucker Anthony Sutro Capital Markets
Annex C -- Asset-Liability Analysis of Tucker Anthony Sutro
           Capital Markets

Annex D -- Summary of Shareholders Dissenters Rights and
           Text of Article 113 of the Colorado Business
           Corporation Act
Annex E -- Annual Report on Form 10-KSB/A for the Fiscal Year Ended
           September 30, 2000
Annex F -- Quarterly Report on Form 10-QSB/A for the Period Ended
           June 30, 2001
Annex G -- Consent of Tucker Anthony Sutro Capital Markets

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

WHO IS FIRENZE? (SEE PAGES 4 AND 5)

     Firenze Corp. is a corporation formed by Richard E. Schaden and Richard F. Schaden to acquire us in the merger.

     Richard E. Schaden is our president and chief executive officer, chairman of our board of directors and one of our significant shareholders. Richard
     F. Schaden is our vice president and corporate secretary, a member of our board of directors and one of our significant shareholders. Richard E. Schaden is the son of Richard F. Schaden. The Schadens are the only directors, officers and shareholders of Firenze.

     One of our lenders, Levine Leichtman Capital Partners II, L.P., will continue to hold warrants to purchase up to 14% of each class of the surviving company's capital stock on a fully diluted basis, subject to certain adjustments for issuances, exchanges or repurchases of capital stock by the surviving company, after the merger. Levine Leichtman had no role in the negotiations of the terms of the merger transaction and had no influence on the terms of such transaction.

     Affiliates of the Schadens, consisting of Frederick H. Schaden, one of our directors, other Schaden family members and a family trust, Levine Leichtman, and one of our executive officers, Patrick Meyers, will also remain as shareholders or option holders with rights to purchase stock of the surviving company.


WHAT AM I BEING ASKED TO VOTE UPON? (SEE PAGES 25 AND 26)


     Our board of directors is asking you to vote to adopt and approve a merger agreement and merger which provides that Firenze will acquire us by merging with and into us, and we will be the surviving corporation. Pursuant to the merger, each share of our common stock, issued and outstanding immediately prior to the merger will be converted into the right to receive $8.50 in cash, without interest, other than shares beneficially owned by:

       Richard E. Schaden, our chief executive officer and president;

       Richard F. Schaden, our vice president and corporate secretary;

       affiliates of the Schadens; and

       holders who have validly exercised their appraisal rights.


WHAT WILL I RECEIVE IN THE MERGER? (SEE PAGES 34 AND 35)


     You will be entitled to receive $8.50 in cash, without interest, for each share of common stock owned by you.


WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER? (SEE PAGES 13-17)


     In the opinion of the board of directors, based upon the unanimous recommendation of the special committee of the board, the terms and provisions of the merger agreement and the merger are fair to and in the best interests of our public shareholders, who are all shareholders other than the Schadens and their affiliates. The board has approved the merger agreement and the merger and declared it fair to and in the best interests of our public shareholders. At that board meeting, Richard E. Schaden and Richard F. Schaden were not present. Frederick Schaden attended the board meeting for quorum purposes only and abstained from discussing and voting with respect to the merger and the merger agreement.

     The price of $8.50 per share is a 12% premium over the average closing price for the shares on the Nasdaq SmallCap Market for the six month trading period ended June 21, 2001. In addition, the price is a 15% premium over the closing price for the shares on May 21, 2001, the date before we publicly announced the merger proposal, a 11% premium over the closing price for the shares on June 21, 2001 the date before we announced the execution of the merger agreement, and a 26% premium over the closing price of the common stock on November 9, 2000 the trading date before we announced our tender offer.


HOW WILL FIRENZE FINANCE THE MERGER? (SEE PAGES 41 AND 42)


     Firenze intends to finance all of the merger consideration from the cash held by us. Certain of this cash consists of funds borrowed under our credit facility with Levine Leichtman.


SINCE THE SCHADENS ARE THE SOLE SHAREHOLDERS OF FIRENZE, WHAT CONFLICTS OF INTEREST SHOULD I BE AWARE OF IN EVALUATING THE BOARD OF DIRECTORS' RECOMMENDATION OF APPROVAL OF THE MERGER AGREEMENT AND THE MERGER?
(SEE PAGES 32 AND 33)


     The Schadens, as officers and members of our board, have a direct conflict of interest in recommending approval of the merger agreement and the merger because they are the sole shareholders, directors and officers of Firenze. If the merger occurs, the Schadens and their affiliates will beneficially own all of our outstanding common stock. As a result, the Schadens and their affiliates will receive all of the benefit of our future earnings and our increased value and bear the full loss of any decrease in our value, while you will no longer receive any such benefit or bear such risk. Specifically, the Schadens have a direct pecuniary interest in having the merger consideration, both on a per-share basis and in the aggregate, be as low as possible.


WHAT STEPS DID THE BOARD OF DIRECTORS TAKE TO DETERMINE THE PRICE PER SHARE I WILL RECEIVE IN THE PROPOSED MERGER IS FAIR? (SEE PAGES 8-16)


     The board of directors formed a special committee consisting of three directors who had no conflicts of interest with respect to the merger to evaluate and negotiate the terms of the merger agreement with Firenze. The special committee selected and retained legal and financial advisors to assist it in the evaluation and negotiation of the merger agreement and merger, and received a written fairness opinion from its financial advisor. The special committee relied on the opinion of its financial advisor, that as of the date of the merger agreement, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each public shareholder will have the right to receive is fair, from a financial point of view, to that shareholder.


WHAT ARE THE ADVANTAGES AND DISADVANTAGES TO ME OF US MERGING WITH FIRENZE? (SEE PAGES 16 AND 17)


     You will receive an immediate cash payment for your shares of our common stock that represents a premium over market prices in recent periods. This payment will be taxable to you to the extent it exceeds your basis on your shares. You will have the opportunity to reinvest your net of tax merger consideration in other investments.

     You will not have the opportunity to participate in our future earnings or growth. However, you will not have to bear the risk of a decrease in our value, whether as a result of operating or market factors.


WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT? (SEE PAGE 25)



     The holders of a majority of all outstanding shares of our common stock must vote to approve the merger agreement. As of October 5, 2001, the Schadens beneficially owned approximately 67% of the common stock eligible to vote at the special meeting. The Schadens have indicated that they intend to vote their common stock in favor of the adoption of the merger agreement although they are not obligated to do so. If the Schadens vote as they have indicated, the merger agreement will be approved and adopted.



WHAT DO I NEED TO DO NOW? (SEE PAGES 25 AND 26)


     Please mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.


WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER? (SEE PAGE 44 AND ANNEX D)



     You may oppose the merger and seek appraisal of the fair value of your shares, but only if you comply with all of the Colorado law procedures explained on page 44 and in Annex D to this proxy statement.



WHO CAN VOTE ON THE MERGER? (SEE PAGE 25)



     If you are a shareholder of record as of the close of business on October 5, you will be entitled to notice of, and to vote at, the special meeting to adopt and approve the merger agreement and the merger.



SHOULD I SEND MY STOCK CERTIFICATES NOW? (SEE PAGE 35)


     No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates.


IF MY SHARES ARE HELD IN 'STREET NAME' BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME? (SEE PAGE 25)


     Your broker will vote your shares ONLY if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.


MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? (SEE PAGE 25)


     Yes, your vote can be changed at any time before the proxy is voted at the special meeting. This can be done in one of two ways. First, just send in a written revocation or another signed proxy card with a later date to Computershare Trust Company, Inc., 12039 W. Alameda Parkway, Suite Z-2, Lakewood, CO 80228, (303) 986-5400, our transfer agent, before the special meeting. Or, second, you may, as long as you, and not your broker, are a record holder of our stock, attend the special meeting and vote in person.


WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE 35)


     We are working toward completing the merger as quickly as possible. If the merger agreement is approved by the shareholders and the other conditions to the merger are satisfied, we expect to complete the merger on the day of the special meeting.


WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING? (SEE PAGE 25)


     We do not expect that any other matters will be voted upon at the special meeting.


WHO CAN HELP ANSWER MY QUESTIONS? (SEE PAGES 45 AND 46)


     If you have more questions about the merger or would like additional copies of this proxy statement, you should contact Quizno's Investors Relations, Ms. Sue Hoover, at (303) 359-3330.

                                    SUMMARY

    The following summary, together with the previous Question and Answer section, provides an overview of all material information discussed in this proxy and presented in the attached annexes and documents. This summary is not intended to be complete and is qualified by the more detailed information contained elsewhere in this proxy statement, the attached annexes and the documents we refer to in this proxy statement. You are urged to review this entire proxy statement carefully, including its annexes and all documents referenced in this proxy statement.

OVERVIEW

    We are furnishing this proxy statement to allow our shareholders to consider and vote on a proposal to approve and adopt the merger agreement and merger. The merger agreement provides that Firenze will be merged with and into us and our public shareholders who do not dissent from the merger will receive $8.50 per share for each share of our common stock that they own at the effective time of the merger.


    During the time the merger agreement was negotiated and at the time the merger agreement was executed, Richard E. Schaden was the president and chief executive officer and chairman of our board of directors and Richard F. Schaden was our vice president and corporate secretary and a member of our board of directors. The Schadens are also the sole shareholders, officers and directors of Firenze. The Schadens, therefore, have a direct conflict of interest with respect to the proposed transaction. As of the record date, the Schadens own approximately 67% of our outstanding common stock.


    In light of this conflict of interest, our board of directors formed the special committee. The special committee is composed of three of our directors who were not affiliated with Firenze. The special committee negotiated the terms of the merger agreement on behalf of the board and us. In connection with the execution of the merger agreement, both the board and the special committee determined that the merger and the merger agreement are fair to and in the best interests of our public shareholders.

THE QUIZNO'S CORPORATION
1415 Larimer Street
Denver, Colorado 80202
(720) 359-3000


    We incorporated as a Colorado corporation in 1991 as D&R, Inc. We changed our name to The Quizno's Franchise Corporation in April 1991 and to The Quizno's Corporation in June 1995. We do business as The Quizno's Corporation and Quizno's. In January 1991, we purchased assets of Quizno's America, Inc., which had operated, owned and franchised Quizno's restaurants (directly and through predecessors and affiliates) under the QUIZNO's'r' name since 1981. We operate, and offer franchises to individuals or entities to operate, restaurants with carryout facilities that sell submarine and other sandwiches, salads, other food products and beverages and related services. As of November 1, 2001, there were 1,359 restaurants in operation in the United States and internationally, and agreements were in place for the opening of an additional 1,148 franchised restaurants in the United States. During the last three years, we have grown to become the third largest sub sandwich chain in the United States.


    Additionally, we offer franchises for area director marketing businesses in which the area director acts as our sales representative within a defined geographic area to solicit and identify prospective franchisees, to assist us in locating and securing sites for restaurants within a territory, and to provide additional support before, during and after the restaurants open.

FIRENZE CORP.
1415 Larimer Street
Denver, Colorado 80202
(720) 359-3000

    Firenze is a Colorado corporation organized on April 30, 2001 specifically for the merger and has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the merger agreement and the transactions contemplated by the merger agreement. Richard E. Schaden, our president and chief executive officer, and his father, Richard F. Schaden, our vice president and the corporate secretary, both of whom are on our board of directors, are the sole shareholders, officers and directors of Firenze.

THE MERGER


EFFECT OF THE MERGER (SEE PAGE 34 AND 35)


    Pursuant to the merger agreement, Firenze will be merged directly into us and we will be the surviving corporation. The merger will become effective when the articles of merger are duly filed with the Secretary of State of the State of Colorado.


COMPANY STOCK OPTIONS AND PREFERRED STOCK (SEE PAGE 34)


    At the effective time of the merger, all stock options held by persons other than the Schadens and their affiliates, whether vested or unvested, will automatically be converted into the right to receive an amount equal to merger consideration in cash, less the applicable exercise price, for each share of common stock subject to such directors stock options. At the effective time of the merger, all stock options held by the Schadens and their affiliates, whether vested or unvested, will be assumed by us as the surviving company.

    Our authorized and issued Class C and Class E preferred stock existing as of the date of the merger agreement, will be redeemed by Quizno's at a purchase price equal to the merger consideration or the liquidation value of each respective class of preferred stock. Our authorized and issued Class D preferred stock will be redeemed for $3.00 per share.


CONDITIONS TO THE MERGER (SEE PAGES 37 AND 38)


    We and Firenze will not complete the merger unless a number of conditions are satisfied or waived by us and Firenze. These include:

     the merger agreement has been approved by the requisite vote of the holders of our common stock;

     Tucker Anthony will not have revoked, modified or changed its fairness opinion in any manner adverse to the public shareholders.

    Firenze will not be required to complete the merger unless the following conditions are satisfied or waived:

     we have not experienced and will not be experiencing at the time of closing a material adverse change in our business; and

     persons holding not more than 170,000 issued and outstanding shares of our common stock will have exercised appraisal rights under Colorado law.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGES 37 AND 38)


    The merger may be abandoned, at any time before we and Firenze complete it and before or after you approve it, in the following circumstances:

     by mutual written consent of Firenze and us;

     by Firenze if we have breached in any material respect any representation or warranty contained in the merger agreement, or if we fail to perform in any material respect any of our covenants, obligations or other agreements contained in the merger agreement;

     by us if Firenze has breached in any material respect any representation or warranty contained in the merger agreement, or if Firenze fails to perform in any material respect any of its covenants, obligations or other agreements contained in the merger agreement;

     by us if our board of directors determines, in good faith, after consultation with and based on the advice of legal counsel, that the failure to change its recommendation of the adoption of this agreement and the merger could be expected to constitute a breach of its fiduciary duties to our shareholders under applicable law.


OPINION OF FINANCIAL ADVISOR (SEE PAGES 17-22)


    The special committee retained Tucker Anthony Sutro Capital Markets as its financial advisor to review with the special committee options regarding a second step transaction and to render an opinion as to the fairness of the merger consideration each public holder of common stock will have the right to receive in the proposed merger, from a financial point of view, to that shareholder. On June 21, 2001, Tucker Anthony delivered its written opinion to the special committee that, as of the date of the opinion, and based on and subject to the assumptions, limitations, and qualifications contained in that opinion, the merger consideration each of our public shareholders will have the right to receive in the proposed merger is fair, from a financial point of view, to that shareholder.

    A copy of Tucker Anthony's June 21, 2001 written opinion is attached to this proxy statement as Annex B. We urge you to read Tucker Anthony's opinion in its entirety.

    The special committee evaluated whether Tucker Anthony's prior relationship with us, consisting of its outstanding loan to Richard E. Schaden, its role as a broker for our share repurchase program and its representation of us during our 2000 tender offer, created a conflict of interest. After discussion with legal counsel, the special committee concluded that Tucker Anthony's prior representation of us offered strong positive advantages, offsetting the disadvantage of the potential conflict of interest.


MERGER FINANCING (SEE PAGES 41 AND 42)

    The total amount of cash required to consummate the transactions contemplated by the merger agreement, including payment of related fees and expenses, is estimated to be approximately $8.1 million, which will be paid by us out of our cash on hand.


SELECTED HISTORICAL FINANCIAL DATA

    We are providing the following historical financial information to aid you in your analysis of the financial aspects of the merger.

    The following selected financial data is only summary and should be read with our financial statements and the notes to those statements and 'Our management's discussion and analysis of financial condition and results of operations' incorporated by reference to this proxy statement. The statement of operations data for the years ended December 31, 1998 and September 30, 1999 and 2000 and the balance sheet data at December 31, 1998 and September 30, 1999 and 2000, are derived from our financial statements which have been audited by our independent auditors. The statement of operations data for the nine months ended June 30, 2000 and 2001 are derived from our unaudited financial statements of which are included elsewhere in this document. Please note that historical results are not necessarily indicative of the results to be expected in the future. See Annex E and Annex F hereto.

The numbers in the table below are in thousands, except per share data.

                                                            YEAR ENDED              NINE MONTHS ENDED
                                                   -----------------------------         JUNE 30,
                                    DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   --------------------
                                        1998          1999(1)          2000          2000        2001
                                        ----          -------          ----          ----        ----
STATEMENT OF OPERATIONS DATA:
    Revenue.......................    $20,737         $20,948         $41,924       $29,769    $38,727
    Net income/loss before income
      taxes.......................    $   744         $ 2,088         $ 1,982       $ 1,438    $(1,577)
    Interest income...............    $   259         $   239         $   527       $   394    $   554
    Diluted net income (loss).....    $   892         $(1,527)        $ 1,073       $   823    $(1,133)
    Net loss per share............    $   .26         $  (.55)        $   .31       $   .24    $  (.45)

BALANCE SHEET DATA:
    Cash, cash equivalents and
      short-term investments......    $ 2,244         $ 4,891         $ 7,818       $ 5,902    $15,278
    Working capital...............    $ 2,635         $ 3,982         $ 6,322       $ 4,861    $11,408
    Total assets..................    $13,790         $21,775         $41,192       $37,881    $52,854
    Shareholders' equity..........    $ 4,096         $ 2,114         $ 2,745       $ 2,569    $(8,709)

---------
(1) In 1999 we changed our fiscal year from December 31 to September 30; as a result our fiscal year for 1999 consists only of nine months.


MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGES 28 AND 29)

    On June 21, 2001, the last trading day before announcement of the execution and delivery of the merger agreement, the closing price per share of our common stock on The Nasdaq SmallCap Market was $7.68. On November 2, 2001, the latest practicable trading day before the printing of this document, the closing price per share of our common stock on The Nasdaq SmallCap Market was $8.50.


    We have never declared or paid cash dividends on our common stock.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    We were incorporated in Colorado in 1991. In February 1994, we completed an initial public offering of 1,150,000 shares of common stock at $5.00 per share. After our initial public offering, Richard E. Schaden and Richard F. Schaden owned approximately 59.2% of our issued and outstanding common stock.

    Since our initial public offering, we believe that the public market has not responded to our positive growth and our common stock has remained very thinly traded, providing little liquidity for our shareholders. In addition, because of the low trading volume and illiquidity of our common stock, we have been unable to utilize our common stock effectively as a source of financing. Because we have been unable to realize the principal benefits of public ownership, we have from time to time considered various options, to increase the liquidity of our common stock, or in the alternative, acquiring all outstanding shares of our common stock.

    On December 29, 1998, Richard E. Schaden and Richard F. Schaden offered to buy all of our outstanding shares of common stock not owned by them for between $7.84 and $8.20 per share. Our board of directors formed a special committee of independent directors, consisting of Mark Bromberg and Brownwell M. Bailey, to evaluate the proposal and to make a recommendation to our full board of directors regarding the acceptance or rejection of the proposal. The Schadens and the special committee discussed and negotiated the proposal throughout the summer, but on August 9, 1999, the special committee reported to our board of directors that the Schadens had withdrawn their proposal, based largely on the inability of the special committee and the Schadens to reach a mutually agreeable price per share.

    At a special meeting of our board of directors on October 1, 1999, management, which consists of Patrick Meyers, John Gallivan and Richard E. Schaden, expressed its belief that the low trading volume of our common stock limited liquidity for our shareholders. Management believed that our repurchase of common stock would provide better liquidity for our shareholders and recommended that our board consider either an open market share repurchase program or a self tender for the common stock. Our board considered management's recommendation and discussed the possibility of a self tender offer for some or all of the outstanding shares, as well as a more limited share repurchase program. Our board authorized repurchase of up to 200,000 shares. We repurchased 144,005 shares in the open market until September 30, 2000, when we ceased the share repurchase program in order to avoid reducing our net tangible assets below the threshold required for continued listing on Nasdaq.

    On November 13, 2000, after discussions among management, as described above, independent members of our board of directors, Perkins Coie LLP, our legal counsel and Tucker Anthony Capital Markets, a division of Tucker Anthony Incorporated, our financial advisors at that time, we commenced a tender offer for any and all shares of our common stock at a cash price of $8.00 per share. As part of the tender offer materials, we disclosed that our board could take other actions that would result in a second step transaction in which all the remaining public stockholders would receive cash for their shares.

    On December 12, 2000, we announced that our tender offer had expired. We purchased 1,699,439 shares of our common stock, including options and warrants to purchase 928,284 shares upon the consummation of our tender offer. We also closed a loan for approximately $12 million principal amount and $1.8 million in pre-paid interest with Levine Leichtman to finance our tender offer.

    Since December 12, 2000, we have purchased an additional 51,522 shares of our common stock (including options to purchase 43,622 shares) in private unsolicited transactions in which we were approached by individual shareholders who had wished to tender but failed to do in a timely fashion for various reasons. We paid $8.00 per share in those transactions.

    On April 11, 2001, at a special meeting of our board, management, as described above, requested that the board explore options to complete a second step to our tender offer, which we indicated we may pursue in the tender materials. Management stated that it had been discussing the issues that a second-step transaction would present, and wanted to inform the board of those discussions as well as to seek the approval of the board to continue to explore these options. In conjunction with this discussion, and at the request of our board, Tucker Anthony presented its written preliminary financial analysis of us dated April 11, 2001 and preliminary thoughts on the feasability of a second step to our tender offer.

    At the April 11 board meeting, the board, including the Schadens, unanimously concluded that we should explore our options to complete a second step to our tender offer. The board made its determination after discussing the merits of the proposed action. The board's determination to evaluate a second step transaction was based, among other things, on:

     our small public float and limited institutional following;

     our low trading volume;

     the Schadens' indication that they were unwilling to sell their shares of our common stock to a third party;

     the board's conclusion that there is little likelihood that the liquidity of our common stock will improve in the future; and

     the poor performance of our stock price since our initial public offering.

    The board then considered the qualifications of its members to serve on a special committee of the board that would be formed to review and evaluate the options for completing a second step, to review, evaluate and negotiate any such proposal received by us and to report final recommendations to the full board. Because the Schadens were expected to remain shareholders of Quizno's, the board determined that the Schadens, in addition to Frederick Schaden, should not serve on the special committee. The board established a special committee consisting of Mark Bromberg, Eric Lawrence and John Todd, all of whom are non-employee directors of Quizno's. Mark Bromberg served on the special committee of our board in 1998. Mr. Bailey, the other member of the 1998 special committee, no longer serves on our board. The board established the compensation of the special committee members $7,500 per member per month. This compensation arrangement was established so that the amount of compensation would not be increased or decreased if the special committee accepted or rejected any transaction proposed by the Schadens. At that time, the special committee authorized the engagement of Brobeck, Phleger & Harrison LLP to serve as the special committee's legal advisor to assist in evaluating the legal issues with completing a second step and to negotiate any proposal received by us. The special committee determined to retain Brobeck due to its expertise and reputation as mergers and acquisitions lawyers and as securities law counsel. Initially, we retained Brobeck in March 2001 to advise the board regarding a potential second-step transaction. The special committee requested that Brobeck instead represent the special committee of the board. The members of the special committee determined that as a result of Brobeck's limited engagement with us there was no conflict of interest in the special committee retaining Brobeck as its legal advisor.

    The authority of the special committee was not limited in any way by the board. However, the Schadens informed the special committee that they were not interested in selling their shares of our common stock to a third party. As a result, the special committee determined that it would not investigate the possibility of selling our company to a third party because the Schadens would not participate in such a transaction.

    During April and May, the special committee interviewed several investment banking firms to serve as the special committee's financial advisor for the purpose of:

     evaluating our options to complete a second step transaction;

     preparing financial analysis of us;

     advising the special committee with respect to the fairness of any second step proposal received by us; and

     delivering a fairness opinion to the special committee in connection with any going private proposal.

    Firenze was organized on April 30, 2001 by the Schadens as the sole shareholders for the purpose of completing the merger. Moye, Giles O'Keefe, Vermeire & Gorrell LLP have acted as legal counsel to the Schadens and Firenze in connection with the merger and together with Richard E. Schaden negotiated on behalf of Firenze.

    On May 3, 2001, the special committee received a draft of a merger agreement submitted on behalf of the Schadens contemplating a merger of us with and into our wholly-owned subsidiary.

    On May 9, the special committee determined it would engage Tucker Anthony Sutro Capital Markets to serve as its financial advisor. The special committee had agreed that the criteria for selection of an independent financial advisor should include:

     the advisor's expertise and experience in the restaurant industry;

     the reputation of the advisor;

     the ability of the advisor to meet the special committee's requirements and timelines;

     consideration of conflicts of interest; and

     sensitivity to the fee charged, given the relative value of any potential transaction.

    The special committee determined that of the investment banks interviewed, Tucker Anthony was in the best position to represent the special committee. The special committee found that Tucker Anthony had a strong knowledge of our financial affairs and business as a result of its representation of us in our self tender offer which would help it to provide prompt and well-reasoned analysis of Quiznos in a cost effective manner. The special committee evaluated whether Tucker Anthony's prior relationship with us, consisting of its outstanding loan to Richard E. Schaden, its role as a broker for our share repurchase program and its representation of us in the 2000 tender offer, created a conflict of interest. After discussion with Brobeck, the special committee concluded that Tucker Anthony's prior representation of us offered strong positive advantages, offsetting the disadvantage of the potential conflict of interest based, in part, on representations by Tucker Anthony to the special committee that it could act independently and that it does not presently expect to derive future revenue from us. The special committee, after having conducted interviews of the potential investment advisors, had indicated to Tucker Anthony that the special committee was likely to retain Tucker Anthony and asked it to be prepared to make a presentation to the special committee if they were in fact retained. In light of this request, Tucker Anthony presented the special committee with its written preliminary financial analysis of us dated May 9, 2001 based on our management's projections as provided on May 4, 2001. With the exception of a change in the upper end of the indicated range from $8.25 to $8.50 per share, this presentation did not differ materially from the presentation to the board on April 11. This change was attributable to updating the financial data and trading multiples concerning comparable companies, the transaction data concerning comparable transactions, and the analysis to reflect changes in the management projections.

    On May 14, 2001, the special committee met with its legal and financial advisors to discuss the legal ramifications of a second step transaction and review and discuss Tucker Anthony's updated financial analysis of us. At this meeting, Brobeck provided a legal analysis of the potential structures of a second step transaction. After discussion, the special committee determined that any second step transaction should be structured as a merger with a third party corporation.

    On May 15, 2001, our management informed the special committee that, under the terms of our credit facility, any proposal structured as a merger might be prohibited and suggested that an alternative would be a reverse stock split. After discussing structuring the proposed transaction as a reverse stock split, the special committee determined that it had a strong preference to structure any second step transaction as a merger and informed our management of its preference. In response to the special committee's preference, management approached its lender, AMRESCO Commercial Finance, Inc. and received confirmation that the lender would not oppose any transaction which completed a second step to the December tender offer.

    On May 21, 2001, the Schadens made an offer to the special committee to acquire all outstanding shares of our common stock, other than shares owned by them and certain affiliates for $8.00 per share in order to effect the second step transaction. The transaction was proposed as a merger of Firenze with and into us. On the same date, the Schadens' counsel provided to Brobeck a draft of a merger agreement containing the specific terms of the Schadens' offer. We issued a press release on May 21, 2001 announcing the receipt of the Schadens' offer, the formation of the special committee and the retention of Tucker Anthony.

    During May 2001, the special committee met with Tucker Anthony several times to discuss the proposed merger consideration. During these meetings the special committee analyzed with Tucker Anthony projections which were provided by us. The special committee noted certain discrepancies in the projections provided by management from the projections in our tender offer and instructed Tucker Anthony to discuss these differences with management and to reconcile the differences. After meeting with our management numerous times, Tucker Anthony orally provided the special committee with a detailed analysis of the current management projections and reconciled them with the projections from our tender offer. Management confirmed to Tucker Anthony that the differences noted by the special committee were the result of changes to our operating budget which had previously been discussed and approved by our board. This analysis was confirmed in subsequent presentations to the special committee. The special committee then determined that it disagreed with certain of management's assumptions, primarily the recurring nature of certain operating expenses and certain obligations relating to cash and restricted cash, used in preparing its management's projections as originally provided and requested that Tucker Anthony revise all its financial analysis of the merger eliminating these assumptions from the original financial model. Our management provided revised projections to Tucker Anthony on May 14, 2001. On May 17, Tucker Anthony presented the special committee with its written preliminary financial analysis of the merger dated May 18 [sic], 2001 based on management's revised projections and an analysis of the differences between the original and revised management projections. With the exception of a change in the indicated range from $7.25 - $8.50 to $7.75 - $8.75 per share, this presentation did not differ materially from the presentation to the special committee on May 9. This change was attributable to the changes in the management projections, updating the financial data and trading multiples concerning comparable companies and the transaction data concerning comparable transactions. Tucker Anthony applied its experience and judgment to develop those ranges after a review of each of these changes. The ranges, however, were not the result of any mathematical calculation applied to, or any formula weighting of, these changes, or the underlying ranges. At the request of the special committee, Tucker Anthony made an additional presentation of its written preliminary financial analysis dated May 22, 2001 on May 29, which did not differ materially from the presentation on May 17. After discussions with Tucker Anthony about the terms of the proposed merger, the special committee determined to negotiate a higher price than the $8.00 proposed by the Schadens. See also the detailed discussion of the projections discussed under the 'Our Management's Forecast' on page 21.

    On June 6, 2001, the special committee and its legal and financial advisors met with Richard E. Schaden and the Schadens' legal counsel to negotiate the proposed merger consideration. Patrick Meyers, our general counsel, was present at this meeting representing the interests of Quizno's. At the request of the special committee, Tucker Anthony presented its written preliminary financial analysis dated June 6, 2001 to Mr. Schaden and his advisors. This presentation did not differ materially from the presentation made to the special committee on May 29. The special committee stated that $8.00 per share was not sufficient based on the information it had developed with Tucker Anthony, and proposed a price of $8.75. Mr. Schaden responded that they generally agreed with our projections, but that the special committee's counter-proposal was too high. The special committee and Mr. Schaden each held independent discussions after which the Schadens proposed $8.21 per share of common stock. The special committee, after discussion, rejected this offer. After further independent discussions, Mr. Schaden proposed an offer of $8.50 per share. After extended discussion, the special committee tentatively agreed to a price of $8.50 per share.

    On June 8, Richard E. Schaden informed the special committee that he had received a letter from one of our shareholders, indicating that the shareholder may be interested in making an offer to acquire all shares of common stock held by our public shareholders. On June 11, Brobeck, counsel to the Schadens, our general counsel and our special counsel held a teleconference to discuss how to proceed in light of this letter. It was determined that the independent advisors to the special committee along with Schadens' counsel should contact the shareholder to discuss whether it was prepared to make an offer to our public shareholders.

    On June 12, representatives of Brobeck, representatives of Tucker Anthony and counsel to the Schadens held a teleconference with the shareholder and its legal counsel. In that telephone conference, the shareholder indicated that it was not presenting an offer for the public shareholders, but rather was pursuing a private transaction in which it would participate with the Schadens in the merger.

    In a subsequent telephone conference involving only counsel for the Schadens and counsel for the shareholder, the Schadens (through counsel) declined to participate in such a transaction.

    From May 21 to June 21, Brobeck negotiated the terms of the merger agreement with counsel for the Schadens. In particular, Brobeck and the Schadens' counsel negotiated issues relating to conditions to closing, the scope of representations and warranties, termination relating to the board's fiduciary duties and termination fees.

    On June 18, 2001, the special committee held a teleconference. On the teleconference, representatives of Brobeck discussed in detail the terms of the merger agreement. In addition, during the course of this meeting, representatives of Tucker Anthony presented a detailed oral presentation and analysis of the fairness of the proposed merger consideration to our public shareholders from a financial point of view. With the exception of noting the higher offer price of $8.50 per share, and that the higher offer price was still within the indicated range, this presentation did not differ materially from the presentation made to the special committee on May 29.

    On June 21, 2001 the special committee, representatives of Brobeck and representatives of Tucker Anthony held a teleconference. At this meeting, the special committee received an oral fairness opinion (and a written opinion to the same effect was subsequently delivered) from Tucker Anthony that as of June 21, 2001, and based on and subject to the assumptions, limitations, and qualifications contained in that opinion (including the revised management projections), the merger consideration each of our public shareholders will have the right to receive in the merger is fair, from a financial point of view, to that shareholder. The special committee then unanimously determined to approve the merger agreement and declare that the merger was fair to and in the best interests of our public shareholders, and recommended that the board approve the merger agreement and cause us to execute and deliver the merger agreement. The special committee then adjourned and a meeting of the board of directors was convened immediately thereafter. At such meeting the independent members of our board unanimously resolved to approve the merger agreement and the merger and recommend the merger to our shareholders. We then entered into the merger agreement with Firenze.

    We issued a press release after the market closed on June 21, 2001 announcing the execution of the merger agreement.

    On July 2, 2001, the merger agreement was amended and restated to clarify
(1) that options held by the Schadens and their affiliates would be assumed by the surviving company and that options held by non-affiliates would receive the net merger consideration, and (2) that preferred stock held by the Schadens and their affiliates would not be redeemed. This amendment was intended merely to conform the merger agreement to the understanding of all parties regarding these issues.

    On September 4, 2001, our board received a letter from the shareholder who contacted Richard E. Schaden on June 6, 2001, which indicated a willingness to make an offer for all outstanding minority shares only if certain conditions could be met by us. The special committee met telephonically on September 5, 2001 to discuss this letter. At this meeting it was determined that on its face the letter requires certain conditions which could not be granted without the consent of a majority of our shareholders. The special committee then contacted Richard E. Schaden to determine whether the majority shareholders would negotiate these conditions. The Schadens, consistent with their prior statements, were not interested in pursuing any minority arrangements with the shareholder. The special committee then contacted the shareholder to determine whether the conditions set forth in the letter were open for negotiation, obtain more specifics regarding the proposed conditions and assess the financial ability of the shareholder to consummate any offer. While the shareholder indicated a willingness to negotiate, no specifics were discussed. The special committee felt that in order to pursue the shareholder's willingness to make an offer it would require specifics regarding the shareholder's conditions in order to determine whether it is in a position to negotiate any such conditions and evidence of financial ability.


    On September 10, 2001, the special committee sent a letter to this effect to the shareholder. In response to the special committee's request, the shareholder provided it with certain evidence of his financial ability and with the specifics of his conditions to make an offer. In a letter dated October 2, 2001, the shareholder informed the special committee that he would make an offer of $10.63 per share for all of the minority shares, only if he were granted a put option from us on terms similar to those in the Levine Leichtman loan.


    The special committee held a meeting on October 8, 2001 to discuss this proposal. The special committee initially reviewed and analyzed the financial and other implications of the proposal on Quizno's, and requested Tucker Anthony to do a more comprehensive financial analysis. In addition, the chairman of the special committee met with management and Levine Leichtman and detailed the proposed condition. Subsequent to this meeting, and after discussions with counsel, Levine Leichtman informed the special committee that the proposed condition violated the terms of its loan facility with us and that they would not consent to the shareholder's condition. On October 22, 2001, the special committee received a detailed financial analysis from Tucker Anthony of the put option proposal and discussed it in detail. Based upon its evaluation and the response of Levine Leichtman, the special committee informed the shareholder that we are unable to agree to the condition as proposed, and that the shareholder may negotiate directly with Levine Leichtman to try to reach an acceptable structure to permit an acceptable definitive offer to be made. As the shareholder's condition has not been met, at this time the shareholder has not made a firm offer.

    Another shareholder filed a Schedule 13D with the SEC on August 24, 2001 indicating ownership of approximately 9.7% of our outstanding common stock. Both shareholders have expressed dissatisfaction with the merger price to be paid to the minority shareholders.

    On September 17, 2001, the merger agreement was amended to extend the termination date to October 31, 2001.

    On October 18, 2001, the merger agreement was amended to extend the termination date to December 31, 2001.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS

    On June 21, 2001, the special committee unanimously determined that the merger and the merger agreement are fair to and in the best interests of our public shareholders and recommended that our board and our shareholders adopt and approve the merger agreement and the merger.

    On June 21, 2001, the disinterested members of our board, Messrs. Bromberg, Todd and Lawrence, on the unanimous recommendation of the special committee comprised entirely of the disinterested members of our board, unanimously determined that the merger and the merger agreement are fair to and in the best interests of our public shareholders and recommended that our shareholders adopt the merger agreement and approve the merger. Richard E. Schaden and Richard F. Schaden did not attend the board meeting. Frederick Schaden attended the board meeting for quorum purposes, but abstained from discussing and voting with respect to the merger and the merger agreement.

REASONS FOR THE MERGER AND FAIRNESS OF THE MERGER

    In reaching its determinations, the special committee relied on its knowledge of our business, information provided by our officers, as well as the advice of its financial advisors and legal counsel. In reaching its decision, the special committee considered a number of factors, including the following factors, each of which in the view of the special committee supported such determination:

     the historical trading activity of our common stock, including the fact that the average daily trading volume of our common stock for the six months prior to June 21, 2001 was 1,320 shares per day;

     we have a small public float and we have limited prospects for creating institutional interest in our stock or coverage by analysts;

     our market capitalization was approximately $19 million as of June 21, 2001;

     our stock price has not performed well since our 1994 initial public offering priced at $5.00 per share. During that period our common stock closed at a high of $9.125 per share in August 1999 and at a low of $2.75 per share in June 1995. During the six month trading period ended June 21, 2001, the shares closed at a high of $8.00 per share in January 2001, and at a low of $7.12 per share in April 2001. We believe that since our tender offer, trading prices have been inflated as a result of the public's belief that we would complete a second step transaction to our tender offer;

     public companies with low market capitalization and low float may have more difficulty in attracting financing;

     the proposed merger consideration of $8.50 per share constitutes a 12% premium over the average closing price for our common stock on the Nasdaq SmallCap Market for the six month period ended May 21, 2001, the date before we announced we had received an offer from the Schadens and 31% over the average closing price for the six month period prior to the announcement of our tender offer;

     the written opinion of Tucker Anthony delivered to the special committee on June 21, 2001, stating that, as of June 21, 2001, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each public shareholder will have the right to receive in the proposed merger is fair, from a financial point of view, to that shareholder and the special committee, the board of directors, Richard E. Schaden, Richard F. Schaden and Firenze expressly adopt the discussion contained therein;

     In determining whether to retain Tucker Anthony, the special committee took into consideration Tucker Anthony's conflict of interest and determined that Tucker Anthony would be able to provide independent advice. The special committee was satisfied with Tucker Anthony's ability to render an independent fairness opinion.

     the limited alternative transactions available to us in view of the fact that the Schadens indicated they have no interest in selling their shares to a third party in the foreseeable future which limits the possibility that our public shareholders would be presented with an alternative method to obtain liquidity;

     the judgment of the special committee that $8.50 in cash per share as the merger consideration is a fair price to our public shareholders for the following reasons:

         our conclusions based upon our detailed financial review and analysis and the opinion of our financial advisor;

         the fact that the Schadens originally proposed to acquire us for $8.00 per share, but following negotiations with the special committee, the proposed price was increased to $8.50 per share;

         our conclusion that $8.50 per share was the highest price that the Schadens would offer and that further negotiation with the Schadens would not result in an increase to the proposed purchase price per share; and

         the right of any of our public shareholders to exercise appraisal rights if he or she does not believe the merger consideration to be fair.

    The members of the special committee evaluated the factors in light of their knowledge of our business, their knowledge of the restaurant industry and their business judgment. While the special committee believes that these were all of the material factors considered, the special committee did not find it practicable to, and did not attempt to assign relative weights to the factors considered in reaching its decision but considered these factors taken as a whole in reaching its determination.

    In reaching our determination as to fairness, the special committee did not consider book value to be a material factor because it does not believe that book value is a true indication of our value.

    The special committee also did not view the liquidation value of our assets to be a material factor in its consideration of the fairness of the merger because it believes that the value that could be obtained through a liquidation of our assets would be significantly less than the value that could be obtained through a sale as a going concern. Thus, it did not request that Tucker Anthony perform a liquidation analysis.

    The special committee considered the uncertainties associated with any financial analysis, particularly those involving projections of future performance. The special committee recognized that these analyses are not necessarily indicative of actual values or future results which may be significantly more or less favorable than suggested by the analyses. The special committee considered the potential that management was conservative in the preparation of its financial projections.

    With respect to comparing the proposed transaction with the current market prices, the historical market prices, comparable public company trading prices, premiums paid, purchase prices of selected going private transactions, and discounted cash flow analysis using company forecasts, the special committee reviewed the analysis of Tucker Anthony and expressly adopts that analysis, which is summarized below. In expressly adopting these analyses the special committee determined that discounted cash flow, which suggests a higher merger consideration, is merely one of the measures used to determine fairness and did not, in its business judgment, use this as the sole factor to determine fairness but evaluated all of the factors addressed in this section.

    The special committee believes the process it followed in approving the merger agreement was procedurally fair and unbiased because:

     the special committee consisted of all of our directors who are not our officers or controlling shareholders or their family members;

     the members of the special committee will not personally benefit from the consummation of the merger contemplated by the merger agreement, other than in their capacity as holders of stock options which will be converted into the right to receive the merger consideration less the applicable exercise price; Mark Bromberg holds stock options to acquire 14,000 shares of our common stock at a weighted average exercise price of $6.36 per share and John Todd holds stock options to acquire 1,000 shares of our common stock at an exercise price of $6.50 per share;

     the special committee retained independent legal and financial advisors to assist it in evaluating options in completing a second step to our tender offer, including the Schadens' merger proposal; and

     the special committee negotiated with the Schadens and with the assistance of its advisors.

    Potentially negative factors considered by the special committee were as follows:

     since the Schadens have not had an interest in selling their shares, we have not ever negotiated with any third party for the sale of all of our common stock or assets.

     the fact that, while the merger consideration represents a premium to our historical trading price, the stock market has not performed well over the past two years, which may contribute to the trading price of our common stock.

     our minority shareholders will not have the right to participate in our future growth, if any.

    Following the meeting of the special committee on June 21, 2001, our board held a meeting and, based upon the unanimous recommendation of the special committee, which recommendation was adopted by our board in all respects, it determined the merger to be fair to and in the best interests of our public shareholders. Richard E. Schaden and Richard F. Schaden did not attend this board meeting and Frederick Schaden abstained from voting on this proposal. Our board of directors (with the Schaden directors abstaining) recommends that you vote FOR adoption and approval of the merger agreement and the merger.

    Subsequent to the approval of the merger, the special committee has received correspondence from one of our shareholders indicating that he is dissatisfied with the merger consideration and may make an offer for the minority shares if we agree to a certain condition. The special committee has informed the shareholder that it is not in a position to agree to this condition. In its September 10, 2001 letter to the shareholder, the special committee has indicated its willingness to pursue any offer which would offer greater value to the minority shareholders that the shareholder makes, consistent with its fiduciary obligations. If the Schadens do not pursue minority arrangements, the primary practical significance of this willingness would be that the special committee is indicating its ability to pursue an unconditional higher per share offer for all minority shares.

PURPOSES OF THE MERGER AND PLANS OR PROPOSALS

    The purpose of the merger is to complete a second step transaction which was discussed as a possibility in the offer to purchase in our December 2000 tender offer. Pursuant to the merger the Schadens through their wholly owned corporation, Firenze, will acquire us.

    If the merger agreement is approved by the holders of a majority of the shares, and the other conditions to the closing of the merger are satisfied or waived, we and Firenze will close the merger. At or soon after the closing of the merger:

     the public shareholders will cease to have any ownership interest in us or rights as holders of our common stock;

     the public shareholders will no longer benefit from any increases in our value or the payment of dividends on shares of our common stock;

     the public shareholders will no longer bear the risk of any decreases in our value;

     the Schadens' and their affiliates' aggregate interests in our net book value and net earnings will increase from approximately 67% to 100%;

     the Schadens and their affiliates will be the sole beneficiaries of any of our future earnings and profits and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by us in the future;

     we will be privately held, there will be no public market for the common stock;

     there will not be another meeting of our public shareholders;

     the Schadens will cause Quizno's to terminate the registration of the shares under the Exchange Act as soon as the merger is complete; and

     we will no longer be required to file periodic reports with the Securities and Exchange Commission once the registration of the shares has been terminated.

    Subsequent to the merger, the Schadens have stated to us that they have no present intentions, plans or proposals with regard to any of the following in regard to us, except we have had preliminary discussions with Richard F. Schadens regarding the possibility of redeeming some or all of his shares; for a complete discussion see 'Certain Information Concerning the Company -- Certain Transactions':

     extraordinary transactions, such as a merger, reorganization or liquidation, involving us;

     purposes, sales or transfers of a material amount of our assets;

     material changes in our corporate structure or business;

     acquisitions by any person of our securities or the disposition of our securities; or

     material changes in our capitalization.

    Nevertheless, following completion of the merger, the Schadens may initiate a review of the company and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the operations of the company.

    Under the terms of the merger agreement, we will maintain our existing management team and our existing board of directors. Pursuant to our financing agreement with Levine Leichtman described below, Levine Leichtman has the right to appoint a representative to our board. Levine Leichtman has not named a representative to our board. This right will continue after the merger is consumated. The loan is for $12 million dollars, with an interest rate of 13.25% per annum. We also agreed to issue to Levine Leichtman warrants to purchase up to 14% of each class of Quizno's capital stock on a fully diluted basis upon the completion of the merger at an exercise price of $0.01 per share. See also for a more complete discussion 'Merger Financing.'

    We have not made any special provision for our public stockholders to obtain access to our corporate files, have their own counsel or their own appraisal.

OPINION OF TUCKER ANTHONY

    Tucker Anthony delivered its written opinion to our special committee dated June 21, 2001. We urge you to read the Tucker Anthony opinion in its entirety, attached as Annex B. A copy of the Tucker Anthony opinion will be available for inspection and copying at our principal executive offices during regular business hours by any interested Quizno's shareholder or a representative of that shareholder, designated in writing.


    In the past three fiscal years, we have paid to Tucker Anthony a total not exceeding $952,160 for various financial services. Specifically, in fiscal year 1999, we paid Tucker Anthony $8,200 in commissions in connection with certain share repurchases by us of our common stock. In fiscal year 2000, we paid them less than $2,500 in commissions for additional share repurchases of our common stock and an additional $801,460 in connection with our tender offer and other financings. To date this fiscal year, we have paid them approximately $190,000 in connection with this merger.


    No limitations were imposed by us, the board of directors or the special committee on the scope of the Tucker Anthony investigation or the procedures to be followed by Tucker Anthony in rendering the Tucker Anthony opinion, except that Tucker Anthony was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of our business. The Tucker Anthony opinion does not address, nor should it be construed to address, the relative merits of the merger with any alternative business strategy that may be available to us, the fairness of the terms of any financing required to complete the merger, our liquidation value, or the consequences, if any, of the merger with respect to our senior credit facilities provided by AMRESCO Commercial Financial, Inc.

    THE TUCKER ANTHONY OPINION IS FOR THE USE AND BENEFIT OF OUR SPECIAL COMMITTEE AND WAS RENDERED TO THEM IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER. THE TUCKER ANTHONY OPINION IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER OR NOT TO VOTE FOR THE MERGER.

    Our special committee engaged Tucker Anthony to render the opinion referred to above because Tucker Anthony regularly engages in the valuation of businesses and their securities. Tucker Anthony is an investment bank whose corporate finance activities are focused on small- to middle-market companies. Tucker Anthony provides a full line of investment banking services to its clients, ranging from merger and acquisition services, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Tucker Anthony previously acted as financial adviser to our board of directors in connection with our self tender offer completed on December 11, 2000, and received a fee for these services, a significant portion of which was contingent upon the consummation of the tender offer. The details of this fee arrangement were disclosed in the tender offer materials we filed with the Securities and Exchange Commission. Also, Tucker Anthony's parent company has entered into a Guaranty Agreement with us, pursuant to which we have guaranteed payments of any and all amounts due under a Margin Account Agreement between Tucker Anthony Incorporated, Tucker Anthony's parent company, and Richard E. Schaden, pursuant to which Mr. Schaden has borrowed approximately two million dollars ($2,000,000). Specifically, the loan is secured by Mr. Schaden's shares of our common stock. In addition to his shares of common stock, the loan is secured by Mr. Schaden's personal assets and personal guaranty, as well as a guaranty from us by which we assure Tucker Anthony and its affiliates that upon an event of a default in Mr. Schaden's loan, we will be responsible for the principal and interest on the loan. The guaranty will only be drawn against us by Tucker Anthony or its affiliates if (a) Mr. Schaden defaults on his payment obligations under the loan or (b) Mr. Schaden's share of common stock and other collateral and guaranties become insufficient collateral. In the event our guaranty is invoked, we have entered into a reimbursement agreement with Mr. Schaden which requires Mr. Schaden to reimburse us for any expenses or losses suffered by us in connection with the guaranty. Additionally, prior to April 11, 2001, Tucker Anthony represented us in our tender offer and in certain repurchases of our common stock. The special committee determined that these past arrangements would not prevent Tucker Anthony from providing the special committee independent representation with respect to the merger.

    The following paragraphs summarize the financial and comparative analyses performed by Tucker Anthony in connection with its opinion. The summary does not represent a complete description of the analyses performed by Tucker Anthony.

    In arriving at the Tucker Anthony opinion, Tucker Anthony: (a) reviewed publicly available historical financial and operating data concerning us, including our Annual Reports to Shareholders and Annual Reports on Form 10-KSB for the fiscal years ended September 30, 2000 and September 30, 1999 and the previous three fiscal years ended December 31, and the Quarterly Reports on Form 10-QSB filed with the Commission for the four quarterly periods ended March 31, 2000, June 30, 2000, December 31, 2000, and March 31, 2001;
(b) reviewed projected financial information prepared by our management, as revised by management based on comments from the special committee which is described in detail in ' -- Our Management's Forecast'; (c) reviewed publicly available information concerning us; (d) conducted discussions with our senior management and consultants concerning our business prospects and historical financial results and projected financial information, as presented and described in (a), (b) and (c) above; (e) reviewed the draft Merger Agreement dated June 17, 2001; and (g) performed various financial analyses of us, as Tucker Anthony deemed appropriate, using generally accepted analytical methodologies.

    In arriving at the Tucker Anthony opinion, Tucker Anthony assumed and relied on the accuracy and completeness of the financial information we provided and other information used by Tucker Anthony without assuming any responsibility for independent verification of such information. Tucker Anthony further relied on the assurances of our management that they were not aware of any facts that would make the information we provided inaccurate or misleading. With respect to our financial projections, Tucker Anthony assumed that the projections were prepared in good faith in accordance with industry practice on a basis reflecting the best currently available estimates and judgments of our management as to our future financial performance. In arriving at the Tucker Anthony opinion, Tucker Anthony did not conduct any physical inspection of our properties or facilities, did not make any evaluations or appraisals of our assets or liabilities, and was not presented with any appraisal. The Tucker Anthony opinion was necessarily based on financial, economic, market and other conditions as they existed on, and could be evaluated as of, its date.

    The preparation of an opinion as to the fairness of the merger consideration, from a financial point of view, involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances; therefore, the opinion is not easily summarized. Furthermore, in arriving at the Tucker Anthony opinion, Tucker Anthony did not attribute any particular weight to the analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Tucker Anthony believes that its analyses must be considered as a whole and that considering any portions of its analyses or any of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Tucker Anthony opinion. In its analyses, Tucker Anthony made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

    The following is a summary of the material financial analyses performed and presented by Tucker Anthony to our special committee on June 21, 2001.

    In connection with the Tucker Anthony opinion, Tucker Anthony performed certain financial and comparative analyses. Tucker Anthony considered several methods to evaluate the fairness of the merger consideration per share. These methods included (a) public company trading analysis; (b) selected transaction analysis, including mergers and acquisitions transactions and other take private transactions; (c) hypothetical implied trading values based on sales, EBITDA and earnings; (d) premiums paid in this transaction compared to average premiums paid; (e) unleveraged after-tax discounted cash flow valuation analysis; and
(f) leveraged buy-out/ recapitalization analysis (which is intended to determine the value a financial investor might be willing to pay to acquire all or a controlling and substantial portion of our equity if it were interested in pursuing such a transaction). Tucker Anthony utilized the 5-year financial forecast provided by our management, as revised by management based on comments from the special committee. These analyses were considered relevant to a financial review of the terms of the merger agreement and the strategic alternatives available to us. At a number of our special committee meetings, Tucker Anthony reviewed these analyses with our special committee. The material analyses and their findings are summarized below.

    Comparable Public Company Trading Analysis. Tucker Anthony reviewed publicly available financial and stock market information relating to 22 selected companies in lines of business believed to be somewhat similar to ours in the restaurant business with franchise operations. Tucker Anthony had all data points necessary to perform this analysis, except as noted in the table below. The companies selected were in the restaurant business, however, it was noted that there were no public companies with precisely our same mix of businesses or financial condition. Tucker Anthony reviewed companies with a range of market capitalizations. For the purposes of this analysis, Tucker Anthony generally focused on companies in the restaurant business with market capitalizations of under $100 million, given our current market capitalization of approximately $19 million, and franchise operations or growth rates similar to Quizno's. However, trading values for the fifteen larger capitalization selected companies were also considered in Tucker Anthony's analysis. The seven small market capitalization companies that Tucker Anthony believed to be reasonably comparable were:

     Blimpie International, Inc.

     Checkers Drive-In Restaurant

     Jerry's Famous Deli, Inc.

     Pizza Inn, Inc.

     Schlotzsky's, Inc.

     Sizzler International

     Wall Street Deli, Inc.

    The following table summarizes selected data reviewed as part of Tucker Anthony's analysis. Projections for 2001 are based on estimates of First Call Corporation, a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to investors, for the selected companies and management estimates for us.

                                                COMPARABLE PUBLIC COMPANY TRADING ANALYSIS
                           -------------------------------------------------------------------------------------
                             SMALL CAPITALIZATION COMPANIES             LARGER CAPITALIZATION
                           -----------------------------------   ------------------------------------
                              HIGH         LOW        MEDIAN        HIGH          LOW        MEDIAN     QUIZNO'S
                              ----         ---        ------        ----          ---        ------     --------
LTM P/E..................     22.2          9.1        10.5         37.5           9.2        14.4        15.7
Calendar 2001 P/E*.......   n.m.**       n.m.**      n.m.**         30.2           8.8        13.4         9.6
LTM Sales Multiples......     1.13         0.16        0.49         2.43          0.48        1.25        0.83
LTM EBITDA Multiple***...      5.4          3.2         4.8         17.4           3.5         6.5         5.4

---------
Enterprise Value = market value of equity plus debt

LTM=Latest twelve months

Sales Multiples=Enterprise Value/LTM Sales

EBITDA=earnings before interest, taxes, depreciation and amortization.

LTM EBITDA Multiples = Enterprise Value/LTM EBITDA

* large capitalization analysis consisted of fourteen data points due to lack of publicly available published earnings estimates for one company

** 'n.m.' indicates negative multiples (one company) or no projected P/E multiples available due to lack of publicly available published earnings estimates (six companies).

*** small capitalization analysis consisted of five data points due to one negative multiple and one statistical outliner in the analysis

    Based on this analysis, Tucker Anthony derived an equity value range for us of $6.50 to $8.75 per fully diluted share. Tucker Anthony noted that the merger consideration of $8.50 was within the indicated range.

    Selected Transactions Analysis. Tucker Anthony reviewed and analyzed selected publicly available financial, operating and stock market information relating to 27 acquisition transactions in the restaurant industry since 1998. Tucker Anthony had all data points necessary to perform this analysis, except as noted in the table below. The following table summarizes selected data reviewed as part of Tucker Anthony's analysis.

                                                    SELECTED TRANSACTION ANALYSIS
                                                 -----------------------------------
                                                    HIGH         LOW        MEDIAN
                                                    ----         ---        ------
LTM Sales Multiples (25 data points)...........     1.98        0.18         0.7
LTM EBITDA Multiples (22 data points)..........     14.7         2.4         6.1
Enterprise Value to Total Assets (21 data
  points)......................................      2.2         0.3           1

---------
Enterprise Value = market value of equity plus debt

LTM=Latest twelve months

Sales Multiples=Enterprise Value/LTM Sales

EBITDA=earnings before interest, taxes, depreciation and amortization.

LTM EBITDA Multiples=Enterprise Value/LTM EBITDA

    Based on this analysis, Tucker Anthony derived an equity value range for us of $7.00 to $8.75 per fully diluted share. Tucker Anthony noted that the merger consideration of $8.50 was within the indicated range.

    Leveraged Buy-out/Recapitalization Analysis. Tucker Anthony prepared an analysis based on the same projections utilized in the discounted cash flow analysis as to the value that might be paid pursuant to a recapitalization transaction. A range of possible acquisition prices was derived by reviewing the estimated return on equity investment, which would result from a leveraged buy-out based on various assumptions, including the financial ratios required by the bank financing and high yield debt markets, and interest rates. Assuming terminal values at the end of the fifth year following a buy-out transaction ranging from 5.0x to 5.5x EBITDA and required internal rates of return on equity of 35%+, this methodology indicated that a recapitalization transaction could earn a purchaser a market return on their investment at a merger consideration of $7.50 to $8.50 per share. These EBITDA multiples are consistent with transaction multiples in this industy. This internal rate of return reflects Quizno's most recent estimated cost of capital for its subordinated debt and an estimate for required rates of return for similar transactions. Tucker Anthony cautioned our special committee that the actual price that a party would be willing to pay in a leveraged buy-out or recapitalization transaction was dependent on various factors not included in this methodology and, therefore, that this analysis was not necessarily indicative of actual prices realizable or of rates of return on shares of the common stock retained in the transaction, which rates of return may be more or less favorable than those indicated in this analysis, are dependent on many contingencies and, therefore, are speculative.

    Premium Analysis. Tucker Anthony analyzed the premiums offered in other take private transactions announced between January 1, 2001 and June 4, 2001, as compiled by Securities Data Corporation. This analysis incorporated 47 announced transactions, 16 of which are still pending. Tucker Anthony compared the premiums offered versus closing prices for each target company's 52 week high and 52 week low. The median premium versus the 52 week high and 52 week low was (2.2%) and 81.7%, respectively. The analysis also indicated the range of premiums relative to 52 week lows was extremely wide and Tucker Anthony informed our special committee that Tucker Anthony focused its analysis on premiums offered relative to 52 week highs. Tucker Anthony noted that our current stock price was probably being influenced by the $8.00 tender offer completed in December and the May 22 announcement of an $8.00 offer, in effect providing a temporary floor to our stock price. Tucker Anthony also noted the premium being offered in the merger versus our 52 week high was approximately 6.3%, above the median premium offered in other take private transactions.

    Future Trading Price Analysis. Based on the management forecast of sales, EBITDA and net income, Tucker Anthony calculated the present value of the implied hypothetical future trading values of our common stock. Tucker Anthony obtained this by multiplying projected stand-alone sales, EBITDA and earnings per share for the twelve months ending June 30, 2001, and the calendar years ended December 2001 and 2002 based on the management forecast by multiples derived from the comparable public company trading multiples analysis, including 0.90x sales, 8.00x EBIT, and 11.0x net income. Our implied forward stock price was discounted at an equity discount rate of 37.5%. This rate of return reflects Quizno's most recent estimated cost of capital for its subordinated debt and an estimate for required rates of return for similar transactions. Based on this analysis, Tucker Anthony derived an equity value range for us of $7.75 to $8.75 per fully diluted share. In connection with this presentation, Tucker Anthony advised our special committee that this analysis was not necessarily indicative of future trading ranges and that any estimate of future market prices is speculative and subject to significant uncertainties and contingencies, all of which are difficult to predict and beyond the control of Tucker Anthony. Therefore, our actual trading prices might be outside the estimated range and would depend on, and fluctuate with, changes in interest rates, market conditions and the condition, results of operations and prospects, financial and otherwise, and other factors that generally influence the prices of securities. Tucker Anthony noted that the merger consideration of $8.50 was within the indicated range.

    Discounted Cash Flow Analysis. Tucker Anthony analyzed our fully diluted per share value based on an unleveraged, after-tax discounted cash flow analysis of our projected five-year financial performance. Tucker Anthony estimated the net present value of our future cash flows of using the management forecast covering the period ending December 31, 2005 and calculated a terminal value based on a range of the multiples of projected 2005 EBITDA. In conducting this analysis, Tucker Anthony applied discount rates ranging from 23.5% to 26.5% and terminal value multiples ranging from 5.0x to 5.5x EBITDA. Tucker Anthony derived these discount rates on the basis of the Company's most recent capital-raising activities, Tucker Anthony's judgment and experience with limited liquidity microcap companies, and the rates currently obtainable in debt markets. Tucker Anthony derived the range of EBITDA multiples and discount rates on the basis of multiples of EBITDA for the 22 public comparable companies, with significant consideration given to the seven smaller capitilization companies (discussed in the comparable public company trading analysis above) and the 27 comparable transactions (discussed in the selected transactions analysis above). This analysis indicated a discounted cash flow valuation ranging from approximately $13.15 per share to $16.40 per share. Tucker Anthony noted that the merger consideration of $8.50 was below the indicated range. Discounted Cash Flow Analysis, however, is only one of several measures used to determine the fairness, from a financial point of view, of merger consideration, and all of the other analysis indicate that the merger consideration of $8.50 was within the range.

    The engagement letter between us and Tucker Anthony provides that we are obligated to pay Tucker Anthony a fee of $100,000 upon delivery of the Tucker Anthony fairness opinion to the board prior to its decision to pursue the merger. This fee has been paid. We also agreed to pay a retainer of $10,000 per month beginning May, 2001 and ending on the closing date of the merger. In addition, the engagement letter between us and Tucker Anthony provides that we will reimburse Tucker Anthony for its out-of-pocket expenses and will indemnify Tucker Anthony and related persons against liabilities, including liabilities under securities laws, arising out of its engagement. Further, Tucker Anthony provided an asset-liability analysis and rendered an opinion to the board based on that analysis in connection with the tender offer in late 2000. We also used Tucker Anthony as the managing broker during our share repurchase program, in which Tucker Anthony was paid commissions in connection with the shares repurchased by us in that program.

    Tucker Anthony has consented to the inclusion of this description and to the inclusion of its Fairness Opinion, dated June 21, 2001, as an annex to this proxy statement. See Annex G -- 'Consent of Tucker Anthony Sutro Capital Markets.'

OUR MANAGEMENT'S FORECAST

    During May and June 2001, our management, in connection with the merger, has provided the Schadens and Tucker Anthony with information about us that is not publicly available. These financial projections reflect certain revisions requested by the special committee and included the financial information set forth below, which describes all of the material financial information provided to the Schadens and Tucker Anthony. We do not, as a matter of course, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were prepared by our Chief Financial Officer, John Gallivan, and reviewed by Richard E. Schaden solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements and are included in this proxy statement only because they were furnished by our management to the Schadens and Tucker Anthony. The financial projections necessarily make many assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond our control. We cannot predict whether the assumptions made in preparing the financial projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. With the exception of the examination of this prospective financial information by Tucker Anthony in connection with its fairness opinion, neither our independent auditors nor any other independent accountants or financial advisors have compiled, examined or performed any procedures with respect to this prospective financial information, nor have they expressed any opinion or any form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

                               FINAL PROJECTIONS

                                                    PROJECTED FISCAL YEAR ENDED SEPTEMBER 30,
                                                 -----------------------------------------------
                                                  2001      2002      2003      2004      2005
                                                  ----      ----      ----      ----      ----
                                                 DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA
FRANCHISE OPERATIONS
Total Revenue from Franchise Operations........  $37,418   $44,512   $51,372   $57,724   $64,288
Income from Franchise Operations...............  $ 8,317   $11,335   $15,091   $17,958   $20,811
COMPANY STORE OPERATIONS
Total Revenue from Company Owned Stores........  $15,989   $14,282   $14,715   $15,161   $15,621
Income from Company Owned Stores...............  $ 1,528   $ 1,330   $ 1,233   $ 1,289   $ 1,328
NET INCOME BEFORE TAXES........................  $  (836)  $ 5,139   $ 8,752   $11,499   $14,521
NET INCOME.....................................  $  (526)  $ 3,237   $ 5,400   $ 7,244   $ 9,148
PREFERRED STOCK DIVIDENDS......................  $  (147)  $   (27)  $    --   $    --   $    --
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS...  $  (676)  $ 3,210   $ 5,400   $ 7,244   $ 9,148
DILUTED NET INCOME PER COMMON SHARE............  $ (0.22)  $  1.02   $  1.72   $  2.31   $  2.92

                            PRELIMINARY PROJECTIONS

                                                    PROJECTED FISCAL YEAR ENDED SEPTEMBER 30,
                                                 -----------------------------------------------
                                                  2001      2002      2003      2004      2005
                                                  ----      ----      ----      ----      ----
                                                 DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA
FRANCHISE OPERATIONS
Total Revenue from Franchise Operations........  $37,418   $44,215   $50,641   $56,971   $63,761
Income from Franchise Operations...............  $ 8,317   $ 9,811   $11,635   $13,103   $14,665
COMPANY STORE OPERATIONS
Total Revenue from Company Owned Stores........  $15,989   $14,282   $14,715   $15,161   $15,621
Income from Company Owned Stores...............  $ 1,528   $ 1,330   $ 1,233   $ 1,289   $ 1,328
NET INCOME BEFORE TAXES........................  $  (836)  $ 3,618   $ 5,126   $ 6,658   $ 8,385
NET INCOME.....................................  $  (526)  $ 2,280   $ 3,229   $ 4,194   $ 5,283
PREFERRED STOCK DIVIDENDS......................  $  (147)  $   (27)  $    --   $    --   $    --
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS...  $  (676)  $ 2,252   $ 3,229   $ 4,194   $ 5,283
DILUTED NET INCOME PER COMMON SHARE............  $ (0.22)  $  0.72   $  1.03   $  1.34   $  1.69

                                  DIFFERENCES

                                                    PROJECTED FISCAL YEAR ENDED SEPTEMBER 30,
                                                 -----------------------------------------------
                                                  2001      2002      2003      2004      2005
                                                  ----      ----      ----      ----      ----
                                                 DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA
FRANCHISE OPERATIONS
Total Revenue from Franchise Operations........  $    --   $   297   $   731   $   753   $   527
Income from Franchise Operations...............  $    --   $ 1,524   $ 3,456   $ 4,855   $ 6,146
COMPANY STORE OPERATIONS.......................  $    --   $    --   $    --   $    --   $    --
Total Revenue from Company Owned Stores........  $    --   $    --   $    --   $    --   $    --
Income from Company Owned Stores...............  $    --   $    --   $    --   $    --   $    --
NET INCOME BEFORE TAXES........................  $    --   $ 1,521   $ 3,626   $ 4,841   $ 6,136
NET INCOME.....................................  $    --   $   957   $ 2,171   $ 3,050   $ 3,865
PREFERRED STOCK DIVIDENDS......................  $    --   $    --   $    --   $    --   $    --
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS...  $    --   $   958   $ 2,171   $ 3,050   $ 3,865
DILUTED NET INCOME PER COMMON SHARE............  $    --   $  0.30   $  0.69   $  0.97   $  1.23

                           EXPLANATION OF DIFFERENCES

    Projected revenue from franchised operations increased in 2002, 2003 and 2004 as the result of an increase in the number of projected new openings of 10 in 2002 and 15 in 2004, increasing initial franchise fees in those years and royalty and licensing fees for 2002 through 2005. Openings were reduced by 8 in 2005.

    Projected franchising expenses decreased by $1.2 million (3.4%) in 2002, $2.7 million (6.9%) in 2003, $3.9 million (8.9%) in 2004, and $5.6 million
(11.4%) in 2005. The revisions to franchise expenses were primarily related to revisions to the estimates of the amount the Company would spend on information technology and revised estimates of the number of new employees the Company would add in subsequent years. The preliminary projections had been weighted on actual fourth quarter 2000 expenses, which included significant one time information technology costs along with an overlap of employee costs in connection with a re-organization of the Company's operations departments.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of management as well as assumptions made by and information currently available to us. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the merger. When used in this document, the words 'anticipate,' 'believe,' 'estimate,' 'expect,' 'plan,' 'intend,' 'project,' 'predict,' 'may,' and 'should' and similar expressions, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events, including the completion of the merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

     delays in receiving required regulatory and other approvals;

     the failure of shareholders to approve the merger agreement;

     general economic or market conditions;

     changes in business strategy;

     availability of financing on acceptable terms to fund future operations;

     competitive conditions in our markets;

     general economic or market conditions;

     changes in technology; and

     various other factors, both referenced and not referenced in this proxy statement including those discussed in our periodic and other filings with the SEC.

    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. Further information about the risks of forward-looking statements applicable to us can be found in our Form 10-QSB/A for the three months ended June 30, 2001 and our Form 10-KSB/A for the year ended September 30, 2000, both of which have been incorporated herein by reference and attached as Annex E and Annex F, respectively, to this proxy statement.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

    The purpose of the special meeting is to vote upon a proposal to approve and adopt the merger agreement. If the merger agreement is approved by our shareholders and the other conditions to the merger are satisfied or waived, Firenze will merge with and into us and all shares currently held by our public shareholders will be converted into the right to receive $8.50 in cash, without interest, other than shares as to which appraisal rights have been validly exercised.

    Representatives of our independent auditors are not expected to be present at the special meeting.

    A merger agreement is attached to this proxy statement as Annex A. See also 'The Merger Agreement' and 'The Merger' beginning on page 31 of this proxy statement.

    THE SPECIAL COMMITTEE AND THE BOARD HAVE APPROVED THE MERGER AGREEMENT AND RECOMMEND A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. THE SCHADEN'S, AS MEMBERS OF THE BOARD WITH A DIRECT CONFLICT OF INTEREST, DID NOT TAKE PART IN THE VOTE.

REQUIRED VOTES

    The affirmative vote of at least a majority of the outstanding shares entitled to vote thereon is required to approve and adopt the merger agreement and the merger. The transaction is not structured so that the approval of at least a majority of unaffiliated security holders is required.


    As of October 5, 2001 the Schadens were beneficial owners of approximately 67% of the outstanding shares of our common stock, of which all shares are eligible to vote at the special meeting. The Schadens have indicated that they intend to vote their shares in favor of the adoption of the merger agreement, although they are not obligated to do so. Accordingly, the Schadens have sufficient voting power to cause the approval and adoption of the merger agreement and the merger without the affirmative vote of any of our other shareholders.


VOTING AND REVOCATION OF PROXIES

    Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares represented by the proxy will be voted for the proposal to approve and adopt the merger agreement and the merger. The board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by the proxy are voted at the special meeting by:

     attending and voting in person at the special meeting,

     giving notice of revocation of the proxy at the special meeting, or delivering to our secretary a written notice of revocation or a duly executed proxy relating to the same shares and matters to be considered at the special meeting, bearing a date later than the proxy previously executed.

    You may revoke your proxy at any time before it is voted by delivering to the corporate secretary of the company at 1415 Larimer Street, Denver, Colorado 80202, a written and signed revocation or a duly executed proxy bearing a later date. In addition, if you attend the meeting, after notifying the secretary of the meeting, you may vote in person even if you have previously submitted a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM; VOTING AT THE SPECIAL MEETING


    Only holders of shares at the record date will be entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were outstanding and entitled to vote 2,337,439 shares. Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. The presence, in person or by proxy, at the special meeting of the holders of at least a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business.


    Abstentions will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of the merger proposal. Abstentions, therefore, will have the same effect as a vote against the merger proposal.

    Brokerage firms who hold shares in 'street name' for customers will not have the authority to vote those shares with respect to the merger if such firms have not received voting instructions from a beneficial owner. The failure of a broker to vote shares in the absence of instructions (a 'broker non-vote') will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of the merger proposal. Broker non-votes, therefore, will have the same effect as a vote against the merger.

APPRAISAL RIGHTS


    Each shareholder has a right to dissent from the merger, and, if the merger is consummated, to receive 'fair value' for his or her shares in cash by complying with the provisions of the Colorado Business Corporations Act, including Article 113. The dissenting shareholder must deliver to us, prior to the vote being taken on the merger agreement at the special meeting, written notice of his or her intent to demand payment for his or her shares if the merger is effected and must not vote in favor of approval and adoption of the merger agreement. The full text of Article 113 of the Colorado Business Corporations Act is attached as Annex D hereto. See 'Appraisal Rights' at page 44 for a further discussion of the rights and the legal consequences of voting shares in favor of the approval and adoption of the merger agreement and the merger.


SOLICITATION OF PROXIES

    We will bear the cost of soliciting proxies from shareholders. In addition to soliciting proxies by mails, our officers and directors and employees, without receiving additional compensation, may solicit proxies by telephone, facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

RECENT DEVELOPMENTS

    We have entered into an agreement with Quiznos Canada Corporation, a Canadian Company, and a successer in interest, 626514 British Columbia Ltd. that is our master franchisee in Canada and its principal owner to provide management services and other assistance to the master franchisee. At this time, the Canadian master franchise is financially distressed. In consideration for these services, we will be paid certain management fees and will be issued 20% of the outstanding capital stock of the master franchisee on a fully diluted basis. We will also be reimbursed for the costs of certain of our services. In addition the principal owner of the master franchisee has granted us, subject to certain conditions, a series of options to purchase from it up to an additional 31% of the outstanding capital stock of the master franchisee on a fully diluted basis at a cost determined by various valuation methods that depend upon when the options are exercised. This last option in the series will expire on December 31, 2003. The master franchisee currently has franchised approximately 124 restaurants in Canada.

CERTAIN TRANSACTIONS

    Tucker Anthony Incorporated, the parent company of the financial advisor to the special committee, has loaned to Richard E. Schaden approximately $2,000,000 which is secured by Mr. Schaden's shares of our common stock. In addition to his shares of common stock, the loan is secured by Mr. Schaden's personal assets and personal guaranty, as well as a guaranty from us by which we assure Tucker Anthony and its affiliates that upon an event of a default in Mr. Schaden's loan, we will be responsible for the principal and interest on the loan. The guaranty will only be drawn against us by Tucker Anthony or its affiliates if
(a) Mr. Schaden defaults on his payment obligations under the loan or
(b) Mr. Schaden's shares of common stock and other collateral and guaranties become insufficient collateral. In the event our guaranty is invoked, we have entered into a reimbursement agreement with Mr. Schaden which requires
Mr. Schaden to reimburse us for any expenses or losses suffered by us in connection with the guaranty. One of the conditions of the Tucker Anthony loan is that our common stock remain publicly traded. As such, it is anticipated that the Tucker Anthony loan will have to be refinanced at the time the merger closes. We have initiated discussions with an unaffiliated lender, Aviation Finance Group, LLC, to arrange for such refinancing. Current discussions indicate the new loan to Mr. Schaden will likely be for $2,000,000, payable over 20 years with an interest rate of 3.2 percentage points over the five-year Treasury interest rate in effect from time to time. We expect to guaranty the loan and secure the guaranty with our corporate jet aircraft. Mr. Schaden is expected to enter into a reimbursement agreement similar to the one described above at the time the loan is advanced.

    In the past three fiscal years, we have paid to Tucker Anthony a total not exceeding $952,160 for various financial services. Specifically, in fiscal year 1999, we paid Tucker Anthony $8,200 in commissions in connection with certain share repurchases by us of our common stock. In fiscal year 2000, we paid them less than $2,500 in commissions for additional share repurchases of our common stock and an additional $801,460 in connection with our tender offer and other financings. To date this fiscal year, we have paid them $140,000 in connection with this merger.

    During the current fiscal year through September 5, 2001 Richard E. Schaden has earned $398,675 as salary and $5,163 in profit sharing. Also, in fiscal 2001, Mr. Schaden earned $425,315 in bonus under his employment contract for calendar year 2000, and $11,850 in auto allowances. In addition, we have accrued $445,062 through July 31, 2001 for 2001 bonus expected to be earned under his employment contract. He has also been paid $28,470 in preferred stock dividends, $9,000 for board of director fees, and reimbursed $22,304 for business and compensatory expenses.

    During the current fiscal year through September 5, 2001, Richard F. Schaden has earned $91,959 as salary and $3,163 in profit sharing. Also, in fiscal 2001, Mr. Schaden earned $249,188 in bonus under his employment agreement for calendar year 2000, and $14,400 in rent. In addition, we have accrued $222,531 through July 31, 2001 for 2001 bonus expected to be earned under his employment contract. Richard F. Schaden is a shareholder of Illinois Food Managers, Inc., which in turn is shareholder in Sub Development, Inc., an area director for the Company whom we have paid $572,347 in commissions from September 30, 2000 through August 31, 2001. He has also been paid $84,870 in preferred stock dividends and $9,000 for board of director fees. During our tender offer, we discussed the possibility of redeeming some or all of Richard F. Schaden's shares of our common stock after the merger is complete in a manner that is tax advantageous to Mr. Schaden. These discussions have been preliminary in nature and we have not reached any agreement, nor has Mr. Schaden told us whether he would agree to such a redemption of his shares. We expect to continue these discussions following conclusion of the merger. However, at the present time we do not believe we have the cash availability or financing capacity to complete such a transaction in the foreseeable future.

    In the merger agreement, we agreed that, to the fullest extent permitted under applicable law, after the effective time of the merger we will, as the surviving corporation, indemnify, defend and hold harmless each of our present and former officers and directors, against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger to the full extent permitted under applicable Colorado law, the terms of our articles of incorporation or the terms of our bylaws, as in effect on June 21, 2001.

    As the surviving corporation, we agreed that we will maintain our existing directors' and officers' liability insurance for at least six years following the effective date of the merger. We may substitute policies with substantially equivalent coverage and amounts which contain terms no less favorable to the former directors and officers. In no event will we be required to pay aggregate annual directors and officers premiums in excess of 200% of the aggregate premiums paid by us in the twelve months prior to the date of the merger agreement on an annualized basis; but if we are unable to obtain the amount of insurance required by the merger agreement for the aggregate premium, we will obtain as much insurance as can be obtained for an annual premium not in excess of 200% of the aggregate directors and officers insurance premiums paid by us in the twelve months prior to the date of the merger agreement on an annualized basis.

    During our tender offer, we discussed the possibility of redeeming some or all of Richard F. Schaden's shares of our common stock after the merger is complete in a manner that is tax advantageous to Mr. Schaden. These discussions have been preliminary in nature and we have not reached any agreement, nor has Mr. Schaden told us whether he would agree to such a redemption of his shares. We expect to continue these discussions following conclusion of the merger.

PRICE RANGE OF SHARES; DIVIDENDS; AND STOCK REPURCHASES

    Our common stock is traded on the Nasdaq SmallCap Market under the symbol 'QUIZ.' The following table shows high asked, low bid and close price information for each quarter in the last three fiscal years as reported by Prophet Information Services, Inc., a provider of online historical stock price data for all major U.S. securities markets. Such quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                              FISCAL PERIOD ENDED
                                                             SEPTEMBER 30, 1999(1)
                                                          ---------------------------
                                                          HIGH        LOW       CLOSE
                                                          ----        ---       -----
First Quarter...........................................  $7.75      $6.88      $6.88
Second Quarter..........................................   7.75       6.50       7.25
Third Quarter...........................................   9.50       6.94       7.88

                                                               FISCAL YEAR ENDED
                                                              SEPTEMBER 30, 2000
                                                          ---------------------------
                                                          HIGH        LOW       CLOSE
                                                          ----        ---       -----
First Quarter...........................................   9.00       7.25       7.38
Second Quarter..........................................   7.94       5.88       7.94
Third Quarter...........................................   8.00       5.88       7.00
Fourth Quarter..........................................   7.38       5.88       6.44

                                                               FISCAL YEAR ENDED
                                                              SEPTEMBER 30, 2001
                                                          ---------------------------
                                                          HIGH        LOW       CLOSE
                                                          ----        ---       -----
First Quarter...........................................   8.00       6.25       7.88
Second Quarter..........................................   8.00       7.00       7.38
Third Quarter...........................................   8.44       7.12       8.32
Fourth Quarter..........................................   8.72       8.10       8.36

---------
(1) In 1999 we changed our fiscal year from December 31 to September 30 resulting in a nine month fiscal year.


                              -------------------

    On October 5, 2001, we had issued and outstanding 2,337,439 shares of our common stock. On such date, there were approximately 85 holders of record of our common stock. Such number includes shareholders of record who hold stock for the benefit of others. On May 21, 2001, the last day the shares were traded prior to the announcement of the merger proposal, the last reported sales price per Share as reported on Nasdaq was $7.40.


    We have not declared or paid any dividends on the shares since our inception. We do not anticipate paying cash dividends on the shares in the foreseeable future. We intend to retain future earnings to finance our operations and to fund the growth of the business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our board of directors deems relevant.

    Between October 1, 1999 and September 30, 2000, we repurchased approximately 144,005 shares on the open market. The prices at which shares were repurchased ranged from $6.03 to $8.875, and the average price per repurchased share was $8.38. In our tender offer, which closed on December 12, 2000, we purchased 1,699,439 shares, including options and warrants at $8.00 per share. Since December 12, 2000, we have purchased an additional 51,522 shares, including options and warrants, at $8.00 per share in private unsolicited transactions in which we were approached by individual shareholders.

    In March 2001, Richard E. Schaden purchased 2,000 shares of our common stock from his brother, Tim Schaden, at a price of $8.00 per share.

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


    The following unaudited pro forma condensed financial information and explanatory notes give effect to the merger and are based on the estimates and assumptions set forth in the notes to such statements. This pro forma information has been prepared using our historical financial statements and should be read in conjunction with the historical financial statements and notes included in the Form 10-KSB/A and the Form 10-QSB/A.


    The pro forma condensed balance sheet information gives effect to the merger as if it had occurred on June 30, 2001. The pro forma condensed statement of earnings for the year ended September 30, 2000 and for the nine months ended June 30, 2001 gives effect to the merger as if it had occurred on October 1, 1999. The pro forma condensed financial data may not be indicative of actual results that would have been achieved if the merger had occurred on the dates indicated or the results that may be realized in the future.

          SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


                                   FISCAL YEAR ENDED SEPTEMBER 30, 2000     NINE MONTHS ENDED JUNE 30, 2001
                                   ------------------------------------   ------------------------------------
                                                PRO FORMA                              PRO FORMA
                                   ------------------------------------   ------------------------------------
                                                                  PRO                                    PRO
                                   HISTORICAL   ADJUSTMENTS      FORMA    HISTORICAL   ADJUSTMENTS      FORMA
                                   ----------   -----------      -----    ----------   -----------      -----
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro Forma Condensed Statement of
  Earnings:
    Income from franchise
      operations.................   $ 6,051       $--           $ 6,051    $ 6,799        $--          $ 6,799
    Income from Company store
      operations.................     1,194        --             1,194        947        --               947
    Interest expense.............    (1,899)       --            (1,899)    (2,515)       --            (2,515)
    Depreciation and
      amortization...............    (1,960)       --            (1,960)    (2,378)       --            (2,378)
    Impairment of long lived
      assets.....................      (579)       --              (579)    (1,270)       --            (1,270)
    Financing and acquisition
      related costs..............      (138)       --              (138)    (2,283)       --            (2,283)
    Other income (expense).......      (687)       --              (687)      (877)       --              (877)
                                    -------       ------        -------    -------        -----        -------
    Earnings before income
      taxes......................     1,982        --             1,982     (1,577)       --            (1,577)
    Income taxes.................      (723)       --              (723)       583        --               583
    Preferred stock dividends....      (186)          38(1)        (148)      (139)          29(1)        (110)
                                    -------       ------        -------    -------        -----        -------
    Net earnings (loss)
      applicable to common
      stockholders...............   $ 1,073       $   38        $ 1,111    $(1,133)       $  29        $(1,104)
                                    -------       ------        -------    -------        -----        -------
                                    -------       ------        -------    -------        -----        -------
    Weighted average shares
      outstanding;
        Basic....................     3,020         (778)         2,242      2,522          778          1,744
        Diluted..................     3,729         (896)         2,833      2,522          778          1,744
    Diluted net income (loss) per
      share of common stock......   $  0.31                     $  0.39    $ (0.45)                    $ (0.63)

                                                                 NINE MONTHS ENDED JUNE 30, 2001
                                                             ----------------------------------------
                                                             HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                             ----------   -----------       ---------
                                                                      (DOLLARS IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)
Pro Forma Condensed Balance Sheet
    Assets
    Current Assets:
        Cash and short term investments....................   $15,278       $(8,050)(3)     $  7,228
        Accounts and current portion of notes receivable...     5,249        --                5,249
        Other current assets...............................     1,630        --                1,630
                                                              -------       -------         --------
        Total current assets...............................    22,157        (8,050)          14,107
        Property and equipment, net........................    10,177        --               10,177
        Intangible and deferred assets.....................    14,889        --               14,889
        Deferred tax asset.................................     4,254        --                4,254
        Other assets.......................................     1,377        --                1,377
                                                              -------       -------         --------
        Total assets.......................................   $52,854       $(8,050)        $ 44,804
                                                              -------       -------         --------
                                                              -------       -------         --------
    Liabilities and Stockholders' Equity
    Current Liabilities:
        Accounts payable and accrued liabilities...........   $ 8,906       $--             $  8,906
        Current portion of long term obligations...........     1,843                          1,843
                                                              -------       -------         --------
        Total current liabilities..........................    10,749        --               10,749
        Line of credit.....................................     --                             --
        Long term obligations..............................    27,231                         27,231
        Subordinated debt..................................     --           --                --
        Deferred revenue...................................    20,209        --               20,209
        Warrants subject to put............................     3,374                          3,374
        Stockholders' Equity...............................    (8,709)       (8,050)(2)      (16,759)
                                                              -------       -------         --------
        Total liabilities and stockholders' equity.........   $52,854       $(8,050)        $ 44,804
                                                              -------       -------         --------
                                                              -------       -------         --------
Working capital............................................   $11,408                       $  3,358
Total debt.................................................   $29,074                       $ 29,074
Book value per common share................................   $ (3.45)              (4)     $  (9.61)


---------
(1) Adjustment to preferred stock dividends reflects the purchase of 21,000 shares of Class C preferred stock ($.60 per year per share dividend) and 24,677 shares of Class E preferred stock ($1.034 per year per share dividend). The Class A preferred stock will not be redeemed, and the Class D preferred stock does not pay dividends.

(2) The adjustment to stockholders' equity reflects the purchase of 895,720 common shares, options and preferred shares for $8.50 each for a total of $7,613,620; less proceeds of $402,692 from the exercise price of options, plus transaction costs of $780,000, and incremental costs of $59,000 related to the redemption of the Class E and Class D preferred stock. Class C and Class E will be purchased at $8.50 per share, with an additional $50,000 for the Class E to cover liquidation value. The authorized and issued Class D preferred stock will be redeemed for $3.00 per share totaling $9,000. The adjustment reflects the repurchase of all common stock, preferred stock and options not held by the Schadens and their affiliates. See following table for a detailed breakdown of the stockholders' equity adjustment.

(3) The cost of the shares, incremental and transaction costs will be paid with cash.

(4) Book value per share is calculated as total stockholders' equity divided by the number of shares outstanding at the end of the period, giving effect in the case of the pro forma amounts to the shares repurchased as contemplated herein.

                       CALCULATION OF COST TO REPURCHASE


                                                 SHARES        LOSS: SCHADEN &     SHARES TO BE
                                               OUTSTANDING   AFFILIATE OWNERSHIP   REPURCHASED
                                               -----------   -------------------   -----------
                                                                (IN THOUSANDS)
Common Stock.................................     2,337            (1,559)               778
Class A Preferred Stock......................       146              (146)                --
Class C Preferred Stock......................        57               (36)                21
Class D -- see below.........................        --                --                 --
Class E Preferred Stock......................        60               (35)                25
Options......................................       155               (83)                72
                                                 ------            ------             ------
TOTALS.......................................     2,755            (1,859)               896
                                                 ------            ------             ------
                                                 ------            ------             ------
REPURCHASE PRICE.............................                                         $ 8.50
                                                                                      ------
TOTAL REPURCHASE $$..........................                                         $7,614
                                                                                      ------
Less Option Proceeds.........................                                           (403)
Transaction Costs............................                                            780
Class D -- redeemed at face value............                                              9
Class E -- incremental costs.................                                             50
                                                                                      ------
TOTAL COSTS FOR REPURCHASE...................                                         $8,050
                                                                                      ------
                                                                                      ------


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the merger and the fairness of the consideration to be received in the merger, you should be aware that certain of our officers and directors have interests in the merger, which are described below and which may present them with certain actual or potential conflicts of interest.


    As of October 5, 2001, the directors and executive officers as a group beneficially owned 1,884,923 shares of our common stock on a fully diluted basis, or 57.3% of such shares, which includes 316,654 shares issuable upon exercise of outstanding stock options that are currently exercisable or the conversion of shares of preferred stock. The Schadens own approximately 67% of the outstanding shares of common stock and, if acting together, will be able to control all matters requiring approval of our shareholders, including the approval of the merger and the election of directors. Our board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under 'Certain Beneficial Ownership of Shares,' 'Special Factors -- Recommendations of the Special Committee and Board of Directors,' and 'Special Factors -- Reasons for the Merger and Fairness of the Merger.'


    After the merger, the Schadens and their affiliates will beneficially own 100% of the outstanding shares of our common stock. In addition, Levine Leichtman will hold warrants to purchase up to 14% of the outstanding shares of the company on a fully-diluted basis. See 'Merger Financing.'


    The members of the special committee have been and will be paid $7,500 per month from the date of their engagement until the closing of the merger. To date, each member has been paid $57,500. The members of the special committee will continue to serve as our directors subsequent to the merger. Pursuant to the merger agreement, if the merger is completed, our directors, including members of the special committee (other than the Schadens and the affiliates), will receive the merger consideration less the exercise price for each share of common stock subject to such directors stock options.


    Except as described herein, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither the company nor any associate or subsidiary of the company nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or affiliates of any of the foregoing, have effected any transactions involving the shares during the 60 business days prior to the date hereof. Richard E. Schaden purchased 2,000 shares from his brother on April 19, 2001 at $8.00 per share in a private transaction. Except as otherwise described herein, neither the company nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the merger with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.


    Currently, the only options to purchase company common stock are held by the Schadens, certain of our directors, including Frederick H. Schaden, members of the special committee and one executive officer. See the table below and 'Certain Beneficial Ownership of Shares' on page 39. The options held by the Schadens and their affiliates will survive the merger and become obligations of the surviving company with the same terms as they currently have. The holders of the remaining stock options will receive payment from us in cash equal to the merger consideration, less exercise price, for each share of common stock subject to such directors stock options.


OPTIONS HELD BY EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES (ALL ARE TEN-YEAR OPTIONS)

                         NAME                            GRANT DATE   SHARES COVERED   EXERCISE PRICE
                         ----                            ----------   --------------   --------------
Richard E. Schaden.....................................     1/1/00        4,000            $7.375
Richard F. Schaden.....................................     1/1/00        4,000            $7.375
Frederick Schaden......................................     1/1/00        4,000            $7.375
                                                            1/1/99        4,000            $7.625
                                                            1/1/98        4,000            $4.875
                                                           12/1/96        4,000            $3.875
                                                           12/1/95        4,000            $3.75
                                                           12/1/94        4,000            $4.12
                                                           12/1/93        2,000            $5.00
John Todd (special committee member)...................    9/26/00        1,000            $6.50
Mark Bromberg (special committee member)...............     1/1/00        4,000            $7.375
                                                            1/1/99        4,000            $7.625
                                                            1/1/98        4,000            $4.875
                                                            9/3/97        2,000            $4.75
Patrick Meyers.........................................    12/1/96        4,000            $3.875
                                                           12/1/95        4,000            $3.75
                                                           12/1/94        4,000            $4.12
                                                           12/1/93        2,000            $5.00

PREFERRED STOCK HELD BY EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES

                                                                                         AGGREGATE
                                                              CLASS OF       NUMBER OF   REDEMPTION
                          NAME                             PREFERRED STOCK    SHARES       VALUE
                          ----                             ---------------    ------       -----
Richard E. Schaden (through voting trust)................      Class A        73,000            *
Richard F. Schaden (through voting trust)................      Class A        73,000            *
(individually)...........................................      Class C        34,000            *
(individually)...........................................      Class E        34,803            *
Frederick Schaden........................................      Class C         2,000            *
John Gallivan............................................      Class E         1,473      $14,023
Steve Shaffer............................................      Class D         1,000      $ 3,000
John Fitchett............................................      Class D         1,000      $ 3,000

---------
* According to the terms of the merger agreement preferred stock owned by the Schadens will not be redeemed.

    All of the above listed outstanding options are fully vested. All outstanding options were granted under the Directors' Plan, which provided that options vested upon grant.

                              THE MERGER AGREEMENT

    This section of the proxy statement describes material aspects of the merger, including material provisions of the merger agreement. This description of the merger agreement is not complete and is qualified by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference. You are urged to read the entire merger agreement carefully.

THE MERGER

    The merger agreement provides that, upon the terms and subject to the conditions in the merger agreement, and in accordance with Colorado law, Firenze will be merged with and into us. As a result of the merger, Firenze's corporate existence will cease and Quizno's will continue as the surviving corporation in accordance with Colorado law. The merger will become effective at the time the articles of merger are filed with the Secretary of State of the State of Colorado. The merger is expected to occur as soon as practicable after all conditions to the merger have been satisfied or waived.

    Our board of directors, based upon the recommendation of the special committee, has approved, and deems it fair to and in the best interests of our public shareholders to consummate the merger of Firenze with and into us. Upon consummation of the merger, each issued and outstanding share of our common stock other than shares beneficially owned by: (1) Richard E. Schaden, (2) Richard F. Schaden, (3) their affiliates, and (4) holders who have validly exercised their dissenters' rights, will be cancelled and converted automatically into the right to receive $8.50 per share.

    The merger agreement provides that our directors and officers immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation. Subject to the merger agreement, our restated articles of incorporation as in effect immediately prior to the effective time of the merger, will be the restated articles of incorporation of the surviving corporation after the merger. Subject to the merger agreement, our bylaws, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation after the merger. Subject to the merger agreement, any vacancy existing in the surviving corporation's board of directors or in any of the surviving corporation's offices, may thereafter be filled in the manner provided by the Colorado Business Corporation Act and the surviving corporation's articles of incorporation and bylaws.

STOCK OPTIONS, WARRANTS AND PREFERRED STOCK

    At the effective time of the merger, our stock option plans and each outstanding option to purchase shares under our plans, whether vested or unvested, owned by the Schadens or the affiliates will be assumed by the surviving corporation. Each such option so assumed shall continue to have, and be subject to, the same terms and conditions set forth in our employee stock option plan and the applicable stock option agreement immediately prior to the effective time of the merger.

    At the effective time of the merger, all stock options held by persons other than the Schadens or the affiliates will automatically be converted into the right to receive an amount equal to the merger consideration in cash, less the applicable exercise price, for each share of common stock subject to such options.

    At the effective time of the merger, each of our outstanding warrants will be assumed by the surviving corporation. Each warrant assumed by the surviving corporation under the merger agreement shall continue to have the rights and privileges set forth in the warrant immediately prior to the effective time of the merger.

    Our authorized and issued Class C and Class E preferred stock existing as of the date of the merger agreement, other than shares owned by the Schadens and their affiliates will be redeemed by us at a purchase price equal to the merger consideration or the liquidation value of each respective class of preferred stock, plus accumulated but unpaid dividends, and, in the case of the Class E preferred stock, a negotiated fee to terminate certain rights held by the Class E shareholders, which termination fee will be subject to approval by our board of directors. Our Class D preferred stock will be redeemed for $3.00 per share. The redemptions will close prior to the effective time, and the preferred stock will be cancelled. Any shares of preferred stock that have not been redeemed prior to the effective time of the merger will be assumed by the surviving corporation.

CONVERSION OF COMMON STOCK

    Once we and Firenze complete the merger, the following will occur:

     each share of our common stock, issued and outstanding immediately prior to the effective time, will, automatically, be converted into the right to receive an amount in cash equal to $8.50 per share payable to you without interest;

     all shares of our common stock, when converted, will no longer be outstanding and will automatically be cancelled and retired;

     each share of Firenze common stock will be automatically converted into one fully paid share of the common stock of the surviving corporation;

     each share of our common stock owned by any of our subsidiaries will be cancelled and retired and will cease to exist and no consideration will be paid for it;

     each holder of a certificate formally representing such shares will cease to have any rights, except the right to receive the merger consideration;

     we will appoint a transfer agent who will pay the merger consideration to our public shareholders;

     after the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates for the merger consideration. Do not send share certificates now.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains our representations and warranties relating to:

     corporate organization, standing and power;

     capital structure;

     consents and approvals required for the merger;

     absence of certain changes or events;

     brokers;

     subsidiaries;

     authority to execute and validity of the agreement;

     SEC documents;

     state takeover statutes;

     litigation; and

     taxes.

    The merger agreement also contains Firenze's representations and warranties of Firenze relating to:

     corporate organization, standing and power;

     capital structure;

     consents and approvals required for the merger;

     state takeover statutes and absence of super majority provision;

     litigation;

     taxes;

     undisclosed liabilities;

     subsidiaries;

     authority to execute and validity of the agreement;

     new entity status;

     brokers;

     employee benefit matters;

     title to properties;

     board and shareholders recommendation; and

     shareholder approval.

COVENANTS

    In the merger agreement, we agreed that:

     our business and the business of our subsidiaries will be conducted only in the usual, regular and ordinary course and in substantially the same manner as previously conducted, and we and our subsidiaries will use their commercially reasonable efforts to preserve their business organization substantially intact, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with them, in each case consistent with past practice, so that the goodwill and ongoing business is unimpaired, to the fullest extent possible, at the effective time of the merger.

    In the merger agreement, Firenze agreed that:

     Firenze will not carry on any business other than business required to consummate the merger and other transactions contemplated by the merger agreement; and

     Firenze, or its affiliates, will not take any action that would, or that could reasonably be expected to, result in any of Firenze's representations and warranties set forth in the merger agreement becoming untrue.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

    In the merger agreement, we agreed that, to the fullest extent permitted under applicable law, after the effective time of the merger we, as the surviving corporation, will indemnify, defend and hold harmless each of our present and former officers and directors, against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger to the full extent permitted under applicable Colorado law, the terms of our articles of incorporation or the terms of our bylaws, as in effect on June 21, 2001.

    As the surviving corporation, we agreed that we will maintain our existing directors' and officers' liability insurance for at least six years following the effective date of the merger. We may substitute policies with substantially equivalent coverage and amounts which contain terms no less favorable to the former directors and officers. In no event will we be required to pay aggregate annual directors and officers premiums in excess of 200% of the aggregate premiums paid by us in the twelve months prior to the date of the merger agreement on an annualized basis; but if we are unable to obtain the amount of insurance required by the merger agreement for the aggregate premium, we will obtain as much insurance as can be obtained for an annual premium not in excess of 200% of the aggregate director's and officer's insurance premiums paid by us in the twelve months prior to the date of the merger agreement on an annualized basis.

CONDITIONS TO THE MERGER

    Under the merger agreement, the respective obligation of each party to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

     the merger agreement has been approved by the requisite vote of the holders of our common stock; and

     no final restraining order or permanent injunction or other final order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the merger are in effect; provided that, subject to the merger agreement, the parties thereto will use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

    Our obligation to consummate the merger is subject to the satisfaction of the following conditions at the effective time of the merger:

     Tucker Anthony shall not have revoked, modified or changed its fairness opinion in any manner adverse to the holders of our shares.

    The obligation of Firenze to consummate the merger is subject to the satisfaction of the following conditions at the effective time of the merger:

     we will not have incurred and still be incurring a material adverse change; and

     persons holding not more than 170,000 issued and outstanding shares of ours will have exercised dissenters' rights in accordance with the requirements and procedures set forth in the Colorado Business Corporation Act.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval is obtained:

     by mutual written consent of Firenze and us;

     by either Firenze or us:

         if our shareholders fail to give any required approval of the merger and the transactions contemplated hereby upon a vote at a duly held meeting of our shareholders or at any adjournment thereof;

         if any court of competent jurisdiction or any governmental, administrative, or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger; or

         if the merger has not been consummated on or before September 30, 2001 and subject to certain conditions in the merger agreement.

     by Firenze if:

         we have breached in any material respect any representation or warranty contained in the merger agreement, or failed to perform in any material respect any of our covenants, obligations or other agreements contained in the merger agreement; and

         that breach is not curable or 20 days have elapsed subsequent to notice by Firenze to us of that breach and that breach has not been cured within the 20 day period.

     by us if:

         Firenze has breached in any material respect any representation or warranty contained in the merger agreement, or failed to perform in any material respect any of our covenants, obligations or other agreements contained in the merger agreement; and

         that breach is not curable or 20 days have elapsed subsequent to notice by us to Firenze of that breach and that breach has not been cured within the 20 day period; and our board of directors determines, in good faith, after consultation with and based on the advice of legal counsel, that the failure to change its recommendation of the adoption of this agreement and the merger could be expected to constitute a breach of its fiduciary duties to our shareholders under applicable law.

EFFECT OF TERMINATION

    In the event of the termination of the merger agreement, by either us or Firenze, as provided in the merger agreement, the merger agreement will become void and have no further effect, without any liability or obligation on the part of either party, except that nothing in the merger agreement will relieve any party to the merger agreement from liability or damages resulting from any intentional breach of the merger agreement.

    If the merger agreement is validly terminated, none of its provisions survive, except for certain miscellaneous provisions including payment of expenses.

AMENDMENT

    The merger agreement may be amended by the parties, with any amendment in writing and signed on behalf by both parties to the merger agreement, at any time before or after any required approval of matters presented in connection with the merger by our shareholders or the shareholders of Firenze. Provided, however, that after any such approval, there will be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders.

EXPENSES; TERMINATION FEES

    Generally, each party will pay its own costs incurred in connection with the merger agreement with the transactions contemplated by the merger. If the merger agreement is terminated by us as a result of the board's fiduciary obligations, we shall pay to Firenze all out-of-pocket expenses incurred by Firenze and its affiliates in connection with the merger agreement and not otherwise reimbursed or paid by us.

FEES AND EXPENSES

    The following is an estimate of expenses incurred or to be incurred in connection with the merger.

Legal fees.....................................  $405,000.00
Printing and mailing...........................    25,000.00
Filing fees....................................     4,000.00
Financial advisor fees.........................   182,000.00
Miscellaneous..................................    14,000.00
Special Committee..............................   150,000.00
Class E liquidation............................    50,000.00
Class D redemption.............................     9,000.00
                                                 -----------
    Total......................................  $839,000.00
                                                 -----------
                                                 -----------

                     CERTAIN BENEFICIAL OWNERSHIP OF SHARES


    The following table sets forth certain information, as of October 5, 2001, regarding the ownership of shares by each person known by us to be the beneficial owner of more than 5% of the outstanding shares, each of our directors and executive officers, and all of our executive officers and directors as a group. On such date, there were 2,337,439 shares of our common stock outstanding.


                                                                                    PREFERRED STOCK
                                                  COMMON STOCK       COMMON STOCK      OWNED AND
NAME AND ADDRESS                                    OWNED(1)          PERCENTAGE      PERCENTAGE
----------------                                    --------          ----------      ----------
Richard E. Schaden .............................    873,384(2)           36.0%             (6)
  1415 Larimer Street
  Denver, CO 80202

Richard F. Schaden .............................    920,470(2)           37.1%             (6)
  11870 Airport Way
  Broomfield, CO 80021

Levine Leichtman Capital Partners II, L.P. .....           (3)           14.0%             (3)
  335 North Maple Drive
  Suite 240
  Beverly Hills, CA 90210

Michael J. Roberts .............................    227,688               9.7%            0
  (jointly with Sandstone Ventures, LLL)
  6672 Gunpark Drive East, #102
  Boulder, Colorado 80301 (4)

Mark L. Bromberg................................     14,000(5)          *                 0

J. Eric Lawrence................................          0             *                 0

Frederick H. Schaden............................     28,000(5)            1.2%             (7)

John J. Todd....................................      1,000(5)          *                 0

Steven B. Shaffer...............................        500(6)          *                  (7)

John F. Fitchett................................          0             *                  (7)

Robert W. Scanlon...............................          0             *                 0

Sue A. Hoover...................................      3,873(6)          *                 0

Robert Elliott..................................          0             --                0

Patrick E. Meyers...............................     15,723(6)          *                 0

John L. Gallivan................................      1,473(6)          *                  (7)

All Executive Officers and Directors as a Group
  (13 persons)..................................  1,858,423              70.6%             (7)

---------
*  Less than 1% of shares outstanding.

(1) The persons named in the table have sole voting power with respect to all shares of common stock shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date as of which the table is presented, upon the exercise of options or warrants, or conversion of convertible securities. The record ownership of each beneficial owner is determined by assuming that options or warrants or convertible securities that are held by such person and that are exercisable or convertible within 60 days have been exercised or converted. The total outstanding shares used to calculate each beneficial owner's percentage also assumes that such options, warrants or convertible securities have been exercised or converted. Our Class A Cumulative Convertible Preferred Stock, Class C Cumulative Convertible Preferred Stock and Class E Cumulative Convertible Preferred Stock are currently convertible into our common stock on a 1-for-1 basis.

(2) Richard E. Schaden and Richard F. Schaden beneficially own, through a voting trust pursuant to which they are joint voting trustees, 773,667 shares of our common stock and 146,000 shares of our Class A preferred stock, and 2,000 shares of our common stock owned by a family member for which the voting trust holds sole voting power. The remaining duration of the
                                              (footnotes continued on next page)

(footnotes continued from previous page) voting trust agreement is three years, subject to extension. In the table, beneficial ownership of shares, other than the 773,667 shares of common stock, have been allocated equally to each of them. Such 773,667 shares of common stock are allocated to Richard F. Schaden in the table, and he has been given a proxy to vote such shares. Richard E. Schaden has pledged 773,667 shares of common stock to secure a personal loan. Mr. Schaden retains all voting rights with respect to such shares. Richard E. Schaden, individually, beneficially owns an additional 6,339 shares of our common stock held in his own name, 17,378 shares of our common stock represented by currently exercisable stock options and 2,000 shares of our common stock owned by a family member for which he holds sole voting power. Richard F. Schaden, individually, beneficially owns 34,000 shares of our Class C preferred stock, 4,000 shares of our common stock represented by currently exercisable stock options and 34,803 shares of our Class E preferred stock.

(3) We issued warrants to Levine Leichtman in connection with their loan to us of $13.8 million to finance our tender offer for shares of our common stock in December 2000. Such warrants permit Levine Leichtman to purchase up to 14% of each class of our capital stock on a fully diluted basis as of the completion of our tender offer at an exercise price of $0.01, subject to certain adjustments for issuances, exchanges or repurchases of our capital stock.

(4) The identified parties filed a Schedule 13D with the SEC on August 24, 2001 which indicated the requisite ownership had been acquired on November 30, 2000.

(5) All the shares indicated as owned by Messrs. Bromberg and Todd may be acquired through the exercise of stock options. All the shares indicated as owned by Mr. Frederick Schaden may be acquired through the exercise of stock options or conversion of Class C preferred stock.

(6) Steven B. Shaffer, individually and through an affiliated entity, beneficially owns 500 shares of our common stock. Sue A. Hoover, individually, owns 3,873 shares of our common stock. Patrick E. Meyers, individually, beneficially owns 1,723 shares of our common stock and 14,000 shares of our common stock represented by currently exercisable stock options. John L. Gallivan, individually, owns 1,473 shares of our Class E preferred stock.

(7) The company has issued and outstanding four classes of Convertible Preferred
    Stock: the Class A preferred stock, Class C preferred stock, the Class D Subordinated Convertible Preferred Stock and Class E preferred stock. There are 146,000 shares of Class A Preferred outstanding: 50% are beneficially owned by Richard F. Schaden and 50% are beneficially owned by Richard E. Schaden. There are 57,000 shares of Class C preferred stock outstanding:
    34,000 shares or 59.6% are held by Richard F. Schaden and 2,000 shares or 3.5% are held by Frederick H. Schaden. There are 3,000 shares of Class D preferred stock outstanding, 1,000 shares of which are owned by each of Mr. Shaffer and Mr. Fitchett. There are 59,480 shares of Class E preferred stock outstanding: 34,803 shares or 59% are held by Richard F. Schaden and 1,473 shares or 2.5% are held by John L. Gallivan. Among all executive officers and directors as a group, the following preferred shares are beneficially owned: 100% of the Class A preferred stock, 36,000 shares or 63% of the Class C preferred stock, 2,000 shares or 67% of the Class D preferred stock and 36,276 shares or 61% of the Class E preferred stock. None of these classes of preferred stock are publicly traded or registered under Section 12(b) or 12(g) of the Exchange Act.

    John F. Fitchett, III is our Executive Vice President of Franchise Operations since June 2001. Prior to holding this position he had been our Senior Vice President of Franchise Operation since our incorporation in October 2000. He has held a similar position with The Quizno's Corporation since July 2000. He had been The Quizno's Corporation's Senior Regional Vice President of the East Region since October 1998. Additionally, he has been an Area Director in Virginia since September 1999. He was The Quizno's Corporation's EVP of Franchise Support Services from April 1996 through September 1998, an Area Director for The Quizno's Corporation from December 1995 to April 1996, and, from 1990 to December 1995, President of Colonial Pizza, Inc., a Domino's Pizza franchisee in Williamsburg, Virginia.

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

                 CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

GENERAL

    We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the merger, or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the merger. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the merger pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to purchase shares if any of the conditions in 'The Merger Agreement -- Conditions to the Merger' shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. See 'The Merger Agreement -- Conditions to the Merger' on page 34.

HART-SCOTT-RODINO

    The merger will not require a filing or approval under the Hart-Scott-Rodino Act.

LITIGATION

    To the best of our knowledge, no lawsuits have been filed relating to the merger.

                                MERGER FINANCING

    The total amount of cash required to consummate the merger is estimated to be approximately $7.8 million, all of which will be paid by us from our cash on hand. This includes approximately $7.3 million to be paid to our option holders and public shareholders and approximately $450,000 for fees and expenses, including fees of Tucker Anthony, legal and accounting, printing and mailing costs, and other expenses with an additional $59,000 for the redemption of Class E and Class D preferred stock. If the merger is not consummated all fees and expenses shall be paid by the party incurring such fees and expenses.

    In connection with our tender offer, we borrowed $12.0 million principal amount and $1.8 million in pre-paid interest from Levine Leichtman Capital Partners II, L.P. under a new credit facility. We used $6.2 million of such borrowings to finance our tender offer. The cash remaining under the Levine facility will be included in the cash Firenze will use to finance the merger. This credit facility will remain our obligation. Levine Leichtman had no role in the negotiations of the terms of the merger transaction and have no influence on the terms of such transaction.

    The borrowers under the Levine facility are us and our subsidiaries (other than our franchise company, which is a guarantor). We plan to repay the Levine facility when due through internally generated funds. The Levine facility provides that:

     Any monies advanced will accrue interest at a rate of 13.25%, with the first 12 months prepaid in the amount of $1,862,259.84 of additional principal.

     The maturity date is December 12, 2005.

     Interest is required to pay only until the maturity date of the loan.

     Up to $5 million of the loan may be prepaid without penalty during the first 9 months of the term of the loan.

     After the first 9 months, prepayment may not occur until 24 months after the issue date.

     Between months 24 and 35 of the term of the loan prepayment may occur, but will result in prepayment penalties.

     We are required to meet specified financial covenants for minimum EBITDA, minimum fixed charge coverage ratio, maximum net debt (net of cash) to EBITDA, maximum capital expenditures and liquidity.

     We are subject to standard affirmative and negative covenants.

    Levine Leichtman has a first priority lien on any of our assets not previously collateralized. We can acquire new senior debt or refinance existing senior debt as long as we use best efforts to obtain a junior lien for Levine Leichtman on collateralized assets (and so long as such new or refinanced debt does not result in a covenant violation). If we are unable to grant a junior lien to Levine Leichtman in connection with any refinanced senior indebtedness, the interest rate on the Levine facility will increase by 1%.

    In connection with the execution of the Levine facility, we agreed to issue to Levine Leichtman warrants to purchase up to 14% of each class of Quizno's capital stock on a fully diluted basis as of the closing of our tender offer, subject to certain adjustments for issuances, exchanges or repurchases of our capital stock, at an exercise price of $0.01 per share. The warrants and related agreements provide that:

     Levine Leichtman will be entitled to receive dividends or other distributions made to other shareholders of capital stock in accordance with its beneficial ownership represented by the warrants.

     At any time after the maturity of the loan or the early payment of the principal balance of the loan, Levine Leichtman can cause us to repurchase the warrant or the shares issued upon the exercise of the warrant for a price equal to the fair market value of the shares on the date Levine Leichtman exercises this right plus 14% of the amount of any indebtedness issued by Quizno's to repurchase shares from Richard F. Schaden and 14% of any interest paid to Richard F. Schaden (increased by a 5% per annum growth factor), less the exercise price.

     Levine Leichtman will have the right to require us to register the shares issuable upon the exercise of the warrant with the Commission in the event we effect the merger and thereafter complete an initial public offering.

     Levine Leichtman has the right to participate pro rata in any sale of shares by Richard E. Schaden and Richard F. Schaden.

     Levine Leichtman, at its option, has the right to appoint a representative of Levine Leichtman to the board as one of our directors.

    The material documents comprising the Levine facility have been filed with the Commission as exhibits to Quizno's tender offer statement on Schedule TO, filed with the SEC on November 13, 2000. Copies of the Schedule TO may be obtained in the manner set forth in the Section entitled 'Certain Information Concerning the Company -- Additional Information.'

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of material federal income tax consequences of the merger to holders of common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares as capital assets within the meaning of Section 1221 of the Code, and may not apply to common stock received pursuant to compensation arrangements, common stock held as part of a 'straddle,' 'hedge,' 'conversion transaction,' 'synthetic security,' or other integrated investment, or to certain types of shareholders, such as financial institutions, insurance companies, tax-exempt organizations and broker-dealers, who may be subject to special rules. In addition, this discussion applies only to shareholders who dispose of all of their shares of common stock for cash in the merger. Finally, this discussion does not address the federal income tax consequences to a shareholder who, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (as defined in the Code), nor does it consider the effect of any foreign, state, local or other tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE TAX EFFECTS TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of cash for shares pursuant to the merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable foreign, state, local or other tax laws. For federal income tax purposes, the merger will be treated as a complete redemption by us of the shares held by shareholders in exchange for cash, under
Section 302 of the Code. In general, for federal income tax purposes, a shareholder receiving cash consideration either directly as a result of the merger or indirectly upon the exercise of appraisal rights, will recognize capital gain or loss equal to the difference between the shareholder's adjusted tax basis in his or her common stock and the amount of cash received therefore. Gain or loss must be determined separately for shares acquired at the same cost in a single transaction. Those shareholders who are not required to surrender their shares in the merger (i.e., Richard E. Schaden, Richard F. Schaden and affiliates of the Schadens) should not recognize any taxable event as a result of the merger because their equity investment in Quizno's will continue after the merger. Quizno's should not recognize any taxable event as a result of the merger. Since the merger should be treated as a complete redemption of the stock of certain Quizno's shareholders for cash: (i) Quizno's will distribute cash to those shareholders entitled to cash in the merger in exchange for and in cancellation of their stock; and (ii) those shareholders not required to surrender their stock will increase their respective relative shareholding percentages in Quizno's (the assets of which have been reduced as a result of having funded the redemption).

    Capital gain in excess of capital loss recognized by an individual investor upon a disposition of common stock that has been held for more than 12 months will generally be subject to a maximum tax rate of 20%. In the case of common stock that has been held for 12 months or less, will be subject to tax at ordinary income tax rates. There are also limitations on a shareholder's deductibility of capital losses.

    Payments in connection with the merger may be subject to 'backup withholding' at a rate of 31%. Backup withholding does not apply if a shareholder is a corporation or comes within certain exempt categories and, when required, demonstrates this fact. Backup withholding also does not apply if the shareholder provides a correct taxpayer identification number or social security number to the transfer agent, and otherwise complies with applicable requirements of the backup withholding rules. Our transfer agent is Computershare Trust Company, Inc., 12039 W. Alameda Parkway, Suite Z-2, Lakewood, CO 80228, (303) 986-5400. A shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the shareholder's federal income tax liability, provided that the required information is furnished to the IRS. Each shareholder should consult with his own tax advisor as to his qualification or exemption from backup withholding and the procedure for obtaining an exemption. Shareholders may prevent backup withholding by completing a Substitute Form W-9 provided by the transfer agent and submitting it to the transfer agent.

                            ASSET-LIABILITY ANALYSIS

    Our board has requested and received an opinion of Tucker Anthony supporting a determination by our board under Section 7-106-401 of the Colorado Business Corporations Act. A copy of the Tucker Anthony Opinion is attached as Annex C. The purpose of the opinion is to assist the Board in determining, whether from a financial point of view, payments that would be made under the terms of the merger would comply with Colorado corporate law. This opinion does not constitute legal advice, but rather a financial analysis intended to assist the board in its deliberations. A Colorado corporation may not make payments to shareholders for their stock unless the corporation will be able to pay its debts as they become due in the usual course of business and the value of the assets of the corporation will exceed the sum of liabilities of the corporation plus the liquidation preferences that would be due and payable to the preferred shareholders if the corporation were to be liquidated immediately after the completion of the merger. Although that prohibition is not by its terms applicable to cash mergers, the board considered it prudent to obtain an opinion in connection with the merger. A copy of the Tucker Anthony opinion is included in Annex C to this proxy statement. We urge you to read the opinion in its entirety.

    Tucker Anthony has consented to the inclusion of this description and to the inclusion of its asset-liability analysis, dated June 21, 2001, as an annex to this proxy statement. See Annex G -- 'Consent of Tucker Anthony Sutro Capital Markets.'

                                APPRAISAL RIGHTS

    Holders of common stock may be entitled to dissenters' rights in connection with the merger. If the merger is consummated, under applicable Colorado law, holders of common stock who follow the appropriate procedures, including filing a written demand for appraisal with us prior to the special meeting, and who do not vote in favor of the merger, will be entitled to receive payment of the fair value of their shares as appraised by a Colorado court. Under certain circumstances, a holder may forfeit the right to appraisal, in which case the holder's shares will be treated as if they had been converted, in the merger, into a right to receive the merger consideration, without interest thereon.

    A copy of the Colorado dissenters' rights statute, Article 113 of the Colorado Business Corporations Act is attached as Annex D.

    Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of shares could be based on considerations other than, or in addition to, the cash amount paid in the merger and the market value of the shares, including asset values and the investment value of the shares. The value so determined could be more or less than the $8.50 per share of common stock to be paid as consideration in the merger.

    If you wish to exercise the right to demand appraisal under Article 113, you must satisfy each of the following conditions:

     You must not vote in favor of the merger.

     You must deliver to us a written demand for appraisal of your common stock before the vote on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Merely voting against, or abstaining from voting, or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Article 113.

     You must continuously hold your common stock from the date you make your demand through the merger. If you transfer your common stock before the merger, you will lose your right to appraisal.

     You must file a petition in the appropriate Colorado court demanding an appraisal after the merger.

    If you demand appraisal of your common stock under Article 113 and you fail to perfect, or withdraw or lose, your right to appraisal, your common stock will be converted into the merger consideration. You may withdraw a demand for appraisal by delivering to Quizno's a written withdrawal of the demand and acceptance of the merger consideration.

    Demands for appraisal must be made in writing and must be mailed or delivered to: Legal Department, The Quizno's Corporation, 1415 Larimer Street, Denver, Colorado 80202.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY

AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CBCA. SEE ANNEX D ATTACHED HERETO FOR A DISCUSSION OF DISSENTERS' RIGHTS THAT MAY BE AVAILABLE.

                              INDEPENDENT AUDITORS

    The firm of Ehrhardt Keefe Steiner & Hottman P.C. has served as Quizno's independent auditors since 1993. The consolidated financial statements and the related financial statement schedules as of September 30, 1999 and 2000 and for each of the two fiscal years in the period ended September 30, 2000 included in this proxy statement have been audited by Ehrhardt Keefe Steiner & Hottman P.C., independent auditors, as stated in their reports, which are included and incorporated by reference in this proxy statement. It is not expected that representatives of Ehrhardt Keefe Steiner & Hottman P.C. will be present at the special meeting.

                             SHAREHOLDER PROPOSALS

    If the merger is consummated, we will no longer have public shareholders or public participation in any future meetings of our shareholders. However, if the merger is not consummated, our public shareholders will continue to be entitled to attend and participate in our shareholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any shareholder who wishes to present a proposal at the next Annual Meeting of shareholders, in the event the merger is not consummated, and who wishes to have the proposal included in Quizno's proxy statement for that meeting, must have delivered a copy of the proposal to us at 1415 Larimer Street, Denver, Colorado 80202, Attention:
Corporate Secretary, so that it is received no later than 120 days before we begin to print and mail our proxy materials for the 2002 Annual Meeting. In order for proposals by the shareholders not submitted in accordance with Rule 14a-8 to have been timely within the meaning of Rule 14a-4(c) under the Exchange Act, the proposal must have been submitted so that it was received no later than 45 days before we mail our proxy materials for the 2002 Annual Meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by us with the SEC are incorporated by reference in this proxy statement and are deemed to be a part hereof:


     Quizno's Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 2000, filed with the SEC on October 31, 2001;



     Quizno's Quarterly Report on Form 10-QSB/A for the period ended December 31, 2000, filed with the SEC on October 31, 2001;



     Quizno's Quarterly Report on Form 10-QSB/A for the period ended March 31, 2001, filed with the SEC on October 31, 2001;



     Quizno's Quarterly Report on Form 10-QSB/A for the period ended June 30, 2001, filed with the SEC on October 31, 2001;


     Quizno's Schedule TO, as amended and supplemented, related to our tender offer completed in December 2000, as filed with the SEC on November 13 and 22, and December 7 and 12, 2000; and

     Quizno's Current Reports on Form 8-K, as filed with the SEC on November 15 and 22, 2000 and February 23, May 18 and 24 and June 19 and August 22, 2001.

    Specifically, the information set forth in the following sections of Quizno's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 is incorporated by reference in this proxy statement and deemed to be a part hereof:

    Item 1: Description of Business;

    Item 2: Description of Properties;

    Item 6: Management's Discussions and Analysis or Plan of Operations; and

    Item 7: Financial Statements.


    Our Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 2000 and Quarterly Report on Form 10-QSB/A for the period ended June 30, 2001 are enclosed with this proxy statement. See Annex E and Annex F hereto. Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.


    We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to the Investor Relations Department, The Quizno's Corporation, 1415 Larimer Street, Denver, Colorado 80202; telephone number: (720) 359-3300.

                             AVAILABLE INFORMATION

ADDITIONAL INFORMATION

    We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Commission are also available at the website of the Commission at www.sec.gov.

    Because the merger is a 'going private' transaction, the company, Firenze, Richard E. Schaden and Richard F. Schaden have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our interested shareholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Investors Relations Department, The Quizno's Corporation, 1415 Larimer Street, Denver, Colorado 80202, or from the SEC as described above.

    Our common stock is listed on the Nasdaq SmallCap Market (ticker symbol:
QUIZ), and materials may also be inspected at:

              The National Association of Securities Dealers, Inc. 1735 K Street, N.W.
              Washington, D.C. 20006

    Upon consummation of the merger, we will seek to cause the shares to be de-listed from trading on the Nasdaq SmallCap Market and to terminate the registration of our common stock under the Exchange Act, which will relieve us of any obligation to file reports and forms, such as an Annual Report on Form 10-KSB, with the SEC under the Exchange Act.

    A copy of the written opinion of Tucker Anthony, the financial advisor to the special committee and the board, is attached as Annex B to this proxy statement. The opinion is also available for inspection and copying during regular business hours at our principal executive offices by any interested shareholder of ours or the representative of any shareholder who has been so designated in writing.

                                     ANNEXES

                                       TO

                            THE QUIZNO'S CORPORATION

                                  PROXY STATEMENT

                                                                       ANNEX A

                           FIRST AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                                  FIRENZE CORP.

                                       and

                            THE QUIZNO'S CORPORATION

                                TABLE OF CONTENTS

                                                                            Page
                                    ARTICLE I
                                   THE MERGER

SECTION 1.1  The Merger......................................................A-1
SECTION 1.2  Effective Time..................................................A-2
SECTION 1.3  Effects of the Merger...........................................A-2
SECTION 1.4  Articles of Incorporation and By-laws...........................A-2
SECTION 1.5  Directors and Officers..........................................A-3
SECTION 1.6  Vacancies.......................................................A-3
SECTION 1.7  Company Stock Options and Warrants..............................A-3
SECTION 1.8  Preferred Stock.................................................A-3

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1  Effect on Capital Stock.........................................A-4
SECTION 2.2  Surrender of Certificates.......................................A-5

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES


SECTION 3.1  Representations and Warranties of the Company...................A-6
SECTION 3.2  Representations and Warranties of Firenze......................A-11

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1  Conduct of Business of the Company.............................A-14
SECTION 4.2  Conduct of Business of Firenze.................................A-14

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

SECTION 5.1  Shareholder Approval; Preparation of Proxy Statement...........A-14
SECTION 5.2  Reasonable Efforts; Notification...............................A-15
SECTION 5.3  Indemnification................................................A-16
SECTION 5.4  Fees and Expenses..............................................A-17
SECTION 5.5  Public Announcements...........................................A-17
SECTION 5.6  Purchases of Common Stock of the Other Party...................A-18
SECTION 5.7  Third Party Standstill Agreements..............................A-18
SECTION 5.8  Characterization for Federal Income Tax Purposes...............A-18

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

SECTION 6.1  Conditions to Each Party's Obligation to Effect the Merger.....A-18

                                       -i-

                                                                            Page
SECTION 6.2  Conditions of the Company......................................A-18
SECTION 6.3  Conditions of Firenze..........................................A-19
                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1  Termination....................................................A-19
SECTION 7.2  Effect of Termination..........................................A-20
SECTION 7.3  Amendment......................................................A-20
SECTION 7.4  Extension; Waiver..............................................A-20

                                  ARTICLE VIII
                               GENERAL PROVISIONS

SECTION 8.1  Nonsurvival of Representations and Warranties..................A-21
SECTION 8.2  Notices........................................................A-21
SECTION 8.3  Definitions....................................................A-22
SECTION 8.4  Interpretation.................................................A-23
SECTION 8.5  Counterparts...................................................A-23
SECTION 8.6  Entire Agreement; No Third-Party Beneficiaries.................A-23
SECTION 8.7  Governing Law..................................................A-23
SECTION 8.8  Assignment.....................................................A-23
SECTION 8.9  Enforcement of the Agreement...................................A-23
SECTION 8.10 Attorneys' Fee.................................................A-24
SECTION 8.11 Severability...................................................A-24

                                      -ii-

                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of July 2, 2001 by and between FIRENZE CORP., a Colorado corporation ("Firenze"), and THE QUIZNO'S CORPORATION, a Colorado corporation (the "Company").


         WHEREAS, Firenze was formed on May 1, 2001, for the sole purpose of entering to the transactions contemplated by this Agreement;

         WHEREAS, the respective Boards of Directors of Firenze and the Company have approved, and deem it fair to, advisable and in the best interests of their respective companies and shareholders to consummate the merger of Firenze with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement"), whereby each issued and outstanding share of the Company's common stock, $0.001 par value (a "Company Share"), not owned by the Company, Firenze or Affiliates of the Company or Firenze, will be paid eight dollars fifty cents ($8.50) per share ("Merger Consideration");

         WHEREAS, the Board of Directors of the Company, based upon the recommendation of the Special Committee (as defined), has determined that the Merger Consideration is fair to the holders of such Company Shares and has resolved to recommend that the holders of the Company Shares approve the Merger and adopt this Agreement upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Firenze and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Colorado Business Corporation Act (the "CBCA"), Firenze will be merged with and into the Company at the Effective Time (as defined). Following the Merger, the separate corporate existence of Firenze will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will continue its corporate existence in accordance with the CBCA.

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         SECTION 1.2 Effective Time. The closing of the Merger (the "Closing")
will take place at the offices of Moye, Giles, O'Keefe, Vermeire & Gorrell LLP, in Denver, Colorado, upon the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI and on the date of the meetings of the Company's shareholders to approve the Merger (the "Company Shareholders Meeting"), and of Firenze's shareholders (the "Firenze Shareholders Meeting"), to approve the Merger, or, at such other time and place or such other date as agreed to by Firenze and the Company (the "Closing Date"). If such meetings are not held or concluded on the same date, then the Closing Date will be on the date of the latter of such meetings. As soon as practicable following the Closing the Surviving Corporation will file the Articles of Merger required by the CBCA with respect to the Merger and other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the CBCA. The Merger will become effective at such time as the Articles of Merger is duly filed with the Colorado Secretary of State (the time the Merger becomes effective being the "Effective Time").

         SECTION 1.3 Effects of the Merger. The Merger will have the effects set forth in Section 7-111-106 of the CBCA. If at any time after the Effective Time, the Surviving Corporation considers or is advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Firenze and the Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Firenze and the Company, will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

         SECTION 1.4 Articles of Incorporation and By-laws.

                  (a) The Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

                  (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, will become, from and after the Effective Time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

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



         SECTION 1.5 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time will become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal, in accordance with the Surviving Corporation's articles of incorporation or by-laws.

         SECTION 1.6 Vacancies. If at the Effective Time a vacancy exists in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the CBCA and the Articles of Incorporation and By-laws of the Surviving Corporation.

         SECTION 1.7  Company Stock Options and Warrants.

                  (a) Stock Option Plans. At the Effective Time, the Company's Employee Stock Option Plan (the "Employee Plan"), the Company's Amended and Restated Stock Option Plan for Directors and Advisers (the "Directors Plan") and each outstanding option to purchase Shares under such plans owned by Firenze or the Affilliates named on Schedue 2.1, whether vested or unvested, will be assumed by the Surviving Corporation. Each such option so assumed by the Surviving Corporation under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Employee Plan or the Directors Plan, as the case may be, and the applicable stock option agreement immediately prior to the Effective Time. At the Effective Time, each outstanding option to purchase Shares under the Employee Plan or the Directors Plan which is not owned by Firenze or the Affiliates identified on
Schedule 2.1 will automatically be converted into the right to receive an amount in cash equal to eight dollars and fifty cents per share ($8.50), less the applicable exercise price of such option, without interest thereon, upon surrender of the certificate formerly representing such option to the Company.

                  (b) Assumption of Warrants. At the Effective Time, each outstanding Warrant of the Company will be assumed by the Surviving Corporation. Each such Warrant so assumed by the Surviving Corporation under this Agreement shall continue to have the rights and privileges set forth in the Warrant immediately prior to the Effective Time.

         SECTION 1.8 Preferred Stock. The Company's shares of Class C, Class D and Class E Preferred Stock, issued and outstanding as of the date of this Agreement which are not owned by the Schadens or the Affiliates identified on Schedule 2.1 may be redeemed by the Company prior to the Effective Time.
The redemption price with respect to the Class C Preferred Stock and the Class E Preferred Stock is not expected to exceed the greater of (i) the Merger Consideration (paid assuming the shares of Class C and Class E Preferred
Stock are converted into Company Shares in accordance with their respective terms) or (ii) the liquidation value of the respective class of Preferred Stock, plus accumulated but unpaid dividends, and, in the case of the Class E Preferred Stock, a negotiated fee to terminate certain rights held by the Class E shareholders, which termination fee will be subject to approval by the Company's Board of Directors. The redemption price with respect to the Class D Preferred Stock is not expected to exceed the liquidation value of such Preferred Stock. All shares of the Company's Class A, Class C, Class D and Class E Preferred Stock that have not been redeemed prior to the Effective Time will be assumed by the Surviving Corporation and shall continue to have, and be subject to, the rights and preferences applicable to the Class A, Class C, Class D, and Class E shares, respectively, immediately prior to the Effective Time.



                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

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         SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by
virtue of the Merger and without any action on the part of the holder of any Company Shares:

                  (a) Conversion of Company Shares. At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined) and other than Company Shares owned by the Company, Firenze or Affiliates of the Company or Firenze, as set forth on
Schedule 2.1) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to eight dollars and fifty cents ($8.50) per share payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Company Shares in accordance with Section 2.2. All such Company Shares, when so converted, will no longer be outstanding and will automatically, by virtue of the Merger, be canceled and retired, and each holder of a certificate formerly representing such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (b) Firenze Owned Company Shares. At the Effective Time, the Company Shares owned by Firenze or Affiliates of Firenze will become authorized but unissued shares of the Surviving Corporation pursuant to Section 7-106-302(1) of the CBCA.

                  (c) Firenze Capital Stock. Each share of Firenze common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (d) Cancellation of Subsidiary-Owned Stock. Each Company Share owned by any of the Company's subsidiaries, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Company Share that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly exercised and perfected appraisal rights under Article 113 of the CBCA (the "Dissenting Shares"), will not be converted into or exchangeable for the right to receive the Merger Consideration, but will be entitled to receive such consideration as shall be determined pursuant to Article 113 of the CBCA, but the holder thereof will not be entitled to vote or to exercise any other rights of a shareholder of the Company; provided, however, that if such holder fails to perfect or has effectively withdrawn or lost its right to appraisal and payment under the CBCA, each Company Share owned by such holder will thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 2.2, and such shares will no longer be Dissenting Shares.

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



         SECTION 2.2 Surrender of Certificates.

                  (a) Transfer Agent. Prior to the Effective Time, the Company will engage Computershare Trust Co., Inc., or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Transfer Agent") for the payment of the Merger Consideration upon surrender of Certificates (as defined).

                  (b) Payment of Merger Consideration. The Company will cause there to be provided to the Transfer Agent prior to or at the Effective Time cash or wire transferred the aggregate consideration to be paid upon the surrender of the Company Shares pursuant to Section 2.1. Such funds shall be invested as reasonably directed by the Surviving Corporation in reasonably prudent investments pending payment thereof by the Transfer Agent to holders of the Company Shares. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation and no part of such earnings shall accrue to the benefit of holders of Company Shares and any Taxes payable on such earnings shall be the sole obligation of the Surviving Corporation.

                  (c) Exchange Procedure. As soon as practicable after the Effective Time, the Transfer Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates"), other than the Company, Firenze and any Affiliate of the Company or Firenze, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Transfer Agent and will be in a form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be paid to the holders of the Certificates. Upon surrender of a Certificate for cancellation to the Transfer Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration, and the surrendered Certificate will forthwith be canceled. If the any part of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it will be a condition of exchange that the Certificate will be properly endorsed or otherwise in proper form for transfer and that the Person requesting the exchange will pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the cash to be paid for such Company Shares and Preferred Shares.

                                       A-5

                  (d) No Further Ownership Rights in Company's Shares. The Merger Consideration to be paid upon the surrender of Certificates in accordance with the terms of this Article II will be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificate will be canceled and exchanged as provided in this Article II.

                  (e) At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Transfer Agent to deliver to it any funds (including any earnings with respect thereto) which had been made available to the Transfer Agent and which had not been disbursed to holders of the Company Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither Firenze, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Company Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to Firenze as follows, subject to any exceptions specified in the Disclosure Letter of the Company provided to Firenze on the date hereof (the "Company Disclosure Letter") and except as expressly contemplated by this Agreement:

                  (a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company.

                  (b) Subsidiaries. Except as set forth in the exhibits to the Company SEC Documents (as defined in Section 3.1(f)), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary which would be required to be listed as a subsidiary of the Company under the rules of the Securities and Exchange Commission (the "SEC") with the filing by the Company of an Annual Report on Form 10-K. The Company's

                                       A-6
subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on the Company. The Company's subsidiaries that are limited liability companies are companies duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation and have the requisite company power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock or membership interests of the Company's subsidiaries that are owned by the Company or its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens"), except as set forth on Schedule 3.1(b).

                  (c) Capital Structure. The authorized capital stock of the Company is as disclosed in the Company SEC Documents and as set forth on
Schedule 3.1(c). Except as disclosed in the Company SEC Documents or as set forth on Schedule 3.1(c), no shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding. All issued and outstanding shares of Company common stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.1(c), the Company does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. Except as disclosed in the Company SEC Documents or as set forth on Schedule 3.1(c). there are no shareholder agreements, voting agreements, voting trusts or other similar arrangements to which the Company is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company.

                  (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding Company Shares as of the record date for the Company Shareholders Meeting ("Company Shareholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions

                                       A-7
contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its significant subsidiaries under, any provision of (i) the Articles of Incorporation or By-laws of the Company or any provision of the comparable organizational documents of its significant subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable, to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated by this Agreement.

                  (e) Government Approval. No consent, approval, order or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (each a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing by the Company of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (if required), (ii) the filing with the SEC of (A) a proxy statement relating to the Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Articles of Merger with the Colorado Secretary of State with respect to the Merger as provided in the CBCA and appropriate documents with the relevant authorities of

                                      A-8
other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company.

                  (f) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1997 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 ("Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Exchange Act Regulation S-X) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

                  (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since March 31, 2001, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company,
(ii) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer other than in the ordinary course of business, consistent with past practice; or (iii) any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company.

                  (h) State Takeover Statutes. The Company has taken all action to assure that no takeover or similar provision of the CBCA, will apply to the Merger or any of the other transactions contemplated hereby. Except for the Company Shareholder Approval, no other shareholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated by this Agreement. The Company has also taken such other action with respect to any anti-takeover provisions in its By-laws or Articles of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

                                       A-9

                  (i) Brokers. Except for Tucker Anthony Sutro Capital Markets, Inc. ("Tucker"), whose fees are to be paid by the Company, no broker, any investment banker or other Person, is entitled to receive from the Company or any of its subsidiaries any investment banking, broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker. The engagement letter dated May 1, 2001, between the Company and Tucker, which was provided to Firenze prior to the date of this Agreement, constitutes the entire understanding of the Company and Tucker with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time.

                  (j) Litigation. Except as disclosed in the Company SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any such effect.

                  (k) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of the Company or any of its subsidiaries. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. As used herein, "Tax" or "Taxes" will mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts

                                      A-10
imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" will mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

         SECTION 3.2 Representations and Warranties of Firenze. Firenze represents and warrants to the Company as follows, subject to any exceptions specified in the Disclosure Letter of Firenze provided to the Company on the date hereof (the "Firenze Disclosure Letter") and except as expressly contemplated by this Agreement:

                  (a) Organization; Standing and Power. Firenze is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry on its business as now being conducted. Firenze is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect on Firenze.

                  (b) Subsidiaries. Firenze does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary.

                  (c) Capital Structure. The authorized capital stock of Firenze consists of ten million (10,000,000) shares of Firenze Common Stock, no par value ("Firenze Common Stock"). As of the date of this Agreement, one thousand (1,000) shares of Firenze Common Stock are issued and outstanding and the sole shareholders of Firenze are Richard E. Schaden and Richard F. Schaden. Except as stated, no shares of capital stock or other equity or voting securities of Firenze are reserved for issuance or outstanding. All outstanding shares of capital stock of Firenze are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as described above, as of the date of this Agreement there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Firenze is a party, or by which it is bound, obligating Firenze to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Firenze or obligating Firenze to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                  (d) Authority; Non-contravention. Firenze has the requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.2(g). The execution and delivery of this Agreement by Firenze and the consummation by Firenze of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Firenze. This Agreement has been duly executed and delivered by Firenze and constitutes a valid and binding, obligation of Firenze, enforceable against Firenze in

                                      A-11
accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal and state securities laws. The execution and delivery of this Agreement by Firenze do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Firenze, under any provision of (i) the Articles of Incorporation or By-laws of Firenze or any provision of any comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Firenze or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Firenze or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on Firenze and would not materially impair the ability of Firenze to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                  (e) Government Approval. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Firenze in connection with the execution and delivery of this Agreement by Firenze or the consummation by Firenze of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Colorado Secretary of State with respect to the Merger as provided in the CBCA and appropriate documents with the relevant authorities of other states in which Firenze is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on Firenze.

                  (f) New Entity. Firenze was formed on May 1, 2001 and since the date of inception, Firenze has not conducted any business other than action taken in connection with the Merger.

                  (g) State Takeover Statutes; Absence of Supermajority Provision. Firenze has taken all action to assure that no takeover or similar provision of the CBCA, will apply to the Merger or any of the other transactions contemplated hereby. No additional shareholder action on the part of Firenze is required for approval of the Merger, this Agreement and the transactions contemplated hereby. There are no anti-takeover provisions in the By-laws or Articles of

                                      A-12










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Incorporation of Firenze applicable to the transactions.

                  (h) Brokers. No broker, investment banker or other Person, is entitled to receive from Firenze any investment banking, broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.

                  (i) Litigation. There is no claim, suit, action, proceeding or investigation pending or, to the best of Firenze's knowledge, threatened against or affecting Firenze, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Firenze.

                  (j) Employee Benefit Matters. As used in this Section 3.2(j), "Firenze" will include Firenze as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in
Section 414(b), (c), (m) and (o) of the Code, of which Firenze is a member. Firenze has no employee benefit plan or arrangement.

                  (k) Taxes. Firenze has not filed any Tax Returns.

                  (l) Title to Properties. Firenze does not own or lease any real or personal property except Company Shares which have been contributed and duly transferred to Firenze by Richard E. Schaden and Richard F. Schaden.

                  (m) Undisclosed Liabilities. Firenze does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Firenze.

                  (n) Board and Stockholder Recommendation. The Board of Directors of Firenze, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the shareholders of Firenze, and (ii) resolved to recommend that the holders of the Firenze Common Stock approve the Merger and the transactions contemplated thereby.

                  (o) Shareholder Approval. The shareholders of Firenze have authorized the execution and delivery of this Agreement and have approved the Merger and the transactions contemplated by this Agreement.

                                      A-13

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1  Conduct of Business of the Company.

                  Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company will and will cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses will be unimpaired to the fullest extent possible at the Effective Time.


         SECTION 4.2  Conduct of Business of Firenze.

                  (a) Ordinary Course. Firenze has been formed specifically to complete the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), Firenze will not carry on any business other than business required to consummate the Merger and other transactions contemplated by this Agreement.

                  (b) Other Actions. Firenze will not take, and will cause its Affiliates not to take, any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Firenze set forth in this Agreement becoming untrue.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1  Shareholder Approval; Preparation of Proxy Statement.

                  (a) Shareholder Meetings. The Company will, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between Firenze and the Company, which dates will be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Shareholders Meeting, in accordance with applicable law, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 6.1 and Section 6.2 the Company will, through its Board of Directors, recommend to its shareholders the approval and adoption of the Merger. The Company and Firenze will coordinate and cooperate with respect to the timing of the Company

                                    A-14

Shareholders Meeting and will endeavor to hold such meetings as soon as practical after the date hereof.

                  (b) Board Recommendation. The Board may modify its recommendation of the merger if the Board determines in good faith that the failure to modify its recommendation could be expected to constitute a breach of the Board's fiduciary duties to the Company's shareholders under applicable law.

                  (c) Preparation of Proxy Statement/Schedule 13E-3. As soon as practicable following the date of this Agreement, the Company will prepare and file with the SEC the Proxy Statement/Schedule 13E-3. Firenze will provide the Company with the information concerning Firenze required to be included in the Proxy Statement/Schedule 13E-3. The Company will use its reasonable efforts to cause the Proxy Statement/Schedule 13E-3 to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement/Schedule 13E-3 has been approved by the SEC. The Company will notify Firenze promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Firenze with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Schedule 13E-3 or the Merger.

                  (d) Stock Transfer Records. The Company will cause the Transfer Agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

         SECTION 5.2  Reasonable Efforts; Notification.

                  (a) Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this
Section 5.2(a), each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by

                                    A-15
this Agreement.

         Notwithstanding the foregoing, neither party will be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, each of the Company and Firenze and its respective Board of Directors will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger,
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) reasonably cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

                  (b) Notice of Material Change. The Company will give prompt notice to Firenze, and Firenze will give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

         SECTION 5.3 Indemnification.

                  (a) It is understood and agreed that, subject to the limitations on indemnification contained in the CBCA, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each current or former director or officer of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected with the written consent of the Surviving Corporation, such consent not to be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under applicable law, the terms of the Company's Articles of Incorporation or the By-laws, as in effect at the date hereof.


                  (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions will be made so that the successors and assigns of the Surviving Corporation, which will be financially

                                    A-16
responsible Persons or entities, assume the obligations set forth in this
Section 5.3.

                  (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six (6) years after the Effective Date, provided, that the Surviving Corporation may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.3 in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose; and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section
5.3 for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose.

                  (d) All rights and obligations under this Section 5.3 will be in addition to any rights that an Indemnified Party may have under the Articles of Incorporation or By-Laws of the Company as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the date hereof. The provisions of this Section 5.3 are intended to be for the benefit of, and will be enforceable by, the parties hereto and each Indemnified Party, his or her heirs and his or her representatives. This Section 5.3 will be binding upon all successors and assigns of the Company, Firenze and the Surviving Corporation.

         SECTION 5.4 Fees and Expenses. Except as provided in Article VII and
Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         SECTION 5.5 Public Announcements. Firenze and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement will be mutually agreed upon prior to the issuance thereof.

                                    A-17

         SECTION 5.6 Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time, except as otherwise allowed under this Agreement, Firenze will not purchase any Company Shares, and neither the Company nor any of its subsidiaries or other affiliates will purchase any shares of Firenze Common Stock.

         SECTION 5.7 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company, Firenze nor any subsidiaries of the Company or Firenze to the extent the same involves a significant transaction involving the Company or Firenze will terminate, amend, modify or waive any provision of any standstill or similar agreement to which it is a party. During such period, the Company, Firenze and any subsidiaries of the Company will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

         SECTION 5.8 Characterization for Federal Income Tax Purposes. For federal income tax purposes, it is intended that the formation of Firenze be ignored and that the entire transaction contemplated by this Agreement be treated as a redemption of certain shares of the Company for cash within the meaning of Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

                  (b) No Injunctions or Restraints. No final restraining order or permanent injunction or other final order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger are in effect; provided, however, that the parties hereto will, subject to Section 5.2(a), use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.


         SECTION 6.2 Conditions of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction at the Effective Time of the following condition: Tucker shall not have revoked, modified or changed its fairness opinion in any manner adverse to the holders of the Company Shares to whom the fairness opinion is addressed.

                                    A-18

         SECTION 6.3 Conditions of Firenze. The obligation of Firenze to consummate the Merger is subject to the satisfaction at the Effective Time of the following conditions: the Company shall not have incurred and still be incurring a Material Adverse Change (as defined in Section 8.3) and persons holding not more than 170,000 issued and outstanding Company Shares shall have exercised dissenters rights in accordance with the requirements and procedures set forth in the CBCA.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company or by the shareholders of Firenze:

                  (a) by mutual written consent of Firenze and the Company;

                  (b) by either Firenze or the Company:

                           (i) if the shareholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of shareholders of the Company or at any adjournment thereof,

                           (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

                           (iii) if the Merger shall not have been consummated on or before September 30, 2001, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided that no breach by the Company shall relieve Firenze from closing if the breach was previously known to Firenze or its Affiliates or is the result of actions by Firenze or its Affiliates prior to the date of this Agreement.

                  (c) by Firenze, if the Company breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement which breach is incapable of being cured or cannot be or has not been cured within 20 days after the non-breaching party has given written notice of such breach; and

                                    A-19

                  (d) by the Company, if Firenze breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement which breach is incapable of being cured or cannot be or has not been cured within 20 days after the non-breaching party has given written notice of such breach; and

                  (e) by the Company if its Board of Directors determines, in good faith, after consultation with and based upon the advice of legal counsel, that the failure to change its recommendation of the adoption of this Agreement and the Merger could be expected to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law.

         SECTION 7.2 Effect of Termination.

                  (a) In the event of termination of this Agreement by the Company as provided in paragraph 7(e), the Company shall pay to Firenze within five business days of such termination all out-of-pocket expenses incurred by Firenze and its Affiliates in connection with this Agreement and not otherwise reimbursed or paid by the Company.

                  (b) In the event of termination of this Agreement by either the Company or Firenze as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Firenze or the Company, other than (i) the provisions of Section 5.5, Section 7.2(a) and Article VIII and (ii) such termination will not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

         SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company or the shareholders of Firenze; provided, however, that after any such approval, there will be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                                    A-20











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                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company or Firenze pursuant to this Agreement will survive the Effective Time, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.2 Notices. Any notice and similar communications concerning this Agreement ("Notice") will be in writing and will be either (a) delivered in person (including by a nationally recognized courier service such as Federal Express); or (b) sent to the other party by certified mail with return receipt requested. Notices will be delivered or sent as follows or to such other address as a party may hereafter establish by Notice given in the manner prescribed in this Section.

                           (a) if to Firenze, to

                               Firenze Corporation
                               1415 Larimer Street
                               Denver, Colorado 80202
                               Attention: Richard E. Schaden

                               with a copy to:

                               Moye, Giles, O'Keefe, Vermeire & Gorrell LLP
                               1225 Seventeenth Street Suite 2900
                               Denver, Colorado 80202
                               Attn:  John E. Moye, Esq.

                                    A-21

                           (b) if to the Company, to

                               The Quizno's Corporation
                               1415 Larimer Street
                               Denver, Colorado 80202
                               Attn: Patrick Meyers

                               and:

                               Brobeck, Phleger & Harrison
                               370 Interlocken Blvd. Suite 500
                               Broomfield, Colorado 80021
                               Attn: Richard Plumridge

         SECTION 8.3 Definitions. For purposes of this Agreement:

                  (a) an "Affiliate" is those Persons listed on Schedule 2.1;

                  (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of the Company, and with respect to any matter stated herein to be "to Firenze's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Chief Financial Officer of Firenze.

                  (c) "Material Adverse Effect" or "Material Adverse Change" means, when used in connection with any Person, any change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of that Person and its subsidiaries, taken as a whole; provided, however, that none of the following conditions or events shall be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect or a Material Adverse Change in the Company: (i) the announcement or pendency of the Merger, (ii) conditions affecting the general industry in which the Company participates or the U.S. economy as a whole, (iii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or (iv) a change in the market price or trading volume of the Company common stock.

                  (d) "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

                  (e) a "subsidiary" of a Person means any corporation,

                                    A-22
         partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

         SECTION 8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference will be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The titles and headings herein are for convenience only. In case of ambiguity or inconsistency, the text rather than the titles or headings will control. Whenever the word "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation".

         SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of
Article II, and Section 5.3, are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

         SECTION 8.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.9 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Colorado or in any other Colorado state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the District of Colorado in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any

                                    A-23
such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Colorado or in the District of Colorado. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT WILL BE HEARD BY A COURT SITTING WITHOUT A JURY AND THUS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

         SECTION 8.10 Attorneys' Fees. In the event of any dispute hereunder, or any default in the performance of any term or condition of this Agreement, the prevailing party will be entitled to recover all costs and expenses associated therewith, including reasonable attorneys' fees.

         SECTION 8.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby. The parties will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, Firenze and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIRENZE CORP.                                 THE QUIZNO'S CORPORATION


By:_________________________________          By:_______________________________


Title:________________________________        Title:____________________________

                                  SCHEDULE 2.1
                                  (Affiliates)

Richard E. Schaden
Richard F. Schaden
Frederick Schaden
Timothy M. Schaden
Patricia Wisdom
Patrick Meyers
Levine Leichtman Capital Partners II, L.P.
Voting Trust Agreement dated July 14, 1994, as amended

                                 SCHEDULE 3.1(b)
                           (Liens on Subsidiary Stock)

All issued and outstanding shares of capital stock in the Company's subsidiaries have been pledged to secure the repayment of debt owed to Levine Leichtman Capital Partners II, L.P. and to Amresco Commercial Finance, Inc.

                                 SCHEDULE 3.1(c)
  (Capital Structure, Shareholder Agreements, Voting Agreements, Voting Trusts)

                                Capital Structure

Common Stock, $.001 par value; 9,000,000 shares authorized; 2,337,439 shares issued and outstanding at June 21, 2001.

Preferred Stock, $.001 par value; 1,000,000 shares authorized;

         146,000 Series A shares issued and outstanding;
          57,000 Series C shares issued and outstanding;
           3,000 Series D shares issued and outstanding; and 59,000 Series E shares issued and outstanding.

Except as disclosed in the Company SEC Documents, there are no (i) subscriptions, options, puts, calls, warrants or other rights or commitments to issue, redeem or purchase any of the Company's authorized capital stock or securities convertible into or exchangeable for authorized capital stock or (ii) shareholder agreements, voting agreements, voting trusts or similar arrangements to which the Company is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the Company's capital stock.

                                                                         ANNEX B

June 21, 2001

Special Committee of the Board of Directors
The Quizno's Corporation
1415 Larimer Street
Denver, CO 80202

Members of the Special Committee of the Board of Directors:

         We understand that Firenze Corp. ("Firenze") proposes to merge with and into (the "Merger") The Quizno's Corporation (the "Company") whereby all of the shares of common stock of the Company, par value $0.001 per share (the "Common Stock") not owned by the Company, Firenze or any affiliate of the Company or Firenze (together "Affiliated Shareholders") and not owned by shareholders who properly exercise dissenters' rights (the "Dissenting Shares") will be converted into the right to receive eight dollars and fifty cents ($8.50) per share in cash ("Merger Consideration"), subject to the terms and conditions set forth in the draft Agreement and Plan of Merger dated June 17, 2001 (the "Merger Agreement").

         You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, of the Merger Consideration offered to the shareholders of the Common Stock other than the Affiliated Shareholders ("Unaffiliated Shareholders").

         We note that Richard E. Schaden and Richard F. Schaden, the beneficial owners of 59% of the common stock of the Company (fully diluted), have informed the Company that they have no interest in selling their shares or in pursuing a sale of the Company to a third party in the foreseeable future (the "Affiliate Strategy").

         In connection with our engagement, we were not requested to, and we did not: (a) actively solicit third-party indications of interest in any sale transaction; or (b) evaluate the advisability of the Affiliate Strategy from the perspective of the Company or the Unaffiliated Shareholders.

         In connection with the Opinion, we do not express an opinion with respect to any of the following: (a) the Company's underlying business decision to proceed with the Merger; (b) the fairness of the terms of any financing required to complete the Merger; (c) the liquidation value of the Company; and
(d) the consequences, if any, of the Merger with respect to the senior credit facilities provided by AMRESCO Commercial Financial, Inc.

         We have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

         (i) reviewed the Company's Annual Reports on Form 10-KSB filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended September 30, 2000 and the previous five fiscal years;

         (ii) reviewed the Company's Quarterly Reports on Form 10-QSB filed with the Commission filed with the Commission for the four quarterly periods ended March 31, 2000, June 30, 2000, December 31, 2000 and March 31, 2001;

         (iii) reviewed certain projected financial information prepared by management of the Company;

         (iv) reviewed certain publicly available information concerning the Company;

         (v) conducted discussions with the senior management of the Company and consultants to the Company concerning the Company's business prospects and historical financial results and projected financial information as presented and described in (i), (ii), (iii), and (iv) above;

         (vi) reviewed the Securities Purchase Agreement by and between the Company, several of the Company's subsidiaries, and Levine Leichtman Capital Partners II, L.P. dated November 12, 2000 and the ancillary documents related thereto;

         (vii) reviewed the draft Merger Agreement dated June 17, 2001; and

         (viii) performed various financial analyses and studies as we deemed appropriate, of the Company using generally accepted analytical methodologies, including: (a) comparing the public trading multiples of companies which we deemed comparable to the multiples derived from the proposed Merger Consideration; (b) comparing the acquisition multiples reflected in recent transactions for businesses which we deemed comparable to the multiples derived from the proposed Merger Consideration associated with the Merger; (c) comparing the market premiums paid in similar transactions to the premium being offered to the Unaffiliated Shareholders of the Company; (d) comparing the theoretical discounted future trading prices of the Company's common stock (based on current trading multiples and the application of the projections referred to in clause
(iii) above and the use of sensitivity case projections that take into consideration the Company's historical performance, the performance of other comparable restaurant companies, and general industry trends) to the proposed Merger Consideration associated with the Merger; (e) estimating the values a financial investor might be willing to pay to acquire the Company if it were interested in pursuing such a transaction; and (f) considering the values derived from a discounted cash flow analysis using the projections referred to in clause (iii) above.

         We have assumed, at your direction and with your consent, that: (a) the final executed form of the Merger Agreement will not differ in any material respect from the Merger Agreement; (b) the Merger Agreement will be consummated on the terms set forth in the Merger Agreement; (c) the Company will have adequate financing at closing to consummate the Merger; (d) the Merger Agreement and the related transactions will comply with applicable foreign, federal, and state laws; and (e) there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statement or information made available to us. In addition, we have made no assumption concerning, and therefore do not consider, the possible assertion of claims, outcomes or damages arising out of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or Firenze or affiliates of the Company or Firenze is a party or may be subject.

         We have not, at your direction and with your consent: (a) performed any appraisals or valuations of specific assets or liabilities of the Company; (b) been furnished with any appraisals or valuations of specific assets or liabilities of the Company; (c) made a comprehensive physical inspection of the properties or assets of the Company; or (d) undertaken any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject.

         We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company (including the estimates and projections of financial results described in clause (iii) above) or obtained by us from other sources without assuming any responsibility for independent verification of such information. We have assumed, in reliance upon the assurances of the Company management, that the information provided pertaining to the Company has been prepared on a good faith basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading.

         As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial adviser to the Board of Directors of the Company in connection with a tender offer completed on December 11, 2000 ("Tender Offer") and received a fee for such services, a significant portion of which was contingent upon the consummation of the Tender Offer. The details of this fee arrangement were disclosed in the Tender Offer materials. Also, our parent company has entered into that certain Guaranty Agreement with the Company, pursuant to which the Company has guaranteed payments of any and all amounts due under that certain Margin Account Agreement between our parent company and Richard E. Schaden, pursuant to which Mr. Schaden has borrowed two million dollars ($2,000,000). The details of this arrangement were disclosed in the Margin Account Agreement and the Guaranty Agreement, each of which have been filed by the Company with the Securities and Exchange Commission. Finally, we have rendered an opinion to the Board of Directors of the Company, dated as of the date hereof, addressing certain financial consequences of the Merger, as they relate to the application of Colorado Revised Statutes 7-106-401. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our prior or current engagements. We bring to your attention that, other than services provided relative to the Tender Offer and the Guaranty Agreement, we have not previously had a material relationship to provide investment banking or other advisory services to the Company. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         The Opinion is furnished pursuant to our engagement letter dated May 1, 2001. You may use the Opinion solely in connection with your consideration of the fairness of the Merger Consideration being offered to the Unaffiliated Shareholders and for no other purpose. The Company may not furnish the Opinion or any other material prepared by us to any other person or persons or use or refer to the Opinion for any other purpose without our prior written consent, which consent shall not be unreasonably withheld. The Company may use, refer to, and reproduce in full the Opinion in any tender offer document mailed to shareholders of the Company and in any filing with the Commission.

         The Opinion is directed to the Special Committee of the Board of Directors of the Company. This letter does not constitute a recommendation to any shareholder with respect to whether or not to vote in favor of the Merger under the terms and conditions of the Merger Agreement, and should not be relied upon by any shareholder for that purpose.

         The Opinion is necessarily based upon information available to us, facts and circumstances and financial, economic, market and other conditions as they exist and are subject to evaluation on the date of this Opinion. Unless the Company specifically requests us to do so, we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to our attention after the date of the Opinion.

         Based upon and subject to all the foregoing, we are of the opinion that the Merger Consideration proposed to be received by all Unaffiliated Shareholders is fair, from a financial point of view, to such shareholders.


                                Very truly yours,

                                TUCKER ANTHONY SUTRO CAPITAL MARKETS

                                By:  /s/ Doug Gessl
                                     -------------------------------------
                                Name:    Doug Gessl
                                     -------------------------------------
                                Title:   Vice President
                                     -------------------------------------

                                                                        ANNEX C

June 21, 2001

Board of Directors
The Quizno's Corporation
1415 Larimer Street
Denver, CO 80202

Members of the Board of Directors:

         We understand that Firenze Corp. ("Firenze") proposes to merge with and into (the "Merger") The Quizno's Corporation (the "Company") whereby all of the shares of common stock of the Company, par value $0.001 per share (the "Common Stock") not owned by the Company, Firenze or any affiliate of the Company or Firenze (together, the "Affiliated Shareholders," and all other shareholders, the "Unaffiliated Shareholders") and not owned by shareholders who properly exercise dissenters' rights (the "Dissenting Shares") will be converted into the right to receive eight dollars and fifty cents ($8.50) per share in cash ("Merger Consideration"), subject to the terms and conditions set forth in the draft Agreement and Plan of Merger dated June 17, 2001 (the "Merger Agreement").

         You have requested our opinion (the "Opinion") as to whether, after giving effect to the merger pursuant to the terms of the Merger Agreement (the "Merger"), in accordance with Colorado Revised Statutes 7-106-401, (i) the Company will be able to pay its debts as they become due in the usual course of business and (ii) the value of the assets of the Company will exceed the sum of the liabilities of the Company plus the liquidation preferences that would be due and payable to the preferred shareholders if the Company were to be liquidated immediately after the completion of the Merger.

         We note that each of the following shareholders has informed the Company that such shareholder has no interest in selling their shares or in pursuing a sale of the Company to a third party in the foreseeable future, and will not own any shares that will be converted into cash pursuant to the Merger (the "Affiliate Strategy"): Richard E. Schaden, Richard F. Schaden, Frederick H. Schaden, and other Schaden family members.

         In connection with our engagement, we were not requested to, and we did not: (a) actively solicit third-party indications of interest in any sale transaction; or (b) evaluate the advisability of the Affiliate Strategy from the perspective of the Company or the Unaffiliated Shareholders.


         In connection with the Opinion, we do not express an opinion with respect to any of the following: (a) the Company's underlying business decision to proceed with the Merger; (b) the fairness of the terms of any financing required to complete the Merger; (c) the liquidation value of the Company; and
(d) the consequences, if any, of the Merger with respect to the senior credit facilities provided by AMRESCO Commercial Financial, Inc.

         We have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

         (i) reviewed the Company's Annual Reports on Form 10-KSB filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended September 30, 2000 and the previous four fiscal years;

         (ii) reviewed the Company's Quarterly Reports on Form 10-QSB filed with the Commission filed with the Commission for the four quarterly periods ended March 31, 2000, June 30, 2000, December 31, 2000 and March 31, 2001;

         (iii) reviewed certain projected financial information prepared by management of the Company;

         (iv) reviewed certain publicly available information concerning the Company;

         (v) conducted discussions with the senior management of the Company and consultants to the Company concerning the Company's business prospects and historical financial results and projected financial information as presented and described in (i), (ii), (iii), and (iv) above;

         (vi) reviewed the draft Merger Agreement dated June 17, 2001; and

         (vii) performed various financial analyses and studies as we deemed appropriate, of the Company using generally accepted analytical methodologies, including: (a) comparing the public trading multiples of companies which we deemed comparable to the multiples derived from the proposed Merger Consideration; (b) comparing the acquisition multiples reflected in recent transactions for businesses which we deemed comparable to the multiples derived from the proposed Merger Consideration associated with the Merger; (c) comparing the market premiums paid in similar transactions to the premium being offered to the Unaffiliated Shareholders of the Company; (d) comparing the theoretical discounted future trading prices of the Company's common stock (based on current trading multiples and the application of the projections referred to in clause
(iii) above and the use of sensitivity case projections that take into consideration the Company's historical performance, the performance of other comparable restaurant companies, and general industry trends) to the proposed Merger Consideration associated with the Merger; (e) estimating the values a financial investor might be willing to pay to acquire the Company if it were interested in pursuing such a transaction; and (f) considering the values derived from a discounted cash flow analysis using the projections referred to in clause (iii) above.

         We have assumed, at your direction and with your consent, that: (a) the final executed form of the Merger Agreement will not differ in any material respect from the Merger Agreement; (b) the Merger Agreement will be consummated on the terms set forth in the Merger Agreement; (c) the Company will have adequate financing at closing to consummate the Merger; (d) the Merger Agreement and the related transactions will comply with applicable foreign, federal, and state laws; and (e) there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statement or information made available to us. In addition, we have made no assumption concerning, and therefore do not consider, the possible assertion of claims, outcomes or damages arising out of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or Firenze or affiliates of the Company or Firenze is a party or may be subject.

         We have not, at your direction and with your consent: (a) performed any appraisals or valuations of specific assets or liabilities of the Company; (b) been furnished with any appraisals or valuations of specific assets or liabilities of the Company; (c) made a comprehensive physical inspection of the properties or assets of the Company; or (d) undertaken any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject.

         We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company (including the estimates and projections of financial results described in clause (iii) above) or obtained by us from other sources without assuming any responsibility for independent verification of such information. We have assumed, in reliance upon the assurances of the Company management, that the information provided pertaining to the Company has been prepared on a good faith basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading.

         As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial adviser to the Board of Directors of the Company in connection with a tender offer completed on December 11, 2000 ("Tender Offer") and received a fee for such services, a significant portion of which was contingent upon the consummation of the Tender Offer. The details of this fee arrangement were disclosed in the Tender Offer materials. Also, our parent company has entered into that certain Guaranty Agreement with the Company, pursuant to which the Company has guaranteed payments of any and all amounts due under that certain Margin Account Agreement between our parent company and Richard E. Schaden, pursuant to which Mr. Schaden has borrowed two million dollars ($2,000,000). The details of this arrangement were disclosed in the Margin Account Agreement and the Guaranty Agreement, each of which have been filed by the Company with the Securities and Exchange Commission. Finally, we have rendered an opinion to the Special Committee of the Board of Directors of the Company, dated as of the date hereof, addressing the fairness from a financial point of view, of the Merger Consideration offered to the shareholders of the Common Stock, other than the Affiliated Shareholders. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our prior or current engagements. We bring to your attention that, other than services provided relative to the Tender Offer and the Guaranty Agreement, we have not previously had a material relationship to provide investment banking or other advisory services to the Company. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is delivered exclusively to the Special Committee solely in connection with your consideration of the application of Colorado Revised Statutes 7-106-401 and for no other purpose. The Company may not furnish the Opinion or any other material prepared by us to any other person or persons or use or refer to the Opinion for any other purpose without our prior written consent, which consent shall not be unreasonably withheld.

         The Opinion is directed to the Board of Directors of the Company. This letter does not constitute a recommendation to any shareholder with respect to whether or not to vote in favor of the Merger under the terms and conditions of the Merger Agreement, and should not be relied upon by any shareholder for that purpose.

         The Opinion is necessarily based upon information available to us, facts and circumstances and financial, economic, market and other conditions as they exist and are subject to evaluation on the date of this Opinion. Unless the Company specifically requests us to do so, we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to our attention after the date of the Opinion.

         Based upon and subject to all the foregoing, we are of the opinion that, after giving effect to the Merger, in accordance with Colorado Revised Statutes 7-106-401, (i) the Company will be able to pay its debts as they become due in the usual course of business and (ii) using the methodology contained in Schedule A attached hereto, the value of the assets of the Company will exceed the sum of the liabilities of the Company plus the liquidation preferences that would be due and payable to the preferred shareholders if the Company were to be liquidated immediately after the completion of the Merger.


                                    Very truly yours,

                                    TUCKER ANTHONY CAPITAL MARKETS

                                    By:    /s/ David P. Prokupek
                                           -------------------------------------
                                    Name:  David P. Prokupek
                                    Title: CEO

                                   Schedule A

--------------------------------------------------------------------------------

                        Net Asset Value Calculation(1)

(amounts in 000's, except share price)

                                                          Low End     High End
                                                          of Range    of Range
                                                          --------    --------
Estimated Equity Value per Share                             $7.75       $8.75
Estimated Diluted Shares Outstanding-Post Transaction(2)     1,730       1,746
Equity Value Range                                          13,408      15,274
Less: Preferential Payments to Preferred Shareholders      ($1,957)    ($1,957)
--------------------------------------------------------------------------------
Implied Incremental Value of Assets over Liabilities       $11,452     $13,318
================================================================================

(1) Based upon the assumption that Total Assets Minus Total Liabilities equals Equity Value
(2) Assumes 2.3 million share equivalents and 139,535 options with an average strike price of $5.83; excludes preferred stock

--------------------------------------------------------------------------------

                                                                         ANNEX D

        Summary of Shareholder Dissenters Rights and Text of Article 113
                    of the Colorado Business Corporation Act

                THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES
                   FOR DISSENTING SHAREHOLDERS PRESCRIBED BY
              SECTIONS 7-113-101 THROUGH 7-113-302 OF THE CBCA AND
                IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF
                   ARTICLE 113 OF THE CBCA AS SET FORTH BELOW

         Each record or beneficial shareholder of the Company may be entitled to dissent from the merger and demand payment of the fair value of the shares of common stock owned by such shareholder. In accordance with Section 7-113-202 of the CBCA, in order for a shareholder to exercise dissenters' rights, such shareholder must, prior to the taking of the vote of the shareholders on the merger, deliver to us written notice of such shareholder's intent to demand payment for shares in the event the merger is approved and shall not vote such shareholder's shares in favor of the merger.

         In accordance with Section 7-113-203 of the CBCA, within ten days after the merger is approved, we must deliver a written dissenter's notice to all shareholders who satisfy the requirements of Section 7-113-202 of the CBCA. The dissenter's notice must state that the merger was authorized and the effective date of the merger, set forth the address at which we will receive payment demands and where stock certificates shall be deposited, supply a form for demanding payment, which form shall request an address from the dissenting shareholder to which payment is to be made, and set the date by which we must receive the payment demand and stock certificates, which date shall not be less than 30 days after the date the dissenter's notice was given. Furthermore, the dissenter's notice may require that all beneficial shareholders, if any, certify as to the assertion of dissenters' rights, and be accompanied by Article 113 of the CBCA.

         Pursuant to Section 7-113-204 of the CBCA, a shareholder receiving the dissenter's notice and wishing to assert dissenters' rights must demand payment in writing and deposit such shareholder's stock certificates in accordance with the terms of the dissenter's notice. A shareholder who does not comply with the foregoing requirements is not entitled to the fair value of such shareholder's shares under Article 113 of the CBCA.

         Upon the later of the effective date of the merger, or upon receipt of a demand for payment by a dissenting shareholder, we must pay each dissenting shareholder who complies with Section 7-113-204 the amount we estimate to be the fair value of such shares, plus accrued interest in accordance with Section 7-113-206 of the CBCA. The payment must be accompanied by (i) our balance sheet as of the end of our most recent fiscal year or, if that is not available, our balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if we customarily provide such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if we customarily provide audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited; (ii) a statement of our estimate of the fair value of the shares; (iii) an explanation by us of how the interest was calculated; (iv) a statement of the dissenting shareholder's right to demand payment under Section 7-113-209 of the CBCA; and (v) a copy of
Article 113 of the CBCA.

         In the event a dissenting shareholder is dissatisfied with our payment or offer of payment, such dissenting shareholder, pursuant to
Section 7-113-209 of the CBCA, may notify us in writing within 30 days after we make or offer to pay each dissenting shareholder, of such shareholder's own estimate of the fair value of such shares and the amount of interest due, and demand payment of such shareholder's estimate, less any payment already made by the company under Section 7-113-206, or reject the company's offer under Section 7-113-208 and demand payment for the fair value of the shares and interest due. A dissatisfied dissenting shareholder may effect the foregoing if: (i) the dissenting shareholder believes that the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (ii) we have failed to make payment within 60 days after the date set by the corporation demanding payment; or (iii) we do not return the deposited stock certificates within the time specified by Section 7-113-207 of the CBCA. In the event a demand for payment under Section 7-113-209 remains unresolved, we may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from a dissenting shareholder.

                   TITLE 7. COLORADO BUSINESS CORPORATION ACT
                         ARTICLE 113. DISSENTERS' RIGHTS
                  PART 1 RIGHT OF DISSENT - PAYMENT FOR SHARES
                             C.R.S. 7-113-101 (1996)

7-113-101. Definitions

For purposes of this article:

(1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party if:

                           (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the
                                    articles of incorporation, or

                           (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

                  (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

                  (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

                  (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

                  (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

                  (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

                  (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

                  (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of

                           1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

                  (c)      Cash in lieu of fractional shares; or

                  (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

                  (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-13-203.

7-113-201. Notice of dissenters' rights

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

                  (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

                  (b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203. Dissenters' notice

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

                  (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

                  (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

                  (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

                  (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

                  (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

                  (g)      Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment

(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

                  (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

                  (b) Deposit the shareholder's certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-13-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c)      An explanation of how the interest was calculated;

                  (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

                  (e)      A copy of this article.

7-113-207. Failure to take action

(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' right acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

                  (a)      The dissenter believes that the amount paid under
                           section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

                  (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

                  (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection
(1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

7-113-301. Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation is elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

                  (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                                                         ANNEX E
________________________________________________________________________________
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                 FORM 10-KSB/A

 [x] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000

 [ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
     OF 1934

           FOR THE TRANSITION PERIOD FROM             TO

                        COMMISSION FILE NUMBER 000-23174
                              -------------------

                            THE QUIZNO'S CORPORATION
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                              -------------------

                   COLORADO                                        84-1169286
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

              1415 LARIMER STREET                                     80202
               DENVER, COLORADO                                    (ZIP CODE)
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (720) 359-3300
                (ISSUER'S TELEPHONE NUMBER INCLUDING AREA CODE)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      None

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                         Common Stock, $.001 par value

                              -------------------

    Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past
90 days. Yes  [x] No [ ]

    Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [x]

    State registrant's revenue for its most recent fiscal year: $41,924,232

    The aggregate market value of the registrant's common stock held by non-affiliates of the registrant as of December 18, 2000 was approximately $5,963,198 (for purposes of the foregoing calculation only, each of the registrant's officers and directors is deemed to be an affiliate).

    There were 2,346,766 shares of registrant's common stock outstanding as of December 18, 2000.

                      DOCUMENTS INCORPORATED BY REFERENCE:
                                      None

   TRANSITIONAL SMALL BUSINESS DISCLOSURE FORMAT (CHECK ONE): Yes  [ ] No [x]
________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                PAGE NO.
                                                                                --------
PART I

ITEM 1.           DESCRIPTION OF BUSINESS.....................................      3

ITEM 2.           DESCRIPTION OF PROPERTY.....................................     13

ITEM 3.           LEGAL PROCEEDINGS. .........................................     13

ITEM 4.           SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.........     15

PART II

ITEM 5.           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....     16

ITEM 6.           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...     17

ITEM 7.           FINANCIAL STATEMENTS........................................     27

ITEM 8.           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                  AND FINANCIAL DISCLOSURE....................................     27

PART III

ITEM 9.           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
                  PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE
                  ACT.........................................................     28

ITEM 10.          EXECUTIVE COMPENSATION......................................     30

ITEM 11.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT..................................................     34

ITEM 12.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     36

ITEM 13.          EXHIBITS AND REPORTS ON FORM 8-K............................     38

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

GENERAL

    The Quizno's Corporation was incorporated in Colorado in 1991. Our headquarters is located at 1415 Larimer Street, Denver, CO 80202. Our telephone number is (720) 359-3300.

    We incorporated in Colorado in January 1991 as D&R, Inc. We changed our name to The Quizno's Franchise Corporation in April 1991 and to The Quizno's Corporation in June 1995. We do business as The Quizno's Corporation and Quizno's. Our principal business address and that of our subsidiaries named below is 1415 Larimer Street, Denver, Colorado 80202. In January 1991, we purchased certain assets of Quizno's America, Inc., which had operated, owned, and franchised Quizno's restaurants (directly and through predecessors and affiliates) under the QUIZNO'S name since 1981. We or our affiliates operate, and offer franchises to individuals or entities ('Franchisees') to operate, restaurants with carry-out facilities which sell submarine and other sandwiches, salads, other food products and beverages, and related services ('Restaurants'). As of November 30, 2000, there were 1,026 Restaurants in operation in the United States and internationally, and agreements were in place for the opening of an additional 695 franchised restaurants in the United States. During the last three years, we have grown to become the third largest submarine sandwich chain in the United States.

    Additionally, we offer franchises for area director marketing businesses in which the area director ('Area Director') acts as our sales representative within a defined geographic area to solicit and identify prospective franchisees, to assist us in locating and securing sites for Restaurants within a territory, and to provide additional support before, during, and after the Restaurant opens.

    We also offer master franchise rights for international markets, in which the master franchisee has the right to function as a franchisor to offer and sell Restaurant franchises and area director marketing agreements using our trademarks and service marks in a defined geographic area, usually a country. We have master franchise agreements in place for Canada, the United Kingdom, Japan, Australia, Switzerland, Netherlands, Luxembourg, Belgium, Iceland, Mexico, Venezuela, Peru, Dominican Republic and other Caribbean Islands, Taiwan, and Central America. As of December 18, 2000, there were 110 Quizno's Restaurants in operation in Canada, 8 in Japan, 4 in Australia, 6 in Central America, 6 in Puerto Rico, 1 in Guam, and 1 in Iceland.

    The Area Director or master franchisee is required to open a specified number of Restaurants annually throughout the life of the Area Director marketing agreement or master franchise agreement.

    In 1999, we changed the date of our fiscal year end to September 30. Therefore, our 1999 fiscal year, which ended on September 30, 1999, contained only three quarters.

    On November 13, 2000, we commenced a self tender offer to purchase all outstanding shares of our common stock, except for shares held by Messrs Richard
E. Schaden, Mr. Richard F. Schaden and Frederick H. Schaden (the 'Schadens'), at a price of $8 per share, net in cash to the seller (the 'Tender Offer'). The Tender Offer expired at midnight Monday, December 11, 2000. Shareholders tendered and we purchased 661,155 shares of our outstanding common stock. In addition, we purchased preferred stock, warrants and options convertible or exchangeable into 1,056,906 shares of our common stock. In connection with the Tender Offer, we closed a loan for $13.8 million with Levine Leichtman Capital Partners II, L.P. ('Levine'). After the Tender Offer, as of December 18, 2000, we had 2,346,766 shares of common stock issued and outstanding, 66.1% of which is held by the Schadens.

    In October 2000, as part of the tender offer we formed a new wholly owned subsidiary, The Quizno's Franchise Company (QFC), which will be the franchisor for all franchise agreements, area director agreements, and master franchise agreements entered into after December 12, 2000. At some point in the future, The Quizno's Corporation may assign all of the existing franchise, area director, and master franchise agreements to QFC.

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THE RESTAURANTS

    The Restaurants offer a menu of submarine style sandwiches, salads, soups, desserts and beverages, including 'Classic Lite' selections of submarine sandwiches and salads designed for consumers who are looking for a low-fat, healthy alternative to typical fast food products. We believe that the submarine sandwiches offered in the Restaurants are distinctive in the market for several reasons. Each submarine sandwich is prepared after the customer orders and with special ingredients, recipes and techniques. These ingredients, recipes and techniques are controlled to provide uniformity of taste and quality among all of the Restaurants.

    One of the most important distinctions of the Quizno's sandwich product is that it is served to the customer warm. Each sandwich is prepared open face and run through a conveyor oven that toasts the bread, melts the cheese and enhances the flavors of the meats.

    We focus on the quality of the ingredients contained in the food products we produce and we require that certain specified ingredients, which are generally higher quality than those that other submarine sandwich shops use, be purchased from approved suppliers. The cheeses used in the Restaurants are all natural. The Italian style meats include a wine-cured Genoa salami, pepperoni and capicola, an Italian spiced ham. The turkey breast is real turkey breast.

    The Restaurants also are required to use certain products which are prepared for us in accordance with proprietary recipes developed by us. Foremost among these is Quizno's special recipe soft baguette style bread and its red-wine based vinaigrette dressing used as a base on most of the sandwiches. In addition, the Restaurants use our proprietary recipe tuna mix blend, garlic oil blend, and marinara sauce.

    The Restaurants' upscale decor is designed to convey an Italian deli ambiance and to match the upscale quick service market niche represented by the product. Open kitchens allow customers to watch as their sandwiches are prepared. The decor package for the Restaurants includes reproductions of old Italian food product labels, and hand-painted Italian style posters. The Italian theme is prevalent throughout a Quizno's Restaurant.

    Besides a pleasant upscale environment for in-house dining, the Restaurants offer conveniently packaged meals for carry out to serve lunchtime office workers and to serve the home meal replacement segment of the market.

    The Restaurants are also located in mall food courts and are designed to operate in smaller spaces while retaining the same ambiance and decor as a traditional Quizno's Restaurant. 'Quizno's Express' Restaurants are typically smaller units established at such non-traditional locations as convenience and gasoline stations, sports facilities, hospitals, and college campuses. Quizno's Express units offer an extensive variety of Quizno's sandwiches. Soups, salads and desserts are also available at Quizno's Express units. Quizno's Express units will typically share common area seating or may have very limited seating at venues designed primarily for take out.

CONCEPT AND STRATEGY

    Our marketing strategy is to position the Restaurants between fast food and full-service dining. We believe that consumers are looking for a healthy and tasty alternative to typical fast foods; in particular, they are looking for an alternative to fast food hamburgers and fried foods. At the same time, we believe many busy families are looking for a more convenient and reasonably priced alternative to full-service dining. Quizno's offers all the convenience of typical fast food in terms of quick ticket times, affordability, and carry out and home meal replacement options, but with a fresh, tasty alternative to fast food products. In terms of full-service dining benefits, Quizno's offers more comfortable dining rooms than most fast food restaurant concepts as well as other dining options -- such as catering and delivery -- generally not available in the fast food arena. We believe our concept is well positioned to fill a growing niche in the restaurant business between fast food and full-service dining. The Quizno's concept also accommodates a variety of dining options from comfortable in-house dining to lunchtime carry out to home meal replacement.

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    Our goal is to build a strong and consistently profitable nationwide chain of Restaurants with international expansion of the chain into selected foreign markets. The primary vehicle for achieving our planned growth has been our Area Director marketing program and, more recently, our master franchise program.

    Our revenues are primarily derived from a royalty on all sales at franchised Restaurants, initial franchise fees from each franchise sold, and fees collected from Area Directors or master franchisees, as well as revenue generated from company-owned Restaurants and license fees generated from licensing our logos or in exchange for allowing a product company to sell proprietary Quizno's items. Franchisees, master franchisees and Area Directors pay fees to us only once in connection with execution of franchise agreements, master franchise agreements, and area director marketing agreements, respectively. Royalties provide a long-term continuing source of revenue. Franchise fees and royalties are expected to increase as the number of franchised Restaurants in operation increases. We may also repurchase certain area directorships and territories in the future as we did in fiscal 2000. The royalty rate is currently 7% for traditional Restaurants, and the royalty rate is 8% for Quizno's Express units; however, a small number of franchisees operate under older agreements that set lower royalty rates at 4% or 6%.

    From time to time, we may make proposals and engage in negotiations regarding acquisitions of material restaurant assets or other companies in the restaurant industry, if management and the Board of Directors believe that such proposed transaction would be in our best interest. Our policy is not to publicly announce such proposals until the likelihood that the proposed transaction will be completed becomes probable.

AREA DIRECTOR AND MASTER FRANCHISE AGREEMENTS

    We offer Area Directors a domestic geographical territory within which to sell franchised Restaurants pursuant to an area director marketing agreement. This program is designed to assist us in accelerating the marketing and sale of franchises and the selection of Restaurant locations in the territory. Each territory is based on areas of dominant influence of local television broadcast stations as defined by the television broadcast industry. Our growth strategy clusters Restaurants in particular television markets in order to facilitate implementation of our advertising program.

    Each Area Director pays us a fee based on the total of the population in the territory. At present, the fee is $.07 per person located within the territory, plus a training fee of $10,000. The population based portion of this fee is deemed fully earned by us when paid and is not refundable.

    Area Directors are required to market franchises for Restaurants to be located within the territory. The Area Director agrees to open, through the sale of franchises, a specified number of franchised Restaurants within the territory during the term of the area director marketing agreement The sales and opening schedules are lower in the first years of the development period. The area director marketing agreement does not grant the Area Director the exclusive right to market franchises or solicit franchisees in the territory, but it does grant the Area Director the right to receive certain fees and royalties, described in more detail below, from all franchised Restaurants and company-owned Restaurants established in the territory during the term of the area director marketing agreement (with certain exceptions). We reserve the right under the area director marketing agreement to market and sell franchises and to establish company-owned Restaurants in a territory.

    In international markets, we generally market our franchises through a qualified person, or 'Master Franchisee,' from whom we receive a one-time master franchise fee, negotiated on a case by case basis. The Master Franchisee receives the right to sell franchises and area directorships in a defined international market on an exclusive basis. We are paid a portion, typically 30%, of all franchise fees, royalties and area director fees collected by the Master Franchisee.

    As of December 18, 2000, we had 58 Area Directors whose Territories cover approximately 60% of the population of the United States. We have also sold master franchise rights for Canada, Japan, United Kingdom, Australia, Netherlands, Luxembourg, Belgium, Mexico, Venezuela, Peru, Dominican Republic and other Caribbean islands, portions of Central America, Iceland, Switzerland, Taiwan.

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
    The area director and master franchisee agreements set increasing minimum performance levels that require the Area Director or Master Franchisee to develop a specified number of Restaurants in each quarter or year (depending on the form of agreement) during the term of the agreement. Our experience with the Area Director and Master Franchisee programs to date indicates that while some Area Directors and Master Franchisees will exceed their development schedules, others will fail to meet their schedules. In our planning, we have allowed for a certain percentage of Area Directors and Master Franchisees who will not meet their development schedules. Delays in the sale and opening of Restaurants can occur for many reasons. The most common are delays in the selection or acquisition of an appropriate location for the Restaurant, delays in negotiating the terms of the lease and delays in the franchisee financing. We may terminate an agreement if the Area Director or Master Franchisee fails to meet the development schedule, and we would then have the right to resell the territory to a new Area Director or Master Franchisee.

    Master franchise agreements require a minimum number of openings in the defined territory after a certain period of time from the date the agreement is signed. The time for the first unit to be opened in the territory is usually one y ear. Thus, there are certain countries for which a master franchise agreement has been sold that either have not reached the first date at which a unit is required to be open or are included in a larger defined territory which includes other countries where units are open.

    In addition, through a required monthly minimum marketing expenditure, the Area Director is required to actively promote the sale of our franchises within the territory. The Area Director is required to visit with prospective franchisees and refer appropriate locations for franchised Restaurants within the territory to us for consideration. The Area Director is also required to perform monthly quality assurance inspections of the units in its area and assist franchisees within its area in opening. Our franchise sales materials are made available to the Area Director.

    Each domestic Area Director is paid a commission of 40% of the royalty fees collected by us from each franchised Restaurant or of royalties that would otherwise be payable by company-owned Restaurants in the territory opened and operated during the term of the area director marketing agreement, so long as the Area Director performs the services described above, subject to certain exceptions in some contracts for pre-existing Restaurants in the territory, 'Turnkey' Restaurants, and conversion Restaurants for which the Area Director is paid a flat monthly fee of $200 per Restaurant for performing support services. Other forms of agreement exclude airport and other non-traditional units from the commission payment obligation. Under some forms of agreement, Area Directors are entitled to an ongoing commission of 1% on gross sales of Restaurants open and operating in the territory on the date the area director marketing agreement is terminated because of failure to meet the sales or opening goals, through either the initial term of the underlying franchise agreement or five years (15 years for area director marketing agreements executed before January 1998), whichever is less. This approach rewards the Area Director for selecting higher quality franchisees and higher quality locations while discouraging the Area Director from selecting locations that are too close together. In addition to the foregoing, the Area Director is entitled to receive a commission of 50% of the initial franchise fee paid to us for each franchise sold and opened within the territory during the term of the area director marketing agreement.

    We have a program under which we will finance up to 50% of the Master Franchise and Area Director marketing fees for certain approved candidates who have the experience and skill requirement sought by us for our Master Franchise's and Area Directors, but do not have sufficient cash to pay the fee in full. The master franchise's and Area Director is required to personally sign a promissory note due to us for the amount financed, which typically will bear interest at 15% per year (although we may offer a lower interest rate in certain circumstances) and be repaid in monthly installments over five years. The promissory note is secured by the Master Franchise's and Area Director marketing agreement and by other collateral unrelated to the business.

FRANCHISE PROGRAM

    We authorize individuals and companies, within the United States, called 'Franchisees' or 'Owners,' to establish and operate Restaurants at an approved location pursuant to the terms of a franchise agreement. Under the franchise agreement, we undertake to perform or have performed

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
certain services with respect to the opening and operation of a Restaurant. In connection with the opening of a Restaurant, those services include (i) review and approval of the proposed Restaurant location, (ii) review and approval of construction plans for the Restaurant, (iii) identification of sources of supply for items which are ordinarily necessary to operate a Restaurant, (iv) an operations manual providing detailed instructions with respect to operation of the Restaurant, (v) training with respect to our method of operations, including operating procedures, food preparation techniques, controls, promotion programs, management and public relations, and (vi) pre-opening assistance. After opening of the Restaurant, we provide continuing advice and consultation with respect to operation of the Restaurant. From time to time, we have to take over the operation of a Restaurant from an unsuccessful franchisee and operate the Restaurant until a new franchisee is found. Our investment in such operations may be recovered at the time the Restaurant is transferred to the new franchisee.

    The current franchise fee for the Owner's first Restaurant is $20,000, $15,000 for the second, and $10,000 for the third and any additional franchise agreement. We offer the franchise for a Quizno's Express unit at a reduced franchise fee of $10,000. The Owner also pays us a continuing royalty fee of 7% of the Owner's gross sales (8% for Quizno's Express franchises). Old forms of the franchise agreement require royalty fee payments at rates between 4% and 6%. The royalty rate was 5% for franchise agreements entered into prior to February 11, 1995, and there were 23 such franchises operating at September 30, 2000. The royalty rate was 6% for franchisee agreements entered into from February 11, 1995 through March 31, 1998 and there were 283 such franchises operating at September 30, 2000. There was one franchise with a 4% royalty and one with 0% royalty operating at September 30,. 2000. The proceeding is for domestic franchises. The remainder of the franchisees pay a 7% or 8% royalty. The 35 Company owned stores open at September 30, 2000 do not pay a royalty. 'Gross sales' is defined as all sales whether on credit or for cash, and all revenues from any source caused by the operation of the Restaurant, whether directly or indirectly relating to the operation thereof. Sales tax and any other state or federal tax are excepted. The Owner also pays advertising fees to The Quizno's National Marketing Fund Trust and one of three Regional Marketing Fund Trusts in an amount equal to a total of 1% to 4% of the gross sales, which are used for advertising, marketing, and public relations programs and materials to enhance and build the image and goodwill of the Quizno's system. There are certain other fees that must be paid by the Franchisee to us in order to reimburse us for costs incurred in connection with the establishment of a Restaurant. The total average cost to a Franchisee for opening a traditional Restaurant ranges between $170,150 and $232,150 including the initial franchise fee, with most of the variation attributable to differences in the costs of leasehold improvements for the Restaurant, size of the Restaurant, and whether the unit is a traditional or Express Restaurant.

    We collect weekly and monthly sales and other operating information from each franchisee. We have agreements with most franchisees permitting us to electronically debit the franchisees' bank accounts for the payment of royalties, marketing fund contributions and other amounts owed to us under the franchise agreement. This system significantly reduces the resources needed to process receivables, improves cash flow and helps to limit past-due accounts related to these items. Franchisees generally are required to purchase and install an approved point of sale system that, among other things, allows us to poll sales information daily.

    We have developed certain items, such as bread and dressings for salads and sandwiches, which are prepared for use in the Restaurants based upon recipes developed by us and which are provided to Owners under the private label 'Quizno's.' The Owner is required to purchase those items from specified vendors for sale and use in the Restaurant. The franchise agreement also requires the Owner to acquire specified equipment and inventory, to establish and maintain specified signage and to operate the Restaurant in accordance with the standards and requirements outlined in our operations manual.

    We have entered into an agreement with a national food products distributor that allows Owners to obtain meat products, produce and other food and non-food items necessary for operation of franchised Restaurants at prices more favorable than those that could be obtained by individual Owners. All of the purchasing of the ingredients for the food products offered in the Restaurants is done centrally by us which allows for better quality control. Each Owner then contacts the distributor directly to obtain the items needed for the Owner's Restaurant, which are delivered by the distributor. The distributor bills the Owner directly for all items ordered and we are not liable for any amounts owed by the Owners. We

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have entered into an agreement to change to a new National food products distributor effective January 2001. On August 25, 2000, we formed a new wholly owned subsidiary named American Food Distributors, Inc., a Colorado corporation primarily engaged in the business of purchasing proprietary products from third-party manufacturers and then reselling those products to a distributor for use in the Restaurants (AFD). We plan to purchase and resell virtually all our proprietary products through AFD. We anticipate that the organization of AFD may result in certain cost efficiencies and savings that would translate to reduced product prices for our franchisees, increased contributions to our national and regional marketing funds, and increased revenue and earnings for us. At this point, it is impossible to predict the extent of those amounts or how they will be allocated.

    We retain the right to approve the terms of the Owner's lease. We must review the lease as part of the approval process. The Owner pays the costs for the review of the lease. We also reserve the right to enter into a lease directly with each landlord and then to sublease to the Franchisee.

    The Owner, or person designated by the Owner and approved by us, is required to devote his or her full time, attention and efforts to the performance of the Owner's duties under the franchise agreement relating to the operation of the Restaurant. The Owner agrees in the franchise agreement to use his or her best efforts to produce maximum volume of gross sales in the Restaurant. The Restaurant must be operated continuously on such days and during such minimum hours as are required by us, unless restricted by Owner's lease or other rules applicable to the Restaurant.

    The Owner agrees to maintain books and records for the Restaurant in accordance with the requirements and specifications set forth from time to time by us. The Franchisee is required by the franchise agreement to be responsible for submitting all required reports to us when and in the manner or format required by us.

    In order to provide for proper financial tracking and planning for Owners, we began providing a restaurant bookkeeping service to our Restaurant Owners in 1994. In mid-1998, we outsourced the bookkeeping function. This service is intended to assure the Owners have accurate financial records as well as to allow us to keep accurate systemwide statistics. Franchise agreements executed after February 10, 1995, require Owners to use this bookkeeping service for the first year of operations for the Owner's first unit for a fee of $85 per week.

    The Owner must submit copies of all proposed advertising or promotional materials for approval by us prior to use.

    We have the right to terminate a franchise agreement for a variety of reasons, including a Franchisee's failure to make payments when due or failure to adhere to our policies and standards. Many state franchise laws limit the ability of a franchisor to terminate or refuse to renew a franchise.

    We expect that Restaurants operating within our franchise system will emphasize quality 'submarine' sandwiches. In order to satisfy customer expectations regarding menus and service, we require substantial uniformity among all Restaurants. All Restaurants must conform to our decor and menu specifications. The Owner is not allowed to sell any goods or services at a Restaurant other than those goods and services specified by us.

FRANCHISE MARKETING PROGRAMS

    In order to facilitate the marketing of franchised Restaurants, we devote resources for national print media, sales staff, marketing materials, and trade shows. In addition, we have specific programs to market our franchises, which are discussed below.

    Discovery Day. Discovery Day is a day-long event regularly scheduled in Denver to introduce potential Owners from throughout the country to the Quizno's concept.

    Toll Free Phone Line. We have installed a toll free phone line (1-800-DELI-SUBS) which rings directly into the Franchise sales department. The information is entered into a data base of Owner inquiries and an informational package mailed to the caller.

    Open Houses. We have an ongoing program of hosting open houses throughout the country in conjunction with our Area Directors. Individuals who have expressed an interest in our franchises are invited to open houses.

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    Computerized Data Base of Franchise Inquiries. We have installed a computer network within our Franchise sales department for the purpose of organizing, managing, and tracking individuals who inquire about our franchises.

    National Advertising. We continue to advertise nationally for new franchisees on a regular and consistent basis in national, regional and local publications.

COMPANY-OWNED RESTAURANTS

    As of December 15, 2000, we own and operate 33 Quizno's Restaurants, 22 of which are located in Colorado, and 11 are located in Kansas. In fiscal 2000, Company-owned Restaurants generated $1,193,730 in earnings. We also currently own and operate one Quizno's Restaurant held for resale, which incurred losses totaling $ 12,634 in fiscal 2000.

    While we may add new Company-owned Restaurants from time to time, we expect most of our growth in the foreseeable future to result from the development of franchised Restaurants.

    In addition, from time to time, we acquire or assume the operation of franchised Restaurants where the franchisee has been unable to operate successfully for reasons unrelated to the location or the market. In such cases, we will typically operate the Restaurant, make any required improvements and repairs, re-staff, begin local store marketing, and ultimately transfer the Restaurant to a new qualified Owner. Occasionally, we may incur short term losses in such cases. However, the royalty stream provided over the long term by the new Owner will normally offset or exceed any such losses.

ADVERTISING

    Our advertising staff develops advertising campaigns for use at all levels to support consumer sales in the Restaurants. Each franchised Restaurant currently pays 1% of gross sales to the Quizno's National Marketing Fund Trust and up to 3% of gross sales to one of three Regional Fund Marketing Trusts. All company-owned Restaurants must pay the advertising fees on an equal percentage basis with all franchised Restaurants. We use the advertising fees to create, produce, and place advertising, in-store signs, in-store promotions, and commercial advertising; to pay agency costs and commissions; to create and produce video, audio, and written advertisements; to administer regional advertising programs, including direct mail and other media advertising; to employ advertising agencies and in-house staff assistance; and to support public relations, market research, and other advertising and marketing activities. The advertising may be disseminated in print, television, or radio. The coverage has been local or regional, and, since early 1998, we have used national cable television campaigns.

    Through July 10, 2000, each traditional Restaurant was required to spend 3% of sales for local advertising or promotions. Effective July 11, 2000 this 3% of sales was allocated into one of three Regional Advertising Trusts.

COMPETITION

    Restaurant Operations. The restaurant industry is highly competitive with respect to price, service, food quality and location and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than we possess.

    We compete in the sandwich segment of the fast food industry, an industry long dominated by hamburger chains. We believe that within the sub sandwich segment, our largest competitors by number of stores to be Subway and Blimpie. Subway, the nation's largest submarine sandwich restaurant chain, has in excess of 12,000 units in the U.S., while Blimpie has grown significantly in recent years and has approximately 2,100 domestic units. The expansion of Subway has drawn attention to submarine sandwiches, during a time of growing concern relating to beef and fried foods. We believe that the submarine sandwich segment is underdeveloped, and that demand for submarine style sandwiches will continue to grow. Other than Subway and Blimpie, most submarine sandwich chains currently have less than 200 units each and are primarily local or regional.

    Our major competitors, including Blimpie, have followed Subway closely in the style and quality of the product, creating very little, if any differentiation in the market. Subway offers a low-cost product in

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a fast food style restaurant with limited seating. We have positioned the
Restaurants between the traditional fast food restaurant style of our submarine sandwich competitors and full-service dining, and have focused on higher quality food products, to distinguish the Restaurants from their competitors. The restaurant business can be affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. In addition, inflation, increased food costs, labor and benefits costs and the lack of experienced management and hourly employees may adversely affect the restaurant industry in general and our Restaurants in particular.

    Franchise Competition. In addition to our Restaurant operations, we compete with fast food chains, major restaurant chains and other franchisors for franchisees. Many franchisors, including those in the restaurant industry, have greater market recognition and greater financial, marketing and human resources than we have. We believe that we can compete successfully for franchisees for several reasons. The total cost of opening a Quizno's Restaurant tends to be lower than that of hamburger fast food and full-service dining restaurants. The ratio of sales revenue per restaurant to restaurant opening costs is also better for Quizno's Restaurants than for most of our competitors. Finally, the ambiance of Restaurants offers a Franchisee a pride in ownership that is unique to the Quizno's concept.

    We do not have significant costs associated with research and development.

GOVERNMENT REGULATIONS

    We are subject to Federal Trade Commission ('FTC') regulation and several state laws which regulate the offer and sale of franchises. We are also subject to a number of state laws which regulate substantive aspects of the franchisor-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the 'FTC Rule') requires us to furnish to prospective franchisees a franchise offering circular containing information prescribed by the FTC Rule.

    The following is a summary of the information required in the FTC offering circular:

     A description of the franchisor, its predecessors and affiliates, and the business experience of the franchisors key employees.

     A summary of litigation involving the franchisor.

     The initial franchise fee and other fees paid by the franchisee to the franchisor, the total estimated initial investment by franchisee, restrictions on franchisee's sources of products and services, and franchisee's and franchisor's obligations under the franchise agreement.

     Sources of financing available to franchisee.

     Whether or not the franchisee has a protected territory.

     The franchisor's trademarks patents, copyrights and proprietary information.

     Franchisee's requirement to operate the business, restrictions on what the franchisee can sell, requirements upon renewal, termination, or transfer of the franchise agreement, and provisions for dispute resolution.

     Any public figures paid by the franchisors and any sales or earnings claims made by the franchisor.

    The offering circular includes a list of locations, franchisor's financial statements and copies of the franchise agreement and related contracts.

    State laws that regulate the offer and sale of franchises and the franchisor-franchisee relationship presently exist in a substantial number of states. State laws that regulate the offer and sale of franchises require registration of the franchise offering with state authorities. Those that regulate the franchise relationship generally require that the franchisor deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees, limiting the imposition of standards of performance on a franchisee and regulating discrimination against franchisees in charges, royalties or fees. Although such laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring 'good cause' to exist as a basis for the termination, advance notice to the franchisee

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of the termination, an opportunity to cure a default and a repurchase of inventory or other compensation, these provisions have not had a significant effect on our franchise operations.

    In October 1999, the FTC issued proposed changes to the FTC Rule that would effect certain disclosure obligations in connection with franchise sales. These proposed changes are still subject to public comment, and even if adopted as proposed, we do not think the changes would materially effect our franchise sales or other operations. We are not aware of any other probable pending franchise legislation that in our view is likely to affect our operations significantly. We believe that our operations comply in all material respects with the FTC Rule and the applicable state franchise laws.

    Each franchised Restaurant, and each company-owned Restaurant, is subject to licensing and regulation by a number of governmental authorities, which may include health, sanitation, safety, fire, building and other agencies in the state or municipality in which the Restaurant is located. Difficulties in obtaining or failure to obtain the required licenses or approvals could delay or prevent the development of a new Restaurant in a particular area. We are subject to federal and state environmental regulations, but these have not had a material effect on our operations. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or prevent the development of a new Restaurant in a particular area.

    We are also subject to state and federal labor laws that govern our relationship with our employees, such as minimum wage requirements, overtime, working conditions and citizenship requirements, or customers, such as the Americans with Disability Act. Significant numbers of food service and preparation personnel are paid at rates governed by the federal minimum wage. Accordingly, increases in the benefits under any of these laws would increase labor costs to us and our franchisees.

    We do not have any significant costs related to environmental law compliance.

TRADEMARKS

    We presently own the following principal trademarks or service marks (the 'Marks'). All of our primary Marks (except for the last one) are registered on the Principal Register of the United States Patent and Trademark Office:

                                                       REGISTRATION
                        MARK                              NUMBER      REGISTRATION DATE
                        ----                              ------      -----------------
'QUIZNO'S' service mark..............................   1,317,420     January 29, 1985
'QUIZNO'S' service mark..............................   1,317,421     January 29, 1985
'QUIZNO'S & Design' service mark.....................   1,716,834     September 15, 1992
'QUIZNO'S EXPRESS CLASSIC SUBS' service mark.........   2,086,598     September 19, 1996
'QUIZNO'S SUBS OVEN BAKED CLASSICS and DESIGN'.......   2,228,680     March 2, 1999

    There are no presently effective determinations of the United States Patent and Trademark Office, the trademark trial and appeal board, the trademark administrator of any state or any court, nor are there any pending infringement, opposition or cancellation proceedings or material litigation, involving the Marks.

    We have also filed the following trademarks or service marks internationally:

                                         APPLICATION OR        APPLICATION OR
    COUNTRY           TRADEMARK        REGISTRATION NUMBER   REGISTRATION DATE          STATUS
    -------           ---------        -------------------   -----------------          ------
Australia        Quizno's              App. # 789815        30 March 1999         Pending
Australia        Quizno's Subs Oven    App. # 789814        30 March 1999         Pending
                 Baked Classics
Canada           Quizno's              Reg. # 489496        6 February 1998       Registered
Canada           Quizno's Subs Oven    App. # not yet                             Pending
                 Baked Classics (and   available
                 design)
Europe-CTM       Quizno's              App. # 1057223       28 January 1999       Pending
Europe-CTM       Quizno's Subs Oven    App./Reg. # 1057264  4 October 2000        Registration No.
                 Baked Classics                                                   pending
Great Britain    Quizno's              Reg. # 1576926       18 August 1995        Registered
Great Britain    Quizno's Subs Oven    App. # 2197852
                 Baked Classics (and
                 design)
Japan            Quizno's              Reg. # 4275508       21 May 1999           Registered
Japan            Quizno's Subs Oven    App. # 17745/99      1 March 1999          Pending
                 Baked Classics (and
                 design)
Mexico           Quizno's              Reg. # 502259        30 August 1995        Registered
Puerto Rico      Quizno's              None                 23 September 1997     Pending
Singapore        Quizno's              Reg. # 6014/94       12 September 1994     Registered
South Korea      Quizno's              Reg. # 29994         11 January 1996       Registered
Iceland          Quizno's              App. # 1909/2000     25 May 2000           Pending
Switzerland      Quizno's              App. # 06203/2000    24 May 2000           Pending

    We have also filed trademark applications in several Central American countries, all of which are currently pending. There are no agreements currently in effect which significantly limit our right to use or license the use of the Marks.

EMPLOYEES

    As of December 15, 2000, we employed 92 full-time employees and 2 part-time employees. In addition, we employed 109 full-time and 218 part-time employees in our Company-owned Restaurants. Our employees are not covered by any collective bargaining agreement and management believes our employee relations are excellent.

ITEM 2. DESCRIPTION OF PROPERTY

    We lease our headquarters office space of 14,866 square feet at 1415 Larimer Street, Denver, Colorado. We also lease the premises for each of the 35 Company-owned and operated Restaurants and the Cowboy Bar at Denver International Airport, at September 30, 2000, as follows:

 1.   12201 East Arapahoe Road, #B7         Englewood, CO 80112                 2,486 sq. feet
 2.   6525 Gunpark Drive                    Boulder, CO 80301                   1,976 sq. feet
 3.   191 Blue River Parkway                Silverthorne, CO 80498                931 sq. feet
 4.   8081 East Orchard Road, #67           Greenwood Village, CO 80111         3,166 sq. feet
 5.   2311 30th Street                      Boulder, CO 80301                   1,400 sq. feet
 6.   9425 South University Blvd.           Highlands Ranch, CO 80126           1,919 sq. feet
 7.   1275 Grant Street                     Denver, CO 80203                    1,400 sq. feet
 8.   1250 South Hover Road, Bldg. 8A       Longmont, CO 80501                  2,350 sq. feet
 9.   1660 Lincoln Street, # 105            Denver, CO 80264                    1,660 sq. feet
10.   10450 West Colfax                     Lakewood, CO 80215                  1,992 sq. feet
11.   4495 North Washington                 Denver, CO 80216                    1,903 sq. feet
12.   14413 West Colfax                     Lakewood, CO 80401                  1,300 sq. feet
13.   999 18th Street, # 136                Denver, CO 80202                    1,360 sq. feet
14.   270 West 14th Street                  Denver, CO 80204                    1,700 sq. feet
15.   4403 South Tamarac Parkway            Denver, CO 80237                    2,420 sq. feet
16.   818 17th Street                       Denver, CO 80202                    1,800 sq. feet
17.   2401 West Central                     El Dorado, KS 67042                 1,800 sq. feet
18.   738 North Waco                        Wichita, KS 67203                   1,151 sq. feet
19.   4100 East Harry, #55                  Wichita, KS 67218                   1,850 sq. feet
20.   3300 North Rock Road                  Wichita, KS 67226                   1,840 sq. feet
21.   2792 South Seneca                     Wichita, KS 67217                   1,700 sq. feet
22.   2407 West 21st Street                 Wichita, KS 67203                   1,225 sq. feet
23.   602 North Tyler                       Wichita, KS 67212                   1,500 sq. feet
24.   678 East 47th Street South            Wichita, KS 67216                   1,540 sq. feet
25.   1695 Larimer Street                   Denver, CO 80202                    2,981 sq. feet
26.   305 McCaslin Blvd. #6                 Louisville, CO 80027                1,500 sq. feet
27.   12003 Pecos St.                       Westminster, CO 80234               2,400 sq. feet
28.   6765 W. 120th Ave.                    Broomfield, CO 80020                2,100 sq. feet
29.   5131 S. Yosemite                      Greenwood Village, CO 80112         1,600 sq. feet
30.   1387 S. Boulder Rd., Unit G           Louisville, CO 80027                2,100 sq. feet
31.   12607 Metcalf                         Overland Park, KS 66213             2,000 sq. feet
32.   11029 Metcalf                         Overland Park, KS 66120             1,520 sq. feet
33.   1213 State Street, Unit A             Santa Barbara, CA 93101             1,485 sq. feet
34.   8700 Pena Blvd.                       Denver, CO 80249                    4,209 sq. feet
35.   8900 Pena Blvd.                       Denver, CO 80249                    1,761 sq. feet
36.   8700 Pena Blvd.                       Denver, CO 80249                    2,724 sq. feet

ITEM 3. LEGAL PROCEEDINGS

    Angela Wetzel v. Quizno's Subs, Ron Newman & Quiz-Subs, Inc. (Court of Common Pleas, Berkeley County, South Carolina, No. 00-CP-08-123) (the Wetzel Litigation). Ron Newman is a former area director, through Quiz-Subs. In 1999, Newman entered into negotiations with Wetzel (a Subway franchisee) to sell the area directorship for approximately $275,000. We tentatively approved the sale, which approval was subject to (among other conditions) Wetzel's transfer of her existing Subway units. Subsequently, Wetzel paid Newman $275,000 for the territory. Although Wetzel had not sold her Subway units and did not have written consent from us for the transaction, she now claims that our representative verbally approved the sale without the Subway sale condition. When we refused to acknowledge the sale, Wetzel brought this litigation in South Carolina state court, on January 20, 2000, against us, Quiz-Subs, and Newman. Wetzel seeks specific performance (i.e., an order transferring the territory rights to her) or, in the alternative, return of the $275,000 payment and consequential damages.

    We have denied liability and cross-claimed against Newman and Quiz-Subs. We believe Wetzel could not have reasonably relied on any verbal statement by a representative to pay Newman for the territory. We also believe that the ultimate liability rests with Newman, who refused to return the payment after being notified that we would not approve the transfer. Wetzel has requested a jury trial. No trial date has been set.

    The Quizno's Corporation v. Quiz-Subs, Inc., Ron Newman, and Stephen Gainous (United States District Court for the District of Colorado, No. 00-213) (the Newman Litigation). We additionally terminated Quiz-Subs area director agreement and territory rights for failure to meet the development quota, and commenced this litigation in the United States District Court on February 1, 2000. The action seeks damages arising from Newman's and Quiz-Subs' failure to develop the territory as well as indemnification from any damages or expenses incurred by us as a result of the Wetzel Litigation. The defendants have not yet answered the complaint or filed counterclaims. If any counterclaims are filed, we will assess those claims and respond accordingly. We believe that any loss in this matter would be a covered claim under our Errors and Omissions Insurance Policy.

    The Quizno's Corporation v. Quizno's of Tampa Bay, Inc.; The Quizno's Corporation v. Quizno's of Central Florida, Inc., Quizno's of Jacksonville, Inc., David M. Black and Barbara Jill Black (United States District Court for the District of Colorado, No. 00-253) (the Black Litigation). The Blacks, through their various entities, were area directors in Florida. In January 2000, we discovered that the Blacks had deposited checks for franchise fees (made payable to The Quizno's Corporation) into their business accounts. The Blacks then sent reduced amounts to Quizno's. The Blacks also defaulted on payment obligations under promissory notes entered into in connection with the sale of the area directorships. Upon learning of the Blacks' action, we terminated the underlying area director agreements and commenced an arbitration against Quizno's of Tampa Bay, Inc., and a federal district court action against the other entities on January 4, 2000. Both actions allege claims for breach of the area director agreements as well as seek indemnification arising from the Blacks' actions. Both actions also name the Blacks individually.

    On November 3, 2000, the parties entered into a settlement. Pursuant to the settlement agreement, we paid the defendants $20,000 and forgave the balances owed under the promissory notes. The defendants gave up all rights to the area director territories, and the parties exchanged a full release of all claims. On November 16, 2000, the federal district court action was dismissed with prejudice. The arbitration action had previously been dismissed.

    The Quizno's Corporation v. Cy Thomas Plyler (American Arbitration Association, Denver Colorado, No. 77 181 00203 00. On July 10, 2000, we terminated an area director agreement with Cy Thomas Plyler, for failure to meet the required development schedule. On the same day, we instituted this action in the Denver office of the American Arbitration Association, in which we sought damages for failure to comply with the agreement as well as a declaration that the agreement was properly terminated. On August 11, 2000, Plyler filed an answering statement denying our claims and counterclaims for breach of contract. Plyler claims damages in excess of $1,000,000 based on lost future revenue from the territory. He also seeks indemnification and attorney fees. We believe that we rightfully terminated the agreement and intend to contest the counterclaims and to pursue our claims. The case is currently in pre-trial discovery. No trial date has been set. We believe that any loss in this matter would be a covered claim under our Errors and Omissions Insurance Policy.

    Danny Markovitz & Lee McGowan v. The Quizno's Corporation (District Court for the City & County of Denver, Colorado, No. 00CV4134. On June 2, 1999, we terminated an area director agreement with Danny Markovitz & Lee McGowan for failure to meet the required development schedule, failure to make payments on the promissory note given in connection with the sale of the area directorship, and failure to comply with other provisions of the agreement and related documents. On June 20, 2000, the plaintiffs commenced this action, alleging breach of contract, unjust enrichment, violation of the Colorado Consumer Protection Act, fraudulent misrepresentation, fraudulent concealment, negligent misrepresentation, intentional interference with contract, and violations of the Colorado Securities Act as well as securities fraud. The claims all arise from the plaintiffs' allegation that we wrongfully terminated the agreement and alleged wrongful acts (failure to timely provide a UFOC or to disclose the terms of the promissory note collateral) taken by us in connection with the sale of the area directorship. We have denied those claims and believe that we properly terminated the agreement. The case is currently in pre-trial discovery and is set for trial in June 2001. We believe that any loss in this matter would be a covered claim under our Errors and Omissions Insurance Policy.

    From time to time, we are involved in litigation and proceedings arising out of the ordinary course of our business. There are no other pending material legal proceedings to which we are a party or to which our property is subject. We do not believe that any of the foregoing litigation will have a material adverse effect on us.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    No matters were submitted to a vote of security holders of the Company during the fourth quarter of its fiscal year ended September 30, 2000.

                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Our Common Stock is traded in the NASDAQ Small-Cap Issues Market under the symbol 'QUIZ.' The following table shows high asked, low bid and close price information for each quarter in the last two fiscal years as reported by Prophet Information Services, Inc., a provider of online historical stock price data for all major U.S. securities markets. Such quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions. On December 18, 2000, the stock closed at $7.50.

Fiscal Year Ended September 30, 1999
                                                         HIGH     LOW    CLOSE
                                                         -----   -----   -----
First Quarter..........................................  $7.75   $6.88   $7.19
Second Quarter.........................................  $7.75   $6.50   $7.25
Third Quarter..........................................  $9.50   $6.94   $8.25

Fiscal Year Ended September 30, 2000
                                                         HIGH     LOW    CLOSE
                                                         -----   -----   -----
First Quarter..........................................  $9.00   $7.25   $7.38
Second Quarter.........................................   7.94    5.88    7.94
Third Quarter..........................................   8.00    5.88    7.00
Fourth Quarter.........................................   7.38    5.88    6.44

    There were 93 holders of record of our Common Stock as of December 18, 2000. This number includes shareholders of record who hold stock for the benefit of others.

    The tender offer reduced the number of our outstanding shares and the number of our shareholders. Our Board of Directors could take other actions that would result in a second-step transaction in which all the remaining public stockholders would receive cash for their shares. However, our Board of Directors has not made any decision to take the company private or as to whether, or when, a second-step transaction such as a merger or a reverse stock split would be completed. A second-step transaction would require approval by our Board of Directors and may require approval by our stockholders, depending on the nature of the second-step transaction. The members of the Schaden family owning shares would be able to control the outcome of any stockholder vote on a second-step transaction. The Board may also decide to deregister our shares (assuming that we meet the criteria for such delisting), in which case we would no longer be a reporting company under the Securities Exchange Act of 1934, nor would our shares be traded on any public exchange.

    We believe that the tender offer may result in our company no longer meeting the net tangible asset or other requirements for continued listing on the Nasdaq SmallCap Market. In that event, we would be traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board (the 'OTCBB'), which may provide less liquidity and less price publicity for remaining shareholders.

    We do not expect to pay any dividends on our Common Stock in the foreseeable future. Management currently intends to retain all available funds for the development of our business, for use as working capital or to repurchase common stock.

    In October 1999, we announced a program to repurchase up to 200,000 shares of our common stock. The program was terminated on or about September 30, 2000, and at such time we had repurchased 144,005 shares under such program. The prices at which shares were repurchased ranged from $6.03 to $8.875, and the average price was $8.38.

    During the last quarter of the fiscal year ending September 30, 2000, we sold the following securities without registration with the Securities and Exchange Commission pursuant to the exemption noted:

       SECURITIES                   NUMBER OF                                   EXEMPTIONS
          SOLD              DATE     SHARES     CONSIDERATION    PURCHASERS      CLAIMED
          ----              ----     ------     -------------    ----------      -------
                                                $20,429 Plan    Quizno's
Common Stock.............  8/8/00     2,918     obligation      401(k) Trust    Section 4(2)

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

    Certain of the information discussed in this annual report, and in particular in this section entitled 'Management's Discussion and Analysis or Plan of Operation,' are forward-looking statements that involve risks and uncertainties that might adversely affect our operating results in the future in a material way. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the U.S. and the other countries in which we franchise Restaurants, costs of labor and employee benefits, costs of marketing, the success or failure of marketing efforts, costs of food and non-food items used in the operation of the Restaurants, intensity of competition for locations and Franchisees as well as customers, perception of food safety, spending patterns and demographic trends, legal claims and litigation, the availability of financing for us and our Franchisees at reasonable interest rates, the availability and cost of land and construction, legislation and governmental regulations, and accounting policies and practices. Many of these risks are beyond our control. In addition, specific reference is made to the 'Risk Factors' section contained in our Prospectus, dated January 9, 1998, included in the Registration Statement on Form S-3 filed by our company (Registration No. 333-38691).

    The principal sources of our income are continuing fees, initial franchise fees, and, historically, area director marketing and master franchise fees. These sources are subject to a variety of factors that could adversely impact our profitability in the future, including those mentioned in the preceding paragraph. The continued strength of the U.S. economy is a key factor to the restaurant business because consumers tend to immediately reduce their discretionary purchases in economically difficult times. An economic downturn would adversely affect all three of the sources of income identified above. Because our franchises are still concentrated in certain regions of the U.S., regional economic factors could adversely affect our profitability. Weather, particularly severe winter weather, will adversely affect royalty income and could affect the other sources cited above. Culinary fashions among Americans and people in other countries in which we franchise the Restaurants will also impact our profitability. As eating habits change and types of cuisine move in and out of fashion, our challenge will be to formulate a menu within the Quizno's distinctive culinary style that appeals to an increasing market share. Finally, the intense competition in the restaurant industry continues to challenge participants in all segments of this industry.

    As our revenues from foreign operations become more significant, our profitability could be adversely impacted by international business risks and political or economic instability in foreign markets. While international operations involve risks that do not exist in domestic operations, such as adverse fluctuation in foreign exchange rates, monetary exchange controls, foreign government regulation of business relationships, and uncertainty of intellectual property protection, we believe that the potential rewards of expanding the market for our services to selected foreign countries far outweighs such risks.

OVERVIEW

    In November 1999, we announced that we had changed our fiscal year end from December 31 to September 30. The financial statements included with this 10-KSB filing reflect our balance sheet as of September 30, 2000 and 1999 and December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the year and nine months ended September 30, 2000 and 1999, respectively, and the year ended December 31, 1998. Included below are the statements of operations for the years ended September 30, 2000 and 1999 and the statements of cash flows for the years ended September 30, 2000 and 1999. Amount for the year ended September 30, 1999 are unaudited. For purposes of Management's Discussion and Analysis or Plan of Operation, we believe that these twelve-month statements and comparisons provide a more meaningful analysis. Therefore, all comparison and analysis included in this Management's Discussion and Analysis or Plan of Operation will be based upon these twelve-month statements and related data. Unless noted otherwise, all references to 2000 and 1999 refer to the years ending September 30, 2000 and 1999, respectively.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  FOR THE YEAR ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                  2000           1999
                                                                  ----           ----
                                                                             (UNAUDITED)
Franchise operations:
    Revenue
        Continuing fees.....................................  $ 18,072,077   $ 10,412,414
        Initial franchise fees..............................     5,730,662      3,610,042
        Area director and master franchise fees.............     1,361,901      2,131,882
        Sale of Japan master franchise......................                    1,168,801
        Other...............................................     1,064,646        508,240
        Interest............................................       526,761        355,608
                                                              ------------   ------------
            Total revenue...................................    26,756,047     18,186,987
                                                              ------------   ------------
    Expenses
        Sales and royalty commissions.......................    (7,836,912)    (5,302,456)
        General and administrative..........................   (12,867,738)    (8,657,357)
                                                              ------------   ------------
            Total expenses..................................   (20,704,650)   (13,959,813)
                                                              ------------   ------------
Income from franchise operations............................     6,051,397      4,227,174
                                                              ------------   ------------
Company store operations:
    Sales...................................................    14,973,763      8,276,368
                                                              ------------   ------------
    Cost of sales...........................................    (4,373,303)    (2,511,086)
    Cost of labor...........................................    (3,318,489)    (2,222,855)
    Other store expenses....................................    (6,088,241)    (2,924,237)
                                                              ------------   ------------
            Total expenses..................................   (13,780,033)    (7,658,178)
                                                              ------------   ------------
Income from Company stores operations.......................     1,193,730        618,190
                                                              ------------   ------------
Other income (expenses):
    Sales by stores held for resale.........................       194,422        997,583
    Loss and expenses related to stores held for sale.......      (387,576)    (1,260,529)
    Loss on sale or closure of Company stores...............       (43,596)      (127,809)
    New company start-up costs..............................      (103,000)       --
    Provision for bad debts.................................      (305,285)      (354,827)
    Other expenses..........................................       (41,820)       (68,245)
    Depreciation and amortization...........................    (1,959,718)    (1,280,836)
    Impairment of long lived assets.........................      (579,246)       --
    Privatization and acquisition related costs.............      (138,164)      (265,472)
    Interest expense........................................    (1,898,901)      (321,718)
                                                              ------------   ------------
            Total other expenses............................    (5,262,884)    (2,681,853)
                                                              ------------   ------------
Net income before income taxes..............................     1,982,243      2,163,511
Income tax provision........................................      (722,738)      (353,135)
                                                              ------------   ------------
Net income..................................................    1, 259,505      1,810,376
Preferred stock dividends...................................      (186,457)      (179,151)
                                                              ------------   ------------
Net income before cumulative effect of changed accounting
  principle.................................................     1,073,048      1,631,225
Cumulative effect of changed accounting principle (net of
  taxes)....................................................       --          (2,769,592)
                                                              ------------   ------------
Net income (loss) applicable to common stockholders.........  $  1,073,048   $ (1,138,367)
                                                              ------------   ------------
                                                              ------------   ------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEAR ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                  2000           1999
                                                                  ----           ----
                                                                             (UNAUDITED)
Cash flows from operating activities
    Net income (loss) before preferred stock dividends......  $  1,259,505   $   (959,216)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities --
        Depreciation and amortization.......................     1,884,191      1,179,690
        Impairment of long lived assets.....................       579,246        --
        Cumulative effect of changed accounting principle...       --           4,388,208
        Provision for losses on accounts and notes
          receivable........................................       305,285        354,827
        Loss on disposal of Company stores..................        43,596        158,308
        Deferred income taxes...............................      (795,877)    (3,395,416)
        Amortization of deferred financing costs............        75,527        101,146
        Amortization of deferred area director fee
          revenue...........................................      (404,934)       --
        Area director expenses recognized...................        40,493        --
        Promissory notes accepted for master franchise and
          area director fees................................      (415,924)    (1,211,237)
        Other...............................................         9,375         17,972
        Changes in assets and liabilities --
            Accounts receivable.............................    (1,279,762)      (497,682)
            Other assets....................................       (82,339)       108,968
            Accounts payable................................     1,395,280         95,453
            Accrued liabilities.............................       951,321        384,684
            Deferred franchise costs........................      (404,502)      (536,385)
            Deferred initial franchise fees and other
              fees..........................................     3,085,559      5,174,771
            Income taxes payable............................      (506,009)       851,469
                                                              ------------   ------------
                                                                 4,480,526      7,174,776
                                                              ------------   ------------
            Net cash provided by operating activities.......     5,740,031      6,215,560
                                                              ------------   ------------
Cash flows from investing activities
    Acquisition of Company owned stores.....................    (5,832,376)      (286,355)
    Purchase of property and equipment......................    (6,073,744)    (2,139,866)
    Principle payments received on notes receivable.........       453,931      1,355,282
    Investment in turnkey stores............................       --              (7,558)
    Short-term investments..................................    (1,060,459)    (3,060,688)
    Acceptance of other notes receivable....................    (1,159,761)      (362,578)
    Investment by minority interest owners..................       --             151,601
    Purchase of minority interest owners....................       --            (150,000)
    Intangible and deferred assets..........................       (22,958)    (1,262,185)
    Proceeds from sale of assets and stores.................       137,361        213,000
    Deposits................................................        52,174        (42,805)
    Area director marketing territory repurchases...........    (2,497,945)      (863,984)
    Other investments.......................................       --             (15,000)
                                                              ------------   ------------
            Net cash used by investing activities...........   (16,003,777)    (6,471,136)
                                                              ------------   ------------
Cash flows from financing activities
    Principal payments on long-term obligations.............    (4,142,344)    (1,866,919)
    Proceeds from issuance of notes payable.................    17,548,000      2,242,187
    Financing costs.........................................      (646,511)       --
    Redemption of Class B Preferred Stock...................       --            (500,000)
    Proceeds from issuance of Common Stock and Preferred
      Stock.................................................       302,380        128,479
    Proceeds from sale of Class D and Class E Preferred
      Stock.................................................       478,611        --
    Repurchase of Class D Preferred Stock...................        (3,000)       --
    Common Stock repurchased................................    (1,219,785)       --
    Preferred dividends paid................................      (186,457)      (179,452)
                                                              ------------   ------------
            Net cash provided by (used by) financing
              activities....................................    12,130,894       (175,705)
                                                              ------------   ------------
Net increase (decrease) in cash and cash equivalents........     1,867,148       (431,281)
Cash and cash equivalents -- beginning of year..............       626,828      1,058,109
                                                              ------------   ------------
Cash and cash equivalents -- end of year....................  $  2,493,976   $    626,828
                                                              ------------   ------------
                                                              ------------   ------------

    In 2000 and 1999, before the cumulative effect of accounting changes, we were profitable for the year. We ended the year with 972 domestic and international Restaurants open, another 669 domestic Restaurants sold and scheduled to open in the future, 35 Company owned Restaurants, 58 Area Directors, and 8 international master franchisees. In 2000, we earned $1,259,505 compared to $1,810,376 in 1999 (amounts are before preferred stock dividends).

    The following table reflects our revenue growth by source and Restaurants for the past two years:

                                                              FOR THE YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                                ----       ----
Revenue (000's)
Continuing fees.............................................  $ 18,072   $ 10,412
Initial franchise fees......................................     5,731      3,610
Area director and master franchise fees.....................     1,362      2,132
Sale of Japan master franchise..............................     --         1,169
Other.......................................................     1,591        864
                                                              --------   --------
Franchise revenue...........................................    26,756     18,187
Sales by Company owned stores...............................    14,974      8,276
Sales by stores held for resale.............................       194        998
                                                              --------   --------
    Total revenue...........................................  $ 41,924   $ 27,461
                                                              --------   --------
                                                              --------   --------
Percent increase............................................        53%
                                                              --------
                                                              --------
Earnings before interest expense, income taxes, depreciation and amortization, preferred stock dividends, impairment of long-lived assets and cumulative effect of a change in
  accounting principle (EBITDA).............................  $  6,420   $  3,766
                                                              --------   --------
                                                              --------   --------
Restaurants -- Domestic and International
Restaurants open, beginning.................................       634        438
New Restaurants opened......................................       374        258
Restaurants closed, Bain's..................................        (4)     --
Restaurants sold, Bain's....................................     --           (31)
Restaurants closed..........................................       (31)       (28)
Restaurants closed, scheduled to reopen.....................        (7)        (4)
Restaurants reopened........................................         6          1
                                                              --------   --------
Restaurant open, end........................................       972        634
                                                              --------   --------
                                                              --------   --------
Franchises sold, domestic...................................       490        525
Franchises sold, international..............................        63         52
                                                              --------   --------
    Total...................................................       553        577
                                                              --------   --------
                                                              --------   --------
Initial franchise fees collected (000's)....................  $  8,462   $  6,986
Systemwide sales, domestic (millions).......................  $    273   $    152
Average unit volume, domestic(1)............................  $390,000   $369,000
Same store sales(2)(3)......................................    Up 7.9%

---------

(1) Average unit volumes of $390,000 and $369,000 are for the months ended September 30, 2000 and 1999, respectively. Average unit volumes exclude Restaurants located in convenience stores and gas stations and include only Restaurants open at least one year under the same ownership.

(2) Same store sales are for the year ended September 30, 2000 compared to the comparable period in 1999 and is based on 350 stores open all of 2000 and 1999. Stores that transferred ownership during this period, or were in substantial default of the franchise agreement at September 30, 2000, are excluded.

(3) Because we are and will continue to be in an aggressive growth mode over the next few years, it is anticipated that same store sales will fluctuate as Restaurants are included from more start up markets.

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED SEPTEMBER 30, 2000 AND 1999

    Franchise revenue increased 47% in 2000 to $26,756,047 from $18,186,987 in 1999. Total revenue increased 53% in 2000 to $41,924,232 from $27,460,938 in
1999. The revenue increase resulted primarily from continuing fees and Company store sales.

    CONTINUING FEES INCREASED 74% in 2000 to $18,072,077 from $10,412,414 in 1999. Continuing fees are comprised of royalties and licensing fees.

    Royalty fees increased 82% in 2000 to $15,271,779 from $8,386,050 in 1999.
Royalty fees are a percentage of each Owner's sales paid to us and will increase as new franchises open, as the average royalty percentage increases, and as average unit sales increase. At September 30, 2000, there were 937 franchises open (including Bain's) compared to 607 franchises open at September 30, 1999. The royalty rate was 5% for agreements entered into prior to February 11, 1995, 6% for all franchise agreements entered into from February 11, 1995 through March 31, 1998 and 7% for all agreements entered into since March 31, 1998. The royalty for Quizno's Express units is 8%. The royalty paid to us by master franchisees on international units is approximately 2.1%. We have no immediate plans to further increase the royalty rate.

    Licensing fees are fees generated through the licensing of the Quizno's trademark for use by others, which includes fees received from product companies to sell proprietary products to our restaurant system. Licensing fees are expected to increase as systemwide sales and the awareness and value of the Quizno's brand increases. For 2000, licensing fees were $2,800,298 and $2,026,364 in 1999. There was no licensing fee revenue prior to January 1, 1998.

    INITIAL FRANCHISE FEES increased 59% in 2000 to $5,730,662 from $3,610,042 in 1999. Initial franchise fees are one-time fees paid by Owners at the time the franchise is purchased. Initial franchise fees are not recognized as income until the period in which all of our obligations relating to the sale have been substantially performed, which generally occurs when the franchise opens. Our share of initial franchise fees sold by foreign master franchisees is recognized when received. In 2000, we opened 374 franchises, including 52 international Restaurants, as compared to 258, including 46 international Restaurants, opened in 1999. Our initial franchise fee has been $20,000 since 1994. Owners may purchase a second franchise for $15,000 and third and subsequent franchise for $10,000. The initial franchise fee for a Quizno's Express franchise is $10,000 for the first, $7,500 for the second, and $5,000 for the third and additional franchises purchased by the same Owner. Our share of initial franchise fees for international Restaurants is generally 30% of the franchise fee and will vary depending on the country and the currency exchange rate.

    Initial franchise fees collected by us for domestic franchise sales are recorded as deferred initial franchise fees until the related franchise opens. Deferred initial franchise fees at September 30, 2000 were $10,664,506 and represent 669 domestic franchises sold but not yet in operation, compared to $7,910,648 at September 30, 1999 representing 505 domestic franchises sold but not open. Direct costs related to the sale, primarily sales commissions to Area Directors, are deferred on our books and recorded as an expense at the same time as the related initial franchise fee is recorded as income. Deferred costs paid with respect to initial franchise fees deferred at September 30, 2000 were $1,990,275. Approximately 50% of all domestic initial franchise fees received by us are paid to Area Directors for sales and opening commissions.

    AREA DIRECTOR AND MASTER FRANCHISE FEES were $1,361,901 in 2000 and $2,131,882 in 1999. For analysis purposes, these amounts are not comparable. Effective January 1, 1999, we changed our accounting policy related to the recognition of revenue from area director marketing agreement fees to one that recognizes these fees as revenue on a straight-line basis over the term of the agreement, which is ten years. This change reflected a decision made by the U.S. Securities and Exchange Commission in December 1999 relative to the recognition of area director fee revenue. Commissions paid to the area director upon the inception of the agreement are classified as a prepaid and recognized as an expense over the same ten year term. The effect of the change in the nine-month period ending September 30, 1999, was the deferral of $4,262,701 of net revenue previously recognized in prior years. This was reported as a cumulative effect of change in accounting principle for $2,685,502 (net of $1,577,199 in income tax benefits) and is included in the net loss for 1999.

    Deferred domestic area fees are one-time fees paid to us for the right to sell franchises on our behalf in a designated, non-exclusive area. Domestic area director fees were $672,333 in 2000 and $1,200,813 in 1999.

    The fee for U.S. areas was $.03 per person in the designated area through June 1996, $.035 from July 1996 through December 1996, $.05 from January 1997 through December 1997, $.06 from January 1998 through February 1998, and $.07 since March 1, 1998. In addition, each Area Director is required to pay a training fee of $10,000. In 2000, we sold 6 area directorships. In 1999, we sold 14 new area directorships including 5 existing Area Directors who purchased additional territory. At September 30, 2000, we had a total of 58 Area Directors who owned areas encompassing approximately 60% of the population of the United States.

    International master franchise fees are one-time fees paid to us for the right to sell franchises in a designated, exclusive, international market. The master franchisee assumes all of our obligations and duties under the agreement. We recognize these fees when received. International master franchise fees earned were $689,567 in 2000 and $931,069 in 1999. The 2000 fees received were for the Switzerland, Netherlands, Luxembourg, and Belgium, $300,000, Iceland, $80,000, Mexico, Venezuela, Peru, Dominican Republic and other Caribbean islands, $100,000, and Taiwan, $219,567. A total of $40,000 of these fees was deferred until our training obligations are completed. In 2000, we recognized $30,000 of previously deferred fees. The 1999 fees received were for the United Kingdom, $510,000, Japan, $125,000, Australia, $221,069, and the rights to part of Central America, $115,000. A total of $40,000 of the fees was deferred until our training obligations were completed.

    We offer domestic Area Director applicants financing for up to 50% of the area fee. The amount financed is required to be paid to us in installments over five years at interest rates between 6% and 15%. The promissory notes are personally signed by the Area Director and, depending on the personal financial strength of the Area Director, secured by collateral unrelated to the area directorship. We also periodically offer payment plans to international Master Franchisee applicants. Of the ten domestic and international areas sold in 2000, 4 used this financing for $415,924, representing 31% of the area director fees recognized in 2000. In 1999, a total of $1,450,309 was financed, representing 68% of area revenue.

    The area director and master franchise agreements set increasing minimum performance levels that require the area director or master franchisee to sell and open a specified number of franchised restaurants in each year during the term of the area agreement. Our experience with the program to date indicates that while some area directors and master franchisees will exceed their development schedules, others will fail to meet their schedules. In our planning, we have allowed for a certain percentage of area directors and master franchisees that will not meet their development schedule. Delays in the sale and opening of restaurants can occur for many reasons. The most common are delays in the selection or acquisition of an appropriate location for the restaurant, delays in negotiating the terms of the lease and delays in franchisee financing. We may terminate an area or master agreement if the area director or master franchisee fails to meet the development schedule, and we then have the right to resell the territory to a new area director or master franchisee or we can operate it.

    Since 1999, we have repurchased 17 area directorships for a total of $4,439,213, of which 14 were purchased in fiscal 2000 for $3,472,627. As a result of such repurchases, we no longer have to pay the area director sales, opening and royalty commissions. The purchase price is recorded as a prepaid commission and then expensed over the remaining term of the underlying franchise agreements. If the franchise closes, or the royalty from any location is impaired, the remaining prepaid royalty commission related to the specific unit is expensed. At September 30, 2000, there were 146 franchises open and 88 franchises sold not open, in repurchased area director territories. During fiscal 2000, we expensed $134,912 for amortization of prepaid commissions related these franchises and expensed another $6,749 representing the unamortized balance related to one such franchise closed. At September 30, 1999, there were 76 franchises open and 93 franchises sold not open, in repurchased area director territories. During 1999, we expensed $26,232 for amortization of prepaid commissions related these franchises. During 1999, none of these franchises closed.

    JAPAN MASTER FRANCHISE INCOME represents payments received in 1999 of $1,423,348 for the master franchise rights of Japan. In the second quarter of 1999, we also received $22,000 for our share of an area director marketing agreement sold in Japan. In 1999, we incurred direct costs related to the revenue totaling $276,547 resulting in net revenue of $1,168,801. The payments were recognized as revenue when received. Although we plan to continue to enter into master franchise agreements internationally, we do not expect such transactions to be of the magnitude of the Japanese transaction.

    OTHER REVENUE increased by 109% in 2000 to $1,064,646 from $508,240 in 1999. Other revenue is primarily amounts paid by equipment suppliers for design and construction, franchise transfer fees and bookkeeping fees charged Owners for whom we provided bookkeeping services. Amounts paid by equipment suppliers were $566,158 in 2000 compared to $324,139 in 1999. This amount will vary based on new store openings. Franchise transfer fees increased in 2000 to $248,000 from $86,500 in 1999. Since 1995, our franchise agreement requires all new Owners to utilize our bookkeeping services, or a firm designated by us, to provide bookkeeping services, for their first 12 months of operations. Bookkeeping fees were $121,755 in 2000 compared to $30,888 in 1999. Bookkeeping fees are paid by the franchisee to the Company and then remitted on to the bookkeeping service designated by the Company. These fees represent the amounts retained by the Company to administer the bookkeeping function.

    SALES AND ROYALTY COMMISSIONS expense increased 48% to $7,836,912 (37.3% of royalty and initial franchise fees) in 2000 from $5,302,456 (44.2% of royalty and initial franchise fees) in 1999. Sales and royalty commissions are amounts paid to our domestic Area Directors, commissions paid to other sales agents and employees, and costs related to sales promotions and incentives. Sales and royalty commission expense declined in 2000 as a percentage of royalty and initial franchise fee due to the repurchase of certain area directorships.

    Our domestic Area Directors receive commissions equal to 48% of the initial franchise fees and 40% of royalties received by us from franchises sold, opened, and operating in the Area Director's territory. In exchange for these payments, the Area Director is required to market and sell franchises, provide location selection assistance, provide opening assistance to new owners, and perform monthly quality control reviews at each franchise open in the Area Director's territory. The Area Director is entitled to receive commissions during the term of the area director marketing agreement and in some cases, upon expiration of the area director agreement, the commission paid is reduced to 1% of sales for 5 years.

    Our foreign master franchisees retain 70% of initial fees, area director fees and royalties paid from franchises sold, open and operating in the master franchisee's territory, except the Canadian master franchisee who retained 100% of initial franchise fees in 1998 only, and the United Kingdom master franchisee who will retain 85% of the initial franchise fees through December 31, 2001. Under the master franchise agreement, we have no obligation to provide services that will result in any incremental cost to us, other than an initial training trip to the country by an employee of ours.

    GENERAL AND ADMINISTRATIVE expenses increased 49% to $12,867,738 in 2000 from $8,657,357 in 1999. As a percent of franchise revenue, general and administrative expenses have increased slightly from 47.6% in 1999 to 48.1% in 2000. General and administrative expenses include all of our operating costs. The increase is primarily due to the addition of employees to service the rapidly growing network of our Owners and Area Directors. General administrative expenses include all of our operating costs. Although general and administrative expenses will likely continue to increase as we grow, we expect the rate of increase to decline.

    We believe our general and administrative expenses are adequate and are not excessive in relation to our size and growth.

    COMPANY OWNED STORES earned $1,193,730 on sales of $14,973,763 in 2000 compared to $618,190 on sales of $8,276,368 in 1999. During 2000, we operated stores for a total of 384 store operating months. In 1999, we had a total of 257 store operating months. Sales per store month increased 21.6% in 2000 to $39,045 from $32,166 in 1999 primarily due to the acquisition of Restaurants and other operations at Denver International Airport in November 1999.

    At September 30, 2000, we had 35 (25 at September 30, 1999) Company owned stores, including the Cowboy Bar at Denver International Airport. In 2000, we purchased seven Restaurants, including the Cowboy Bar, and opened 3 new Restaurants. In 1999, we purchased from an Owner one Restaurant.

    STORES HELD FOR RESALE lost $193,154 on sales of $194,422 in 2000 compared to a loss of $262,946 on sales of $997,583 in 1999. At September 30, 2000 and 1999, we operated one and two stores held for resale, respectively. In 2000, we closed one store and sold one store held for resale and purchased one store from an Owner.

    NEW COMPANY START-UP COSTS were $103,000 in 2000 compared to $0 in 1999. These costs relate to the start-up of a new operating company to purchase and sell food products. These costs were primarily consulting costs to set-up administrative and accounting systems and to finalize the distribution contracts.

    PROVISION FOR BAD DEBTS was $305,285 in 2000 compared to $354,827 in 1999. As of September 30, 2000, we had an allowance for doubtful accounts of $272,293 that we believe is adequate for future losses.

    OTHER EXPENSES were $41,820 in 2000 compared to $68,245 in 1999. The decrease in the 2000 expense was primarily due to the loss on the sale of assets in 1999.

    DEPRECIATION AND AMORTIZATION was $1,959,718 in 2000 and $1,280,836 in 1999. The increase is primarily due to the acquisition and development of new Company owned restaurants, the acquisition of area director territories and the purchase of a corporate jet in fiscal 2000.

    IMPAIRMENT OF LONG-LIVED ASSETS was $579,246 in 2000. At September 30, 2000, we determined that an impairment related to our carrying value of the assets purchased in November 1997 from Bain's was required and expensed $579,246.

    PRIVATIZATION COSTS were $265,472 in 1999 and represents our costs associated with a proposed going private transaction. As discussed in our 1998 Form 10-KSB, on December 29, 1998, we received a proposal from our majority shareholders to merge the company into a new entity owned by them, pursuant to which all of our shareholders other than themselves, would receive cash for their company shares. On August 10, 1999, we announced that the proposal had been withdrawn. An agreement regarding all the terms of the transaction could not be reached with the Special Committee of the Board of Directors evaluating the offer. In 2000, we incurred $138,164 of acquisition related expenses.

    INTEREST EXPENSE was $1,898,901 in 2000 and $321,718 in 1999. The increase is primarily attributable to the increase in outstanding debt. On October 5, 1999, we closed on a loan in the principal amount of $14,000,000 from AMRESCO Commercial Finance, Inc. The loan bears interest at 10.9% (10.1% through
January 31, 2000). The proceeds of the loan were used to pay-off existing debt of $3,320,956, the majority of which accrued interest at rates of 10% to 12.75%. Also, on January 26, 2000, we closed on a loan in the amount of $3,180,000 from GE Capital Business Asset Funding. The loan bears interest at 9.53% and is payable in equal monthly installments of $52,023 for 5 years.

    INCOME TAX EXPENSE was $722,738 in 2000 and $353,135 in 1999. Our taxable income has historically exceeded our book income primarily because initial franchise fees we receive are taxable income in the year received and are book income in the year the franchise opens. Consequently, we will not pay income taxes on this income when it is recognized for financial reporting purposes. In the first quarter of fiscal 1999, we used all of our tax net operating loss carryforwards and incurred a tax liability. Accordingly, we reduced the amount recorded as an impairment of our deferred tax asset in prior years and recorded the tax benefit of prior years net operating losses. Subsequent to December 31, 1998, our provision for income taxes was recorded at 37%.

    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE was $2,769,592. This amount was composed of a $2,685,502 (net of $1,577,199 in income tax benefits) change reflected by a decision made by the U.S. Securities and Exchange Commission in December 1999 relative to the recognition of area director fees. As previously discussed, effective January 1, 1999, we changed our accounting policy related to the recognition of area director marketing agreement fees to one that recognizes such fees as revenue on a straight-line basis over the term of the agreement, which is ten years.

    Also, during April 1998, Statement of Position 98-5, 'Reporting in the Costs of Start-Up Activities' was issued. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was required to be adopted in the second quarter of 1999. Upon adoption, we were required to write-off $84,090 (net of $41,417 in income tax benefits) in preopening related costs that were deferred on the balance sheet as of December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    NET CASH PROVIDED BY OPERATING ACTIVITIES was $5,740,031 in 2000 compared to $6,215,560 in 1999, a decrease of $475,529. The fiscal 2000 amount of $5,740,031 was primarily related to net income before depreciation and amortization of $3,219,223, an increase in deferred initial franchise fees of $3,085,559 and an increase in accounts payable of $1,395,280, partially offset by an increase in accounts receivable of $1,279,762 and an increase in the deferred tax asset of $795,877.

    NET CASH USED IN INVESTING ACTIVITIES was $16, 003,777 in 2000 compared to cash used in investing activities of $6,471,136 in 1999. The fiscal 2000 amount of $16, 003,777 was primarily related to the acquisition and development of Company owned Restaurants for $11,906,120 and the repurchase of area director territories for $2,497,945.

    NET CASH PROVIDED BY FINANCING ACTIVITIES was $12,130,894 in 2000 compared to cash provided by financing activities of $175,705 in 1999. The fiscal 2000 amount of $12,130,894 was primarily related to $17,548,000 of proceeds from the issuance of notes payable, including the AMRESCO financing, partially offset by payments on long-term obligations of $4,142,344 and the repurchase of Common Stock for $1,219,785.

    At September 30, 2000, we had $194,579 invested in one store held for resale. We expect to sell the store held for resale by December 31, 2000.

    In the second quarter of 1998, we tested a program under which our Area Directors had the right to elect to have all future franchisee leases in the Area Director's territory signed by The Quizno's Realty Company ('QRC'), a wholly owned subsidiary of ours. As a condition of the lease, the landlord agrees not to look beyond QRC for payments. These locations would then be subleased by QRC to the Owner, whose personal liability is limited to one year. The Owner pays QRC an indemnification fee of $165 per month, pays a one-time lease-processing fee to QRC of $2,200, and pays a security deposit to QRC equal to two months rent. Effective March 1, 1998, we transferred cash and other assets having a book value of approximately $500,000 to QRC in exchange for stock and a promissory note. As of September 30, 2000, 12 leases had been executed under this program and one other guaranteed lease. The franchisee has defaulted on the rents due on two of these locations, for which we do not have replacement franchisees. We expect to negotiate buyouts of these leases between the landlords, the franchisees and, possibly, us. Our share of any such buyout is expected to be immaterial. A third location has closed due to a fire and the lease has been cancelled and the location will not re-open.

    On December 31, 1996, we completed a debt financing for $2 million of which $500,000 was converted to preferred stock in December 1997. On January 6, 1999, we paid off the loan and redeemed the preferred stock at a cost of $1,854,000. As required by the loan agreement, we issued a warrant to the lender to purchase 372,847 shares of our common stock at an exercise price of $3.10.

    On October 1, 1999, our Board of Directors authorized the purchase of up to 200,000 shares of our common stock. Subject to applicable security laws, repurchases may be made at such times, and in such amounts, as we deem appropriate. As of September 30, 2000, we had repurchased 144,005 shares at an average price of $8.38.

    On October 5, 1999, we closed on a loan in the principal amount of $14,000,000 from AMRESCO Commercial Finance, Inc. 'AMRESCO'. The loan bears interest at 10.9% (10.1% through January 31, 2000), and is repayable in monthly installments of $199,201 for nine years and five months. The loan is secured by the assets of our company owned stores and other assets of ours existing at September 30, 1999. The loan is part of a securitized pool and includes a provision which could require us to pay up to another $1,555,555 depending on the amount of defaults, if any, in the loan pool. The proceeds of the loan were used to pay-off existing debt of $3,320,956, pay costs and fees associated with the loan of $560,000, and prepay interest and one payment of $304,624. The balance of $9,814,420 is available to use, with certain restrictions, for general corporate purposes other than working capital, dividends, or to repurchase the majority shareholder's stock. Certain notes payable held by us at September 30, 1999 were repaid with the AMRESCO note proceeds. As of September 30, 2000, we had $1,528,212 available to use for general corporate purposes.

    In December of 2000, AMRESCO notified us that we may be in default of the fixed cost coverage ratio requirement in our loan agreement with AMRESCO as the result of our loan with Levine Leichtman Capital Partners II, L.P (LLCP). The LLCP loan was made to us in December, 2000, and is discussed below. We have calculated the fixed cost coverage ratio in accordance with the directions in our loan agreement with AMRESCO and have demonstrated that we are not in violation of the requirement. We have provided our calculations to AMRESCO, who has not agreed with our calculations, nor given us a notice of default. We expect to resolve the issue with AMRESCO.

    On October 11, 1999, our Board of Directors approved the purchase of a corporate airplane allowing for more efficient travel by management between areas of franchise operations. For tax purposes, the airplane qualifies for accelerated depreciation, resulting in the deferral of income tax payments. The $3,350,000 purchase was completed on October 13, 1999.

    On November 16, 1999, we announced that our subsidiary, QUIZ-DIA, Inc. purchased the assets of ASI-DIA, Inc. ('ASI') for a total of $4.875 million in cash.

    Assets purchased include two Quizno's restaurants and three bars, including the WWW.COWBOY bar, and various other assets located on Concourses A and B at the Denver International Airport. We intend to continue operating the restaurants as Quizno's Classic Subs and the bars as operated by ASI.

    On January 26, 2000, we closed on a loan in the amount of $3,180,000 from GE Capital Business Asset Funding. The loan bears interest at 9.53% and is payable in equal monthly installments of $52,023 for 5 years. The loan is secured by a first security interest in the assets of QUIZ-DIA, Inc.

    On December 22, 1999 we closed on a line of credit loan and were funded $3,350,000 by Merrill Lynch Business Financial Services, Inc. The loan bears interest at the 30 day Dealer Commercial Paper Rate plus 2.5% (equal to 8.13% at December 31, 1999). The maximum amount of the line of credit loan is $3,350,000, which maximum is reduced monthly based on a twelve-year amortization. The line of credit loan is secured by a first security interest in our jet aircraft. In January 2000, the line of credit loan was paid down to zero.

    In March and April 2000, we accepted Subscription Agreements for the issuance of 59,480 shares of Class E Cumulative Convertible Preferred Stock ('Class E Preferred Stock'). We had received cash proceeds of $512,718. There are currently 150,000 authorized shares of Class E Preferred Stock. Each share of Class E Preferred Stock is convertible into one share of our common stock, at any time. Shares of the Class E Preferred Stock may be redeemed by us at any time on or after April 1, 2003, at a redemption price of $8.62 per share. Until redeemed or converted to common stock, each Class E Preferred stockholder will receive a cumulative monthly dividend of $0.0862 per share. The Class E Preferred Stock is junior in liquidation preference to our Class A Preferred Stock and our Class C Preferred Stock, but senior to our Class D Preferred Stock and common stock.

    In July 2000, the National Marketing Fund Trust and the Regional Marketing Fund Trust, which collects and administers the national and regional advertising fees received from franchisees, entered into a $2,000,000 revolving line of credit with Wells Fargo Bank West, N.A. We have guaranteed this line of credit for the National Marketing Fund Trust. The line of credit bears interest at 9.5% and matures on March 31, 2001. As of September 30, 2000, $1.9 million had been drawn on the line of credit. In addition, we loaned the National Marketing Fund Trust a total of $1,210,000 in August of 2000, $1,030,000 of which was outstanding at September 30, 2000. The loan is expected to be fully repaid by March 2001.

    In 2000, we repurchased or reacquired fourteen area director territories from 9 area directors for $3,472,627, inclusive of legal and other related costs. We issued notes payable for $714,622 and offset notes and interest receivable from three area directors in the amount of $315,850. The balance of the purchase price was paid in cash.

    On November 13, 2000 we commenced a self tender offer to purchase all outstanding shares of our common stock except for shares held by certain insiders at a price of $8 per share, net in cash to the seller. The tender offer expired on December 11, 2000, and we purchased 661,115 shares of our common stock for $5,288,920. In addition we purchased preferred stock, warrants and options convertible into 1,056,906 shares of common stock for $4,205,706. Costs related to the tender offer, including financing related costs, are approximately $2,500,000.

    The tender offer was financed with a loan for $13,862,260 from Levine Leichtman Capital Partners II, L.P. (LLCP). The proceeds of the loan were used to prepay interest for one year in the amount of $1,862,260 and to repurchase shares and pay costs associated with the tender offer.

    The promissory note bears interest at 13.25 %, interest only payable monthly, with the first twelve months prepaid, and is due in full in October, 2005. LLCP received warrants for 14% of the equity ownership of the Company. The warrants will be adjusted to 14% of the equity ownership after completion of any merger transaction prior to September 12, 2001. The loan may be paid down to $7 million by September 12, 2001, with no penalty and with a corresponding reduction in the percent of warrants.

    As we have in the past, we will continue to consider acquisitions of other chains, the purchase of Quizno's Restaurants from our Owners, and the purchase of Quizno's area directorships from our Area Directors. From time to time, we will make offers and enter into letters of intent for such transactions subject to the completion of due diligence. In all such cases, we will identify the sources of cash required to complete such transactions prior to entering into a binding agreement.

    We have never paid cash dividends on our common stock and we do not anticipate a change in this policy in the foreseeable future.

    At September 30, 2000, the Company had no material commitments for capital expenditures but has a budget to spend approximately $2,014,000 for Company store remodels and upgrades, office, computer and telephone equipment, and for computer software in fiscal 2001. These capital expenditures will be funded with cash generated from operations. As a franchisor, the Company's business is not capital intensive. The Company can continue to sell and open new franchised units without any additional capital expense. Company owned stores do require capital to develop, but the Company has no commitments to add new Company stores. Over both the short and long term the Company expects cash flow from operations to continue to increase as new franchises are added. Capital expenditures will be limited to Company store upgrades and office and systems related purchases. The Company does not anticipate using a significant amount of cash for acquisitions or area director repurchases, both of which are discretionary actions and can be timed to occur when cash and financing are available. The Company will continue to use cash to service its debt to Amresco, will also use cash to service the debt to LLCP funded in December 2000 for the purpose of completing the tender offer and merger, and will use the proceeds of the LLCP loan to fund the merger. The Company's liquidity and cash flow are expected to be sufficient to meet its business needs and to pay its debts over both the short and long term.

ITEM 7. FINANCIAL STATEMENTS

    Attached hereto and filed as a part of this Form 10-KSB are the consolidated financial statements listed in the Index to the Consolidated Financial Statements at page F-1.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

DIRECTORS

    The names of and other information about our Directors as of December 18, 2000, are set forth below

                                                                                DIRECTOR
            NOMINEE               AGE          POSITION(S) WITH COMPANY          SINCE
            -------               ---          ------------------------          -----
Richard E. Schaden..............  36    President, Chief Executive Officer        1991
                                          and Director
Richard F. Schaden..............  62    Secretary and Director                    1991
Frederick H. Schaden............  54    Director                                  1993
J. Eric Lawrence................  33    Director                                  1997
Mark L. Bromberg................  49    Director                                  1997
Brad A. Griffin.................  50    Director                                  1999
John J. Todd....................  40    Director                                  2000

    Each director is currently serving a one year term that will end on the date of our 2001 Annual Meeting of Shareholders.

DIRECTOR'S BIOGRAPHICAL INFORMATION

    Mr. Richard E. Schaden has been President and a Director of our company since its inception on January 7, 1991, and was appointed as Chairman of the Board of Directors in November 1999. Mr. Schaden had been a principal and the chief operating officer of Schaden & Schaden, Inc., a company that owned and operated Quizno's franchised restaurants from 1987 to 1994 when it was sold to our company. Mr. Schaden graduated Magna Cum Laude from the University of Colorado with a degree in Business Management and Finance. See 'Certain Transactions.'

    Mr. Richard F. Schaden has been Vice President, Secretary and a Director of our company since its inception on January 7, 1991. Mr. Schaden had been a principal of Schaden & Schaden, Inc., a company that owned and operated Quizno's franchised restaurants from 1987 to 1994 when it was sold to our company. Mr. Schaden is the founding partner of the law firm of Schaden, Katzman, Lampert & McClune with offices in Bloomfield Hills, Michigan and Broomfield, Colorado. Mr. Schaden graduated from the University of Detroit with a Bachelor of Science in Aeronautical Engineering, received his Juris Doctorate from the University of Detroit Law School and is an internationally known, well-published attorney, specializing in aviation law. Prior to entering the legal profession, Mr. Schaden was an aeronautical engineer for Boeing Aircraft and Continental Aviation and Engineering. Mr. Schaden has been on the board of numerous private companies. See 'Certain Transactions.'

    Mr. Frederick H. Schaden is an Executive Vice President of the Automotive Consulting Group of Aon Consulting, Inc. Aon Consulting, Inc. is a subsidiary of Aon Corporation, a publicly held company with annual revenues of nearly $6 billion. He has been employed by Aon for over 25 years and has served as a senior officer of its affiliates since 1981. Mr. Schaden earned a B.S. in Business Administration from Xavier University in Cincinnati, Ohio. See 'Certain Transactions.'

    Mr. J. Eric Lawrence has been the General Partner of Retail & Restaurant Growth Capital, L.P. ('RRGC'), a $60 million investment fund focused on providing growth and expansion capital to small businesses in the retail and restaurant industries, since December 1995. RRGC is a Small Business Investment Company, federally licensed by the Small Business Administration. RRGC loaned $2,000,000 to our company in 1996, and Mr. Lawrence was elected to the Board pursuant to a contractual arrangement between our company and RRGC. As a result of the Tender Offer and the purchase of the outstanding warrants held by RRGC, such contract has been terminated. Mr. Lawrence has been extensively involved in the analysis of the financial, operational and managerial aspects of retail and restaurant companies throughout his career. Prior to RRGC, he served as Vice President of Strategic Retail Ventures, Inc., a boutique financial consulting and private investment firm focusing on the needs of specialty retail and restaurant companies from December 1993 to December 1995. Prior to SRV, Mr. Lawrence was a Senior Consultant with Arthur Andersen, in Dallas, Texas. Mr. Lawrence is a licensed C.P.A., and is a graduate of Southern Methodist University with a B.B.A. in Accounting and Minor in Economics, which included study abroad at Oxford University, Oxford, England.

    Mr. Mark L. Bromberg is the President of Foodservice of the viaLink Company, a public company providing synchronized database management services to a wide range of retail clients since May 2000. From November 1997 to May 2000, he served as President of Pinnacle Restaurant Group, a privately held company that owns and operates casual dining restaurants in the southwestern United States. Mr. Bromberg previously served as a self-employed management consultant providing strategic planning, positioning and senior management consulting services to the hospitality industry, for over five years. Mr. Bromberg is the former President & CEO of East Side Mario's Restaurants Inc., the Dallas based subsidiary of PepsiCo which he grew from one restaurant in 1988 to 30 in 1993 when it was sold to PepsiCo. Mr. Bromberg has been the founder and President of a number of causal dining restaurant chains, including Mr. Greenjeans, Ginsberg & Wong and Lime Rickey's and served as President of Prime Restaurant Group, the largest privately-held restaurant chain in Canada. He holds a B.S. and an M.B.A. from Cornell University and remains highly involved in foodservice education as a curriculum advisor and guest lecturer. He is a past chairman of the Canadian Restaurant and Foodservice Association and is a past director of the National Restaurant Association of the U.S. Mr. Bromberg was elected to the Board of Directors pursuant to a contractual arrangement with RRGC that required the election of an additional Board member acceptable to RRGC. As a result of the Tender Offer and the purchase of the outstanding warrants held by RRGC, such contract has been terminated.

    Mr. Brad A. Griffin has been the managing director of GriffCo Development, which develops, builds, leases and manages commercial and retail real estate, since 1994. He is also the managing director of Oasis Investment, a company that manages investment assets and trades NASDAQ and Exchange stocks and options.

    Mr. John J. Todd was elected to the Board of Directors on September 26, 2000. Mr. Todd is the Senior Vice President and Chief Financial Officer of Gateway Inc., a position he has held since October 1998. Before joining Gateway, he had held financial positions with the Allied Signal companies from 1997 to 1998, with Boston Market from 1996 to 1997 and with PepsiCo from 1988 to 1996. He received his bachelor's degree from Longwood College and his M.B.A. from William and Mary.

    Richard F. Schaden is the father of Richard E. Schaden. Frederick H. Schaden is the brother of Richard F. Schaden and Richard E. Schaden's uncle.

EXECUTIVE OFFICERS

    The following table sets forth (i) the names of the executive officers, (ii) their ages, and (iii) the capacities in which they serve our company:

        NAME           AGE               POSITION(S) WITH THE COMPANY
        ----           ---               ----------------------------
Richard E. Schaden...  36    President, Chief Executive Officer and Chairman of
                             the Board
Steven B. Shaffer....  49    Executive Vice President for Operations
Robert W. Scanlon....  54    Executive Vice President for Development
Robert A. Elliott....  43    Executive Vice President for Marketing
Sue A. Hoover........  54    Executive Vice President for Corporate
                               Communications
Richard F. Schaden...  62    Vice President, Secretary and Director
Patrick E. Meyers....  41    Vice President and General Counsel
John L. Gallivan.....  53    Chief Financial Officer, Treasurer and Assistant
                               Secretary

EXECUTIVE OFFICER'S BIOGRAPHICAL INFORMATION

    See 'Director's Biographical Information' above for a description of the backgrounds of Richard E. Schaden and Richard F. Schaden.

    Steven B. Shaffer has been our Executive Vice President for Operations since May 22, 2000. Prior to that he had been a franchisee of the Company since 1992, an Area Director of the Company since 1996 and a Senior Vice President of the Company since October 1998. Mr. Shaffer graduated from the University of Georgia in 1972.

    Robert W. Scanlon has been our Executive Vice President of Development since October 1998. Mr. Scanlon served as our Senior Vice President of Real Estate/Design & Construction from August 1997 through September 1998. He also served as our Senior Vice President of Concept Development and Design from January 1997 to July 1997 and as our Vice President of Nontraditional Development from May 1996 to December 1996. From June 1990 through April 1996, he was first Vice President of Sales and Marketing and later Vice President of Business Development for Carts of Colorado, located in Commerce City, Colorado, an equipment manufacturer. Mr. Scanlon graduated from the University of Texas, with a B.S. degree in 1973.

    Robert A. Elliott became our Executive Vice President of Marketing in February 2000. Prior to joining us, he was a partner at Bozell Worldwide, Inc., an advertising agency in Detroit, Michigan, from 1997 to 1999, and on the marketing staff of Little Caesar Enterprises, Inc. for over 18 years, including serving as Vice President -- Marketing from 1993 to 1997. Mr. Elliott graduated from Eastern Michigan University with a B.B.A. degree in 1979.

    Sue A. Hoover joined our company as Director of Marketing in 1991. She was named Senior Vice President of Marketing in 1997 and was named an Executive Vice President in October 1998. In February of 2000, she became our Executive Vice President of Corporate Communications. Ms. Hoover graduated from the University of Iowa with a B.A. in 1968.

    Patrick E. Meyers joined our company in 1997. He had been an associate with the Denver law firm of Moye, Giles, O'Keefe, Vermeire & Gorrell since September 1991, and was selected as a partner of that firm in 1996. Before that he served as a judicial law clerk to a Justice of the Colorado Supreme Court from July 1990 to September 1991. Mr. Meyers received his J.D. degree from the University of California, Hastings College of Law and his B.A. degree from the University of Colorado-Denver. Mr. Meyers served as a Director of our company from 1993 to 1997, when he resigned to become a full-time employee of our company.

    John L. Gallivan joined our company as Chief Financial Officer in 1994. He was later elected Treasurer and Assistant Secretary. Prior to his joining our company, he was a director and Executive Vice President of Grease Monkey Holding Corporation of Denver, a franchisor, owner, and operator of over 200 ten-minute oil change and fluid maintenance centers in the U.S. and Mexico from 1979 through April 1994. He is a member of the Colorado Society and the American Institute of CPAs. He graduated from the University of Colorado at Boulder with a bachelors degree in accounting.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, our officers (including a person performing a policy-making function) and persons who own more than 10% of a registered class of our equity securities ('10% Holders') to file with the Securities and Exchange Commission ('SEC') initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Directors, officers and 10% Holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon such reports, we believe that during fiscal 2000 our directors, advisors, officers and 10% Holders complied with all filing requirements under Section 16(a) of the Exchange Act, except that Mr. Shaffer inadvertently failed to timely file a Form 4. Such failure was remedied by the timely filing of his From 5 for fiscal 2000.

ITEM 10. EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

    Set forth below is information about compensation during fiscal 2000 of our five most highly compensated executive officers, including our CEO, and two non-executive officers who would have been in the top five most highly compensated executive officers if they had been executive officers ('Named Officers').

    SUMMARY COMPENSATION TABLE. The following table provides certain summary information for fiscal 2000, 1999 and 1998 concerning compensation awarded, paid to, or earned by, the Named Officers:

                                                                                  LONG-TERM AND OTHER
                                                                                     COMPENSATION
                                               ANNUAL COMPENSATION            ---------------------------
                                          ------------------------------       OPTION       401(K) PLAN
           NAME AND POSITION              YEAR(1)     SALARY     BONUS        SHARES(2)   CONTRIBUTION(3)
           -----------------              -------     ------     -----        ---------   ---------------
Richard E. Schaden, ....................  12/31/98   $181,452   $130,625        5,164         $2,000
  President and Chief Executive Officer    9/30/99    196,710      1,500(4)    33,000          2,329
                                           9/30/00    221,500    301,500(4)     4,000          3,997
Steven B. Shaffer, .....................  12/31/98   $ 22,611   $      0        4,000         $    0
  Executive Vice President For             9/30/99     75,000      8,177       18,500              0
  Operations                               9/30/00    126,000    113,044            0          3,192
Patrick E. Meyers, .....................  12/31/98   $ 84,000   $ 24,674        5,164         $    0
  Vice President and General Counsel       9/30/99     72,768     24,674       14,000          2,500
                                           9/30/00    126,667    120,146            0          2,749
Robert W. Scanlon, .....................  12/31/98   $ 85,783   $ 28,115        5,164         $3,418
  Executive Vice President of              9/30/99     78,000     10,289        9,000          5,885
  Development                              9/30/00    118,334     48,067            0          3,977
Sue A. Hoover, .........................  12/31/98   $ 90,479   $ 13,968        9,164         $3,016
  Executive Vice President of Corporate    9/30/99     73,125     20,826        6,000          3,962
  Communications                           9/30/00    124,167     36,120            0          7,609
John Fitchett, .........................  12/31/98   $ 92,000   $  7,674        5,164         $1,051
  Senior Vice President                    9/30/99     75,000     11,233        9,000          1,916
                                           9/30/00    113,542    121,324            0          5,579
George Boedecker .......................  12/31/98   $292,000   $  4,343        6,000         $    0
  Senior Vice President                    9/30/99     75,000      6,212       13,000          1,787
                                           9/30/00    115,375    118,451            0          5,712
Richard F. Schaden, ....................  12/31/98   $ 83,500   $ 78,375       $    0         $    0
  Vice President and Secretary             9/30/99     62,625          0(4)         0              0
                                           9/30/00     86,979          0(4)     4,000              0

---------

(1) Fiscal 1999 contained only nine months because we changed our fiscal year end to September 30 during 1999.

(2) During fiscal 2000 and prior years, as an incentive for our eligible employees to work to enhance our performance and assure our future success, we granted options to purchase shares of common stock to successful employees from time to time under our Employee Stock Option Plan. All options indicated in this table have been granted under such Plan.

(3) We provide our employees with a 401(k) Employee's Savings Plan, pursuant to which we contribute to each eligible employee's account an amount equal to 100% of such employee's annual contribution up to 6% of each employee's total compensation. Employees in 1999 were limited to a maximum contribution of $10,000 by applicable provisions of the Internal Revenue Code. That amount increases to $10,500 in 2000. Prior to 1999, our match was 50% of each employee's contribution. We have issued shares of Common Stock for 50% of our annual contribution to each account under the 401(k) Plan. In December 2000, our directors amended the 401(k) plan to provide for 100% of matches in cash.

(4) The Company is contractually obligated to pay both Mr. Richard E. Schaden and Mr. Richard F. Schaden a bonus based upon any positive increase in earnings before interest, taxes, depreciation and amortization for each full calendar year over the level of such amount for the prior full calendar year during the term of their respective employment agreements. See 'Employment Contracts' below. During 1999, there was a change in accounting principle resulting from a change in the Securities and Exchange Commission's position regarding the recognition of area director fees as
                                              (footnotes continued on next page)

(footnotes continued from previous page) income. The Commission's position shifted from one permitting immediate recognition to one requiring amortization of such fees into income over several years. As a result, we took a charge against earnings in fiscal 1999 of $2,769,592. The impact on the Schadens from this change was that they received virtually no bonuses for fiscal 1999. However, in future years a portion of their bonuses will result from amortized income from area director fees that had been taken into income, and therefore counted towards their bonuses in years prior to the accounting change and the charge against income described above. The next bonus calculation for the Schadens will be made for the calendar year 2000. The Board of Directors has approved an advance of $300,000 to Richard E. Schaden based on the expectation that his bonus will be in excess of such amount. In addition, the Board of Directors has approved the exclusion of certain one time non-recurring expense items in the amount of $2,916,536 from the calculation of EBITDA for the purpose of determining the Schadens' bonuses for 2000.

    STOCK OPTION AWARDS. We adopted our Employee Stock Option Plan (the 'Employee Plan') in 1993. The purposes of the Employee Plan are to enable our company to provide opportunities for certain officers and key employees to acquire a proprietary interest in our company, to increase incentives for such persons to contribute to our performance and further success, and to attract and retain individuals with exceptional business, managerial and administrative talents, who will contribute to our progress, growth and profitability. As of November 30, 2000, we had issued 68,091 shares upon exercise of options under the Employee Plan and had outstanding grants of options covering 448,226 shares currently reserved for issuance under the Employee Plan.

    Options granted under the Employee Plan include both incentive stock options ('ISOs'), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), and non-qualified stock options ('NQOs'). Under the terms of the Employee Plan, all of our officers and employees are eligible for ISOs. We determine which persons will receive ISOs, the applicable exercise price, vesting provisions and the exercise term. The terms and conditions of option grants differ and are set forth in the optionees individual stock option agreement. Such options generally vest over a period of one or more years and expire after up to ten years. ISOs must satisfy the statutory requirements of the Code In order to qualify for certain preferential treatment. Options that fail to satisfy those requirements will be deemed NQOs and will not receive preferential treatment under the Code. Upon exercise, shares will be issued upon payment of the exercise price in cash, by delivery of shares of Common Stock, by delivery of options granted under the Employee Plan or a combination of any of these methods.

    In connection with our self-tender offer that was completed on December 11, 2000, our Board of Directors has approved a profit sharing plan that all Quizno's employees will be able to participate in. Such plan will replace the Employee Plan beginning in 2001.

    Option information for fiscal 2000 relating to the Named Officers is set forth below:

OPTION GRANTS IN FISCAL 2000

                                            NUMBER OF
                                            SHARES OF      PERCENTAGE OF
                                          COMMON STOCK     TOTAL OPTIONS
                                           UNDERLYING       GRANTED TO
                                         OPTIONS GRANTED   EMPLOYEES IN             EXPIRATION
                 NAME                    IN FISCAL 2000     FISCAL 2000                DATE
                 ----                    --------------     -----------                ----
Richard E. Schaden.....................       4,000             2.3%       $7.375     1/1/10(1)
Richard F. Schaden.....................       4,000             2.3%       $7.375     1/1/10(1)
Steven B. Shaffer......................           0             --           --        --
Patrick E. Meyers......................           0             --           --        --
Robert W. Scanlon......................           0             --           --        --
Sue A. Hoover..........................           0             --           --        --
John Fitchett..........................       8,000             4.6%       $ 6.38     8/8/05(2)
George Boedecker.......................      10,000             5.7%       $ 6.57     8/8/05(2)

                                                        (footnotes on next page)

(footnotes from previous page)

(1) The grants of these options were included in the grants to all directors under our Directors and Advisors Stock Option Plan and expire on the first to occur of the tenth anniversary of the grant date or the third anniversary of the termination of the individual's status as a Director or Advisor.

(2) These options, granted under the Employee Plan, vest in equal proportions on the second, third and fourth anniversaries of the grant. They terminate on the fifth anniversary of the grant or ninety days after termination of employment, if earlier.

OPTION EXERCISES AND YEAR-END VALUES IN FISCAL 2000

                                                   NUMBER OF SHARES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS AT               IN-THE-MONEY OPTIONS
                                                       YEAR-END                   AT YEAR-END(1)
                        SHARES      VALUE     ---------------------------   ---------------------------
        NAME           EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ---------   --------   -----------   -------------   -----------   -------------
Richard E. Schaden...    3,873     $12,122       5,087         34,291         $ 2,370        $1,381
Richard F. Schaden...        0           0       4,000              0               0             0
Steven B. Shaffer....    4,000     $12,000           0         20,000               0        $6,260
Robert W. Scanlon....        0           0       5,600         12,691         $16,764        $8,776
Sue A. Hoover........    3,873     $11,619      13,200         12,091         $20,556        $6,124
Patrick E. Meyers....    3,873     $14,040      22,000         15,291         $54,700        $2,020
John Fitchett........        0           0       5,600         20,691         $16,764        $9,256
George Boedecker.....        0           0       1,800         25,700         $ 4,617        $5,426

---------

(1) The dollar values are calculated by determining the difference between $6.44 per share, the fair market value of the Common Stock at September 30, 2000, and the exercise price of the respective options.

    EMPLOYMENT CONTRACTS. On December 12, 2000, the Company entered into a new employment agreement with Richard E. Schaden, which has a three-year term and provides for an annual salary of $481,000. Under the agreement, Richard E. Schaden will be entitled to an annual bonus equal to four percent of the Company's earnings before interest, taxes, depreciation and amortization ('EBITDA') up to the amount of EBITDA projected in the annual budget approved by the Company's Board of Directors for that calendar year. To the extent actual EBITDA exceeds budgeted EBITDA for that calendar year, Richard E. Schaden will be entitled to an annual bonus of twelve percent of the amount of such excess EBITDA. In the event Richard E. Schaden is terminated by the Company without cause or his employment agreement is not renewed under terms at least as favorable as exists as of the expiration date of the employment agreement, he would be entitled to termination payments equal to three years' base salary plus bonus (which bonus payment will not be less than $400,000 for each year in which the severance payment is due). Either party may terminate the agreement with 30 days' notice. Mr. Schaden will devote his full time to company matters. Under his prior employment agreement, his annual base salary was $220,000. That agreement provided an annual bonus equal to 10% of any positive increase in earnings before interest, taxes, depreciation and amortization for each full calendar year during the term of the agreement over the level of such amount for the prior full calendar year. Both the old and new employment agreements provide that Mr. Schaden also receive a monthly automobile allowance of up to $620.00 plus up to $150.00 for insurance coverage. The contracts provide that we pay one-half of Mr. Schaden's medical insurance coverage and one-half of the cost of disability insurance. We also pay for $1,000,000 of term life insurance for Mr. Schaden, payable to his designated beneficiary.

    On December 12, 2000, the Company entered into a new employment agreement with Richard F. Schaden, which has a three-year term and provides for an annual salary of $100,000. Under the agreement, Richard F. Schaden will be entitled to an annual bonus equal to two percent of the Company's EBITDA up to the amount of EBITDA projected in the annual budget approved by the Company's Board of Directors for that calendar year. To the extent actual EBITDA exceeds budgeted

EBITDA for that calendar year, Richard F. Schaden will be entitled to an annual bonus of eight percent of the amount of such excess EBITDA. In the event Richard
F. Schaden is terminated by the Company without cause or his employment agreement is not renewed under terms at least as favorable as exists as of the expiration date of the employment agreement, he would be entitled to termination payments equal to three years' base salary plus bonus (which bonus payment will not be less than $400,000 for each year in which the severance payment is due). Either party may terminate the agreement with 30 days' notice. Mr. Schaden will not devote his full time to company matters, but will devote such time to company matters as we request. Mr. Schaden may take on special projects for us at the direction of the Board of Directors and receive additional compensation for such projects. Under his prior employment agreement, his annual base salary was $83,500. That agreement provided an annual bonus equal to 6% of any positive increase in earnings before interest, taxes, depreciation and amortization for each full calendar year during the term of the agreement over the level of such amount for the prior full calendar year.

    Robert Elliott has entered into an employment agreement with us that terminates on January 16, 2003. His contract provides that he will serve as our Executive Vice President for Marketing. Mr. Elliott will devote his full time to company matters. His annual base salary is $180,000 in 2000, $200,000 in 2001, and $220,000 for the remainder of the term. Such amount may be adjusted from time to time by mutual agreement between Mr. Elliott and the Company. The agreement provides a $25,000 signing bonus payable on his nine month anniversary, and a second year signing bonus of $10,000 due on his second year anniversary date. The agreement provides an annual performance bonus equal to a maximum of 20% of Mr. Elliott's base salary, as well as an automobile allowance of $650.00 per month. The agreement provides that Mr. Elliott will receive options to purchase 20,000 shares of the Company's stock. He may receive additional options or be entitled to participate in other employee benefit or compensation programs as provided by us from time to time. Either party may terminate the agreement with 30 days' notice. If we terminate the agreement without cause, we are obligated to pay Mr. Elliott a severance payment equal to 6 months base salary. During the term of the agreement and for 6 months after it terminates, Mr. Elliott agrees not to work for any competitor.

    None of the other executive officers have an employment agreement with us.

DIRECTOR COMPENSATION

    Directors who are not officers or employees are paid $500 per day for each Board and Committee meeting they attend and they are reimbursed for their reasonable expenses of attending such meetings. In addition, all directors receive an annual grant of options to purchase 4,000 shares of Common Stock, which immediately vest.

    During fiscal 2000, we paid three of our non-employee directors, who served all year, $2,500 each, a fourth director who attended three meetings $1,500, and our new director John Todd, $500, as compensation for their attendance at regular Board and Committee meetings. For their service during fiscal 2000, all Directors received a grant of options to purchase 4,000 shares of Common Stock that immediately vested, except John Todd, who received a grant of options to purchase 1,000 shares of Common Stock that immediately vested.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of our equity securities (common stock and three classes of preferred stock) as of December 18, 2000, (a) by each person known to us to own beneficially more than 5% of the Common Stock, (b) each of our Named Officers and directors and (c) by all of our executive officers and directors named herein as a group.

                                                                           PREFERRED STOCK
                                             COMMON STOCK   COMMON STOCK      OWNED AND
            NAME AND ADDRESS(1)                OWNED(2)      PERCENTAGE      PERCENTAGE
            -------------------                --------      ----------      ----------
Richard E. Schaden.........................     872,384 (3)     35.8%            (7)
Richard F. Schaden.........................     921,470 (3)     37.0%            (7)
Levine Leichtman Capital ..................          (4)        14.0%            (0)
  Partners II, L.P,
  355 North Maple Drive, Suite 240
  Beverly Hills, CA 90210
Brad A. Griffin............................           0           *               0
Mark L. Bromberg...........................      14,000 (5)       *               0
J. Eric Lawrence...........................           0           *               0
Frederick H. Schaden.......................      28,000 (5)       *              (7)
John J. Todd...............................       1,000 (5)       *               0
Steven B. Shaffer..........................      27,300 (6)       *              (7)
Robert W. Scanlon..........................           0           *               0
Sue A. Hoover..............................       3,873 (6)       *               0
Patrick E. Meyers..........................      15,723 (6)       *               0
John Fitchett..............................           0 (6)       *              (7)
George Boedecker...........................           0 (6)       *              (7)
All Executive Officers and Directors as a
  Group (13 persons)(3),(5),(6)............   1,885,223         71.3%            (7)
                                                                ----
                                                                ----

---------

*  Less than 1% of shares outstanding.

(1) All addresses, unless otherwise stated, are 1415 Larimer Street, Denver, CO 80202.

(2) The persons named in the table have sole voting power with respect to all shares of common stock shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date as of which the table is presented, upon the exercise of options or warrants, or conversion of convertible securities. The record ownership of each beneficial owner is determined by assuming that options or warrants or convertible securities that are held by such person and that are exercisable or convertible within 60 days have been exercised or converted. The total outstanding shares used to calculate each beneficial owner's percentage also assumes that such options, warrants or convertible securities have been exercised or converted. Our Class A Cumulative Convertible Preferred Stock ('Class A Preferred'), Class C Cumulative Convertible Preferred Stock ('Class C Preferred') and Class E Cumulative Convertible Preferred Stock ('Class E Preferred') are currently convertible into our common stock on a 1-for-1 basis.

(3) Richard E. Schaden and Richard F. Schaden beneficially own, through a voting trust pursuant to which they are joint voting trustees, 773,667 shares of our common stock and 146,000 shares of our Class A Preferred, and 4,000 shares of our common stock owned by a family member for which the voting trust holds sole voting power. The remaining duration of the voting trust agreement is four years, subject to extension. In the table, beneficial ownership of shares, other than the 773,667 shares of common stock, have been allocated equally to each of them. Such 773,667 shares of common stock are allocated to Richard F. Schaden in the table, and he has been given a proxy to vote such shares. Richard E. Schaden has withdrawn 773,667 shares of common stock from the voting trust to use to secure a personal loan, subject, however, to an agreement to redeposit those shares into the voting trust if they are no longer necessary to secure such loan. Otherwise, Richard E. Schaden, individually, beneficially owns 1,084 shares of our common stock allocated to him under our 401(k) Plan, 4,339 shares of our common stock held in his own name, 17,378 shares of our common stock represented by exercisable stock options and 2,000 shares of our common stock owned by a family member for which he holds sole voting power. Richard
    F. Schaden, individually, beneficially owns 34,000 shares of our Class C Preferred, 4,000 shares of our common stock represented by currently exercisable stock options and 34,803 shares of our Class E Preferred.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(4) We issued warrants to Levine in connection with a loan to us of $13.8 million to finance our self-tender offer for our own common stock that was completed on December 11, 2000. Such warrants permit Levine to purchase up to 14% of each class of our capital stock on a fully diluted basis as of the completion of the tender offer, subject to certain adjustments for issuances, exchanges or repurchases of our capital stock, at an exercise price of $.01 per share.

(5) All the shares indicated as owned by Messrs. Bromberg and Todd may be acquired through the exercise of stock options. All the shares indicated as owned by Messrs. Frederick Schaden may be acquired through the exercise of stock options or conversion of Class C Preferred by the holder.

(6) Steven B. Shaffer, individually and through an affiliated entity, beneficially owns 27,300 shares of our common stock. Patrick E. Meyers, individually, beneficially owns 1,723 shares of our common stock and 14,000 shares of our common stock represented by currently exercisable stock options. In connection with our self-tender offer for our common stock completed on December 11, 2000, Messrs. Shaffer, Meyers, Gallivan, Fitchett and Boedecker and Ms. Hoover converted the equity in their vested options to purchase our common stock into pro-rata interests in a deferred compensation plan which became effective on December 1, 2000. Ms. Hoover, individually beneficially owns 3,873 shares of our common stock.

(7) The Company has issued and outstanding four classes of Convertible Preferred Stock, the Class A Preferred, Class C Preferred, the Class D Subordinated Convertible Preferred Stock (the 'Class D Preferred') and Class E Preferred. There are 146,000 shares of Class A Preferred outstanding: 50% are beneficially owned by Richard F. Schaden and 50% are beneficially owned by Richard E. Schaden. There are 57,000 shares of Class C Preferred outstanding: 34,000 shares or 60.0% are held by Richard F. Schaden and 2,000 shares or 3.5% are held by Frederick H. Schaden. There are 3,000 shares of Class D Preferred outstanding: 1,000 shares each are held by each of Messrs. Shaffer, Fitchett and Boedecker. There are 59,480 shares of Class E Preferred outstanding: 34,803 shares or 59% are held by Richard F. Schaden and 1,473 shares or 2.5% are held by John L. Gallivan. Among all executive officers and directors as a group, the following preferred shares are beneficially owned: 100% of the Class A Preferred, 36,000 shares or 63.2% of the Class C Preferred, 1,000 shares or 33.3% of the Class D Preferred and 36,276 shares or 61% of the Class E Preferred. None of these classes of preferred stock are publicly traded or registered under Section 12(b) or 12(g) of the Exchange Act.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 31, 1996, Retail & Restaurant Growth Capital, L.P. ('RRGC') made a $2,000,000 loan to our company, a portion of which was convertible into 372,847 shares of our Common Stock., and with interest accrued at 12.75% per annum. If the loan were repaid before conversion, RRGC would receive a warrant to purchase the same number of shares of our Common Stock at $3.10 per share. In connection with an amendment to the loan agreement, we also issued a Warrant to RRGC that granted it the right to purchase up to 42,209 shares of the Common Stock at $5.00 per share. Such number of shares of Common Stock was subject to downward adjustment if we meet certain net income and other goals. On
January 6, 1999, we paid off the loan from RRGC and issued to RRGC the Warrant to purchase 372,847 shares of Common Stock referred to above. In connection with the Tender Offer, all of RRGC's Warrants were purchased by and a Termination Agreement was signed that terminated all of our obligations to RRGC.

    Effective October 1, 1994, a wholly-owned subsidiary of our company acquired by merger all of the assets and obligations of Schaden & Schaden, Inc., a Colorado corporation, or 'SSI', owned by Richard E. Schaden and Richard F. Schaden. The assets of SSI included interests in several Quizno's Classic Subs restaurants and interests in two Area Directorships. The consideration paid by us to the Schadens, included $876,000 that was paid in our Class A Preferred Stock. The Class A Preferred Stock is non-voting, bears a 6.5% cumulative dividend, and became convertible on November 1, 1997 into 146,000 shares of the Common Stock. We may call the Class A Preferred Stock upon 60 days notice. During fiscal 2000 and 1999 each preferred shareholder received dividends of $28,470 annually. In addition,

Richard F. Schaden owns 34,000 shares of our Class C Preferred Stock and 34,803 shares of our Class E Preferred Stock and was paid $36,386 in dividends on such shares during fiscal 20000.

    Richard F. Schaden and Frederick H. Schaden, directors of our company, each own an interest in Illinois Food Management, Inc. ('IFM') that owns approximately 50% of our Chicago Area Director. We also own approximately 12% of IFM. In fiscal 2000 and 1999, respectively, we paid the Area Director $459,496 and $142,364 as commissions on the sale of new franchises and royalties. In early 1996, IFM requested that we extend the payment terms relating to amounts owed to us by IFM as a result of its operations as an Area Director. As a result of such request, we agreed to defer payment of $63,547. IFM issued to us a promissory note in such amount payable over 6 years with an interest rate of 12% per annum. At September 30, 2000, $ 55,550 was owed to us on this promissory note. During fiscal 2000 and 1999, payments on such note were $11,800 and $8,000, respectively. IFM is also indebted to us for $7,216 in connection with the resale of a Restaurant once operated by IFM. IFM is reducing this debt by offsetting commissions on royalty fees from that location paid to the managing Area Director. The debt is expected to be reduced to zero in approximately 15 months.

    In 1997, we purchased a Restaurant from a company in which Sue A. Hoover, our Executive Vice President of Marketing, was a 42.5% shareholder. The purchase price was $80,000 of which $15,000 was paid in cash and $65,000 paid by issuance of a promissory note bearing interest at 11% and payable over four years. During fiscal 2000 and 1999, our company made payments pursuant to the promissory note totaling $35,219 and $14,245, respectively.

    In September 1999, Mr. Fitchett and another employee of ours purchased an area directorship for $200,000, of which $180,000 was in the form of a promissory note. During fiscal 2000, no payments were made on the note, and we paid the Area Director $20,131 in commissions and royalties.

    On October 13, 1999, we purchased a 1997 Cessna Citation 525. As of the same date, we entered into an interchange agreement with Richard F. Schaden, P.C., which is 100% owned by Richard F. Schaden. Mr. Schaden, through his company, owns a 1980 Cessna 560 Citation V. Under the interchange agreement, the parties agreed to lease each aircraft to each other, on an as-needed basis, without charge, although the parties will pay the operational costs of the airplane. We also will pay Mr. Schaden or his company to provide services related to the airplane operations, including for pilot and management services. During fiscal 2000, we paid Mr. Schaden or an affiliated company $46,162 for services related to our airplane.

    We entered into a Development Agreement, dated November 4, 1999, with Pink Sand Corporation, which is principally owned by Richard F. Schaden, for the development rights to United States Territory of Guam and the Commonwealth of Saipan. The development agreement will require Pink Sand to open five Restaurants during the term of the agreement. So long as Pink Sand meets the development schedule, it will have the exclusive rights to develop Restaurants in the territory. The development fee, paid upon execution of the Agreement, was $42,500. The fee equals one hundred percent of the first initial franchise fee and fifty percent of the aggregate initial franchise fees due for all of the other Restaurants that Pink Sand must develop under the agreement. Each time Pink Sand signs a franchise agreement for a Restaurant to be developed within the territory, we will apply the Development Fee in increments equal to fifty percent of the initial franchise fee due for that Restaurant to reduce the additional amount Pink Sand must pay. During fiscal 2000, we received payments of $14,764 in royalties from Pink Sand.

    We have guaranteed a personal loan to Richard E. Schaden from Tucker Anthony Capital Markets, in the approximate amount of $2,100,000, which is secured by shares of common stock in The Quizno's Corporation owned by Mr. Schaden and other personal assets, a personal guaranty, and a partial guaranty by Mr. Schaden's father, Richard F. Schaden. In order to protect against the potential loss of Mr. Schaden's stock as a result of this transaction (and the potential negative effects to us), our Board of Directors authorized a guaranty from the Company by which we assure Tucker Anthony that upon an event of a default in Mr. Schaden's loan, the Company will be responsible for the principal and interest on the loan. will enter into a reimbursement agreement with Mr. Schaden which will require Mr. Schaden to reimburse us for any expenses or losses suffered by us in connection with the guaranty. We do not expect to incur any such expenses or losses, as the guaranty would only be drawn against by Tucker Anthony if
(a) Mr. Schaden's shares of common stock became insufficient collateral (in combination with Mr. Schaden's other collateral and the guaranties described above) and (b) Mr. Schaden defaulted on his payment obligations under the loan.

    Thomas Schaden, a brother of Richard F. Schaden and Frederick H. Schaden, is in the insurance brokerage business and has acted as a broker for our insurance policies, including the directors and officers policies that we have purchased.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits required by Item 601 of Regulation S-B. We will furnish to our shareholders, a copy of any of the exhibits listed below upon payment of $.25 per page to cover our costs of furnishing the exhibits.

ITEM
 NO.                      EXHIBIT DESCRIPTION
 ---                      -------------------
 2.1  -- Articles of Merger Merging Schaden & Schaden into The Quizno's Operating Company, incorporated by reference to Exhibit 2(ii) to the Company's Form 8-K, dated November 4, 1994.
 2.2  -- Asset Purchase Agreement, among The Quizno's Acquisition Company, Bain's Deli Franchise
         Associates, through its General Partner, Gemini Enterprises, Ltd., Gemini One, Inc. and
         Jolles #4 Partnership, dated November 12, 1997, incorporated by reference to Exhibit 2.1 to
         Firm 8-K, filed by the Company with the SEC on November 26, 1997.
 2.3  -- Asset Purchase Agreement among Stoico Restaurant Group, Inc. d/b/a Stoico Food Service,
         Inc., Sub & Stuff, Inc. and Spaghetti Jack's Inc. and Quizno's Kansas LLC, incorporated by reference to Exhibit 2.1 to the Company's Form 8-K, filed by the Company with the SEC on
         September 1, 1998.
 2.4  -- Asset Purchase Agreement, among Quiz-DIA, Inc., Airport services, Inc. and ASI-DIA, L.P., dated as of the 5th day of November, 1999, incorporated by reference to Exhibit 2.3 to
         Form 8-K, filed by the Company with the SEC on November 22, 1999.
 3.1  -- Amended and Restated Articles of Incorporation of the Company, incorporated by reference to
         Exhibit 3(a) to the Company's Registration Statement on Form SB-2 (Reg. No. 33-72378-D).
 3.2  -- Articles of Amendment to the Articles of Incorporation of the Company Authorizing 146,000
         Shares of Class A Cumulative Convertible Preferred Stock, incorporated by reference to
         Exhibit 3.2 to the Company's Form 10-KSB, dated March 28, 1997.
 3.3  -- Articles of Amendment changing the Company name, incorporated by reference to Exhibit 3.3 to the Company's Form 10-KSB, dated March 28, 1997.
 3.4  -- By-laws of the Company, incorporated by reference to Exhibit 3 to the Company's
         Form 10-KSB, dated December 30, 1999.
 3.5  -- Articles of Amendment to the Articles of Incorporation of the Company, authorizing 100,000 shares of Class B Preferred Stock and 200,000 shares of Class C Cumulative Convertible
         Preferred Stock, incorporated by reference to Exhibit 3.5 to the Company's Form 10-KSB, dated March 26, 1998.
 3.6  -- Articles of Amendment to the Articles of Incorporation of the Company, authorizing 10,000 shares of Class D Cumulative Convertible Preferred Stock, incorporated by reference to
         Exhibit 3.6 to the Company's Form 10-KSB, dated December 30, 1999.
 3.7  -- Articles of Amendment to the Articles of Incorporation of the Company, authorizing 150,000 shares of Class E Cumulative Convertible Preferred Stock.*
 4.1  -- Form of certificate evidencing Common Stock, $.001 par value, of the Company, incorporated by reference to Exhibit 4(a) to the Company's Registration Statement on Form SB-2 (Reg. No.
         33-72378-D).
 9.1  -- Voting Trust Agreement between Richard E. Schaden and Richard F. Schaden, dated July 14,
         1994, incorporated by reference to Exhibit A to the Schedule 13-D, dated July 14, 1994, filed by Richard E. Schaden and Richard F. Schaden.

ITEM
 NO.                      EXHIBIT DESCRIPTION
 ---                      -------------------
 9.2  -- First Amendment to Voting Trust Agreement dated
         November 4, 1994, incorporated by reference to Exhibit A
         to the Amendment No. 1 to Schedule 13-D, dated
         November 4, 1994, filed by Richard E. Schaden and Richard
         F. Schaden.
 9.3  -- Second Amendment to Voting Trust Agreement dated
         September 5, 1996, incorporated by reference to Exhibit
         9.3 to the Company's Form 10-KSB, dated March 28, 1997.
 9.4  -- Third Amendment to Voting Trust Agreement dated as of
         September 1, 1999, incorporated by reference to Exhibit
         9.4 to the Company's Form 10-KSB, dated December 30, 1999.
 9.5  -- Agreement of Waiver and Modification of Voting Trust
         Agreement and Stock Purchase Agreement, dated August 8,
         2000, incorporated by reference to Exhibit A to the
         Amendment No. 5 to Schedule 13-D, dated November 15, 2000, filed on November 21, 2000 by Richard E. Schaden and
         Richard F. Schaden.
10.1  -- Employment Agreement of Mr. Richard E. Schaden, dated
         December 12, 2000, incorporated by reference to the form
         filed as Exhibit (e)(1) to the Company's Schedule TO filed with the Commission on November 13, 2000.
10.2  -- Employment Agreement of Mr. Richard F. Schaden, dated
         December 12, 2000, incorporated by reference to the form
         filed as Exhibit (e)(2) to the Company's Schedule TO filed with the Commission on November 13, 2000.
10.3  -- Employee Stock Option Plan, incorporated by reference to
         Exhibit 99.1 to the Company's Registration Statement on
         Form S-8 (Reg. No. 333-46058), filed on September 19,
         2000.
10.4  -- Amended and Restated Stock Option Plan for Directors and
         Advisors, incorporated by reference to Exhibit 99.2 to the
         Company's Registration Statement on Form S-8 (Reg.
         No. 333-46058), filed on September 19, 2000.
10.5  -- Indemnity Agreement of Richard E. Schaden, incorporated by reference to Exhibit 10(e) to the Company's
         Registration Statement on Form SB-2 (Reg. No. 33-72378-D).
10.6  -- Indemnity Agreement of Richard F. Schaden, incorporated by reference to Exhibit 10(f) to the Company's
         Registration Statement on Form SB-2 (Reg. No. 33-72378-D).
10.7  -- Indemnity Agreement of Patrick E. Meyers, incorporated by reference to Exhibit 10(g) to the Company's Registration
         Statement on Form SB-2 (Reg. No. 33-72378-D).
10.8  -- Indemnity Agreement of Brownell M. Bailey, incorporated by reference to Exhibit 10(h) to the Company's
         Registration Statement on Form SB-2 (Reg. No. 33-72378-D).
10.9  -- Indemnity Agreement of Frederick H. Schaden, incorporated by reference to Exhibit 10(i) to the Company's
         Registration Statement on Form SB-2 (Reg. No. 33-72378-D).
10.10 -- Indemnity Agreement of J. Eric Lawrence, incorporated by reference to Exhibit 10.10 to the Company's Form 10-KSB,
         dated March 26, 1998.
10.11 -- Indemnity Agreement of Mark L. Bromberg, incorporated by reference to Exhibit 10.11 to the Company's Form 10-KSB,
         dated March 26, 1998.
10.12 -- Form of Franchise Agreement.*
10.13 -- Form of Area Director Marketing Agreement.*
10.14 -- Headquarters Office Lease for the Company, incorporated by reference to Exhibit 10.14(b) to the Company's Form
         10-KSB, filed with the SEC on March 31, 1999.
10.15 -- The Director, Advisor and Executive Officer SAR and
         Deferred Compensation Plan, effective as of December 1,
         2000.*
10.16 -- Deferment Agreement between the Company and Illinois Food
         Management, Inc., dated February 27, 1996, incorporated by reference to Exhibit 10.17 to the Company's 10-KSB, dated
         March 29, 1996.
10.17 -- Asset Purchase Agreement between The Quizno's Acquisition
         Company and Bain's Deli Corporation dated as of
         February 1, 1999, incorporated by reference to Exhibit
         10.28 to the Company's form 10-KSB filed with the SEC on
         March 31, 1999.

ITEM
 NO.                      EXHIBIT DESCRIPTION
 ---                      -------------------
10.18 -- Airplane Purchase Agreement, dated as of September 22,
         1999, between the Company and Sacramento Aviation
         management Company, incorporated by reference to Exhibit
         10.24 to the Company's Form 10-KSB, dated December 30,
         1999.
10.19 -- Interchange Agreement, dated as of October 13, 1999, between the Company and Richard F. Schaden, P.C.,
         incorporated by reference to Exhibit 10.25 to the
         Company's Form 10-KSB, dated December 30, 1999.
10.20 -- Form of Master Franchise Agreement, incorporated by reference to Exhibit 10.26 to the Company's Form 10-KSB,
         dated December 30, 1999.
10.21 -- Investment letter agreement, dated as of October 4, 1999, between the Company and AMERESCO Commercial Finance, Inc., incorporated by reference to Exhibit 10.27 to the
         Company's Form 10-KSB, dated December 30, 1999.
10.22 -- Form of Promissory Note, dated as of October 5, 1999, issued by the Company to AMERESCO Commercial Finance,
         Inc., incorporated by reference to Exhibit 10.28 to the
         Company's Form 10-KSB, dated December 30, 1999.
10.23 -- Form of Pledge and Security Agreement, dated as of
         October 5, 1999, between the Company and AMERESCO
         Commercial Finance, Inc., incorporated by reference to
         Exhibit 10.29 to the Company's Form 10-KSB, dated
         December 30, 1999.
10.24 -- Securities Purchase Agreement between the Company, its subsidiaries and Levine Liechtman Capital Partners II,
         L.P., incorporated by reference to Exhibit (b)(1) to the
         Company's Schedule TO filed with the Commission on
         November 13, 2000.
10.25 -- Form of Secured Senior Subordinated Note Due 2005 issued to Levine Liechtman Capital Partners II, L.P.,
         incorporated by reference to Exhibit (b)(2) to the
         Company's Schedule TO filed with the Commission on
         November 13, 2000.
10.26 -- Form of Warrant to purchase Common Stock issued to Levine
         Liechtman Capital Partners II, L.P., incorporated by
         reference to Exhibit (b)(3) to the Company's Schedule TO
         filed with the Commission on November 13, 2000.
10.27 -- Form of Warrant to purchase Preferred Stock issued to
         Levine Liechtman Capital Partners II, L.P., incorporated
         by reference to Exhibit (b)(4) to the Company's Schedule
         TO filed with the Commission on November 13, 2000.
10.28 -- Form of Registration Rights Agreement between the Company and Levine Liechtman Capital Partners II, L.P.,
         incorporated by reference to Exhibit (b)(5) to the
         Company's Schedule TO filed with the Commission on
         November 13, 2000.
10.29 -- Form of Investor Rights Agreement between the Company,
         Richard E. Schaden, Richard F. Schaden and Levine
         Liechtman Capital Partners II, L.P., incorporated by
         reference to Exhibit (b)(6) to the Company's Schedule TO
         filed with the Commission on November 13, 2000.
10.30 -- Form of Security Agreement between the Company, certain of its subsidiaries and Levine Liechtman Capital
         Partners II, L.P., incorporated by reference to Exhibit
         (b)(7) to the Company's Schedule TO filed with the
         Commission on November 13, 2000.
10.31 -- Form of Pledge Agreement between the Company, certain of its subsidiaries and Levine Liechtman Capital
         Partners II, L.P., incorporated by reference to Exhibit
         (b)(8) to the Company's Schedule TO filed with the
         Commission on November 13, 2000.
10.32 -- Form of Grant of Security Interest in Trademarks, Patents
         and Licenses between the Company, its subsidiaries and
         Levine Liechtman Capital Partners II, L.P., incorporated
         by reference to Exhibit (b)(9) to the Company's Schedule
         TO filed with the Commission on November 13, 2000.
10.33 -- Termination Agreement, dated November 6, 2000, between the Company and Retail & Restaurant Growth Capital, L.P.,
         incorporated by reference to Exhibit (d)(1) to the
         Company's Schedule TO filed with the Commission on
         November 13, 2000.

ITEM
 NO.                      EXHIBIT DESCRIPTION
 ---                      -------------------
10.34 -- Form of Guaranty Agreement between the Company and Tucker
         Anthony, Inc., incorporated by reference to Exhibit (d)(2)
         to the Company's Schedule TO filed with the Commission on
         November 13, 2000.
10.35 -- Reimbursement Agreement between Richard E. Schaden and the Company.*
20.1  -- Risk Factors Section from the Company's Prospectus dated
         January 9, 1998 included in the Registration Statement on
         Form S-3 filed by the Company (Registration No.
         333-38691), incorporated by reference to Exhibit 20.1 to
         the Company's 10-KSB, dated March 26, 1998.
21.1  -- List of Company subsidiaries.*
23    -- Consent of Ehrhardt Keefe Steiner & Hottman PC to the
         incorporation by reference of its report dated
         November 20, 2000 appearing elsewhere in this Form 10-KSB
         into the Registration Statement on Form S-8 of the
         Company, Reg. No. 333-46058.*

---------

* Incorporated by reference to exhibit of same number as filed with the Company's Form 10-KSB, dated December 29, 2000.

    (b) Reports on Form 8-K. We filed one report on Form 8-K during the fiscal quarter ending September 30, 2000. The Form 8-K filing reported on an Item 5 matter, the press release announcing the election of John J. Todd to our Board of Directors. Such filing was made on September 29, 2000.

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on October 31, 2001.

                                          THE QUIZNO'S CORPORATION

                                          By:       /s/ RICHARD E. SCHADEN
                                              ..................................
                                                     RICHARD E. SCHADEN,
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                             AND
                                             CHAIRMAN OF THE BOARD OF DIRECTORS

    In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated and on the dates indicated.

          /S/ RICHARD E. SCHADEN
 ..........................................  President, Chief Executive Officer and
            RICHARD E. SCHADEN              Chairman of the Board of Directors
                                            (Principal Executive Officer)            October 31, 2001


          /S/ RICHARD F. SCHADEN            Vice President, Secretary and Director   October 31, 2001
 .........................................
            RICHARD F. SCHADEN

           /S/ MARK L. BROMBERG             Director                                 October 31, 2001
 .........................................
             MARK L. BROMBERG

           /S/ J. ERIC LAWRENCE             Director                                 October 31, 2001
 .........................................
             J. ERIC LAWRENCE

         /S/ FREDERICK H. SCHADEN           Director                                 October 31, 2001
 .........................................
           FREDERICK H. SCHADEN

             /S/ JOHN J. TODD               Director                                 October 31, 2001
 .........................................
               JOHN J. TODD

           /S/ JOHN L. GALLIVAN             Chief Financial Officer and Treasurer    October 31, 2001
 .........................................    (Principal Financial and Accounting
             JOHN L. GALLIVAN                 Officer)

                            THE QUIZNO'S CORPORATION
                                AND SUBSIDIARIES
                     CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT
                         YEAR ENDED SEPTEMBER 30, 2000,
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                      AND THE YEAR ENDED DECEMBER 31, 1998

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Financial Statements
    Consolidated Balance Sheets.............................  F-3
    Consolidated Statements of Operations...................  F-4
    Consolidated Statement of Stockholders' Equity..........  F-6
    Consolidated Statements of Cash Flows...................  F-7
Notes to Consolidated Financial Statements..................  F-9

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
THE QUIZNO'S CORPORATION AND SUBSIDIARIES
Denver, Colorado

    We have audited the accompanying consolidated balance sheets of The Quizno's Corporation and Subsidiaries as of September 30, 2000 and 1999 and December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2000, the nine months ended September 30, 1999 and the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Quizno's Corporation and Subsidiaries as of September 30, 2000 and 1999 and December 31, 1998 and the results of its operations and its cash flows for the year ended September 30, 2000, the nine months ended September 30, 1999 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

    As described in Note 18, the financial statements for the year ended September 30, 2000 have been restated.

                                          EHRHARDT KEEFE STEINER & HOTTMAN PC
                                          EHRHARDT KEEFE STEINER & HOTTMAN PC

November 20, 2000
Denver, Colorado

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 30,
                                                              -----------------------------   DECEMBER 31,
                                                                  2000            1999            1998
                                                                  ----            ----            ----
                                                                RESTATED
                           ASSETS
Current assets
   Cash and cash equivalents................................   $ 2,493,976     $   626,828    $   702,258
   Short-term investments...................................     5,324,336       4,263,877      1,541,423
   Accounts receivable, net of allowance for doubtful
     accounts of $222,293 (2000) and $43,793 (1999) and
     $20,000 (1998).........................................     2,066,247       1,047,438        857,280
   Current portion of notes receivable......................     1,545,844         519,994      1,212,522
   Deferred tax asset.......................................       221,182         128,718         81,260
   Other current assets.....................................       481,854         373,578        266,100
   Assets held for resale...................................       194,579         192,923        638,395
                                                               -----------     -----------    -----------
       Total current assets.................................    12,328,018       7,153,356      5,299,238
                                                               -----------     -----------    -----------
Property and equipment, net.................................    11,669,240       4,804,051      3,535,222
                                                               -----------     -----------    -----------
Other assets
   Investment in area directorships, net of accumulated
     amortization of $167,893 in 2000 and $26,232 in 1999...     4,271,320         889,387         51,635
   Intangible assets, net...................................     4,497,528       1,662,265      1,553,522
   Other deferred assets....................................     2,782,498       1,726,984      1,119,371
   Deferred tax asset.......................................     4,210,626       3,507,213        734,808
   Deposits and other assets................................       130,837         361,189        119,883
   Notes receivables, net...................................     1,301,435       1,670,329      1,375,872
                                                               -----------     -----------    -----------
       Total other assets...................................    17,194,244       9,817,367      4,955,091
                                                               -----------     -----------    -----------
           Total assets.....................................   $41,191,502     $21,774,774    $13,789,551
                                                               -----------     -----------    -----------
                                                               -----------     -----------    -----------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable.........................................   $ 2,614,437     $ 1,219,157    $ 1,317,085
   Accrued liabilities......................................     1,495,797         544,476        532,324
   Current portion of long-term obligations.................     1,550,501         337,642        370,404
   Current portion of subordinated debt.....................       --              218,546        244,084
   Income taxes payable.....................................       345,460         851,469        200,000
                                                               -----------     -----------    -----------
       Total current liabilities............................     6,006,195       3,171,290      2,663,897
Long-term obligations.......................................    16,037,238       1,268,504        964,984
Subordinated debt...........................................       --            1,498,791      1,130,916
Deferred revenue............................................    16,402,957      13,722,331      4,781,946
                                                               -----------     -----------    -----------
       Total liabilities....................................    38,446,390      19,660,916      9,541,743
                                                               -----------     -----------    -----------
Commitments and contingencies
Minority interest in subsidiary.............................       --              --             151,601
Stockholders' equity
   Preferred stock, $.001 par value, 1,000,000 shares
     authorized; Series A issued and outstanding 146,000
     (2000, 1999 and 1998) ($876,000 liquidation
     preference)............................................           146             146            146
   Series B issued and outstanding 0 (2000), 0 (1999) and
     100,000 (1998) ($500,000 liquidation preference).......       --              --                 100
   Series C issued and outstanding 167,000 (2000, 1999, and
     1998) ($835,000 liquidation preference)................           167             167            167
   Series D issued and outstanding 3,000 (2000) and 0 (1999
     and 1998) ($9,000 liquidation preference)..............             3         --             --
   Series E issued and outstanding 59,480 (2000) and 0 (1999
     and 1998) ($512,718 liquidation preference)............            59         --             --
   Common stock, $.001 par value; 9,000,000 shares
     authorized; issued and outstanding, 3,007,921 (2000),
     3,074,177 (1999) and 3,054,459 (1998)..................         3,008           3,074          3,054
   Capital in excess of par value...........................     3,857,702       4,485,949      5,065,247
   Accumulated deficit......................................    (1,115,973)     (2,375,478)      (972,507)
                                                               -----------     -----------    -----------
       Total stockholders' equity...........................     2,745,112       2,113,858      4,096,207
                                                               -----------     -----------    -----------
           Total liabilities and stockholders' equity.......   $41,191,502     $21,774,774    $13,789,551
                                                               -----------     -----------    -----------
                                                               -----------     -----------    -----------

                See notes to consolidated financial statements.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      FOR THE YEAR     FOR THE NINE    FOR THE YEAR
                                                         ENDED         MONTHS ENDED        ENDED
                                                     SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                          2000             1999            1998
                                                          ----             ----            ----
                                                        RESTATED
Franchise operations
    Revenue
        Continuing fees............................  $  18,072,077     $  8,682,783    $  5,836,822
        Initial franchise fees.....................      5,730,662        2,722,959       2,883,650
        Area director and master franchise fees....      1,361,901          776,523       3,022,276
        Sale of Japan master franchise.............       --              1,168,801         --
        Other......................................      1,064,646          370,374         604,172
        Interest...................................        526,761          238,790         259,193
                                                     -------------     ------------    ------------
            Total revenue..........................     26,756,047       13,960,230      12,606,113
                                                     -------------     ------------    ------------
    Expenses
        Sales and royalty commissions..............     (7,836,912)      (3,931,634)     (4,457,779)
        General and administrative.................    (12,867,738)      (6,509,444)     (6,201,857)
                                                     -------------     ------------    ------------
            Total expenses.........................    (20,704,650)     (10,441,078)    (10,659,636)
                                                     -------------     ------------    ------------
Income from franchise operations...................      6,051,397        3,519,152       1,946,477
                                                     -------------     ------------    ------------
Company store operations
    Sales..........................................     14,973,763        6,420,563       6,848,737
                                                     -------------     ------------    ------------
    Cost of sales..................................     (4,373,303)      (1,969,433)     (2,042,092)
    Cost of labor..................................     (3,318,489)      (1,747,029)     (1,683,225)
    Other store expenses...........................     (6,088,241)      (2,169,465)     (2,562,540)
                                                     -------------     ------------    ------------
            Total expenses.........................    (13,780,033)      (5,885,927)     (6,287,857)
                                                     -------------     ------------    ------------
Income from Company stores operations..............      1,193,730          534,636         560,880
Other income (expenses)
    Sales by stores held for resale................        194,422          566,841       1,281,904
    Loss and expenses related to stores held for
      sale.........................................       (387,576)        (777,594)     (1,541,957)
    Loss on sale or closure of Company stores......        (43,596)         (80,304)        (47,505)
    New company start-up costs.....................       (103,000)        --               --
    Provision for bad debts........................       (305,285)        (220,536)       (285,308)
    Other expenses.................................        (41,820)         (26,287)        (47,838)
    Depreciation and amortization..................     (1,959,718)        (921,300)       (781,977)
    Impairment of long lived assets................       (579,246)        --               --
    Privatization and acquisition related costs....       (138,164)        (265,472)        --
    Interest expense...............................     (1,898,901)        (240,827)       (340,614)
                                                     -------------     ------------    ------------
            Total other expenses...................  $  (5,262,884)    $ (1,965,479)   $ (1,763,295)
                                                     -------------     ------------    ------------
                                                     -------------     ------------    ------------

                See notes to consolidated financial statements.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

                                                         FOR THE YEAR     FOR THE NINE
                                                            ENDED            MONTHS       FOR THE YEAR
                                                        SEPTEMBER 30,        ENDED            ENDED
                                                             2000        SEPTEMBER 30,    DECEMBER 31,
                                                           RESTATED           1999            1998
                                                           --------           ----            ----
Net income before income taxes........................    $1,982,243      $ 2,088,309      $  744,062
Income tax (provision) benefit........................      (722,738)        (721,688)        368,553
                                                          ----------      -----------      ----------
Net income before preferred dividends and cumulative
  effect of changes in accounting principle...........     1,259,505        1,366,621       1,112,615
Preferred stock dividends.............................      (186,457)        (124,230)       (220,890)
                                                          ----------      -----------      ----------
Net income before cumulative effect of changes in
  accounting principle................................     1,073,048        1,242,391         891,725
Cumulative effect of changes in accounting principle
  (net of taxes)......................................       --            (2,769,592)        --
                                                          ----------      -----------      ----------
Net income (loss) applicable to common stockholders...    $1,073,048      $(1,527,201)     $  891,725
                                                          ----------      -----------      ----------
                                                          ----------      -----------      ----------
Net income per share -- basic
    Net income per share before cumulative effect of
      changes in accounting principle.................    $      .36      $       .40      $      .30
    Cumulative effect of changes in accounting
      principle.......................................       --                  (.90)        --
                                                          ----------      -----------      ----------
Basic net income (loss) per share of common stock.....    $      .36      $      (.50)     $      .30
                                                          ----------      -----------      ----------
                                                          ----------      -----------      ----------
Net income per share -- diluted
    Net income per share before cumulative effect of
      changes in accounting principle.................    $      .31      $       .35      $      .26
    Cumulative effect of changes in accounting
      principle.......................................       --                  (.90)        --
                                                          ----------      -----------      ----------
Diluted net income (loss) per share of common stock...    $      .31      $      (.55)     $      .26
                                                          ----------      -----------      ----------
                                                          ----------      -----------      ----------
Weighted average common shares outstanding
    Weighted average common shares
      outstanding -- basic............................     3,019,849        3,060,878       3,014,042
                                                          ----------      -----------      ----------
                                                          ----------      -----------      ----------
    Weighted average common shares outstanding --
      diluted.........................................     3,728,761        3,816,549       3,445,972
                                                          ----------      -----------      ----------
                                                          ----------      -----------      ----------

                See notes to consolidated financial statements.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                     CONVERTIBLE
                                   PREFERRED STOCK       COMMON STOCK      ADDITIONAL    ACCUMULATED
                                  -----------------   ------------------     PAID-IN       DEFICIT        TOTAL
                                   SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL      RESTATED       RESTATED
                                   ------    ------    ------     ------     -------      --------       --------
Balance, December 31, 1997......   413,000   $ 413    2,923,294   $2,923   $ 4,663,744   $(2,085,122)  $  2,581,958
Issuance of common stock for
  exercise of options and
  pursuant to employee benefit
  plan..........................     --       --         51,165      51        222,473       --             222,524
Issuance of common stock for
  exercise of options by
  underwriter...................     --       --         80,000      80        399,920       --             400,000
Preferred stock dividends.......     --       --         --        --         (220,890)      --            (220,890)
Net income......................     --       --         --        --          --          1,112,615      1,112,615
                                  --------   -----    ---------   ------   -----------   -----------   ------------
Balance, December 31, 1998......   413,000     413    3,054,459   3,054      5,065,247      (972,507)     4,096,207
Issuance of common stock for
  exercise of options and
  pursuant to employee benefit
  plan..........................     --       --         28,809      29         75,438       --              75,467
Tax benefit from exercise of
  stock options.................     --       --         --        --           14,840       --              14,840
Shares canceled.................     --       --         (9,091)     (9)       (45,446)      --             (45,455)
Redemption of Series B Preferred
  Stock.........................  (100,000)   (100)      --        --         (499,900)      --            (500,000)
Preferred stock dividends.......     --       --         --        --         (124,230)      --            (124,230)
Net (loss)......................     --       --         --        --          --         (1,402,971)    (1,402,971)
                                  --------   -----    ---------   ------   -----------   -----------   ------------
Balance, September 30, 1999.....   313,000     313    3,074,177   3,074      4,485,949    (2,375,478)     2,113,858
Issuance of common stock for
  exercise of options and
  pursuant to employee benefit
  plan..........................     --       --         77,749      78        284,413       --             284,491
Issuance of Series D Convertible
  Preferred Stock, net..........     4,000       4       --        --           11,396       --              11,400
Repurchase of Series D
  Convertible Preferred Stock...    (1,000)     (1)      --        --           (2,999)      --              (3,000)
Tax benefit from exercise of
  stock options.................     --       --         --        --           17,889       --              17,889
Common Stock repurchased........     --       --       (144,005)   (144)    (1,219,641)      --          (1,219,785)
Issuance of Series E Convertible
  Preferred Stock, net..........    59,480      59       --        --          467,152       --             467,211
Preferred stock dividends.......     --       --         --        --         (186,457)      --            (186,457)
Net income......................                                               --          1,259,505      1,259,505
                                  --------   -----    ---------   ------   -----------   -----------   ------------
Balance, September 30, 2000.....   375,480   $ 375    3,007,921   $3,008   $ 3,857,702   $(1,115,973)  $  2,745,112
                                  --------   -----    ---------   ------   -----------   -----------   ------------
                                  --------   -----    ---------   ------   -----------   -----------   ------------

                See notes to consolidated financial statements.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE      FOR THE NINE      FOR THE
                                                               YEAR ENDED     MONTHS ENDED     YEAR ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999            1998
                                                                  ----            ----            ----
                                                                RESTATED
Cash flows from operating activities:
    Net income (loss).......................................  $  1,259,505     $(1,402,971)   $ 1,112,615
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities --
        Depreciation and amortization.......................     1,884,191         844,220        757,911
        Impairment of long lived assets.....................       579,246         --             --
        Cumulative effect of a change in accounting
          principle.........................................       --            4,388,208        --
        Provision for bad debts.............................       305,285         220,536        285,308
        Loss on disposal of Company stores..................        43,596          80,304         78,004
        Deferred income taxes...............................      (795,877)     (2,819,863)      (641,068)
        Amortization of deferred financing costs............        75,527          77,080         24,066
        Amortization of deferred area director fee
          revenue...........................................      (404,934)        --             --
        Area director expenses recognized...................        40,493         --             --
        Promissory notes accepted for area director fees....      (415,924)       (487,279)    (1,599,977)
        Other...............................................         9,375          17,972        --
        Changes in assets and liabilities --
            Accounts receivable.............................    (1,279,762)       (398,076)      (369,279)
            Other current assets............................       (82,339)        (77,735)       109,802
            Accounts payable................................     1,395,280         (99,330)       251,711
            Accrued liabilities.............................       951,321          12,152         42,476
            Deferred franchise costs........................      (404,502)       (659,547)      (287,610)
            Deferred initial franchise fees and other
              fees..........................................     3,085,559       4,672,693      2,633,284
            Income taxes payable............................      (506,009)        651,469        200,000
                                                              ------------     -----------    -----------
                                                                 4,480,526       6,422,804      1,484,628
                                                              ------------     -----------    -----------
                Net cash provided by operating activities...     5,740,031       5,019,833      2,597,243
                                                              ------------     -----------    -----------
Cash flows from investing activities:
    Acquisition of Company owned stores.....................    (5,832,376)       (286,355)       --
    Purchase of property and equipment......................    (6,073,744)     (1,477,962)    (1,780,767)
    Principle payments received on notes receivable.........       453,931       1,221,099        889,671
    Investment in turnkey stores............................       --               (7,558)      (281,620)
    Short-term investments..................................    (1,060,459)     (2,722,454)    (1,003,235)
    Acceptance of other notes receivable....................    (1,159,761)        (37,390)      (773,307)
    Investment by minority interest owners..................       --              --             151,601
    Purchase of minority interest owners....................       --             (150,000)       --
    Intangible and deferred assets..........................       (22,958)       (736,458)      (601,862)
    Proceeds from sale of assets and stores.................       137,361         --             213,000
    Deposits................................................        52,174         (89,749)       (43,589)
    Area director marketing territory repurchases...........    (2,497,945)       (863,984)       --
    Other investments.......................................       --              (15,000)       --
                                                              ------------     -----------    -----------
                Net cash used by investing activities.......   (16,003,777)     (5,165,811)    (3,230,108)
                                                              ------------     -----------    -----------
Cash flows from financing activities:
    Principal payments on long-term obligations.............    (4,142,344)     (1,733,697)      (505,440)
    Proceeds from issuance of notes payable.................    17,548,000       2,338,168        877,642
    Redemption of Class B Preferred Stock...................       --             (500,000)       --
    Financing costs.........................................      (646,511)        --             --
    Proceeds from issuance of Common Stock and Preferred
      Stock.................................................       302,380          90,307        622,524
    Proceeds from sale of Class D and Class E Preferred
      Stock.................................................       478,611         --             --
    Repurchase of Class D Preferred Stock...................        (3,000)        --             --
    Common Stock repurchased................................    (1,219,785)        --             --
    Preferred dividends paid................................      (186,457)       (124,230)      (220,890)
                                                              ------------     -----------    -----------
                Net cash provided by financing activities...    12,130,894          70,548        773,836
                                                              ------------     -----------    -----------
Net increase (decrease) in cash and cash equivalents........     1,867,148         (75,430)       140,971
Cash and cash equivalents -- beginning of year..............       626,828         702,258        561,287
                                                              ------------     -----------    -----------
Cash and cash equivalents -- end of year....................  $  2,493,976     $   626,828    $   702,258
                                                              ------------     -----------    -----------
                                                              ------------     -----------    -----------

                See notes to consolidated financial statements.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

    Supplemental disclosure of cash flow information:

        Cash paid during the year for interest was $1,716,772 (2000), $240,827
    (1999) and $340,614 (1998). Cash paid during the year for income taxes was $1,871,899 (2000), $1,198,275 (1999) and $72,515 (1998).

    Supplemental disclosure of non-cash investing and financing activities:

        During 2000, the Company accepted a promissory note in the amount of $19,446 for equipment previously held for resale. Note receivables in the amount of $311,028 were capitalized in exchange for area director territories repurchased during the year. Also, the Company issued notes payable of $714,621 for partial payment of five area director territories repurchased during the year and the Company purchased assets of a store in exchange for a note payable of $143,978. Finally, a Company store held for resale was closed and the net assets of $35,633 were written-off.

        During 1999, the Company sold a store held for resale for $150,000, all of which was in the form of a promissory note, and recorded a loss on sale of $11,684. Also, the Company sold the franchising rights and obligations for all but 14 of its Bain's Deli's franchise agreements to Bain's Deli Corporation for $850,000, represented by a note receivable, a reduction of a related payable and other intangibles. In 1999, the Company recorded a gain of $12,071 related to this sale.

        Also, during 1999, the Company reached a settlement with Bain's Deli that resulted in the return to the Company of the 9,091 shares of Company stock originally issued as part of the purchase of the Bain's units in 1997 and the cancellation of our note payable to Bain's Deli in the amount of $116,118.

        During 1998, the Company transferred $220,227 of property and equipment to assets of stores held for resale or under development.

        Additionally in 1998, the Company reduced notes payable, pursuant to the terms of the Bain's purchase agreements, in the amount of $437,553. Corresponding reductions in property and equipment ($150,000) and intangibles ($287,553) were also recorded.

        During 2000, 1999 and 1998, the Company acquired assets under capital leases totaling $0, $124,742 and $231,085, respectively.

                See notes to consolidated financial statements.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Quizno's Corporation (the 'Company') was incorporated on January 7, 1991, in the State of Colorado, and is primarily engaged in the business of franchising Quizno's quick service restaurants throughout the United States, Canada, United Kingdom, Australia, Japan, Switzerland, Netherlands, Luxembourg, Belgium, Iceland, Taiwan, Mexico, Venezuela, Peru, Dominican Republic and Central America featuring submarine sandwiches, salads, soups, and refreshments.

    The Company's wholly owned subsidiaries are The Quizno's Operating Company ('QOC') incorporated in 1994 to own and operate Company stores, S & S, Inc. ('S&S') formerly the Quizno's Development Company ('QDC') incorporated in 1995 to develop stores to sell or lease to franchisees, The Quizno's Realty Company ('QRC') incorporated in 1995 to execute leases for store locations, The Quizno's Acquisition Company ('QAC') incorporated in 1997 to purchase existing unrelated quick service restaurants, the Quizno's Licensing Company ('QLC') incorporated in 1998 to license companies who use the Quizno's logos, Quizno's Kansas LLC ('QKL') organized in 1998 to purchase the assets of Stoico Restaurant Group and QUIZ-DIA, Inc. ('DIA') incorporated in 1999 to purchase restaurant assets at Denver International Airport.

    The following table summarizes the number of Quizno's restaurants open at September 30, 2000:

                                                           SOLD BUT
                                                          NOT YET IN
                                                          OPERATION    OPERATIONAL   TOTAL
                                                          ---------    -----------   -----
QUIZNO'S
Company owned restaurants...............................     --             26          26
Franchise restaurants -- U.S., Puerto Rico and Guam.....     669           811       1,480
Franchise Restaurants -- International..................     170           122         292
Restaurants held for resale.............................     --              1           1

BAINS
Franchise restaurants...................................     --              4           4

QUIZNO'S KANSAS
Company owned restaurants...............................     --              8           8
                                                             ---           ---       -----
                                                             839           972       1,811
                                                             ---           ---       -----
                                                             ---           ---       -----

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries QOC, S&S, QRC, QLC, QAC, DIA and QKL.

CHANGE IN FISCAL YEAR

    In November 1999, the Company changed its fiscal year from December 31 to September 30. All references in the financial statements to the year or period ended September 30, 1999 relate to the nine months ended September 30, 1999.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORY

    Inventory is included in other assets and is stated at the lower of cost or market and consists of food and paper products. Cost is determined using the first in, first out (FIFO) method.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CREDIT RISK

    The Company grants credit in the normal course of business, primarily consisting of royalty fees receivable and loans to area directors and its franchisees. To reduce credit risk for U.S. franchises, the Company electronically debits the franchisees' bank accounts weekly for fees due the Company according to franchise agreements entered into after 1993, and reserves the right to terminate franchise and area director agreements for non-payment of amounts owed.

    The Company's cash equivalents consist of short-term commercial paper with original maturities not in excess of three months. The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with. As of the balance sheet date, balances of cash and cash equivalents exceeded the federally insured limit by approximately $2,609,000.

SHORT-TERM INVESTMENTS

    The Company classifies its investment in corporate debt and governmental securities with original maturities in excess of three months and less than twelve months as short-term investments held-to-maturity. The Company has the ability and intent to hold these securities until maturity.

    Short-term investments are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Realized gains and losses are recognized in earnings upon redemption. The specific identification method is used to determine the cost of securities sold. Discounts or premiums are accreted or amortized using the level-interest-yield method to the earlier of the call date or maturity of the related security.

    During 2000, unrealized gains and losses were immaterial as amortized cost approximated market value.

ACCOUNTS RECEIVABLE/ROYALTIES RECEIVABLE

    At the time the accounts and royalties receivable are originated, the Company considers a reserve for doubtful accounts based on the creditworthiness of the franchisee. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 10 years, and the related lease terms for leasehold improvements and equipment under capital leases.

DEFERRED FINANCING COSTS

    Cost associated with obtaining debt financing are deferred and amortized on a straight-line basis over the term of the debt.

INTANGIBLE ASSETS

    The amounts paid by the Company for non-compete agreements are being amortized over the term of the non-compete agreements.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The excess of the purchase price over net assets acquired for stores purchased by the Company from unrelated third parties is recorded as goodwill and is amortized over 15 years.

    Other intangibles are recorded at cost and are amortized on the straight-line basis over the contractual or estimated useful lives as follows:

Franchise agreements....................................      12 years
Trademarks and other intangibles........................    3-15 years

AREA DIRECTOR TERRITORY REPURCHASES

    The costs associated with repurchasing area director territories are allocated at the time of purchase to the existing franchise locations and locations sold and to be opened in the area director territory. The acquisition costs are recorded as a prepaid royalty commission and expensed on a straight line basis over the remaining term of the individual underlying franchise agreements. Franchise agreements typically have a term of 15 years. If the franchise closes, the remaining prepaid royalty commission related to that specific unit is expensed in the current period.

LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. At September 30, 2000, the Company determined that an impairment related to its carrying value of the assets purchased in November 1997 from Bain's Deli Franchise Associates, L.P., ('Bains') was required and expensed $579,246.

INITIAL FRANCHISE FEES AND RELATED FRANCHISE COSTS

    The Company believes it is probable that all of the deferred franchise fees will be realized. The amount of the deferred franchise fees considered realizable, however, could be reduced in the near term if estimates of the future franchise openings are reduced.

    Initial franchise fees paid by U.S. franchisees are recognized as revenue when all material services and conditions required to be performed by us have been substantially completed, which is generally when the franchise commences operations. Initial franchise fees collected by the Company before all material services and conditions are substantially performed are recorded as deferred franchise sales revenue. These franchise fees are non-refundable in most circumstances. Incremental development costs are deferred, but not in excess of the deferred revenue and estimated cost to open the Quizno's restaurant and are expensed when the revenue is recognized.

AREA DIRECTOR MARKETING AGREEMENTS

    The area director marketing agreement provides the area director a non-exclusive right to sell and open franchises in a defined geographic territory in the U.S. and requires that the area director be responsible for advertising, soliciting and screening prospective franchisees. The agreements also require the area director to sell and open a minimum of new franchised restaurants each year or forfeit future rights to the territory. In addition, the area director is responsible for identifying possible locations, providing on-site opening assistance, and providing quality assurance services to franchises in the defined area. The Company pays the area director 50% of the initial franchise fee sold by the area director, and a fee of 40% of the royalty received by the Company from each franchise within the defined area. The agreements are for a period of ten years, with the option to extend for an additional ten years after certain restrictive performance criteria are met. The area director is entitled to receive commissions during the term of the area director marketing agreement and, in certain circumstances,

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the area director is entitled to 1% of gross sales for franchise restaurants operating in the territory as of the termination date of the area director agreement. The area director marketing fee is $.07 per person living in the area director's territory, plus a $10,000 training fee, which is deferred until training has been completed. Prior to January 1, 1999, the Company recognized revenue when all material services and conditions required to be performed by the Company had been substantially completed.

CHANGE IN ACCOUNTING METHOD

Area Director Marketing Agreements

    Effective January 1, 1999, the Company changed its accounting policy related to the recognition of area director marketing agreement fees to one that recognizes such fees as revenue on a straight-line basis over the term of the agreement, which is ten years. Direct expenses attributable to the fees are classified as a prepaid and recognized as an expense over the same ten year term. The effect of the change in fiscal 1999 resulted in the deferral of $4,262,701 of net revenue previously recognized in prior years. Fiscal 1999 income before the cumulative effect adjustment included $387,108 of amortized deferred net revenue related to area director marketing agreement fees. This change was reported as a cumulative effect of change in accounting principle for $2,685,502 (net of $1,577,199 in income tax benefits) and is included in the net loss in fiscal 1999. Fiscal 2000 income included $516,144 of amortized deferred net revenue related to area director marketing agreement fees previously recognized prior to fiscal 1999.

Costs of Start-up Activities

    During April 1998, Statement of Position 98-5, 'Reporting in the Costs of Start-Up Activities' was issued. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was required to be adopted by the first quarter of 1999. Upon adoption, the Company was required to write-off $125,507 ($84,090 net of applicable taxes) in pre-opening related costs that were deferred on the balance sheet as of December 31, 1998. This write-off was reported as a cumulative effect of a change in accounting principle.

INTERNATIONAL FEES

    The Company grants master franchise rights for the development of international markets. The master franchisee will enter into individual franchise and area director agreements for development within the franchised country, and will assume all of the franchisor's obligations and duties under the agreement. The Company is not a party to the individual franchise and area director agreements. Generally, the master franchise agreement requires the master franchisee to pay the Company a percentage, currently 30%, of all initial franchise fees, royalties, and area fees collected by the master franchisee. The Company recognizes these fees when received.

    The master franchise agreement provides the master franchisee an exclusive right to sell and open franchises and grant area directorships in a defined geographic territory. The master franchisee is responsible for providing all franchisor services in the territory and must sell and open a minimum of new franchised restaurants each year. The fee for master franchise agreements is based on the population of the territory and will vary depending on certain economic, demographic and cultural factors. Revenue is recognized when all material services and conditions required to be performed by the Company have been substantially performed, which is generally the date the fee is paid.

ROYALTIES AND ADVERTISING FEES

    Pursuant to the various franchise agreements, U.S. franchises are required to pay the Company royalties and advertising fees based on a percentage of sales ranging from 4% to 8% for royalties, and 1% to 4% for advertising fees.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Royalties as required by the franchise agreement are accrued based on a percentage of gross sales, as reported by franchisees, and are included in accounts receivable.

    The Company does not recognize any portion of the advertising fees as revenue, nor does it accrue such fees or consolidate the accounts of any of the advertising funds as they are paid to and disbursed out of separate legal advertising entities.

INCOME TAXES

    The Company calculates and records the amount of taxes payable or refundable currently or in future years for temporary differences between the consolidated financial statement basis and income tax basis based on the current enacted tax laws. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years.

BASIC AND DILUTED LOSS PER COMMON SHARE

    In accordance with FAS 128, basic earnings per share are computed by dividing net income by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year, including potential common shares, which for the year ended September 30, 2000, the nine months ended September 30, 1999 and the year ended December 31, 1998 consisted of preferred stock, convertible debt, stock options and warrants outstanding (Note 14).

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of financial instruments including cash and cash equivalents, short-term investments, receivables, prepaids, current portion of notes receivable, accounts payable and accrued expenses approximated fair value as of September 30, 2000 because of the relatively short maturity of these instruments.

    The carrying amounts of long-term notes receivable approximate fair value as of September 30, 2000 because the discounted cash flows at current rates approximate the rates of the significant notes.

    The carrying amounts of notes payable and debt issued approximate fair value as of September 30, 2000 because interest rates on these instruments approximate market interest rates.

RECLASSIFICATIONS OF PRIOR YEAR AMOUNTS

    Certain reclassifications have been made to the balances for the nine months ended September 30, 1999 and the year ended December 31, 1998 to make them comparable to those presented for the year ended September 30, 2000, none of which change the previously reported net income or total assets.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or loses

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

    In March 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (FIN 44), which was effective July 1, 2000, except that certain conclusions in this interpretation, which cover specific events that occur after either December 15, 1998 or January 12, 2000 are recognized on a prospective basis from July 1, 2000. This interpretation clarifies the application of APB Opinion 25 for certain issues related to stock issued to employees. The Company believes its existing stock based compensation policies and procedures are in compliance with FIN 44 and therefore, the adoption of FIN 44 had no material impact on the Company's financial condition, results of operations or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, which provides guidance on applying generally accepted accounting principles to selected revenue recognition issues. Management believes that the Company's revenue recognition policies are in accordance with SAB 101.

NOTE 2 -- ACQUISITION OF ASSETS

    On November 16, 1999, the Company's subsidiary, QUIZ-DIA, Inc., purchased the assets of ASI-DIA, Inc. ('ASI') for a total of $4.875 million in cash. Assets purchased include two Quizno's restaurants and three bars, including the WWW.COWBOY bar, and various other assets located on Concourses A and B at Denver International Airport. The Company intends to continue operating the restaurants as Quizno's Classic Subs and the bars as operated by ASI.

    The purchase was accounted for under the purchase method. The purchase price was allocated to the assets purchased based on the fair market values at the date of acquisition as follows:

Restaurant and bar equipment............................  $  875,000
Furniture and fixtures..................................     370,000
Leasehold improvements..................................     265,000
Concession agreements...................................   3,365,000
                                                          ----------
                                                          $4,875,000
                                                          ----------
                                                          ----------

    On January 26, 2000, the Company closed on a loan in the amount of $3,180,000 from GE Capital Business Asset Funding. The loan bears interest at 9.53% and is payable in equal monthly installments of $52,023 for 5 years. The loan is secured by a first security interest in the assets of QUIZ-DIA, Inc.

    The following table summarizes the unaudited pro forma results of the Company giving effect to the ASI acquisition as if it had occurred on January 1, 1998. The unaudited pro forma information is not necessarily indicative of the results of operations of the Company had this acquisition occurred at the beginning of the years presented, nor is it necessarily indicative of future results.

                                                         NINE MONTHS
                                                            ENDED            YEAR ENDED
                                                        SEPTEMBER 30,       DECEMBER 31,
                                                            1999                1998
                                                            ----                ----
Revenue.............................................     $22,847,496         $23,548,757
                                                         -----------         -----------
                                                         -----------         -----------
Net income..........................................     $   662,806         $   (97,129)
                                                         -----------         -----------
                                                         -----------         -----------
Basic earnings (loss) per share.....................     $      (.54)        $      (.03)
                                                         -----------         -----------
                                                         -----------         -----------
Diluted earnings (loss) per share...................     $      (.59)        $      (.03)
                                                         -----------         -----------
                                                         -----------         -----------

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In January 2000, the Company purchased, for cash, four Quizno's Restaurants from two franchisees for a total purchase price of $741,000. The purchases were accounted for under the purchase method.

    The purchase price for these purchases has been allocated to the assets purchased based on the fair market values at the date of acquisition, as follows:

Equipment.................................................  $204,000
Leasehold improvements....................................   330,000
Lease agreements..........................................   207,000
                                                            --------
                                                            $741,000
                                                            --------
                                                            --------

    Effective July 31, 1999, the Company repurchased the 30% minority interest of QKL for $150,000.

    On July 1, 1999, the Company purchased, for cash, a Quizno's Restaurant from a franchisee for a total purchase price of $286,355. The purchase was accounted for under the purchase method.

    The purchase price has been allocated to the assets purchased based on the fair market values at the date of acquisition, as follows:

Equipment.................................................  $ 65,000
Leasehold improvements....................................   105,000
Covenant not to compete...................................   100,000
Lease agreement...........................................    10,087
Inventory and deposit.....................................     6,268
                                                            --------
                                                            $286,355
                                                            --------
                                                            --------

    No pro forma statements of operations are presented for these purchases, as the effect is not material to the Company's operations.

NOTE 3 -- NOTES RECEIVABLE

    Notes receivable consist of the following:

                                                                SEPTEMBER 30,
                                                        -----------------------------   DECEMBER 31,
                                                            2000            1999            1998
                                                            ----            ----            ----
Notes receivable related to area director and master
  franchise agreements, interest ranging from 6% to
  15%, due in varying amounts through December
  2011................................................   $ 1,280,484     $1,540,826     $ 1,878,855
Notes receivable for sale of stores, interest ranging
  from 6% to 15%, due in varying amounts through
  October 2012........................................       483,351        530,026         410,058
Note receivable from national advertising trust,
  interest at 12%. (Note 8)...........................     1,030,000        --              267,058
Note receivable from Bain's Deli Corporation, interest
  accrues at 6% if note balance not paid down $25,000
  in any one year, due February 1, 2006. At
  September 30, 2000, the Company impaired the
  outstanding balance on this note of $128,884........       --             150,000         --
Other notes receivable with interest ranging from 8%
  to 11%, due in varying amounts through 2004.........       103,444         11,213          32,423
                                                         -----------     ----------     -----------
                                                           2,897,279      2,232,065       2,588,394
    Less current portion..............................    (1,545,844)      (519,994)     (1,212,522)
                                                         -----------     ----------     -----------
                                                           1,351,435      1,712,071       1,375,872
    Less allowance....................................       (50,000)       (41,742)        --
                                                         -----------     ----------     -----------
                                                         $ 1,301,435     $1,670,329     $ 1,375,872
                                                         -----------     ----------     -----------
                                                         -----------     ----------     -----------

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    At the time notes receivable are executed, the Company reserves an allowance for doubtful collections. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance of the notes, which is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance. The Company collateralizes the notes with the area directorship agreement, assets of the store sold or other related assets.

    Future principal payments are as follows:

 YEAR ENDED
SEPTEMBER 30,
-------------
  2001......................................................  $1,595,844
  2002......................................................     415,270
  2003......................................................     262,104
  2004......................................................     201,181
  2005......................................................     110,073
  Thereafter................................................     312,807
                                                              ----------
                                                               2,897,279
  Less allowance............................................     (50,000)
                                                              ----------
                                                              $2,847,279
                                                              ----------
                                                              ----------

NOTE 4 -- ASSETS HELD FOR RESALE

    Included in assets held for resale are the following:

                                                         SEPTEMBER 30,
                                                      -------------------   DECEMBER 31,
                                                        2000       1999         1998
                                                        ----       ----         ----
Furniture fixtures and equipment....................  $ 75,805   $ 65,421     $221,034
Leasehold improvements..............................    78,117    108,056      383,771
Lease agreements and other..........................    40,657     19,446       33,590
                                                      --------   --------     --------
                                                      $194,579   $192,923     $638,395
                                                      --------   --------     --------
                                                      --------   --------     --------

    During 1997, the Company acquired a store from a franchisee and also was in the process of constructing four stores. At the end of 1997, three of the four stores were operational and in 1998, the fourth store became operational. In March 1998, one of the stores was sold as a franchise for a sale price of $213,000. Cost incurred by the Company prior to the sale amounted to approximately $234,000. In 1999, the Company sold another store as a franchise for a sale price of $150,000 and closed one store. Costs incurred by the Company prior to their disposal amounted to approximately $179,000 and $170,000, respectively. In December 1999, the Company sold one store for a sales price of $100,000 and in January 2000, the Company closed the remaining store. In July 2000, the Company acquired a store from a franchisee that the Company intends to sell by the end of December 2000.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                              SEPTEMBER 30,
                                                        -------------------------   DECEMBER 31,
                                            LIFE           2000          1999           1998
                                            ----           ----          ----           ----
Equipment...........................  3-10 years        $ 4,175,095   $ 2,014,698    $1,524,799
Furniture and fixtures..............  7-10 years          1,499,844     1,052,232       764,672
Leasehold improvements..............  Lease term          3,776,503     2,286,344     1,712,215
Corporate jet.......................  10% over 3 years    3,486,832       --            --
Software............................  3-5 years           1,164,603       681,238       313,540
                                                        -----------   -----------    ----------
                                                         14,102,877     6,034,512     4,315,226
Less accumulated depreciation and
  amortization......................                     (2,433,637)   (1,230,461)     (780,004)
                                                        -----------   -----------    ----------
Net property and equipment..........                    $11,669,240   $ 4,804,051    $3,535,222
                                                        -----------   -----------    ----------
                                                        -----------   -----------    ----------

    Based upon market values for the Company's plane, the Company has determined that its residual value will be approximately 90% of cost after three years. Therefore, the Company is depreciating 10% of the cost of the plane over three years. The plane is expected to be disposed of at the end of three years.

NOTE 6 -- INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                       SEPTEMBER 30,
                                                  ------------------------   DECEMBER 31,
                                                     2000          1999          1998
                                                     ----          ----          ----
Covenants not to compete........................  $   600,113   $  600,113    $1,667,546
Franchise agreements............................      292,394      792,796       310,506
Prepaid area director marketing commissions.....      486,283      526,776       --
Trademarks and other............................      721,580      455,339       442,813
Concession agreements and acquisition costs.....    3,501,804       --           --
                                                  -----------   ----------    ----------
                                                    5,602,174    2,375,024     2,420,865
Less accumulated amortization...................   (1,104,646)    (712,759)     (867,343)
                                                  -----------   ----------    ----------
                                                  $ 4,497,528   $1,662,265    $1,553,522
                                                  -----------   ----------    ----------
                                                  -----------   ----------    ----------

    At September 30, 2000, the Company recorded an impairment of $450,362 to the carrying value of the franchise agreement related to the assets purchased in November 1997 from Bains.

NOTE 7 -- OTHER DEFERRED ASSETS

    Other deferred assets consist of the following:

                                                        SEPTEMBER 30,
                                                   -----------------------   DECEMBER 31,
                                                      2000         1999          1998
                                                      ----         ----          ----
Deferred franchise costs.........................  $1,990,275   $1,585,773    $  926,226
Deferred financing costs.........................     679,752      108,769        87,080
Other deferred costs.............................     112,471       32,442       106,065
                                                   ----------   ----------    ----------
                                                   $2,782,498   $1,726,984    $1,119,371
                                                   ----------   ----------    ----------
                                                   ----------   ----------    ----------

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- RELATED PARTY TRANSACTIONS

    On May 18, 2000, the Company issued a note receivable to the Advertising Fund for $500,000. On July 14, 2000, an additional amount of $500,000 was loaned to the Advertising Fund. On July 31, 2000, the entire balance, including accrued and unpaid interest at 12%, was repaid to the Company.

    The Company had notes receivable from the Advertising Fund of $1,030,000, $0 and $21,524 at September 30, 2000 and 1999 and December 31, 1998, respectively. The September 2000 balance related to an off-season build-up for advertising, which will be reimbursed to the Company in 2001.

    In July 2000, the Quizno's National Marketing Fund Trust and the Quizno's Regional Marketing Fund Trust (together the 'marketing funds') entered into a $2,000,000 line of credit with Wells Fargo Bank West, N.A. The marketing funds collect a fee of 1% and 3%, respectively, of gross sales from our franchisees and deposits the funds into advertising funds that are used to develop advertising to attract customers to the Restaurants and to create awareness of the Quizno's brand image. The Company has guaranteed this line of credit. At September 30, 2000, $1,900,000 had been drawn against this line of credit.

    In September 1999, two employees of the Company purchased an area directorship for $200,000, of which $180,000 was in the form of a promissory note and $20,000 was in cash. During 2000, no payments were made on the note. In 2000, the Company paid the Area Director $20,131, in commissions and royalties.

    Two directors of the Company own more than 50% in a company that owns an area directorship. In 2000, 1999 and 1998, the Company paid the Area Director $459,496, $142,364 and $139,358, respectively, in commissions and royalties. At September 30, 2000, $43,747 was owed to the Company on a promissory note due from the area director. During 1998, 1999 and 2000, payments on such notes were $6,212, $8,000 and $11,800, respectively. The area director is also indebted to the Company for $7,216 in connection with the resale of a Quizno's restaurant once operated by the area director. The area director is reducing this debt by offsetting commissions on royalty fees from that location paid to the managing area director. The debt is expected to be paid off in approximately 15 months.

    In 1995, the Company sold an area directorship to a company owned by a director, officer and shareholder for $150,000. During 1998, the Company paid the area director no sales commissions and $27,664 in royalties. The area directorship was sold in 1998 to an unrelated third party.

    In 1997, the Company purchased a Quizno's restaurant from a company in which an executive officer is a 50% shareholder. The purchase price was $80,000 of which $15,000 was paid in cash and $60,000 paid by issuance of the Company's promissory note bearing interest at 11% and payable over 4 years. During 1998, 1999 and 2000, the Company made payments pursuant to the promissory note totaling $18,993, $14,245 and $35,219, respectively, In October of 1999 this note was paid-off in full.

    On October 13, 1999, the Company purchased a 1997 Cessna Citation 525. As of the same date, the Company entered into an interchange agreement with Richard F. Schaden, P.C., which is 100% owned by Richard F. Schaden. Mr. Schaden, through his company, owns a 1996 Astra SPA. Under the interchange agreement, the parties agreed to lease each aircraft to each other, on an as-needed basis, without charge, although the parties will pay the operational costs of the airplane. The Company also will pay Mr. Schaden or his company to provide services related to the airplane operations, including for pilot and management services. In 2000, the Company incurred costs of $31,762 under this agreement.

    In December 1999, the Company entered into an agreement with Pink Sand Corporation ('Pink Sand'), for the development rights to United States Territory of Guam and the Commonwealth of the Northern Mariana Islands. Pink Sand is principally owned by a director of the Company. The development agreement will require Pink Sand to open 5 Restaurants during the term of the agreement. So long as Pink Sand meets the development schedule, it will have the exclusive rights to develop Restaurants in the territory. The development fee is $42,500, payable upon execution of the agreement. The fee equals one hundred percent of the first initial franchise fee and fifty percent of the aggregate

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

initial franchise fees due for all of the other Restaurants that Pink Sand must develop under the agreement. Each time Pink Sand signs a franchise agreement for a Restaurant to be developed within the territory, the Company will apply the Development Fee in increments equal to fifty percent of the initial franchise fee due for that Restaurant to reduce the additional amount Pink Sand must pay.

    In February 2000, the Company entered into a $75,000 promissory note with an officer of The Quizno's Corporation. The note accrues interest at an annual rate of 9.25% and accrued interest and principal is due March 1, 2002. As of May 2000, the Company no longer employed the officer.

    In August 2000, the Company advanced a director of the Company $300,000. The advance is expected to be repaid in January 2001.

NOTE 9 -- LONG-TERM OBLIGATIONS AND CONVERTIBLE SUBORDINATED DEBT

                                                                SEPTEMBER 30,
                                                        -----------------------------   DECEMBER 31,
                                                            2000            1999            1998
                                                            ----            ----            ----
Various capital leases, with monthly payments totaling
  approximately $2,228 including interest at 5.6% and
  expiring in June 2004. Collateralized by office
  equipment. In conjunction with Company's loan
  agreement with AMRESCO, $852,982 of the
  September 30, 1999 balance was paid-off in October
  1999................................................   $     99,485      $  970,999     $  986,077
Note payable to a company with interest payments at
  10%. The note calls for monthly payments of $10,736
  and matures in January 2004. Collateralized by the
  assets acquired from Bain's Deli Franchise
  Associates. In 1998, the principal balance of the
  note was decreased by approximately $431,000 due to
  provisions in the purchase agreement which allow for
  quarterly decreases or increases in the note balance
  based on certain performance standards of the
  franchises acquired. In connection with a settlement
  with Bain's Deli Franchise Associates, this note was
  canceled in 1999....................................       --             --              116,118
Note payable to AMRESCO Commercial Finance, Inc. See
  following page for detail of transaction............    13,300,732        --              --
Note payable to a financing company with interest at
  9.53%. The note calls for monthly principal and
  interest payments of $52,023 through January 1, 2005
  and a balloon payment of $1,184,717 in February
  2005. Collateralized by a first security interest in
  the assets of Quiz-DIA, Inc. .......................     2,988,098        --              --
Note payable to a financing company with interest at
  9.3%. The note calls for monthly principal and
  interest payments of $5,977 and matures August 16,
  2007. Collateralized by restaurant equipment........       364,875        --              --

                                                  (table continued on next page)

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(table continued from previous page)

                                                                SEPTEMBER 30,
                                                        -----------------------------   DECEMBER 31,
                                                            2000            1999            1998
                                                            ----            ----            ----
Note payable to a financing company with interest at
  10.03%. The note calls for monthly principal and
  interest payments of $1,985 and matures
  December 31, 2006. Collateralized by restaurant
  equipment...........................................       143,197        --              --
Note payable to an individual for the purchase of four
  area director territories. Interest on the note
  accrues at 12%. The note calls for monthly principal
  and interest payments of $8,510 through May 1, 2002
  and a balloon payment of $264,664 on June 1, 2002...       368,396        --              --
Note payable to a corporation for the purchase of an
  area director territory. Interest on the note
  accrues at 12%. The note calls for monthly principal
  and interest payments of $8,000 through July 1, 2003
  and a balloon payment of $100,000 on April 1,
  2001................................................       322,956        --              --
Various notes payable. In conjunction with Company's
  loan agreement with AMRESCO, the September 30, 1999
  balance was paid-off in October 1999................       --             635,147         233,193
                                                         -----------     ----------      ----------
                                                          17,587,739      1,606,146       1,335,388
Less current portion..................................    (1,550,501)      (337,642)       (370,404)
                                                         -----------     ----------      ----------
                                                         $16,037,238     $1,268,504      $  964,984
                                                         -----------     ----------      ----------
                                                         -----------     ----------      ----------

    On October 5, 1999, the Company closed on a loan in the principal amount of $14,000,000 from AMRESCO Commercial Finance, Inc. The loan bears interest at 10.9% (10.1% through January 31, 2000), and is repayable in monthly installments of $199,201 for nine years and five months. The loan is secured by the assets of Company owned stores and other assets. The loan is part of a securitized pool and includes a provision, which could require the Company to pay up to another $1,555,555 depending on the amount of defaults in the loan pool. The proceeds of the loan were used to pay-off existing debt of $3,320,956, pay costs and fees associated with the loan of $560,000, and prepay interest and one payment of $304,624. The balance of $9,814,420 was available to use, with certain restrictions, for general corporate purposes other than working capital, dividends, or to repurchase the majority shareholders' stock. As of September 30, 2000, the Company had $1,528,212 available to use for general corporate purposes.

    On December 22, 1999, the Company closed on a line of credit loan and were loaned $3,350,000 by Merrill Lynch Business Financial Services, Inc. The loan bears interest at the 30-day Dealer Commercial Paper Rate plus 2.5% (equal to 8.13% at December 31, 1999). The maximum amount of the line of credit loan is $3,350,000, which maximum is reduced monthly based on a twelve-year amortization. The line of credit loan is secured by a first security interest in our jet aircraft. In December 1999, $3,350,000 was drawn on the line of credit and in January 2000, the line of credit loan was paid down to zero.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Subordinated debt consists of:

                                                        SEPTEMBER 30,
                                                   -----------------------   DECEMBER 31,
                                                      2000         1999          1998
                                                      ----         ----          ----
Subordinated debt payable. In conjunction with
  Company's loan agreement with AMRESCO,
  the September 30, 1999 balance was paid-off in
  October 1999...................................  $   --       $1,717,337    $  --
12.75% convertible subordinated debt, paid in
  full during 1999...............................      --           --         1,375,000
    Less current portion.........................      --         (218,546)     (244,084)
                                                   ----------   ----------    ----------
                                                   $   --       $1,498,791    $1,130,916
                                                   ----------   ----------    ----------
                                                   ----------   ----------    ----------

    Maturities of long-term obligations and capital leases are as follows:

 YEAR ENDING                                        LONG-TERM    CAPITAL
SEPTEMBER 30,                                      OBLIGATIONS    LEASES       TOTAL
-------------                                      -----------    ------       -----
  2001...........................................  $ 1,528,767   $ 26,739   $ 1,555,506
  2002...........................................    1,838,355     26,739     1,865,094
  2003...........................................    1,687,489     26,739     1,714,228
  2004...........................................    1,789,051     31,733     1,820,784
  2005...........................................    2,810,222      --        2,810,222
  Thereafter.....................................    7,834,369      --        7,834,369
                                                   -----------   --------   -----------
                                                    17,488,253    111,950    17,600,203
  Less amount representing interest..............      --         (12,464)      (12,464)
                                                   -----------   --------   -----------
  Total principal................................   17,488,253     99,486    17,587,739
  Less current portion...........................   (1,528,767)   (21,734)   (1,550,501)
                                                   -----------   --------   -----------
                                                   $15,959,486   $ 77,752   $16,037,238
                                                   -----------   --------   -----------
                                                   -----------   --------   -----------

    Included in equipment in the accompanying 2000, 1999 and 1998 balance sheets are assets held under capital leases in the amount of $134,722, $1,063,920 and $1,278,925, respectively, and accumulated amortization of $13,924, $149,372 and $132,837, respectively.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

    The Company leases an office facility, thirty-nine restaurant locations (including one store held for resale) and certain equipment and vehicles under operating lease agreements which provide for the payment of rent totaling approximately $169,000 per month plus common area maintenance costs. One of the restaurant locations also requires the Company to pay 6% of gross sales in excess of $430,000 annually. Rent expense under these operating leases, totaled $2,035,534, $762,891 and $642,447 during the periods ended September 30, 2000 and 1999 and December 31, 1998, respectively.

    Future minimum rental payments for the years ending September 30 are as follows:

   2001         2002         2003         2004         2005      THEREAFTER      TOTAL
   ----         ----         ----         ----         ----      ----------      -----
$2,330,961   $2,185,785   $1,891,866   $1,501,255   $1,000,171   $1,133,779   $10,043,817

    Minimum payments for the period ended September 30, 1999 have not been reduced by minimum rentals of $1,450,446 due in the future under a noncancellable sublease.

    The Company has entered into employment agreements with two directors, officers, and stockholders of the Company which provide for the payment of annual salaries totaling $303,500 plus individual bonuses equal to six and ten percent of the positive increase in net income before taxes, depreciation, amortization and interest over the prior year. Bonuses accrued during 1998, 1999 and 2000

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

totaled $209,000, $262,354 and $329,930, respectively. One agreement expires in December 2000 while the other agreement expires in December 2003.

    The Company has entered into an employment agreement with another officer of the Company that terminates on January 16, 2003. The annual base salary is $180,000 in 2000, $200,000 in 2001, and $220,000 for the remainder of the term.
Such amount may be adjusted from time to time by mutual agreement between the officer and the Company. The agreement provides a $25,000 signing bonus payable on the nine-month anniversary, and a second year signing bonus of $10,000 due on the second year anniversary date. The agreement provides an annual performance bonus equal to a maximum of 20% of the officer's base salary. Under the agreement, the officer received options to purchase 20,000 shares of the Company's stock. If the Company terminates the agreement without cause, the Company is obligated to pay the officer a severance payment equal to 6 months base salary.

    On April 26, 1999, the Company signed a licensing agreement with the Coca-Cola Company to purchase certain amounts of fountain syrups in return for cash incentives. The agreement requires the Company to purchase a total of 12,000,000 gallons of fountain products and 1,000,000 cases of bottled products. If the Company cancels the agreement, the Company would be obligated to refund a pro rata share of the licensing fee based upon contract product not purchased.

    The Company is obligated to pay an opening commission to the area director who sold the franchise at the time the franchise opens for business. These commissions are expensed at the time the related franchise opens for business and are not accrued as a liability of ours until that time. At September 30, 2000, there were 669 domestic franchises sold but not yet open with related opening commissions totaling $2,295,875 ($1,585,773 at September 30, 1999).

    In 1999, the Company commenced a program called Owner in Training under which it provides financial assistance to store managers interested in owning their own franchise. The Company provides financial guarantees to such persons for start-up capital loans. To date, in fiscal 2000, the Company guaranteed three such loans totaling $565,000.

LITIGATION

    There are various claims and lawsuits pending by and against the Company. The settlement of some of these claims and lawsuits may result in the acquisition or acquirement of certain area director territories. In the opinion of the management, and supported by advice from legal counsel, these claims and lawsuits will not result in any material adverse effect in excess of amounts accrued in the accompanying consolidated financial statements.

NOTE 11 -- STOCKHOLDERS' EQUITY

COMMON STOCK REPURCHASED

    On October 1, 1999, the Company's Board of Directors authorized the purchase of up to 200,000 shares of our common stock. Subject to applicable security laws, repurchases may be made at such times, and in such amounts, as the Company deems appropriate. As of September 30, 2000, the Company had repurchased 144,005 shares at an average price of $8.38. The Company incurred legal and accounting costs related to the repurchase of $12,351.

CONVERTIBLE PREFERRED STOCK

    Series A convertible preferred stock bears a 6.5% cumulative dividend, payable monthly and is convertible into common shares on a one for one basis and is callable by the Company with sixty days notice. The Series A convertible preferred stock has a liquidation preference of $6 per share plus all then accrued and unpaid cumulative dividends.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Series B convertible preferred stock bears a 12.75% cumulative dividend, payable monthly and is convertible after five years at the then market value of the common stock. The Series B convertible preferred stock is redeemable at the Company's option and has a liquidation preference of $5.00 per share plus all then accrued and unpaid cumulative dividends. All issued and outstanding Series B convertible preferred stock was redeemed in full in 1999.

    Series C convertible preferred stock bears a 12.00% cumulative dividend, payable monthly and is convertible into common stock on a one-for-one basis at $5.00 per share. The Series C convertible preferred stock is redeemable at the Company's option at $5.00 per share anytime after October 8, 2000, and has a liquidation preference of $5.00 per share plus all then accrued and unpaid cumulative dividends.

    Each share of Class D Preferred Stock is convertible into twenty-five shares of our common stock, at any time after (i) our earnings before income tax, depreciation and amortization for a fiscal year (excluding such earnings derived from extraordinary asset acquisitions after June 1, 1999, and nonrecurring or unusual transactions, as determined by the Company's Chief Executive Officer) equal or exceed $12,000,000, and (ii) the Company's Chief Executive Officer has approved such conversion. The Class D Preferred Stock is not convertible before March 31, 2001.

    During 2000, the Company sold 4,000 shares of Series D convertible preferred stock at $3.00 per share. The Company repurchased 1,000 shares of Series D convertible preferred stock at $3.00 per share.

    There are currently 150,000 authorized shares of Class E Cumulative Convertible Preferred Stock ('Class E Preferred Stock'). Each share of Class E Preferred Stock is convertible into one share of our common stock, at any time. The Company may redeem shares of the Class E Preferred Stock at any time on or after April 1, 2003, at a redemption price of $8.62 per share. Until redeemed or converted to common stock, each Class E Preferred stockholder will receive a cumulative monthly dividend of $0.0862 per share. The Class E Preferred Stock is junior in liquidation preference to our Class A Preferred Stock and our Class C Preferred Stock, but senior to our Class D Preferred Stock and common stock.

    During 2000, the Company sold 59,480 shares of Series E convertible preferred stock at $8.62 per share. The Company incurred legal and accounting costs related to the sale of $45,537.

STOCK OPTIONS AND WARRANTS

    The Company has established an Employee Stock Option Plan (the Plan). The Company has reserved 670,000 shares of its Common Stock for issuance upon the exercise of options available for grant under the Plan. Options are granted under the plan at not less than the market price of the Company stock. The options cannot be exercisable for more than ten years. Options granted under the Plan will include incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code and non-qualified stock options (NQSOs). Under the terms of the Plan, all officers and employees are eligible for ISOs. During the periods ended September 30, 2000 and 1999 and December 31, 1998, 100,000, 250,500 and 117,205, options were granted under the Plan, respectively.

    Additionally, the Company has established an Amended and Restated Stock Option Plan for Non-Employee Directors and Advisors (Director Plan). The Company has reserved 300,000 shares of common stock for issuance upon the exercise of options granted or available for grant to non-employee directors and advisors under the Director Plan. The Director Plan provides that any person who becomes a non-employee director or advisor of the Company may receive an option to purchase 4,000 shares (or a pro rata portion thereof) at their fair market value on the date such person becomes a non-employee director or advisor, and on the first day of each year thereafter as long as the person continues as a non-employee director or advisor, limited to the overall number of shares available for issuance under the Director Plan. Options that expire or are canceled may be re-granted under the

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Director Plan at the discretion of the Board of Directors. The options expire after ten years. During the periods ended September 30, 2000 and 1999 and December 31, 1998, 37,000, 29,000 and 28,000 options were granted under the Director Plan, respectively.

    The Company established an Area Director Equity Participation Rights Stock Option Plan (AD Plan) providing for grants of stock options to area directors beginning in 1998. During 1998, the Company granted stock options covering 60,375 shares pursuant to the AD Plan. Options are granted under the AD Plan at the market price of the common stock for six month options or a 20% discount (not to exceed $1.20) if the grantee exercises within seven business days of the grant. The Company recorded $33,950 related to the inherent value of the options granted to area directors in 1997. No amounts were recorded for inherent value of the options for 1998. During 2000 and 1999, the Company granted options under the AD Plan for 0 and 10,275 shares.

    In 1996, the Company issued warrants to purchase 372,847 shares of its common stock to a lender in connection with a $2,000,000 convertible subordinated loan made to the Company. The warrants are exercisable at $3.10 per share and expire on December 31, 2004. Additionally, in 1997, the Company issued warrants to purchase another 42,209 shares of its common stock to the same lender in connection with the lender's conversion of $500,000 of the convertible subordinated debt to Class B preferred stock. The warrants are exercisable at $5.00 per share and do not have an expiration date. These warrants are reduced to 20,597 if the Company meets certain earnings goals through 2000.

    In connection with the Company's public offering, the Company issued a warrant for the underwriter to purchase up to 100,000 shares of its common stock at $5.00 per share. During 1998, 80,000 warrants were exercised and the remaining 20,000 were cancelled. Additionally in 1997, the Company issued 33,000 warrants to consultants that allowed the holders to purchase 33,000 shares of common stock at $5.40 to $5.50 per share. During 2000, 8,000 of these warrants were exercised. These warrants expire through December 2000.

    In 1999, the Company reached a settlement with Bains that resulted in the return to the Company of the 9,091 shares of Company stock originally issued as part of the purchase of the Bains units in 1997.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation.' Accordingly, no compensation cost has been recognized for the stock option plans as they relate to options issued to employees and directors.

    Had compensation cost for the Company's two employee stock option plans been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        SEPTEMBER 30,
                                                   -----------------------   DECEMBER 31,
                                                      2000         1999          1998
                                                      ----         ----          ----
Net income before cumulative effect of changes in
  accounting principle -- as reported............  $1,073,048   $1,242,391     $891,725
Net income before cumulative effect of changes in
  accounting principle -- pro forma..............  $  600,593   $  662,806     $586,960
Basic earnings per share -- as reported..........  $      .36   $      .40     $    .30
Basic earnings per share -- pro forma............  $      .20   $      .22     $    .19

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 0%; expected volatility of 37% in 2000, 40% in 1999 and 42% in 1998; discount rate of 5.5%; and expected lives from 3.5 to 10 years.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The following is a summary of options and warrants granted, exercised and expired:

                                                                                                       WEIGHTED
                                                                        WEIGHTED                        AVERAGE
                                                        WEIGHTED        AVERAGE                     EXERCISE PRICE
                                                        AVERAGE        FAIR VALUE     CURRENTLY       OF OPTIONS
                                                     EXERCISE PRICE    OF OPTIONS    EXERCISABLE    AND WARRANTS--
                                        OPTIONS        OF OPTIONS     AND WARRANTS   OPTIONS AND       CURRENTLY
                                      AND WARRANTS    AND WARRANTS      GRANTED       WARRANTS        EXERCISABLE
                                      ------------    ------------      -------       --------        -----------
Outstanding December 31, 1998.......     896,538         $3.40                         590,867           $2.52
    Granted.........................     279,500         $1.81           $3.50
    Forfeited or exercised..........     (60,695)        $(.25)
                                       ---------
Outstanding September 30, 1999......   1,115,343         $4.29                         616,925           $3.54
    Granted.........................     141,305         $ .99           $3.45
    Forfeited or exercised..........    (198,245)        $(.66)
                                       ---------
Outstanding September 30, 2000......   1,058,403         $4.85                         680,436           $3.32
                                       ---------
                                       ---------

                                                                SEPTEMBER 30, 2000
                                           -------------------------------------------------------------
                                                       OPTIONS AND                     OPTIONS AND
                                                   WARRANTS OUTSTANDING            WARRANTS EXERCISABLE
                                           ------------------------------------   ----------------------
                                                                     WEIGHTED
                                                         WEIGHTED     AVERAGE                   WEIGHTED
          RANGE OF OPTIONS AND                           AVERAGE     REMAINING                  AVERAGE
                WARRANTS                     NUMBER      EXERCISE   CONTRACTUAL     NUMBER      EXERCISE
            EXERCISABLE PRICE              OUTSTANDING    PRICE        LIFE       EXERCISABLE    PRICE
            -----------------              -----------    -----        ----       -----------    -----
$3.00 -- $5.50...........................     709,603     $3.68      4.8 years      629,116      $2.99
$5.75 -- $8.18...........................     348,800     $7.24      5.5 years       51,320      $7.31
                                            ---------                ---------      -------
                                            1,058,403     $4.85      5.0 years      680,436      $3.32
                                            ---------                ---------      -------
                                            ---------                ---------      -------

NOTE 12 -- INCOME TAXES

    The components of the provision for income tax expense (benefit) are as follows:

                                                       SEPTEMBER 30,
                                                  ------------------------   DECEMBER 31,
                                                     2000         1999           1998
                                                     ----         ----           ----
Current income tax expense......................  $1,344,298   $ 1,951,848    $ 213,500
Deferred income tax benefit.....................    (621,560)   (1,230,160)    (582,053)
                                                  ----------   -----------    ---------
                                                  $  722,738   $   721,688    $(368,553)
                                                  ----------   -----------    ---------
                                                  ----------   -----------    ---------

    For the period ended September 30, 1999, the net deferred tax benefit related to the cumulative effect of changes in accounting of $1,589,703 is not reflected in the table above.

    Prior to 1998, the Company had provided for a valuation allowance against its deferred tax asset as management had determined that it was more likely than not that the Company would not realize its deferred tax asset. In 1998, management determined it would be more likely than not that the Company would realize its deferred tax asset and this has eliminated its valuation allowance against the deferred tax asset resulting in a benefit of $582,053 reflected in the statement of operations for the year ending December 31, 1998.

    Deferred tax liabilities and assets are determined based on the difference between the financial statement assets and liabilities and tax basis assets and liabilities using the tax rates in effect for the year in which the differences occur. The Company's temporary differences result primarily from depreciation, deferred franchise fees and costs and area director fee revenues and costs, deferred bonuses and deferred rent.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The net current and long-term deferred tax assets (liabilities) in the accompanying balance sheet include the following items:

                                                       SEPTEMBER 30,
                                                 -------------------------   DECEMBER 31,
                                                    2000          1999           1998
                                                    ----          ----           ----
Current deferred tax asset.....................  $   221,182   $   128,718    $   81,260
Current deferred tax liabilities...............      --            --            --
                                                 -----------   -----------    ----------
Net current deferred tax asset.................  $   221,182   $   128,718    $   81,260
                                                 -----------   -----------    ----------
                                                 -----------   -----------    ----------
Long-term deferred tax asset...................  $ 6,242,732   $ 4,890,254    $1,673,620
Long-term deferred tax liability...............   (2,032,106)   (1,383,041)     (938,812)
                                                 -----------   -----------    ----------
Net long-term deferred tax asset...............    4,210,626     3,507,213       734,808
                                                 -----------   -----------    ----------
Net deferred tax asset.........................  $ 4,431,808   $ 3,635,931    $  816,068
                                                 -----------   -----------    ----------
                                                 -----------   -----------    ----------

RATE RECONCILIATION

    The reconciliation of income tax expense (benefit) by applying the Federal statutory tax rates to the Company's effective income tax rate is as follows:

                                                           SEPTEMBER 30,
                                                         -----------------   DECEMBER 31,
                                                         2000      1999          1998
                                                         ----      ----          ----
Federal statutory rate.................................  37.0%     37.0%         34.0%
Nondeductible expenses.................................   --         .9           8.4
Other -- deferred including utilization of NOL.........   (.5)     (3.3)        (13.5)
Valuation allowance....................................   --       --           (78.0)
                                                         ----      ----         -----
                                                         36.5%     34.6%        (49.1)%
                                                         ----      ----         -----
                                                         ----      ----         -----

NOTE 13 -- EMPLOYEE BENEFIT PLAN

    The Company has adopted a 401(k) plan during 1995 for its employees. Participation is voluntary and employees are eligible to participate at age 21 and after one year of employment with the Company. Effective January 1, 2000, the Company changed its match under the 401(k) plan to match 100% of the participants' elective deferral contributions to the plan, up to a maximum Company matching contribution equal to 6% of the participants' compensation.

    Starting January 1, 2000, the Company matching contributions will be 100% vested, regardless of the participant's years of service with the Company. As always, the Company matching contribution is 50% in cash and 50% in Company stock.

    A participant is always 100% vested in their elective deferral contributions to the plan.

    The Company's matching contributions prior to January 1, 2000 vest to the participant according to the following vesting schedule:

YEARS OF SERVICES                     PERCENTAGE
-----------------                     ----------
      1                                     0%
      2                                    25%
      3                                    50%
      4                                    75%
      5                                   100%

    The Company has contributed $150,304, $60,427 and $31,675 to the Plan for the periods ended September 30, 2000 and 1999 and December 31, 1998, respectively.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14 -- EARNINGS (LOSS) PER SHARE

    The following table sets forth the computation for basic and diluted earnings per share:

                                               FOR THE           FOR THE          FOR THE
                                             YEAR ENDED     NINE MONTHS ENDED    YEAR ENDED
                                            SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                2000              1999              1998
                                                ----              ----              ----
Numerator -- net income before cumulative
  effect of changes in accounting
  principle
    Numerator for basic earnings per
      share...............................   $1,073,048        $ 1,242,391       $  891,725
    Preferred dividends (net of taxes)....       97,798             78,265          --
                                             ----------        -----------       ----------
    Numerator for diluted earnings per
      share...............................   $1,170,846        $ 1,320,656       $  891,725
                                             ----------        -----------       ----------
                                             ----------        -----------       ----------
Numerator for basic and diluted earnings
  per share -- cumulative effect of
  changes in accounting principle.........          N/A        $(2,769,592)             N/A
                                                               -----------
                                                               -----------
Denominator -- weighted average shares
    Denominator for basic earnings per
      share -- weighted average shares....    3,019,849          3,060,878        3,014,042
    Effect of dilutive
      securities -- convertible debt,
      options and warrants................      708,912            755,671          431,930
                                             ----------        -----------       ----------
    Denominator for diluted earnings per
      share -- adjusted weighted average
      shares..............................    3,728,761          3,816,549        3,445,972
                                                               -----------
                                                               -----------
Denominator for basic and diluted earnings
  per share -- cumulative effect of
  changes in accounting principle.........          N/A          3,060,878              N/A
                                                               -----------
                                                               -----------
    Basic earnings (loss) per share.......   $      .36        $      (.50)      $      .30
                                             ----------        -----------       ----------
                                             ----------        -----------       ----------
    Diluted earnings (loss) per share.....   $      .31        $      (.55)      $      .26
                                             ----------        -----------       ----------
                                             ----------        -----------       ----------

    Where the inclusion of potential common shares is anti-dilutive, such shares are excluded from the computation.

NOTE 15 -- AREA DIRECTOR TERRITORY REPURCHASES

    In 2000, the Company repurchased or reacquired fourteen area director territories from 9 area directors for $3,472,627, inclusive of legal and other related costs. The Company issued notes payable for $714,622 and offset notes and interest receivable from three area directors in the amount of $315,850. The balance of the purchase price was paid in cash.

NOTE 16 -- TRANSITION REPORTING

    In October 1999, the Company changed its fiscal year from December 31 to September 30. As such, the 1999 financial statements are as of and for the nine months ended September 30, 1999. The 2000 and 1998 financial statements are as of and for the twelve months ended September 30, 2000 and

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1998, respectively. For comparative purposes, the following unaudited summarized consolidated statement of operations is presented for the twelve months ended September 30, 1999.

                                                                FOR THE YEAR
                                                                    ENDED
                                                             SEPTEMBER 30, 1999
                                                             ------------------
                                                                 (UNAUDITED)
Total revenue..............................................      $27,460,938
Income from franchise operations...........................      $ 4,227,174
Income from Company store operations.......................      $   618,190
Net income before taxes....................................      $ 2,163,511
Net (loss) applicable to common shareholders...............      $(1,138,367)
Net (loss) per share -- basic..............................      $      (.37)
Net (loss) per share -- diluted............................      $      (.43)

NOTE 17 -- SUBSEQUENT EVENTS

    On November 13, 2000, the Company announced that it has commenced a tender offer to purchase all outstanding shares of its common stock except for shares held by certain insiders at a price of $8 per share, net in cash to the seller.

    There are approximately three million shares of common stock outstanding, of which approximately 51.6 percent currently are owned by Richard E. Schaden, the President and CEO of The Quizno's Corporation; Richard F. Schaden, Vice President, Secretary and a Director of The Quizno's Corporation; and Frederick
H. Schaden, a Director of The Quizno's Corporation. All three Schadens have indicated they would not tender their shares at this time.

    The tender offer will expire at midnight Monday, December 11, 2000, unless the Company extends it.

    The tender offer is conditioned, among other things, on 51 percent of the common shareholders besides the Schadens accepting the tender offer. The Company may waive any such condition. It is also conditioned on the closing of a loan for up to $12 million with Levine Leichtman Capital Partners. The funding agreement combined with $6.2 million in available cash provide the funds necessary to purchase all remaining common stock, all preferred shares and options converted into common stock and warrants held by Retail & Restaurant Growth Capital, L.P.

NOTE 18 -- RESTATEMENT

    Net income has been restated to reflect the tax effected expensing of start-up costs and the correction of the amortization of area director territories, which had the following effect:

                                                                               FULLY DILUTED
                                                    NET       BASIC EARNINGS   EARNINGS PER
                                                   INCOME       PER SHARE          SHARE
                                                   ------       ---------          -----
As previously reported September 30, 2000......  $1,115,782       $ 0.37          $ 0.33
Restatement adjustment.........................     (42,734)       (0.01)          (0.02)
                                                 ----------       ------          ------
As restated September 30, 2000.................  $1,073,048       $ 0.36          $ 0.31
                                                 ----------       ------          ------
                                                 ----------       ------          ------

    The effect of the restatement on the fiscal 2000 quarterly unaudited financial statements was immaterial.

                                                                         ANNEX F
________________________________________________________________________________

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                 FORM 10-QSB/A

      [x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
          EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                       OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
          EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM               TO

                        COMMISSION FILE NUMBER 000-23174

                              -------------------

                            THE QUIZNO'S CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

                     COLORADO                                           84-1169286
          (STATE OF OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                              1415 LARIMER STREET
                             DENVER, COLORADO 80202
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (720) 359-3300
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                              -------------------

    Check whether issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the past
90 days.  Yes [x]  No [ ]

    State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                            OUTSTANDING AT
            CLASS                           AUGUST 10, 2001
            -----                           ---------------
Common Stock, $0.001 par value              2,337,439 shares

________________________________________________________________________________

                            THE QUIZNO'S CORPORATION
                       COMMISSION FILE NUMBER: 000-23174
                          QUARTER ENDED JUNE 30, 2001
                                  FORM 10-QSB

                                                              PAGE
                                                              ----
PART I -- FINANCIAL INFORMATION
Consolidated Statements of Operations.......................    3
Consolidated Balance Sheets.................................    4
Consolidated Statements of Cash Flows.......................    5
Consolidated Statement of Stockholders' Equity (Deficit)....    7
Notes to Consolidated Financial Statements..................    8
Management's Discussion and Analysis or Plan of Operation...   14

PART II -- OTHER INFORMATION................................   26
Signatures..................................................   27

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS

                                                THREE MONTHS ENDED           NINE MONTHS ENDED
                                                     JUNE 30,                    JUNE 30,
                                             -------------------------   -------------------------
                                                2001          2000          2001          2000
                                                ----          ----          ----          ----
                                              RESTATED                    RESTATED
                                                                  (UNAUDITED)
Franchise operations:
    Revenue
        Continuing fees (Note 9)...........  $ 8,010,904   $ 4,887,736   $20,571,522   $12,396,289
        Initial franchise fees.............    1,602,834     1,443,236     4,856,307     4,365,343
        Area director and master franchise
          fees.............................      433,428       335,306       819,111       967,028
        Other..............................      447,007       262,651     1,192,105       811,272
        Interest...........................      168,238       127,867       553,950       393,959
                                             -----------   -----------   -----------   -----------
            Total revenue..................   10,662,411     7,056,796    27,992,995    18,933,891
                                             -----------   -----------   -----------   -----------
    Expenses
        Sales and royalty commissions......   (2,686,002)   (2,080,141)   (7,451,502)   (5,720,677)
        General and administrative.........   (5,101,499)   (3,600,333)  (13,742,915)   (9,254,702)
                                             -----------   -----------   -----------   -----------
            Total expenses.................   (7,787,501)   (5,680,474)  (21,194,417)  (14,975,379)
                                             -----------   -----------   -----------   -----------
    Net income from franchise operations...    2,874,910     1,376,322     6,798,578     3,958,512
                                             -----------   -----------   -----------   -----------
Company Store Operations: (Note 5)
    Sales..................................    2,317,240     4,217,110    10,672,945    10,835,043
                                             -----------   -----------   -----------   -----------
    Cost of sales..........................     (619,482)   (1,240,320)   (3,041,720)   (3,170,042)
    Cost of labor..........................     (466,951)     (929,778)   (2,304,102)   (2,630,648)
    Other store expenses...................     (906,386)   (1,812,898)   (4,441,011)   (4,300,823)
                                             -----------   -----------   -----------   -----------
            Total expenses.................   (1,992,819)   (3,982,996)   (9,786,833)  (10,101,513)
                                             -----------   -----------   -----------   -----------
Net income from Company store operations...      324,421       234,114       886,112       733,530
                                             -----------   -----------   -----------   -----------
Net income from partnership store
  operations (Note 5)......................       61,279       --             61,279       --
                                             -----------   -----------   -----------   -----------
Net income from Company and partnership
  store operations.........................  $   385,700   $   234,114   $   947,391   $   733,530
                                             -----------   -----------   -----------   -----------
Other expense:
    New company start-up costs (Note 10)...  $  (162,502)  $   --        $  (349,380)  $   --
    Impairment of long-lived assets
      (Note 5).............................     (276,135)      --         (1,269,767)      --
    Financing costs (Note 4)...............       (7,916)      --         (2,283,381)      --
    Loss on sale of Company stores.........       (4,409)      --           (104,576)      (43,595)
    Provision for bad debts................      (75,116)      (33,817)     (215,438)     (247,302)
    Depreciation and amortization..........     (593,630)     (514,417)   (1,838,848)   (1,380,425)
    Amortization of deferred financing
      costs................................     (288,885)      (18,925)     (538,840)      (56,611)
    Interest expense.......................     (922,820)     (467,658)   (2,515,205)   (1,392,960)
    Other expense..........................     (120,193)      (34,505)     (207,194)     (132,721)
                                             -----------   -----------   -----------   -----------
            Total other expense............   (2,451,606)   (1,069,322)   (9,322,629)   (3,253,614)
                                             -----------   -----------   -----------   -----------
Net income (loss) before income taxes......      809,004       541,114    (1,576,660)    1,438,428
Income tax (provision) benefit.............     (299,332)     (180,912)      583,365      (483,457)
                                             -----------   -----------   -----------   -----------
Net income (loss)..........................      509,672       360,202      (993,295)      954,971
Preferred stock dividends..................      (44,379)      (52,164)     (139,389)     (131,790)
                                             -----------   -----------   -----------   -----------
Net income (loss) applicable to common
  shareholders.............................  $   465,293   $   308,038   $(1,132,684)  $   823,181
                                             -----------   -----------   -----------   -----------
                                             -----------   -----------   -----------   -----------
Basic net income (loss) per share of common
  stock....................................  $      0.20   $      0.10   $     (0.45)  $      0.27
                                             -----------   -----------   -----------   -----------
                                             -----------   -----------   -----------   -----------
Diluted net income (loss) per share of
  common stock.............................  $      0.15   $      0.09   $     (0.45)  $      0.24
                                             -----------   -----------   -----------   -----------
                                             -----------   -----------   -----------   -----------
Weighted average common shares outstanding
    Basic..................................    2,344,240     3,004,778     2,521,729     2,997,634
                                             -----------   -----------   -----------   -----------
                                             -----------   -----------   -----------   -----------
    Diluted................................    3,129,462     3,597,326     2,521,729     3,566,898
                                             -----------   -----------   -----------   -----------
                                             -----------   -----------   -----------   -----------

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     SEPTEMBER 30,
                                                                 2001           2000
                                                                 ----           ----
                                                               RESTATED
                                                                      (UNAUDITED)
                           ASSETS
Current assets:
    Cash and cash equivalents...............................  $ 8,726,320    $ 2,493,976
    Restricted cash (Note 8)................................    1,054,340        --
    Short term investments..................................    5,497,724      5,324,336
    Accounts receivable, net of allowance for doubtful
      accounts of $348,420 at June 30, 2001 and $222,293 at
      September 30, 2000....................................    4,786,891      2,066,247
    Current portion of notes receivable (Note 7)............      462,432      1,545,844
    Deferred tax asset......................................      221,182        221,182
    Other current assets....................................    1,408,826        481,854
                                                              -----------    -----------
        Total current assets................................   22,157,715     12,133,439
                                                              -----------    -----------
Property and equipment and assets held for resale at cost,
  net of accumulated depreciation and amortization of
  $3,464,301 at June 30, 2001 and $2,433,637 at
  September 30, 2000 (Note 5)...............................   10,177,369     11,863,819
                                                              -----------    -----------
Other assets:
    Intangible assets, net of accumulated amortization of
      $950,872 at June 30, 2001 and $1,104,646 at
      September 30, 2000 (Note 5)...........................    4,114,246      4,497,528
    Investments in area directorships, net of accumulated
      amortization of $452,185 at June 30, 2001 and $167,893
      at September 30, 2000 (Note 6)........................    4,564,279      4,271,320
    Other deferred assets (Note 4)..........................    6,209,437      2,782,498
    Deferred tax asset......................................    4,254,169      4,210,626
    Deposits and other assets...............................       66,518        130,837
    Notes receivable, net of allowance for doubtful accounts
      of $50,000 at June 30, 2001 and $50,000 at
      September 30, 2000....................................    1,310,266      1,301,435
                                                              -----------    -----------
        Total other assets..................................   20,518,915     17,194,244
                                                              -----------    -----------
            Total assets....................................  $52,853,999    $41,191,502
                                                              -----------    -----------
                                                              -----------    -----------
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable........................................  $ 6,393,779    $ 2,614,437
    Accrued liabilities.....................................    2,460,589      1,495,797
    Current portion of long term obligations................    1,843,460      1,550,501
    Reserve for impairment (Note 5).........................       51,774        --
    Income taxes payable....................................      --             345,460
                                                              -----------    -----------
        Total current liabilities...........................   10,749,602      6,006,195
Line of credit (Note 3).....................................      --             --
Long term obligations (Notes 4 and 8).......................   27,230,951     16,037,238
Deferred revenue............................................   20,208,495     16,402,957
Warrants subject to put (Note 4)............................    3,373,801        --
Commitments and Contingencies (Notes 2 and 7)
    Preferred stock, $.001 par value, 1,000,000 shares
      authorized:
        Series A issued and outstanding 146,000 at June 30,
          2001 and September 30, 2000 ($876,000 liquidation
          preference).......................................          146            146
        Series C issued and outstanding 57,000 at June 30,
          2001 and 167,000 at September 30, 2000 ($285,000
          liquidation preference)...........................           57            167
        Series D issued and outstanding 3,000 at June 30,
          2001 and September 30, 2000 ($9,000 liquidation
          preference).......................................            3              3
        Series E issued and outstanding 59,480 at June 30,
          2001 and September 30, 2000 ($512,718 liquidation
          preference).......................................           59             59
Common stock, $.001 par value; 9,000,000 shares authorized;
  issued and outstanding 2,337,439 at June 30, 2001 and
  3,007,921 at September 30, 2000 (Note 4)..................        2,337          3,008
Capital in excess of par value..............................      303,309      3,857,702
Accumulated deficit.........................................   (9,014,761)    (1,115,973)
                                                              -----------    -----------
            Total liabilities and stockholders' equity
              (deficit).....................................  $52,853,999    $41,191,502
                                                              -----------    -----------
                                                              -----------    -----------

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                 2001           2000
                                                                 ----           ----
                                                               RESTATED
                                                                     (UNAUDITED)
Cash flows from operating activities:
    Net income (loss).......................................  $  (993,295)  $    954,971
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Depreciation and amortization.......................    1,838,847      1,380,425
        Impairment of long-lived assets.....................    1,269,767        --
        Provision for losses on accounts receivable.........      215,438        247,302
        Deferred income taxes...............................      (43,543)       (38,770)
        Promissory notes accepted for area director fees....     (293,693)      (296,357)
        Prior year financing costs..........................      104,896        --
        Amortization of prepaid interest expense............    1,025,518        --
        Loss on disposal of Company store...................       17,769         43,595
        Amortization of deferred financing costs............      538,841         56,611
        Amortization of deferred area director fee
          revenue...........................................      (67,618)      (229,628)
        Interest expense accruals associated with benefit
          plans.............................................      311,036        --
        Area director expenses recognized...................       22,314         22,963
        Other...............................................        2,177        --
        Changes in assets and liabilities:
            Accounts receivable.............................   (2,936,082)    (1,101,077)
            Other current assets............................     (314,981)      (115,351)
            Accounts payable................................    4,387,630        720,139
            Accrued liabilities.............................      964,792        721,299
            Income taxes payable............................     (953,748)      (851,469)
            Deferred franchise costs........................     (319,175)      (191,375)
            Deferred initial franchise fees and other
              fees..........................................    3,873,155      1,205,949
                                                              -----------   ------------
Net cash provided by operations.............................    8,650,045      2,529,227
                                                              -----------   ------------
Cash flows from investing activities:
    Purchase of property and equipment......................   (1,689,950)    (5,513,728)
    Issuance of other notes receivable......................   (1,682,054)      (604,761)
    Short term investments and restricted cash..............   (1,227,728)      (972,256)
    Proceeds from the sale of assets and stores.............    1,442,261        137,361
    Acquisition of Company owned stores.....................      --          (5,779,088)
    Principal payments received on notes receivable.........    3,050,328        386,047
    Intangible and deferred assets and deposits.............     (584,257)        82,214
    Investments in area director territories................     (577,252)    (2,450,396)
                                                              -----------   ------------
Net cash used in investing activities.......................   (1,268,652)   (14,714,607)
                                                              -----------   ------------
Cash flows from financing activities:
    Proceeds from sale of stock.............................      --             270,586
    Proceeds from sale of Class D and Class E Preferred
      Stock.................................................      --             478,611
    Repurchase of Class D Preferred Stock...................      --              (3,000)
    Principal payments on long term obligations.............   (3,026,473)    (3,809,761)
    Proceeds from issuance of notes payable.................   12,000,000     17,180,000
    Financing costs.........................................       (1,760)      (646,510)
    Common Stock repurchased................................   (6,232,440)    (1,114,032)
    Costs associated with tender of Common Stock and
      repurchase of stock options and warrants..............   (3,748,987)       --
    Dividends paid..........................................     (139,389)      (131,790)
                                                              -----------   ------------
Net cash (used in) provided by financing activities.........   (1,149,049)    12,224,104
                                                              -----------   ------------
Net increase in cash........................................    6,232,344         38,724
Cash, beginning of period...................................    2,493,976        626,828
                                                              -----------   ------------
Cash, end of period.........................................  $ 8,726,320   $    665,552
                                                              -----------   ------------
                                                              -----------   ------------
Supplemental disclosures of cash flow information:
    Cash paid during the period for interest................  $ 1,537,522   $  1,218,317
                                                              -----------   ------------
                                                              -----------   ------------
    Cash paid during the period for income taxes............  $   370,173   $  1,608,770
                                                              -----------   ------------
                                                              -----------   ------------

                 SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
                           AND FINANCING ACTIVITIES:

    During the nine months ended June 30, 2000, we accepted a promissory note in the amount of $19,446 for equipment previously held for resale. Note receivables in the amount of $311,028 were capitalized in exchange for an Area Director territory repurchased during the year. Also, we issued notes payable of $714,621 for partial payment of five area director territories repurchased during the quarter. Finally, a Company store held for resale was closed and the net assets of $35,633 were written-off.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                    CONVERTIBLE
                                  PREFERRED STOCK       COMMON STOCK      ADDITIONAL    ACCUMULATED
                                 -----------------   ------------------     PAID-IN       DEFICIT
                                  SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL      RESTATED
                                  ------    ------    ------     ------     -------      --------
                                                            (UNAUDITED)
Balances at September 30,         313,000   $ 313    3,074,177   $3,074   $ 4,485,949   $(2,375,478)
  1999.........................
Issuance of common stock for
  exercise of options and
  pursuant to the employee
  benefit plan.................     --       --         77,749      78        284,413       --
Tax benefit from exercise of
  options......................     --       --         --        --           17,889       --
Issuance of Series D
  Convertible Preferred
  Stock........................     4,000       4       --        --           11,396       --
Repurchase of Series D
  Convertible Preferred
  Stock........................    (1,000)     (1)      --        --           (2,999)      --
Issuance of Series E
  Convertible Preferred
  Stock........................    59,480      59       --        --          467,152       --
Common stock repurchased.......     --       --       (144,005)   (144)    (1,219,641)      --
Preferred stock dividends......     --       --         --        --         (186,457)      --
Net income.....................     --       --         --        --          --          1,259,505
                                 --------   -----    ---------   ------   -----------   -----------
Balances at September 30,
  2000.........................   375,480     375    3,007,921   3,008      3,857,702    (1,115,973)
Payment in lieu of common stock
  contribution to the employee
  benefit plan.................     --       --         (2,360)     (3)       (20,268)      --
Issuance of common stock for
  exercise of options..........     --       --            933       1             (1)      --
Conversion of Series C
  Convertible Preferred
  Stock........................  (110,000)   (110)     110,000     110        --            --
Common stock tendered
  (Note 4).....................     --       --       (779,055)   (779)    (3,394,735)   (2,836,926)
Costs associated with tender
  offer (Note 4)...............     --       --         --        --          --         (4,068,567)
Preferred stock dividends......     --       --         --        --         (139,389)      --
Net (loss).....................     --       --         --        --          --           (993,295)
                                 --------   -----    ---------   ------   -----------   -----------
Balances at June 30, 2001......   265,480   $ 265    2,337,439   $2,337   $   303,309   $(9,014,761)
                                 --------   -----    ---------   ------   -----------   -----------
                                 --------   -----    ---------   ------   -----------   -----------

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRINCIPLES OF CONSOLIDATION

    In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of consolidated operations for the three and nine month periods ended June 30, 2001 and June 30, 2000, (b) the consolidated financial position at June 30, 2001 and September 30, 2000, (c) the consolidated statements of cash flows for the nine month periods ended June 30, 2001 and June 30, 2000, and (d) the consolidated changes in stockholders' equity (deficit) for the twelve month and nine month periods ended September 30, 2000 and June 30, 2001, respectively, have been made.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for financial statements. For further information, refer to the audited consolidated financial statements and notes thereto for the twelve months ended September 30, 2000, included in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission filed on December 29, 2000.

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Certain reclassifications have been made to the balances for the three and nine months ended June 30, 2000 to make them comparable to those presented for the three and nine months ended June 30, 2001, none of which change the previously reported net income or total assets.

    In October 1999, we changed our fiscal year from December 31 to September 30.

    The results for the three and nine month periods ended June 30, 2001 are not necessarily indicative of the results for the entire fiscal year of 2001.

    Effective January 1, 1999, the Company changed its accounting policy related to the recognition of area director marketing agreement fees to one that recognizes such fees as revenue on a straight-line basis over the term of the agreement, which is ten years. Direct expenses attributable to the fees are classified as a prepaid and recognized as an expense over the same ten year term. The effect of the change in fiscal 1999 resulted in the deferral of $4,262,701 of net revenue previously recognized in prior years. Included in income for the three and nine months ended June 30, 2001 and 2000, was $129,036 and $387,108, respectively, of amortized deferred net revenue related to area director marketing agreement fees previously recognized prior to fiscal 1999.

2. COMMITMENTS AND CONTINGENCIES

    Other than the items discussed in our annual report on Form 10-KSB for the year ended September 30, 2000, there are no other pending material legal proceedings to which we are a party or to which our property is subject.

    There are various claims and lawsuits pending by and against the Company. The settlement of some of these claims and lawsuits may result in the acquisition of certain area director territories. In the opinion of the management, and supported by advice from legal counsel, these claims and lawsuits will not result in any material adverse effect in excess of amounts accrued in the accompanying consolidated financial statements.

    The Company is obligated to pay an opening commission to the area director who sold the franchise at the time the franchise opens for business. These commissions are expensed at the time the related franchise opens for business and are not accrued as a liability of the Company until that time. At

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

June 30, 2001, there were 842 domestic franchises sold but not yet open with related opening commissions totaling $2,730,650 ($2,295,875 at September 30, 2000).

    In 1999, the Company commenced a program called Owner in Training under which it provides financial assistance to store managers interested in owning their own franchise. The Company provided financial guarantees to such persons for start-up capital loans. Under the program, the Company has guaranteed three such loans totaling $565,000. As of June 30, 2001, there were no new candidates enrolled in this program.

    In April 2001, the Company was notified that one such person, for which a financial guarantee of $185,000 had been made in January 2000, was past due on their March 2001 payment. The lender has not placed the note in default and is working with the franchisee and the Company to find a new franchisee. The Company has determined that the market value of the store is in excess of the outstanding loan amount and therefore, no loss contingency has been recorded.

    In June 2001, the Quizno's National Marketing Fund Trust and the Quizno's Regional Marketing Fund Trust (together the 'marketing funds') entered into a $4,000,000 line of credit with Wells Fargo Bank West, N.A. which matures on January 31, 2002. The marketing funds collect a fee of 1% and 3%, respectively, of gross sales from our franchisees and deposit the funds into advertising funds that are used to develop advertising to attract customers to the restaurants and to create awareness of the Quizno's brand image. The Company has guaranteed this line of credit. As of August 3, 2001, $2,800,000 had been drawn against this line of credit.

3. LINE OF CREDIT

    On December 22, 1999 the Company closed on a line of credit loan and was loaned $3,350,000 by Merrill Lynch Business Financial Services, Inc. The loan bears interest at the 30 day Dealer Commercial Paper Rate plus 2.5% (equal to 9.15% at November 30, 2000). The maximum amount of the line of credit loan is $3,350,000, which maximum is reduced monthly based on a seven-year amortization. The line of credit loan is secured by a first security interest in the Company's aircraft. All amounts previously borrowed under the line of credit had been repaid as of June 30, 2001.

4. TENDER OFFER AND NOTE PAYABLE

    On November 13, 2000, the Company announced that it had commenced a tender offer to purchase all outstanding shares of its common stock, except for shares held by certain insiders, at a price of $8 per share, net in cash to the seller. The tender expired and the Company accepted the tendered shares as scheduled at midnight New York City time December 11, 2000.

    Prior to the tender there were approximately three million shares of common stock outstanding, of which approximately 51.6 percent were owned by Richard E. Schaden, the President and CEO of The Quizno's Corporation; Richard F. Schaden, Vice President, Secretary and a Director of The Quizno's Corporation; and Frederick H. Schaden, a Director of The Quizno's Corporation. The three Schadens did not tender their shares.

    As of March 31, 2001, 779,055 shares of Common Stock had been tendered for a total purchase price of $6,232,440. Direct costs related to the tender totaled $4,068,567, which included payment for the repurchase of 531,850 stock options and 415,056 warrants.

    In conjunction with the tender offer, the Company closed on a loan of $13,862,260 with Levine Leichtman Capital Partners II, L.P. ('LLCP'). The proceeds of the loan were used to prepay interest on the loan for one year in the amount of $1,862,260, to repurchase shares and pay costs associated with the tender offer and to increase working capital.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

    The promissory note bears interest at 13.25%, interest only payable monthly, with the first twelve months prepaid, and is due in full in October 2005. LLCP received warrants for 14% of the equity ownership of the Company. The warrants will be adjusted to 14% of the equity ownership after completion of any merger transaction prior to September 12, 2001. At December 31, 2000, the warrants were valued at $3,373,801 and were recorded on the balance sheet as Warrants Subject to Put and as deferred financing costs under Other Deferred Assets. The deferred financing costs will be amortized over the life of the note. The Company accounts for these warrants in accordance with Emerging Issues Task Force Issue No. 00-19. The value of the warrants will be adjusted quarterly based on the underlying value of the Company's Common Stock. Included in Amortization of Deferred Financing Costs for the three and nine months ended June 30, 2001 was $174,507 and $386,542, respectively, related to the amortization of this cost. The loan may be paid down to $7 million by September 12, 2001, with no penalty and with a corresponding reduction in the percent of warrants.

    The Company incurred and expensed $2,283,381 of financing costs related to the LLCP loan.

    The warrant agreement between the Company and LLCP states that upon the earlier to occur of the maturity date of the note or the repayment in full of all principal of the note, LLCP shall have the right, exercisable at its sole option, to require the Company to purchase the warrant shares at fair market value, regardless of whether the warrants have been exercised. Therefore, the Company followed the guidance in Staff Accounting Bulletins, Topic 3C -- Redeemable Preferred Stock. Although this guidance relates to preferred stock, the Company believes that any redeemable equity instrument, whose redemption is controlled by the holder, would fall under the intent of this guidance. As such, the Company determined the initial carrying value of $3,373,801 based upon the fair value at the date of issue and followed
Rule 5-02.28 of Regulation S-X in not classifying the equity instrument as stockholders' equity.

    In June 2001, the Company entered into a definitive merger agreement with a corporation formed by Richard E. Schaden and Richard F. Schaden, the Company's majority shareholders. Under the agreement, the new corporation will merge with the Company, and the shareholders of the Company (other than the Schadens and certain of their affiliates) will be entitled to receive $8.50 per share in cash. Completion of the merger is subject to approval by holders of a majority of the Company's outstanding common stock and receipt of a fairness opinion from the financial advisor retained by the Special Committee of the Board of Directors in connection with the proposed transaction. The acquirer may terminate the merger if there is a material change in the business of the Company or the transaction. The Schadens currently own approximately 67% of the Company's outstanding shares of common stock.

    The Company expects to file definitive proxy materials for the shareholder meeting and to act on the merger proposal as soon as practical.

5. STORES HELD FOR RESALE AND STORE OPERATIONS

    At September 30, 2000, the Company had one store classified as a store held for resale. In October 2000, the Company reclassified 20 stores as held for resale. During the quarter ended December 31, 2000, two stores were sold resulting in a gain on sale of $24,419. Also, during the quarter ended
December 31, 2000, the Company incurred costs of $61,147 related to lease settlements of stores closed. During the quarter ended March 31, 2001, the Company sold twelve stores and recorded a loss of $63,440. During the quarter ended June 30, 2001, the Company sold two stores and leased the assets of three stores to partnerships formed during the quarter. As of June 30, 2001, the Company had three stores classified as held for resale (including one partnership store), one of which was sold in August of 2001. The remaining stores held for resale are expected to be sold or closed in 2001.

    Included on the consolidated balance sheets in property and equipment and assets held for resale and intangible assets were the following amounts related to stores held for resale:

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                                                              JUNE 30,    SEPTEMBER 30,
                                                                2001          2000
                                                                ----          ----
Property and equipment......................................  $450,383       $157,689
Intangible assets...........................................     3,194         41,172
                                                              --------       --------
                                                               453,577        198,861
Accumulated depreciation and amortization...................   (40,469)        (4,282)
Reserve for impairment......................................   (51,774)         --
                                                              --------       --------
Net assets of stores held for resale........................  $361,334       $194,579
                                                              --------       --------
                                                              --------       --------

    Included in the consolidated statement of operations under Company Store Operations were the following amounts related to stores held for resale and Company stores:

STORES HELD FOR RESALE

                                          THREE MONTHS ENDED                 NINE MONTHS ENDED
                                    -------------------------------   -------------------------------
                                    JUNE 30, 2001    JUNE 30, 2000    JUNE 30, 2001    JUNE 30, 2000
                                    -------------    -------------    -------------    -------------
Sales.............................    $ 303,218         $   --         $ 2,762,189       $ 103,153
                                      ---------         --------       -----------       ---------
Cost of sales.....................      (96,880)            (132)         (874,902)        (43,207)
Costs of labor....................      (89,831)            (500)         (756,808)        (41,075)
Other store expenses..............     (212,511)         (57,399)       (1,640,760)       (174,645)
                                      ---------         --------       -----------       ---------
    Store expenses................     (399,222)         (58,031)       (3,272,470)       (258,927)
                                      ---------         --------       -----------       ---------
Net loss from stores held for
  resale..........................    $ (96,004)        $(58,031)      $  (510,281)      $(155,774)
                                      ---------         --------       -----------       ---------
                                      ---------         --------       -----------       ---------

COMPANY STORES*

                                          THREE MONTHS ENDED                 NINE MONTHS ENDED
                                    -------------------------------   -------------------------------
                                    JUNE 30, 2001    JUNE 30, 2000    JUNE 30, 2001    JUNE 30, 2000
                                    -------------    -------------    -------------    -------------
Sales.............................   $ 2,014,022      $ 4,217,110      $ 7,910,756      $10,731,890
                                     -----------      -----------      -----------      -----------
Cost of sales.....................      (522,602)      (1,240,188)      (2,166,818)      (3,126,835)
Costs of labor....................      (377,120)        (929,278)      (1,547,294)      (2,376,331)
Other store expenses..............      (693,875)      (1,755,499)      (2,800,251)      (4,339,420)
                                     -----------      -----------      -----------      -----------
    Store expenses................    (1,593,597)      (3,924,965)      (6,514,363)      (9,842,586)
                                     -----------      -----------      -----------      -----------
Net income from Company stores....   $   420,425      $   292,145      $ 1,396,393      $   889,304
                                     -----------      -----------      -----------      -----------
                                     -----------      -----------      -----------      -----------

---------

* Includes Quizno's stores and certain non-Quizno's operations located at Denver International Airport.

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. At December 31, 2000, the Company determined that an impairment related to its carrying value of its assets held for resale was required and expensed $934,106. During the nine months ended June, 2001, the Company incurred actual losses on the sale of these stores in the amounts of $882,332, which was charged to the impairment reserve.

    Also, during the quarter ended December 31, 2000, the Company determined that an impairment was required for certain equipment and inventory and expensed a total of $59,526. During the quarter ended June 30, 2001, the Company determined that an impairment was required, primarily for certain software assets, and expensed a total of $276,135.

    During the quarter ended June 30, 2001, we provided certain Company store managers an opportunity to participate in the profits and losses of 18 company stores by forming partnerships in

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

which those managers have a 51% interest. The Company entered into franchise agreements with each partnership and leased the underlying furniture, fixtures and equipment for each store to the partnerships (although the Company continues to own the furniture, fixtures and equipment, and assumes an active role, along with our partners, in the store operations). Along with distributions from the partnerships, the Company now receives lease rental fees on the Company store assets and royalty fees. Included in continuing fees for the quarter ended
June 30, 2001, were royalties of $76,211 generated from these stores.

6. INVESTMENTS IN AREA DIRECTORSHIPS

    In the first three quarters of fiscal 2001, the Company reacquired four area director territories for $552,499, including related legal costs.

7. RELATED PARTY TRANSACTIONS

    At September 30, 2000, the Company had a note receivable from the Advertising Fund of $1,030,000. During the nine months ended June 30, 2001, the Advertising Fund repaid the outstanding principal balance along with accrued interest.

8. AMRESCO COMMERCIAL FINANCE, INC.

    In 1999, the Company entered into loan agreements with AMRESCO Commercial Finance, Inc. ('AMRESCO'), in which AMRESCO loaned the Company $14 million. The loan agreements provide, among other things, that if the Company wishes to secure additional indebtedness, it may do so as long as, after giving effect to such new indebtedness, the Company meets a minimum financial ratio.

    AMRESCO took the position that the LLCP indebtedness (see Note 4) would result in the Company not achieving the required minimum ratio. The Company and its outside financial advisors had previously calculated the effect of the LLCP financing and concluded that the Company would exceed the required minimum ratio, and responded accordingly to AMRESCO.

    In February 2001, the Company and AMRESCO agreed to resolve the dispute in exchange for the Company's prepayment of principle of approximately $1,518,000 and payment of a non-refundable credit enhancement of approximately $169,000. AMRESCO agreed to release its collateral interest in the assets of eleven Company-owned stores. In addition, the Company agreed to deposit into an escrow account approximately $1.1 million until the later of July 31, 2001 or the month the minimum ratio is met. The Company expects to achieve this by September 30, 2001 and have the escrowed funds released.

9. DISTRIBUTION OPERATIONS

    The Company's wholly owned distribution company subsidiary, American Food Distributors, Inc. ('AFD') commenced operations in January 2001 and is in the business of buying Quizno's proprietary products from the manufacturers and reselling those products to the unaffiliated company approved to distribute proprietary and other products to our franchisees. AFD has negotiated contracts with each manufacturer, and we will no longer receive licensing fees from those manufacturers. AFD will charge a mark-up on the products, which, in part, will replace the licensing fees, and, in part, will be paid to the marketing funds.

10. RECENT DEVELOPMENTS

    In June 2001, the Company entered into an agreement with a Canadian company that is the Company's master franchisee in Canada and its principal owner to provide management services and

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

other assistance to the master franchisee. At this time, the Canadian master franchise is financially distressed. In consideration for these services, the Company will be paid certain management fees and will be issued 20% of the outstanding capital stock of the master franchisee on a fully diluted basis. The Company will also be reimbursed for the costs of certain of our services. In August 2001, the principal owner of the master franchisee granted the Company, subject to certain conditions, a series of options to purchase from it up to an additional 31% of the outstanding capital stock of the master franchisee on a fully diluted basis at a cost determined by various valuation methods that depend upon when the options are exercised. This last option in the series will expire on December 31, 2003. As of June 30, 2001, there were 122 restaurants in Canada.

    During the quarter ended June 30, 2001, the Company incurred $162,502 of expenses related to the start-up of this venture.

11. RESTATEMENT

    Net income has been restated to reflect the tax effected expensing of start-up costs originally expensed in the quarter ended December 2000 in September 30, 2000, the reversal of an impairment in December 2000 and the accelerated depreciation of these costs over five quarters starting in December 2000 and the correction of the amortization of area director territories. These adjustments had the following effect:

                                                                              FULLY DILUTED
                                                             BASIC EARNINGS    EARNINGS PER
QUARTER ENDED JUNE 30, 2001                    NET INCOME      PER SHARE          SHARE
---------------------------                    ----------      ---------          -----
As previously reported June 30, 2001.........  $   497,060       $ 0.21           $ 0.16
Restatement adjustment.......................      (31,767)       (0.01)           (0.01)
                                               -----------       ------           ------
As restated June 30, 2001....................  $   465,293       $ 0.20             0.15
                                               -----------       ------           ------
                                               -----------       ------           ------

NINE MONTHS ENDED JUNE 30, 2001
-------------------------------
As previously reported June 30, 2001.........  $(1,224,256)      $(0.49)          $(0.49)
Restatement adjustment.......................       91,572         0.04             0.04
                                               -----------       ------           ------
As restated June 30, 2001....................  $(1,132,684)      $(0.45)          $(0.45)
                                               -----------       ------           ------
                                               -----------       ------           ------

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

    Certain of the information discussed in this quarterly report, and in particular in this section entitled 'Management's Discussion and Analysis or Plan of Operation,' are forward-looking statements that involve risks and uncertainties that might adversely affect our operating results in the future in a material way. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the U.S. and the other countries in which we franchise restaurants, costs of fuel and energy, costs of labor and employee benefits, costs of marketing, the success or failure of marketing efforts, costs of food and non-food items used in the operation of the restaurants, intensity of competition for locations and franchisees as well as customers, perception of food safety, spending patterns and demographic trends, legal claims and litigation, the availability of financing for us and our franchisees at reasonable interest rates, the availability and cost of land and construction, legislation and governmental regulations, and accounting policies and practices. Many of these risks are beyond our control. In addition, specific reference is made to the 'Risk Factors' section contained in our Prospectus, dated January 9, 1998, included in the Registration Statement on Form S-3 filed by our company (Registration No. 333-38691).

    The principal sources of our income are continuing fees, initial franchise fees, and, historically, area director marketing and master franchise fees. These sources are subject to a variety of factors that could adversely impact our profitability in the future, including those mentioned in the preceding paragraph. The continued strength of the U.S. economy is a key factor to the restaurant business because consumers tend to immediately reduce their discretionary purchases in economically difficult times. An economic downturn would adversely affect all three of the sources of income identified above. Because our franchises are still concentrated in certain regions of the U.S., regional economic factors could adversely affect our profitability. Weather, particularly severe winter weather, will adversely affect royalty income and could affect the other sources cited above. Culinary fashions among Americans and people in other countries in which we franchise the restaurants will also impact our profitability. As eating habits change and types of cuisine move in and out of fashion, our challenge will be to formulate a menu within the Quizno's distinctive culinary style that appeals to an increasing market share. Finally, the intense competition in the restaurant industry continues to challenge participants in all segments of this industry.

    As our revenues from foreign operations become more significant, our profitability could be adversely impacted by international business risks and political or economic instability in foreign markets. While international operations involve risks that do not exist in domestic operations, such as adverse fluctuation in foreign exchange rates, monetary exchange controls, foreign government regulation of business relationships, and uncertainty of intellectual property protection, we believe that the potential rewards of expanding the market for our services to selected foreign countries far outweighs such risks.

OVERVIEW

    Our primary business is the franchising of Quizno's restaurants. As a franchisor, revenue is principally derived from: (1) continuing fees, (2) initial franchise fees, and (3) area director and master franchise fees. Continuing fees increase as the number of franchised restaurants open increase. Initial franchise fees are one-time fees paid upon the sale of a franchise and vary directly with the number of franchises we can sell and open. Area director and master franchise fees occur when a country or exclusive area is sold and are expected to decline as the number of remaining available markets declines. Effective January 1, 1999, we changed our accounting policy related to the recognition of area director marketing agreement fees to one that recognizes such fees as revenue on a straight-line basis over the term of the agreement, which is ten years. Each of these sources of revenue contributes to our profitability, but the relative contribution of each source will vary as we mature. Over time initial fees

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

and continuing fees will generate proportionately more revenue than area director and master franchise fees.

    For the nine months ended June 30, 2001, we incurred a loss before preferred dividends of $993,295, composed of income from franchise operations of $6,798,578, income from Company owned store and partnership store operations of $947,391 and less other income and expense and taxes totaling $(8,739,264). In the comparable period of fiscal 2000, we earned a profit before preferred dividends of $954,971, composed of income from franchise operations of $3,958,512, income from Company owned store operations of $733,530, and less other income and expense and taxes totaling $(3,737,071).

    The following chart reflects our revenue growth by source and number of restaurants for the three and nine month periods of fiscal 2001 compared to the comparable periods of fiscal 2000:

                                         THREE MONTHS                   NINE MONTHS ENDED
                                        ENDED JUNE 30,                      JUNE 30,
                                       -----------------     %          -----------------     %
                                        2001      2000     CHANGE        2001      2000     CHANGE
                                        ----      ----     ------        ----      ----     ------
                                                            ($ IN THOUSANDS)
Continuing fees......................  $ 8,011   $ 4,888      64%       $20,572   $12,396       66%
Initial franchise fees...............    1,603     1,443      11%         4,856     4,365       11%
Area director and master franchise
  fees...............................      434       335      29%           819       967     (15)%
Other................................      447       263      70%         1,192       812       47%
Interest.............................      168       128      32%           554       394       41%
                                       -------   -------    ----        -------   -------   ------
Total franchise revenue..............   10,663     7,057      51%        27,993    18,934       48%
Sales by Company owned stores........    2,014     4,217    (52)%         7,911    10,732     (26)%
Sales by Stores held for resale......      303     --        100%         2,762       103    2,578%
                                       -------   -------    ----        -------   -------   ------
Total Revenue........................  $12,980   $11,274      15%       $38,666   $29,769       30%
                                       -------   -------    ----        -------   -------   ------
                                       -------   -------    ----        -------   -------   ------
Earnings before interest expense,
  income taxes, depreciation and
  amortization and preferred stock
  dividends (EBITDA).................  $ 2,614   $ 1,542      69%       $ 3,316   $ 4,268     (22)%
                                       -------   -------    ----        -------   -------   ------
                                       -------   -------    ----        -------   -------   ------

                                    THREE MONTHS ENDED JUNE 30,       NINE MONTHS ENDED JUNE 30,
                                   ------------------------------   -------------------------------
                                        2001            2000             2001             2000
                                        ----            ----             ----             ----
Restaurants open, beginning......           1,159             792              972              634
New restaurants opened...........              92              94              303              282
Restaurants reopened.............               4               3                9                4
Restaurants closed, to reopen....              (9)             (1)             (19)              (4)
Restaurants closed,
  Quizno's(3)....................              (5)             (5)             (21)             (31)
Restaurants closed, Bains........              --              --               (3)              (2)
                                            -----             ---            -----              ---
Restaurants open, end............           1,241             883            1,241              883
                                            -----             ---            -----              ---
                                            -----             ---            -----              ---
Franchises sold, domestic........             185             130              445              314
Franchises sold, international...              13              12               21               49
                                            -----             ---            -----              ---
    Total sold...................             198             142              466              363
                                            -----             ---            -----              ---
                                            -----             ---            -----              ---
Initial franchise fees
  collected......................  $  3.5 million   $ 2.2 million   $  8.2 million   $  5.4 million
Systemwide sales, domestic.......  $106.9 million   $72.0 million   $280.3 million   $190.3 million
Avg. unit volume, domestic(1)....  $      389,000   $     365,000         --               --
Same store sales, domestic(2)....         Up 0.6%         Up 9.2%          Up 4.2%          Up 7.7%

                                                        (footnotes on next page)

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

(footnotes from previous page)

(1) Average unit volume is for the twelve months ended December 31, 2000 and 1999. Average unit volume excludes restaurants located in airports, convenience stores and gas stations and includes only restaurants open at least one year under the same ownership that are currently not in default.

(2) Same store sales are based on 574 stores open since the beginning of January 2000. Stores that transferred ownership during this period or are in substantial default of the franchise agreement are excluded. Because we are and will continue to be in an aggressive growth mode over the next few years, it is anticipated that same store sales will fluctuate as units are included from more start up markets. Excludes non-traditional units located in convenience stores and gas stations.

(3) Four of the five Quizno's closed in the quarter ended June 30, 2000 and two of the five Quizno's closed during the quarter ended June 30, 2001, were non-traditional locations. For the nine months ended June 30, 2000, 21 of the 31 Quizno's closed were non-traditional locations. For the nine months ended June 30, 2001, 6 of the 21 Quizno's closed were non-traditional locations. Non-traditional locations are convenience and gas units, hospitals, colleges, food courts, etc. We have changed our site criteria to approve such locations only when the demographics and unit economics for any such proposed unit are well above average.

RESULTS OF OPERATIONS

COMPARISON OF THE FIRST THREE QUARTERS OF FISCAL 2001 WITH THE FIRST THREE QUARTERS OF FISCAL 2000 AND THE THIRD QUARTER OF FISCAL 2001 WITH THE THIRD QUARTER OF FISCAL 2000

    Franchise revenue increased 51% in the third quarter of 2001 to $10,662,411 from $7,056,796 in the comparable quarter last fiscal year. In the first three quarters of fiscal 2001, franchise revenue increased 48% to $27,992,995 from $18,933,891 last year. Total revenue increased 15% in the third quarter of 2001 to $12,979,651 from $11,273,906 in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001, total revenue increased 30% to $38,665,940 from $29,768,934 last year.

    CONTINUING FEES increased 64% in the third quarter of 2001 to $8,010,904 from $4,887,736 in the third quarter of 2000. In the first three quarters of fiscal 2001, continuing fees increased 66% to $20,571,522 from $12,396,289 in fiscal 2000. Continuing fees are comprised of royalties, licensing fees and distribution fees.

    Royalty fees are a percentage of each franchisee's sales paid to us and will increase as new franchises open, as the average royalty percentage increases, and as average unit sales increase. At June 30, 2001 there were 1,236 franchises open, as compared to 849 at June 30, 2000. The royalty was 5% for agreements entered into prior to February 11, 1995, 6% for agreements entered into from February 11, 1995 to March 31, 1998, and 7% for all franchise agreements entered into after March 31, 1998. The royalty for Quizno's Express units is 8%. The royalty paid to us by master franchisees on international units is generally 2.1%. We have no immediate plans to increase the royalty rate.

    Royalty fees were $6,808,033 for the third quarter of fiscal 2001 compared to $4,181,260 for the same period last year, an increase of 63%. For the first three quarters of fiscal 2001, royalty fees were $17,481,495 compared to $10,475,293 for the same period last fiscal year, an increase of 67%.

    Licensing fees are fees generated through the licensing of the Quizno's trademark for use by others, which includes fees received from product companies to sell proprietary products to our restaurant system. Licensing fees were $0 in the third quarter of fiscal 2001 and $706,476 in the comparable fiscal 2000 quarter. For the first three quarters of fiscal 2001, licensing fees were $1,051,130 and $1,920,996 in the comparable fisca1 2000 period. Included in the fiscal 2000 first quarter were $200,000 of non-recurring licensing fees from Coca Cola Company related to a licensing agreement signed in April 1999.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

    In fiscal 2001, we began negotiating terms and prices directly with the manufacturers of our food products. We formed a new subsidiary, American Food Distributors, Inc. ('AFD'), began purchasing such products and, in turn, selling these products to an unaffiliated national distribution company who supplies our restaurants. We believe this will give us better control over our sources of proprietary products. As a result, licensing fee revenue has been replaced by distribution fees. Distribution fees were $1,202,871 in the third quarter of fiscal 2001 and $2,038,897 for the second and third quarters of fiscal 2001.

    INITIAL FRANCHISE FEES increased 11% in the third quarter of fiscal 2001 to $1,602,834 from $1,443,236 in the same fiscal quarter last year. For the first three quarters of fiscal 2001, initial franchise fees increased 11% to $4,856,307 from $4,365,343 in the same period last fiscal year. Initial franchise fees are one-time fees paid by franchisees at the time the franchise is purchased. Initial franchise fees are not recognized as income until the period in which all of our obligations relating to the sale have been substantially performed, which generally occurs when the franchise opens. Our share of initial franchise fees sold by foreign master franchises is recognized when received. In the first three quarters of fiscal 2001, we opened 303 franchises, including 28 international restaurants, as compared to 282 franchises opened, including 37 international restaurants, in the same period last fiscal year. Our domestic initial franchise fee has been $20,000 since 1994. Franchisees may purchase a second franchise for $15,000 and third and subsequent franchises for $10,000. The initial franchise fee for a Quizno's Express franchise is $10,000 for the first, $7,500 for the second, and $5,000 for the third and additional franchises purchased by the same franchisee. Our share of initial franchise fees for international restaurants is generally 30% of the franchise fee and will vary depending on the country and the currency exchange rate. Initial franchise fees for international restaurants are recognized as revenue on receipt.

    Domestic initial franchise fees collected by us are recorded as deferred initial franchise fees until the related franchise opens. Deferred initial franchise fees at June 30, 2001 were $13,979,606 and represent 842 domestic franchises sold but not yet in operation, compared to $8,930,151 at June 30, 2000 representing 567 domestic franchises sold but not open. Direct costs related to the franchise sale, primarily sales commissions paid to area directors, are deferred on our books and recorded as an expense at the same time as the related initial franchise fee is recorded as income. Deferred costs paid with respect to initial franchise fees deferred at June 30, 2001 were $2,309,450. Approximately 50% of all initial franchisee fees received by us for franchise purchases in area director markets are paid to area directors for sales and opening commissions.

    AREA DIRECTOR AND MASTER FRANCHISE FEES were $433,428 in the third quarter of fiscal 2001 and $335,306 in the same fiscal quarter last year. In the first three quarters of fiscal 2001, area director and master franchise fees were $819,111 and $967,028 in the same period last year. Revenue from domestic area director marketing agreement fees is recognized on a straight-line basis over the term of the agreement, which is ten years. Commissions paid to the area director upon the inception of the agreement are classified as a prepaid and recognized as an expense over the same ten year term.

    Deferred domestic area fees are one-time fees paid to us for the right to sell franchises on our behalf in a designated, non-exclusive area. Domestic area director fees recognized were $183,428 in the third quarter of fiscal 2001 and $175,306 in the comparable fiscal 2000 quarter. In the first three quarters of fiscal 2001, domestic area director fees recognized were $539,111 and $497,028 in the comparable fiscal 2000 period.

    The fee for U.S. areas was $.03 per person in the designated area through June 1996, $.035 from July 1996 through December 1996, $.05 from January 1997 through December 1997, $.06 from January 1998 through February 1998, and $.07 since March 1, 1998. In addition, each area director is required to pay a training fee of $10,000. In the first three quarters of fiscal 2001, we sold four area directorships for $501,493 compared to 6 sold in the first three quarters of fiscal 2000 for $292,400. At June 30, 2001, we

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

had a total of 61 area directors who owned areas encompassing approximately 65% of the population of the United States.

    International master franchise fees are one-time fees paid to us for the right to sell franchises in a designated, exclusive, international market. The master franchisee assumes all of our obligations and duties under the agreement. We recognize these fees when the agreement is signed. International master franchise fees were $250,000 in the third quarter of fiscal 2001 and $160,000 in the third quarter of fiscal 2000. For the first three quarters of fiscal 2001, international master franchise fees recognized were $280,000 and $470,000 in the comparable fiscal 2000 period.

    In the first quarter of fiscal 2000, we sold the master franchise rights to Switzerland for $300,000. A total of $20,000 of the fee was deferred until our training obligation is completed. We also recognized $30,000 of previously deferred international master franchise fees in the second quarter as we substantially completed our training obligations under the agreements. In the third quarter of fiscal 2000, we sold the master franchise rights to Iceland and Mexico, Venezuela, Peru, Dominican Republic and certain other Caribbean islands for a total of $180,000, of which $20,000 of these fees was deferred. In the third quarter of fiscal 2001, we sold the master franchise rights for South Korea for $250,000. Also, during the three quarters ended June 30, 2001, we recognized $30,000 of international master franchise fees related to previously deferred international master franchise fees for Iceland and the United Kingdom as we substantially completed our training obligations under the agreement.

    We offer domestic area director and master franchise applicants financing for the area fee. The amount financed is required to be paid to us in installments over five years at interest rates between 6% and 15%. The promissory notes are personally signed by the area director and, depending on the personal financial strength of the area director, secured by collateral unrelated to the area directorship. We also periodically offer payment plans to international master franchisee applicants. The five domestic and international areas sold in the first three quarters of fiscal 2001 used this financing for $293,693, representing 39% of the total domestic area director fees and international master franchise fees received or financed in fiscal 2001. Of the nine domestic and international areas sold in the first three quarters of fiscal 2000, three used this financing for $296,357, representing 38% of the total domestic area director fees and international master franchise fees received or financed in fiscal 2000.

    The area director and master franchise agreements set increasing minimum performance levels that require the area director or master franchisee to sell and open a specified number of franchised restaurants in each year during the term of the area agreement. Our experience with the program to date indicates that while some area directors and master franchisees will exceed their development schedules, others will fail to meet their schedules. In our planning, we have allowed for a certain percentage of area directors and master franchisees that will not meet their development schedule. Delays in the sale and opening of restaurants can occur for many reasons. The most common are delays in the selection or acquisition of an appropriate location for the restaurant, delays in negotiating the terms of the lease and delays in franchisee financing. We may terminate an area or master agreement if the area director or master franchisee fails to meet the development schedule, and we then have the right to resell the territory to a new area director or master franchisee or we can operate it.

    Since 1999, we have repurchased 21 area directorships for a total of $4,991,712, of which four were purchased in fiscal 2001 for $552,499. As a result of such repurchases, we no longer have to pay the area director sales, opening and royalty commissions. The purchase price is recorded as a prepaid commission and then expensed over the remaining term of the underlying franchise agreements. If the franchise closes, or the royalty from any location is impaired, the remaining prepaid royalty commission related to the specific unit is expensed. At September 30, 2000, there were 146 franchises open and 88 franchises sold not open, in repurchased area director territories. During fiscal 2000, we expensed $134,912 for amortization of prepaid commissions related these franchises and expensed another $6,749 representing the unamortized balance related to one such franchise closed. At June 30, 2001, there were

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

212 franchises open and 19 franchises sold not open, in repurchased area director territories. During the nine months ended December 31, 2000, we expensed $243,072 for amortization of prepaid commissions related these franchises and expensed another $41,220 representing the unamortized balance related to four such franchises closed.

    OTHER REVENUE increased by 70% in the third quarter of fiscal 2001 to $447,007 from $262,651 in the third quarter of fiscal 2000. For the first three quarters of fiscal 2001, other revenue increased by 47% to $1,192,105 from $811,272 in the comparable fiscal 2000 period. Other revenue is primarily amounts paid by equipment suppliers for design and construction, franchise transfer fees and net bookkeeping fees charged franchisees that utilize our designated bookkeeping services provider. Amounts paid by equipment suppliers were $189,513 in the third quarter of fiscal 2001 compared to $127,500 in the third quarter of fiscal 2000. For the first three quarters of fiscal 2001, amounts paid by equipment suppliers were $520,013 compared to $475,658 in the first three quarters of fiscal 2000. This amount will vary based on new store openings. Franchise transfer fees increased in the third quarter of fiscal 2001 to $150,000 from $80,000 in the third quarter of fiscal 2000. For the first three quarters of fiscal 2001, franchise transfer fees were $331,000 compared to $172,500 in the first three quarters of fiscal 2000. Since 1995, our franchise agreement requires all new franchisees to utilize our bookkeeping services, or a firm designated by us to provide bookkeeping services, for their first 12 months of operations. Net bookkeeping fees were $26,266 in the third quarter of fiscal 2001 compared to $32,394 in the third quarter of fiscal 2000. For the first three quarters of fiscal 2001, net bookkeeping fees were $104,558 compared to $86,764 in the first three quarters of fiscal 2000. Bookkeeping fees are paid by the franchisee to the Company and then remitted on to the bookkeeping service designated by the Company. These fees represent the amounts retained by the Company to administer the bookkeeping function. Included in the first three quarters of fiscal 2001 was $75,036 of fees received from a vendor related to our inventorying of equipment packages received at new stores.

    SALES AND ROYALTY COMMISSIONS expense increased 29% in the third quarter of fiscal 2001 to $2,686,002 (32% of royalty and initial franchise fee revenue) from $2,080,141 (37% of royalty and initial franchise fee revenue) in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001 sales and royalty commissions expense increased 30% to $7,451,502 (33% of royalty and initial franchise fee revenue) from $5,720,677 (39% of royalty and initial franchise fee revenue) in the comparable period last fiscal year. Sales and royalty commissions are amounts paid to our domestic area directors, commissions paid to other sales agents and employees, and costs related to sales promotions and incentives. Sales and royalty commission expense declined in 2001 as a percentage of royalty and initial franchise fee revenue due to the repurchase and reacquisition of certain area directorships. Our domestic area directors receive commissions equal to 50% of the initial franchise fees and 40% of royalties received by us from franchises sold, opened, and operating in the area director's territory. In exchange for these payments, the area director is required to market and sell franchises, provide location selection assistance, provide opening assistance to new franchisees, and perform monthly quality control reviews at each franchise open in the area director's territory.

    The area director is entitled to receive commissions during the term of the area director marketing agreement and in some cases, upon expiration of the area director agreement, the commission paid is reduced to 1% of sales for 5 years or longer depending on the area director agreement.

    Our foreign master franchisees retain 70% of initial fees, area director fees and royalties paid from franchises sold, open and operating in the master franchisee's territory, except the Canadian master franchisee who retained 100% of initial franchise fees in 1998 only, the United Kingdom master franchisee who will retain 85% of the initial franchise fees through December 31, 2001 and the Costa Rican master franchisee who will retain 100% of all initial franchise fees. Under the master franchise agreement, we have no obligation to provide services that will result in any incremental cost to us, other than an initial training trip to the country by an employee of ours.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

    GENERAL AND ADMINISTRATIVE expenses increased 42% to $5,101,499 in the third quarter of fiscal 2001 from $3,600,333 in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001, general and administrative expenses increased 48% to $13,742,915 from $9,254,702 in the first three quarters of fiscal 2000. As a percent of franchise revenue, general and administrative expenses have decreased from 51% in the third quarter of fiscal 2000 to 48% in the third quarter of fiscal 2001. As a percent of franchise revenue, general and administrative expenses have remained the same at 49% for the three quarters ending June 30, 2000 and 2001. General administrative expenses include all of our operating costs. The increase in costs is primarily due to the addition of employees and systems to service the rapidly growing network of our franchisees and area directors. In addition, the increase for the first three quarters of fiscal 2001 includes certain non-recurring expenses related to the completion of certain information technology initiatives along with calendar year bonuses accrued as of December 31, 2000. Although general and administrative expenses will likely continue to increase as we grow, we expect the rate of increase to decline.

    COMPANY OWNED STORE OPERATIONS (excluding stores held for resale) earned $420,425 on sales of $2,014,022 in the third quarter of fiscal 2001 compared to $292,145 on sales of $4,217,110 in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001, Company owned stores earned $1,396,393 on sales of $7,910,756 compared to $889,304 on sales of $10,731,890 in the first three quarters of fiscal 2000. During the first three quarters of fiscal 2001, we operated stores for a total of 122.4 store operating months, compared to
280.5 store operating months in the first three quarters of fiscal 2000. Sales per store month increased 69% in 2001 to $64,630 from $38,260 in 2000 primarily due to the acquisition of restaurants and other operations at Denver International Airport in November 1999. During the quarter ended June 30, 2001, we provided certain Company store managers an opportunity to participate in the profits and losses of 18 company stores by forming partnerships in which those managers have a 51% interest. We entered into franchise agreements with each partnership and leased the underlying furniture, fixtures and equipment for each store to the partnerships (although we continue to own the furniture, fixtures and equipment, and assumes an active role, along with our partners, in the store operations). Along with distributions from the partnerships, we now receive lease rental fees on the Company store assets and royalty fees. Included in continuing fees for the quarter ended June 30, 2001, were royalties of $76,211 generated from these eighteen stores (three of these stores were previously classified as stores held for resale). Also, during the quarter ended June 30, 2001, we received $61,279 of distributions and lease fees from these stores. At June 30, 2001, we had 3 operating Company stores, including the Cowboy Bar at Denver International Airport (35 at June 30, 2000).

    STORES HELD FOR RESALE lost $96,004, on sales of $303,218, in the third quarter of fiscal 2001 compared to a loss of $58,031 on sales of $0 in the third quarter of fiscal 2000. For the first three quarters of fiscal 2001, stores held for resale lost $510,281 on sales of $2,762,189 compared to a loss of $155,774 on sales of $103,153 in the first three quarters of fiscal 2000. At
September 30, 2000, we operated one store held for resale. In October 2000, we reclassified 20 stores as held for resale. In the comparable period of fiscal 2000 we operated two stores held for resale. During the first three quarters of fiscal 2001, we sold 16 stores held for resale and leased the assets of three stores to partnerships formed during the quarter. At June 30, 2001, we had three stores classified as held for resale (including one partnership store), of which one store was sold in August 2001. The remaining stores held for resale are expected to be sold or closed in 2001.

    NEW COMPANY START-UP COSTS were $186,878 in the first quarter of fiscal 2001. These costs relate to the start-up of AFD, a subsidiary of ours that purchases and sells food products. These costs were primarily consulting costs to set-up administrative and accounting systems and to finalize the distribution contracts. In June 2001, the Company entered into an agreement with a Canadian company that is our master franchisee in Canada and its principal owner to provide management services and other assistance to the master franchisee. At this time, the Canadian master franchise is financially

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

distressed. During the quarter ended June 30, 2001, the Company incurred $162,502 of expenses, primarily legal and administrative costs, related to the start-up of this venture.

    IMPAIRMENT OF LONG-LIVED ASSETS was $993,632 in the first quarter of fiscal 2001. During the first quarter of fiscal 2001, we determined that an impairment related to our carrying value of our assets held for resale was required and expensed $934,106. Also, during the first quarter, we determined that an impairment was required for certain equipment and inventory and we expensed a total of $59,526. During the quarter ended June 30, 2001, the Company determined that an impairment was required, primarily for certain software assets, and expensed a total of $276,135.

    FINANCING COSTS were $7,916 and $2,283,381 in the third quarter and first three quarters of fiscal 2001, respectively. In December 2000, we closed on a loan of $13,862,260 with Levine Leichtman Capital Partners II, L.P. ('LLCP'). The proceeds of the loan were used to prepay interest on the loan for one year in the amount of $1,862,260 and to repurchase shares and pay costs associated with the tender offer. The financing costs were primarily legal, consulting and closing costs related to the LLCP loan.

    LOSS ON SALE OF COMPANY STORES was $4,409 and $104,576 in the third quarter and first three quarters of fiscal 2001, respectively. During the quarter ended December 31, 2000, two stores were sold resulting in a gain on sale of $24,419. Also, during the first quarter, we incurred costs of $61,147 related to lease settlements of stores closed. During the quarter ended March 31, 2001, we sold twelve stores held for resale and recorded a loss of $63,439. During the quarter ended June 30, 2001, we incurred $4,409 of costs related to stores closed in a prior quarter. The fiscal 2000 loss was $43,595 resulting from the December 1999 sale of one store held for resale.

    PROVISION FOR BAD DEBTS was $75,116 in the third quarter of fiscal 2001 and $33,817 in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001 the provision for bad debts was $215,438 and $247,302 in the first three quarters of fiscal 2000. As of June 30, 2001, we had an allowance for doubtful accounts of $398,420 that we believe is adequate for future losses.

    DEPRECIATION AND AMORTIZATION was $593,630 in the third quarter of fiscal 2001 and $514,417 in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001, depreciation and amortization was $1,838,848 and $1,380,425 in the first three quarters of fiscal 2000. The increase is primarily due to the acquisition and development of new Company owned restaurants, primarily the operations at Denver International Airport, the repurchase and reacquisition of area director territories since December 31, 1999 and the acceleration of depreciation associated with certain assets that will be replaced by December 31, 2001.

    AMORTIZATION OF DEFERRED FINANCING COSTS was $288,885 in the third quarter of fiscal 2001 and $18,925 in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001, amortization of deferred financing costs was $538,840 and $56,611 in the first three quarters of fiscal 2000. The increase is attributable to the amortization of the deferred financing costs associated with the loan of $13,862,260 from Levine Leichtman Capital Partners II, L.P. in the first quarter of fiscal 2001. For the quarter and the first three quarters of fiscal 2001, this amortization totaled $174,507 and $386,542, respectively.

    INTEREST EXPENSE was $922,820 in the third quarter of fiscal 2001 and $467,658 in the comparable quarter last fiscal year. For the first three quarters of fiscal 2001, interest expense was $2,515,205 and $1,392,960 in the first three quarters of fiscal 2000. The increase is primarily attributable to the increase in outstanding debt. On January 26, 2000, we closed on a loan in the amount of $3,180,000 from GE Capital Business Asset Funding. The loan bears interest at 9.53% and is payable in equal monthly installment of $52,023 for 5 years. Also, on December 12, 2000, we closed on a loan of $13,862,260 with LLCP. The proceeds of the loan were used to prepay interest on the loan for one year in the amount of $1,862,260 and to repurchase shares and pay costs associated with our tender offer. The promissory note bears interest at 13.25%, interest only payable monthly, and is due in full in October 2005.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

    OTHER EXPENSE was $120,193 in the third quarter of fiscal 2001 and $34,505 in the comparable quarter last fiscal year. For the first three quarters fiscal 2001, other expense was $207,194 and $132,721 in the first three quarters of fiscal 2000. The fiscal 2001 expense was primarily pre-opening related costs, one-time project proposal costs and a sales and use tax assessment. The fiscal 2000 expense was primarily acquisition-related costs.

    INCOME TAX (PROVISION) BENEFIT was a provision of $299,332 in the third quarter of fiscal 2001 and a provision of $180,912 in the comparable quarter of fiscal 2000. For the first three quarters of fiscal 2001, the income tax benefit was $583,365 compared to an income tax provision of $483,457 in the first three quarters of fiscal 2000. Our taxable income has historically exceeded our book income primarily because initial franchise fees we receive are taxable income in the year received and are book income in the year the franchise opens. Consequently, we will not pay income taxes on this income when it is recognized for financial reporting purposes. In the first quarter of fiscal 1999, we used all of our tax net operating loss carryforwards and incurred a tax liability. Accordingly, we reduced the amount recorded as an impairment of our deferred tax asset in prior years and recorded the tax benefit of prior years net operating losses. Subsequent to December 31, 1998, our provision for income taxes was recorded at 37%.

LIQUIDITY AND CAPITAL RESOURCES

    NET CASH PROVIDED BY OPERATING ACTIVITIES was $8,650,045 in the first three quarters of fiscal 2001 compared to cash provided by operating activities of $2,529,227 in the first three quarters of fiscal 2000. The fiscal 2001 amount of $8,650,045 was primarily due to an increase in deferred initial franchise fees of $3,873,155 and an increase in accounts payable and accrued liabilities of $5,352,422. These increases were partially offset by a decrease in cash flow of $953,784 related to income taxes payable and a decrease in cash flow of $2,936,082 related to accounts receivable. The increase in cash flow from operations associated with accounts payable and accrued liabilities and the decrease associated with accounts receivable was due primarily to our AFD operations and the favorable payment terms negotiated with the company that purchases proprietary products from us and resells those products to our franchisees.

    NET CASH USED IN INVESTING ACTIVITIES was $1,268,652 in the first three quarters of fiscal 2001 compared to cash used in investing activities of $14,714,607 in the first three quarters of fiscal 2000. The fiscal 2001 amount of $1,268,652 was primarily due to an increase in short-term investments and restricted cash of $1,227,728 and the purchase of property and equipment and area director territories for $2,267,202, partially offset by the proceeds of $1,442,261 from the sale of Company stores and principle payments received on notes receivable, net of new notes issued, of $1,368,274.

    NET CASH USED IN FINANCING ACTIVITIES was $1,149,049 in the first three quarters of fiscal 2001 compared to cash provided by financing activities of $12,224,104 in the first three quarters of fiscal 2000. The fiscal 2001 amount of $1,149,049 was primarily due to the payment of $9,981,427 related to the repurchase of 779,055 shares of Common Stock tendered in fiscal 2001 and the principle payments of $3,026,473 on long term obligations, partially offset by the loan proceeds of $12,000,000 received from LLCP.

    In the second quarter of 1998, we tested a program under which our Area Directors had the right to elect to have all future franchisee leases in the Area Director's territory signed by The Quizno's Realty Company ('QRC'), a wholly owned subsidiary of ours. As a condition of the lease, the landlord agrees not to look beyond QRC for payments. These locations would then be subleased by QRC to the franchisee, whose personal liability is limited to one year. The franchisee pays QRC an indemnification fee of $165 per month, pays a one-time lease-processing fee to QRC of $2,200, and pays a security deposit to QRC equal to two months rent. Effective March 1, 1998, we transferred cash and other assets having a book value of approximately $500,000 to QRC in exchange for stock and a promissory note.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

As of June 30, 2001, 11 leases had been executed under this program and one other lease guaranteed. The franchisee has defaulted on the rents due on two of these locations, for which we do not have replacement franchisees. We expect to negotiate buyouts of these leases between the landlords, the franchisees and, possibly, us. Our share of any such buyout is expected to be immaterial.

    On December 22, 1999 we closed on a line of credit loan and were funded $3,350,000 by Merrill Lynch Business Financial Services, Inc. The loan bears interest at the 30 day Dealer Commercial Paper Rate plus 2.5% (equal to 9.15% at November 30, 2000). The maximum amount of the line of credit loan is $3,350,000, which maximum is reduced monthly based on a seven-year amortization. The line of credit loan is secured by a first security interest in our aircraft. All amounts previously borrowed under the line of credit had been repaid as of June 30, 2001.

    At September 30, 2000, we had a note receivable from the Advertising Fund of $1,030,000. During the nine months ended June 30, 2001, the Advertising Fund repaid the outstanding principal balance along with accrued interest.

    In June 2001, the Quizno's National Marketing Fund Trust and the Quizno's Regional Marketing Fund Trust (together the 'marketing funds') entered into a $4,000,000 line of credit with Wells Fargo Bank West, N.A. which matures on January 31, 2002. The marketing funds collect a fee of 1% and 3%, respectively, of gross sales from our franchisees and deposits the funds into advertising funds that are used to develop advertising to attract customers to the restaurants and to create awareness of the Quizno's brand image. We have guaranteed this line of credit. As of August 3, 2001, $2,800,000 had been drawn against this line of credit.

    On November 13, 2000, we announced that we had commenced a tender offer to purchase all outstanding shares of our common stock, except for shares held by certain insiders, at a price of $8 per share, net in cash to the seller. The tender expired as scheduled at midnight New York City time December 11, 2000.

    Prior to the tender there were approximately three million shares of common stock outstanding, of which approximately 51.6 percent were owned by Richard E. Schaden, the President and CEO of The Quizno's Corporation; Richard F. Schaden, Vice President, Secretary and a Director of The Quizno's Corporation; and Frederick H. Schaden, a Director of The Quizno's Corporation. The three Schadens did not tender their shares.

    As of June 30, 2001, 779,055 shares of Common Stock had been tendered for a total purchase price of $6,232,440. Direct costs related to the tender totaled $4,068,567, which included payment for the repurchase of 531,850 stock options and 415,056 warrants.

    In conjunction with the tender offer, the Company closed on a loan of $13,862,260 with LLCP. The proceeds of the loan were used to prepay interest on the loan for one year in the amount of $1,862,260, to repurchase shares and pay costs associated with the tender offer and to increase working capital. The promissory note bears interest at 13.25%, interest only payable monthly, with the first twelve months prepaid, and is due in full in October 2005. LLCP received warrants for 14% of the equity ownership of the Company. The warrants will be adjusted to 14% of the equity ownership after completion of any merger transaction prior to September 12, 2001. At December 31, 2000, the warrants were valued at $3,373,801 and were recorded on the balance sheet as Warrants Subject to Put and as deferred financing costs under Other Deferred Assets. The deferred financing costs will be amortized over the life of the note. We accounted for these warrants in accordance with Emerging Issues Task Force Issue No. 00-19. The value of the warrants will be adjusted quarterly based on the underlying value of our Common Stock. Included in Amortization of Deferred Financing Costs for the quarter and nine months ended March 31, 2001 was $174,507 and $386,542, respectively, related to the amortization of this cost. The loan may be paid down to $7 million by September 12, 2001, with no penalty and with a corresponding reduction in the percent of warrants.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

    The Company incurred and expensed $2,283,381 of financing costs related to the LLCP loan.

    In June 2001, we entered into a definitive merger agreement with a corporation formed by Richard E. Schaden and Richard F. Schaden, our majority shareholders. Under the agreement, the new corporation will merge with us, and the shareholders of the Company (other than the Schadens and certain of their affiliates) will be entitled to receive $8.50 per share in cash. Completion of the merger is subject to approval by holders of a majority of our outstanding common stock and receipt of a fairness opinion from the financial advisor retained by the Special Committee of the Board of Directors in connection with the proposed transaction. The acquirer may terminate the merger if there is a material change in the business of the Company or the transaction. The Schadens currently own approximately 67% of our outstanding shares of common stock.

    We expect to file definitive proxy materials for the shareholder meeting and to act on the merger proposal as soon as practical.

    At September 30, 2000, we had one store reclassified as a store held for resale. In October 2000, we reclassified 20 stores as held for resale. During the quarter ended December 31, 2000, two stores were sold resulting in a gain on sale of $24,419. Also, during the quarter ended December 31, 2000, we incurred costs of $61,147 related to lease settlements of stores closed. During the quarter ended March 31, 2001, we sold twelve stores held for resale and recorded a loss of $63,439. During the quarter ended June 30, 2001, we sold two stores and leased the assets of three stores to partnerships formed during the quarter. As of June 30, 2001, we had three stores classified as held for resale (including one partnership store), one of which was sold in August of 2001. The remaining stores held for resale are expected to be sold or closed in 2001.

    We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. At December 31, 2000, we determined that an impairment related to our carrying value of our assets held for resale was required and expensed $934,106. During the quarter ended June 30, 2001, the Company determined that an impairment was required, primarily for certain software assets, and expensed a total of $276,135.

    In the first three quarters of fiscal 2001, we reacquired four area director territories for $552,499, inclusive of legal and other related costs.

    In 1999, we entered into loan agreements with AMRESCO Commercial Finance, Inc. ('AMRESCO'), in which AMRESCO loaned us $14 million. The loan agreements provide, among other things, that if we wish to secure additional indebtedness, we may do so as long as, after giving effect to such new indebtedness, we meet a minimum financial ratio.

    AMRESCO took the position that the LLCP indebtedness (see Note 4 of Notes to Consolidated Financial Statements) would cause us to not achieve the required minimum ratio. We, and our outside financial advisors, had previously calculated the effect of the LLCP financing and concluded that we would exceed the required minimum ratio, and responded accordingly to AMRESCO.

    In February 2001, we agreed to resolve the dispute with AMRESCO in exchange for our prepayment of principle of approximately $1,518,000 and a payment of a non-refundable credit enhancement of approximately $169,000. AMRESCO agreed to release its collateral interest in the assets of eleven Company-owned stores. In addition, we agreed to deposit into an escrow account approximately $1.1 million until the later of July 31, 2001 or the month the minimum ratio is met. We expect to achieve this by September 30, 2001 and have the escrowed funds released.

    In June 2001, we entered into an agreement with a Canadian company that is our master franchisee in Canada and its principal owner to provide management services and other assistance to the master franchisee. At this time, the Canadian master franchise is financially distressed. In consideration for these services, we will be paid certain management fees and will be issued 20% of the outstanding capital stock of the master franchisee on a fully diluted basis. We will also be reimbursed for the costs of

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OR PLAN OF OPERATION -- (CONTINUED)

certain of our services. In August 2001, the principal owner of the master franchisee granted us, subject to certain conditions, a series of options to purchase from it up to an additional 31% of the outstanding capital stock of the master franchisee on a fully diluted basis at a cost determined by various valuation methods that depend upon when the options are exercised. This last option in the series will expire on December 31, 2003. As of June 30, 2001, there were 122 restaurants in Canada.

    At June 30, 2001, we had no material commitments for capital expenditures. Capital expenditures for the first three quarters of fiscal 2001, are primarily Company store remodels and upgrades, office, computer and telephone equipment, and computer software. These capital expenditures were funded with cash generated from operations. As a franchisor, our business is not capital intensive. We can continue to sell and open new franchised units without any material additional capital expense. Company owned stores do require capital to develop, but we have no commitments to add new Company stores. Over both the short and long term we expect cash flow from operations to continue to increase as new franchises are added. Capital expenditures will be limited to Company store upgrades and office and systems related purchases. We do not anticipate using a significant amount of cash for acquisitions or area director repurchases, both of which are discretionary actions and can be timed to occur when cash and financing are available. We will continue to use cash to service our debt to Amresco, will also use cash to service the debt to LLCP funded in December 2000 for the purpose of completing the tender offer and merger, and will use the proceeds of the LLCP loan to fund the merger. Our liquidity and cash flow are expected to be sufficient to meet our business needs and to pay our debts over both the short and long term.

    As we have in the past, we will continue to consider acquisitions of other chains, the purchase of Quizno's restaurants from our franchisees, and the purchase of Quizno's area directorships from our area directors. From time to time, we will make offers and enter into letters of intent for such transactions subject to the completion of due diligence. In all such cases, we will identify the sources of cash required to complete such transactions prior to entering into a binding agreement.

    We have never paid cash dividends on our common stock and we do not anticipate a change in this policy in the foreseeable future.

                   THE QUIZNO'S CORPORATION AND SUBSIDIARIES
                       COMMISSION FILE NUMBER: 000-23174
                          QUARTER ENDED JUNE 30, 2001
                                  FORM 10-QSB
                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

    Other than the items discussed in our annual report on Form 10-KSB for the year ended September 30, 2000, there are no other pending material legal proceedings to which we are a party or to which our property is subject.

    There are various claims and lawsuits pending by and against us. The settlement of some of these claims and lawsuits may result in the acquisition or acquirement of certain area director territories. In the opinion of management, and supported by advice from legal counsel, these claims and lawsuits will not result in any material adverse effect in excess of amounts accrued in the accompanying consolidated financial statements.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits -- None

    (b) Reports on Form 8-K:

    Form 8-K, dated June 12, 2001 reporting in Item 5 that Brad A. Griffin, a member of the Board of Directors of the Registrant, has resigned from the Board effective June 12, 2001.

    Form 8-K, dated May 22, 2001 reporting in Item 5 that the Registrant has received a proposal to complete a second-step going private transaction that follows the Company's self-tender offer late last year.

    Form 8-K, dated May 16, 2001 reporting in Item 5 our operating results for the second quarter of fiscal 2001.

                                   SIGNATURES

    Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           THE QUIZNO'S CORPORATION

                                           By        /s/ JOHN L. GALLIVAN
                                               .................................
                                                       JOHN L. GALLIVAN
                                                   CHIEF FINANCIAL OFFICER
                                                   (PRINCIPAL FINANCIAL AND
                                                     ACCOUNTING OFFICER)

Denver, Colorado
October 31, 2001

                                                                         ANNEX G

                                   CONSENT OF
                      TUCKER ANTHONY SUTRO CAPITAL MARKETS

         We hereby consent to the inclusion of, reference to, and discussion of the following items in the Proxy Statement and Schedule 13E-3 filed in connection with the proposed merger of Firenze Corp. with and into The Quizno's Corporation (the "Company"):

         1. Our fairness opinion dated June 21, 2001 delivered to the Special Committee of the Board of Directors of the Company.

         2. Our asset-liability analysis dated June 21, 2001 delivered to the Board of Directors of the Company.

         3. Any and all of our financial materials presented to the Company or the Special Committee.

         4.  The use of our name.





                                  /s/ David Prokupek
                                  Tucker Anthony Sutro Capital Markets
October 9, 2001

                                                                     Appendix 1


                            THE QUIZNO'S CORPORATION
                                     PROXY
               SPECIAL MEETING OF SHAREHOLDERS, NOVEMBER 30, 2001
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            THE QUIZNO'S CORPORATION



   The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held on November 30, 2001 and the Proxy Statement and appoints Patrick E. Meyers and John L. Gallivan and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of The Quizno's Corporation ('Quizno's') which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Shareholders of the Company to be held at the Oxford Hotel, 1600 17th Street, Denver, Colorado 80202, on November 30, 2001, at 10:00 a.m. Mountain Time (the 'Special Meeting'), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.


   The Board of Directors recommends a vote FOR the listed proposal. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no specification is made, this Proxy will be voted FOR the proposal listed above. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof, as they determine in their sole discretion is in the best interest of the Quizno's.

1. To approve the agreement and plan of merger among Firenze Corp. and Quizno's (the 'Merger Agreement') and the merger pursuant to which Firenze Corp. will be merged with and into Quizno's and Quizno's will continue as the surviving corporation and whereby shares of Quizno's common stock issued and outstanding immediately prior to the merger, excluding shares beneficially owned by (1) Richard E. Schaden, (2) Richard F. Schaden, (3) certain of the Schadens' affiliates and family members, and (4) shareholders validly exercising their appraisal rights, will be converted into the right to receive $8.50 per share, in cash, without interest.

   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

                                                     Please print the name(s)
                                                     appearing on each share
                                                     certificate(s) over which
                                                     you have voting authority:

                                                     ...........................
                                                          (Print name(s) on
                                                            certificate)

                                                       Please sign your name:
                                                     ...........................
                                                      (Authorized Signature(s))

                                                     Date:  ....................